     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 13, 2001

                                                      REGISTRATION NO. 333-13302
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                 POST-EFFECTIVE


                                AMENDMENT NO. 1


                                       TO

                                    FORM F-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
              ETABLISSEMENTS DELHAIZE FRERES ET CIE "LE LION" S.A.
             (Exact Name of Registrant as Specified in Its Charter)

                               DELHAIZE BROTHERS
                        AND CO. "THE LION" ESTABLISHMENT
                (Translation of Registrant's Name into English)

              BELGIUM                                5411                              98-0226019
  (State or Other Jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   Incorporation or Organization)        Classification Code Number)              Identification No.)

                                RUE OSSEGHEM 53
                            B-1080 BRUSSELS, BELGIUM
                               011-32-2-412-2111
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                              R. WILLIAM MCCANLESS
                             DELHAIZE AMERICA, INC.
                              2110 EXECUTIVE DRIVE
                                 P.O. BOX 1330
                        SALISBURY, NORTH CAROLINA 28145
                                 (704) 633-8250
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                             ---------------------
                                With a copy to:

         MICHAEL E. DILLARD, P.C.                      EDWARD D. HERLIHY
AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.        WACHTELL, LIPTON, ROSEN & KATZ
           1700 PACIFIC AVENUE                        51 WEST 52ND STREET
                SUITE 4100                          NEW YORK, NEW YORK 10019
           DALLAS, TEXAS 75201                           (212) 403-1000
              (214) 969-2800

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON ANY DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON ANY DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 MARCH 26, 2001

                            [DELHAIZE AMERICA LOGO]

               PROPOSED SHARE EXCHANGE -- YOUR VOTE IS IMPORTANT

     The Boards of Directors of Etablissements Delhaize Freres et Cie "Le Lion" S.A., referred to in this document as Delhaize Group, and Delhaize America have agreed to a share exchange under which Delhaize America will become a wholly-owned subsidiary of Delhaize Group and Delhaize America shareholders will become shareholders of Delhaize Group. In the share exchange, each share of Delhaize America Class A and Class B common stock not already owned directly or indirectly by Delhaize Group will be exchanged for 0.40 Delhaize Group American Depositary Shares, or ADSs, or, at the option of a Delhaize America shareholder,
0.40 Delhaize Group ordinary shares. Each Delhaize Group ADS will represent one ordinary share of Delhaize Group. Delhaize Group intends to apply for listing of the Delhaize Group ADSs on the New York Stock Exchange under the symbol "DEG" and Delhaize Group ordinary shares are traded on Euronext Brussels under the symbol "DELB". Following the share exchange approximately 43.3% of Delhaize Group's ordinary shares will be held by former Delhaize America shareholders.

     We cannot complete the share exchange unless the Delhaize America shareholders vote to approve the share exchange and related proposals concerning amendments to the Articles of Incorporation of Delhaize America and a share dividend. Approval of the share exchange requires the affirmative vote of a majority of the outstanding Class A and Class B common stock of Delhaize America, each voting as a separate class. We have scheduled a special meeting for the shareholders to vote on the share exchange and the related matters.

     The Board of Directors of Delhaize America, acting upon the unanimous recommendation of a special committee of independent directors, has unanimously approved the share exchange and recommends that shareholders vote FOR the approval of the share exchange and the other matters to be considered at the special meeting.

     The share exchange should be tax-free to Delhaize America shareholders for United States federal income tax purposes, except with respect to cash received in lieu of fractional ADSs or ordinary shares.

     Your vote is very important. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote FOR the matters considered at the special meeting. If you do not return your card, or do not instruct your broker how to vote any shares held for you in your broker's name, the effect will be a vote AGAINST the share exchange.

     The date, time and place of the Delhaize America special meeting is as follows:

     April 25, 2001
     9:00 a.m.
     Hotel Inter-Continental
     111 East 48th Street
     New York, New York 10017


     FOR A DISCUSSION OF SIGNIFICANT MATTERS THAT SHOULD BE CONSIDERED BEFORE VOTING ON THE SHARE EXCHANGE, SEE "RISK FACTORS" BEGINNING ON PAGE 14.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR THE BELGIAN BANKING AND FINANCE COMMISSION HAS APPROVED THE SHARE EXCHANGE, THE DELHAIZE GROUP AMERICAN DEPOSITARY SHARES OR THE DELHAIZE GROUP ORDINARY SHARES OR THE FAIRNESS OR MERITS OF THE SHARE EXCHANGE OR HAS DETERMINED WHETHER THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     This document is dated March 26, 2001, and is first being mailed to Delhaize America shareholders on or about March 28, 2001. A supplement containing the updated financial information contained in this document in the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations of Delhaize Group", "Delhaize Group Unaudited Pro Forma Condensed Consolidated Financial Statements" and "Consolidated Financial Statements" will be mailed to Delhaize America shareholders prior to the special meeting to be held on April 25, 2001. FOR INFORMATION ON HOW DELHAIZE AMERICA SHAREHOLDERS MAY REQUEST DELIVERY OF THE SUPPLEMENT BY ELECTRONIC MEANS, SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 137.

                             DELHAIZE AMERICA, INC.
                              2110 EXECUTIVE DRIVE
                                 P.O. BOX 1330
                      SALISBURY, NORTH CAROLINA 28145-1330

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON APRIL 25, 2001

To the Shareholders of Delhaize America, Inc.:

     A Special Meeting of Shareholders of Delhaize America, Inc. will be held at the Hotel Inter-Continental, 111 East 48th Street, New York, New York, on Wednesday, April 25, 2001, at 9:00 a.m. local time, for the following purposes:

          1. To consider and vote upon a proposal to approve the Agreement and Plan of Share Exchange, dated November 16, 2000, between Delhaize America and Etablissements Delhaize Freres et Cie "Le Lion" S.A., under which it will acquire the outstanding shares of Delhaize America Class A and Class B common stock that it does not already own;

          2. Subject to the approval of the Agreement and Plan of Share Exchange, to consider and vote upon a proposal to amend the Articles of Incorporation of Delhaize America in order to increase the number of authorized shares of Class A common stock from 1,500,000,000 to 100,000,000,000 and to clarify the permissibility of the share dividend referred to in Proposal 3 below;

          3. Subject to the approval of the Agreement and Plan of Share Exchange and the amendments to the Articles of Incorporation described in Proposal 2 above, to consider and vote upon a proposal to approve a share dividend by which each holder of Delhaize America common stock would receive a dividend of 499 shares of Class A common stock for each share of Delhaize America common stock held; and

          4. To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     The close of business on March 2, 2001 has been fixed as the record date for the special meeting. Holders of Delhaize America common stock on the record date are entitled to notice of and to vote at the special meeting. Approval of the Agreement and Plan of Share Exchange requires the affirmative vote of a majority of the outstanding shares of Class A and Class B common stock, each voting as a separate class. Approval of the amendments to the Articles of Incorporation requires the affirmative vote of a majority of the shares of Class A and Class B common stock voting at the meeting, each voting as a separate class. Approval of the share dividend requires the affirmative vote of a majority of the outstanding shares of Class A common stock, voting as a separate class.

     A list of shareholders will be available for examination at the offices of Delhaize America in Salisbury, North Carolina, during normal business hours by any holder of Delhaize America Class A or Class B common stock for a period beginning two business days after the date of this notice and continuing through the time of the special meeting.

     Holders of Delhaize America common stock dissenting from Proposal 1 above regarding the approval of the Agreement and Plan of Share Exchange are entitled, if they comply with the provisions of Article 13 of the North Carolina Business Corporation Act, to be paid the fair value of their shares.

                                            By Order of the Board of Directors,

                                            Michael R. Waller
                                            Secretary

March 26, 2001

YOUR VOTE IS IMPORTANT. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD AND THUS ENSURE THAT YOUR SHARES WILL BE REPRESENTED AT THE SPECIAL MEETING. IF YOU DO ATTEND THE SPECIAL MEETING AND WISH TO VOTE IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                             QUESTIONS AND ANSWERS
                            ABOUT THE SHARE EXCHANGE

Q:    WHY HAVE DELHAIZE GROUP AND DELHAIZE AMERICA PROPOSED THE SHARE EXCHANGE?

A: Delhaize Group and Delhaize America believe that, with the continuing consolidation of the food retail industry, the share exchange will allow Delhaize Group and Delhaize America to better compete. The share exchange is expected to generate approximately EUR 23 million annually of pretax synergies, with savings resulting from synergies such as increased purchasing power, elimination of duplicative functions and the implementation of best practices across the companies. Delhaize Group is in the process of determining the best programs and practices of its companies with respect to key areas such as shrinkage reduction, procurement, risk management, administrative functions and information technology, and intends to implement and apply such best programs and practices across the companies. In addition, the share exchange will simplify the capital structure of the companies by consolidating the various classes of stock of the companies into one voting security that will be traded in both Europe and the United States. We believe that this will result in increased liquidity and visibility of Delhaize Group on a global basis and will benefit Delhaize Group and Delhaize America shareholders.

Q:    WHAT WILL DELHAIZE AMERICA SHAREHOLDERS RECEIVE IN THE SHARE EXCHANGE?


A: Holders of Delhaize America common stock will receive 0.40 Delhaize Group American Depositary Receipts, or ADRs, or, at the option of a Delhaize America shareholder, 0.40 Delhaize Group ordinary shares for each Delhaize America share that they own. If the Delhaize America shareholders approve the share dividend, Delhaize America and Delhaize Group will adjust the exchange ratio from 0.40 to 0.0008 by dividing 0.40 by 500 to reflect the share dividend. In order to elect to receive Delhaize Group ordinary shares in the share exchange, a shareholder will have to properly complete and submit an election form to the exchange agent on a timely basis. Please see pages 47-48 for a more detailed discussion.


Q:    WHAT IS A DELHAIZE GROUP ADR?


A: A Delhaize Group American Depositary Receipt, or ADR, is a certificate evidencing Delhaize Group American Depositary Shares, or ADSs, each of which represents one Delhaize Group ordinary share. Delhaize Group ADRs have been created to allow shareholders in the United States to hold and trade interests in Delhaize Group more easily after the share exchange. The Bank of New York will serve as the depositary for the ADR program and will issue the ADSs as well as be the record owner of the underlying Delhaize Group ordinary shares. Shareholders will be able to withdraw the Delhaize Group ordinary shares underlying the ADSs upon notice and payment of the applicable fee to the depositary. The fee is currently USD 5.00 for each 100 or fewer ADSs converted into Delhaize Group ordinary shares. For a detailed discussion of the ADRs, see pages 110-116.


Q: DELHAIZE GROUP AND DELHAIZE AMERICA ARE AFFILIATED. WHO REPRESENTS THE INTERESTS OF THE PUBLIC SHAREHOLDERS OF DELHAIZE AMERICA IN THIS PROCESS?

A: Because the proposed share exchange involves conflicts of interest due to Delhaize Group's ownership of Delhaize America shares and three executive officers of Delhaize Group being members of the Board of Directors of Delhaize America, the Board of Directors of Delhaize America formed a special committee of four independent directors to represent the interests of the public shareholders of Delhaize America in evaluating and negotiating the terms of the share exchange agreement. The Special Committee retained its own legal and financial advisors in connection with this transaction. The Special Committee has determined that the share exchange is fair to and in the best interests of the public shareholders of Delhaize America and has unanimously recommended to the full Board of Directors of Delhaize America that the share exchange be approved.

Q:    HOW DO I VOTE?

A: After carefully reading and considering the information contained in this document, please fill out, sign and mail your proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. In addition, you may attend the special meeting and vote your shares in person. In order to assure that we obtain your vote, please give your proxy as instructed on your proxy card even if you currently plan to attend the special meeting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE THEM FOR ME WITHOUT INSTRUCTIONS?

A: No. Your broker will not be able to vote your shares without instructions from you. Your broker will ask you for instructions on how to vote your shares and you should provide your broker with instructions on how to vote.

Q:    MAY I CHANGE MY VOTE AFTER SENDING IN A PROXY?


A: Yes. You may withdraw your proxy or change your vote by delivering a later-dated, signed notice of revocation or proxy card to the Secretary of Delhaize America at the address specified on page 22 before the special meeting. Alternatively, you may attend the special meeting and vote in person, which will revoke any earlier proxy you have given. If you hold shares through a broker or other nominee, you must follow the procedures established by your broker or nominee to change your vote.


Q:    WHAT SHAREHOLDER APPROVALS ARE NEEDED?

A: The approval of the share exchange requires the affirmative vote of a majority of the outstanding shares of both the Delhaize America Class A and Class B common stock, each voting as a separate class. The approval of the amendments to the Articles of Incorporation requires the affirmative vote of a majority of the shares of Delhaize America Class A and Class B common stock voting at the special meeting, each voting as a separate class. The approval of the share dividend requires the affirmative vote of a majority of the outstanding shares of Delhaize America Class A common stock, voting as a separate class.

Q:    DOES MY VOTE MATTER?

A: Yes, with respect to Class A common stock. As of the record date for the Delhaize America special meeting, Delhaize Group owned approximately 37% of the outstanding Class A common stock and approximately 56% of the outstanding Class B common stock. As part of the share exchange agreement, Delhaize Group has agreed to vote all of the Delhaize America shares it owns in favor of each of the proposals to be considered at the special meeting. As a result, approval of the share exchange and the proposed amendments to the Delhaize America Articles of Incorporation by the holders of Class B common stock is assured. However, the approval of the holders of Class A common stock is not certain, and we cannot complete the transaction without the approval of the holders of Class A common stock. Accordingly, please send in your signed proxy as soon as possible.

Q: WHY IS DELHAIZE AMERICA AMENDING ITS ARTICLES OF INCORPORATION AND DECLARING A SHARE DIVIDEND PRIOR TO THE SHARE EXCHANGE?

A: Delhaize America has declared a share dividend, subject to shareholder approval, to structure the share exchange in a manner that should be tax-free to Delhaize America shareholders as well as being tax-efficient to Delhaize Group. The amendments to the Articles of Incorporation are necessary so that Delhaize America will have a sufficient number of authorized shares of Class A common stock to complete the share dividend and to clarify that a share dividend of an equivalent number of Class A shares can be made to the holders of Class A and Class B common stock without triggering the superior dividend requirements currently applicable for Class A shares. The share dividend will be paid prior to the closing of the share exchange. Delhaize America will not effect the share dividend unless the share exchange will be completed. Delhaize Group will not effect the share exchange unless the share dividend is approved. If you are a public shareholder of Delhaize America, you will not be required to take any action with respect to the receipt of shares in the share dividend; your new shares will be represented by the certificates you currently hold and will be included in the share exchange along with your current shares.

Q:    WHERE WILL MY SHARES TRADE AFTER CLOSING?

A: Delhaize Group intends to list its ADSs on the New York Stock Exchange under the symbol "DEG". The Delhaize Group ordinary shares will continue to be listed on Euronext Brussels, the primary stock exchange in Belgium, under the symbol "DELB".

Q:    IS THE SHARE EXCHANGE TAXABLE?


A: We have structured the share exchange so that it should be tax-free to Delhaize America shareholders for United States federal income tax purposes. Generally, holders of Delhaize America common stock should not recognize any gain or loss for United States federal income tax purposes as a result of the share exchange, except with respect to cash received in lieu of fractional ordinary shares or ADSs. A condition to closing of the share exchange is the receipt by Delhaize Group and Delhaize America of an opinion of counsel that, although the matter is not free from doubt, the share exchange should qualify as a tax-free reorganization under the Internal Revenue Code. The opinion is not binding upon the Internal Revenue Service and, except with respect to certain issues related to
      Section 367(a) of the Internal Revenue Code, no ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the share exchange will be obtained. The form of this opinion is attached to this document as Annex E. For a detailed discussion of the tax consequences of the share exchange and this legal opinion, see pages 38-42. TAX MATTERS ARE VERY COMPLICATED AND YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE SHARE EXCHANGE TO YOUR PARTICULAR SITUATION.


Q:    HOW WILL FRACTIONAL SHARES BE TREATED IN THE SHARE EXCHANGE?

A: No fractional ADSs or ordinary shares will be issued in the share exchange. Each person who would otherwise be entitled to receive a fractional Delhaize Group ADS or ordinary share will receive cash in an amount equal to his or her ratable share of the proceeds of the sale by the exchange agent of the fractional ADSs and ordinary shares, respectively, which would have been issued in the share exchange. Those fractional interests will be aggregated into whole ADSs and ordinary shares and sold into the open market by the exchange agent after the last day on which the ordinary share election may be made.

Q:    AM I ENTITLED TO DISSENTERS' RIGHTS?


A: Yes. Under North Carolina law, Delhaize America shareholders will be entitled to dissenters' rights of appraisal in connection with the share exchange. The holders of Delhaize America common stock who dissent from the share exchange have the right to be paid the fair value of their shares as determined under the North Carolina Business Corporation Act. For a detailed description of your rights and the procedures you must follow if you decide to exercise these rights, see pages 42-45 and the excerpt from the North Carolina Business Corporation Act attached to this document as Annex D. Delhaize America shareholders who receive cash for their Delhaize America common stock as a result of exercising dissenters' rights will recognize gain or loss equal to the difference in the amount of cash received and the basis in their Delhaize America shares, see page 42.


Q:    WHAT WILL HAPPEN TO MY DIVIDENDS?

A: Prior to the share exchange, Delhaize America will continue to pay regular quarterly cash dividends on its Class A and Class B common stock, subject to any change that Delhaize America's Board of Directors may determine. After the share exchange, Delhaize Group expects to continue to pay the regular annual cash dividend on its ordinary shares, which will be distributed to Delhaize Group ADR holders by the depositary under the terms of the deposit agreement, subject to any change the Delhaize Group Board of Directors may determine. Delhaize Group will pay its annual dividend for 2000 in May 2001. If the share exchange is completed prior to such time, the former Delhaize America shareholders will receive the full Delhaize Group year 2000 dividend with respect to the Delhaize Group ordinary shares or Delhaize Group ADRs received in the share exchange. For information on the cash dividends paid by Delhaize America and Delhaize Group, see page 7.

Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the share exchange is completed, you will receive written instructions from the exchange agent on how to exchange your stock certificates for Delhaize Group ADRs or ordinary shares. Please do not send your stock certificates with your proxy.

Q:    WHEN DO YOU EXPECT THE SHARE EXCHANGE TO BE COMPLETED?

A: We are working to complete the share exchange as quickly as possible. We expect to complete the share exchange in the spring of 2001.

Q:    WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions regarding the share exchange or how to submit your proxy, you should call Delhaize America Investor Relations at (704) 633-8250 ext. 2529 or Delhaize Group Investor Relations at (011) 32-2-412-2948. In addition, Delhaize America shareholders may call Georgeson Shareholder Communications Inc., Delhaize America's proxy solicitor, toll-free at (800) 223-2064.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    1
Delhaize Group Summary Historical Financial Data............    8
Summary Pro Forma Financial Data............................   12
Comparative Per Share Data..................................   13
Risk Factors................................................   14
The Special Meeting.........................................   21
The Delhaize Group Extraordinary General Meeting............   24
The Share Exchange..........................................   25
Terms of the Share Exchange Agreement.......................   47
Other Matters to be Considered at the Special Meeting.......   54
Description of Delhaize Group's Business....................   56
Delhaize Group Selected Historical Financial Data...........   67
Management's Discussion and Analysis of Financial Condition
  and Results of Operations of Delhaize Group...............   70
Delhaize Group Unaudited Pro Forma Condensed Consolidated
  Financial Statements......................................   86
Delhaize Group Management and Ownership of Delhaize Group
  Shares....................................................  100
Related Party Transactions..................................  105
Exchange Rates..............................................  105
Description of Delhaize Group Ordinary Shares...............  106
Description of Delhaize Group American Depositary
  Receipts..................................................  110
Exchange Controls and Other Limitations Affecting Security
  Holders...................................................  117
Nature of Trading Market....................................  118
Taxation....................................................  120
Comparison of Rights of Delhaize America Shareholders and
  Delhaize Group Shareholders...............................  125
Legal Matters...............................................  136
Experts.....................................................  136
Future Shareholder Proposals................................  137
Where You Can Find More Information.........................  137

Index to the Consolidated Financial Statements..............  F-1
Annex A -- Agreement and Plan of Share Exchange
Annex B -- Opinion of Credit Suisse First Boston Corporation
Annex C -- Proposed Amendments to Delhaize America's
  Articles of Incorporation
Annex D -- Excerpt from the North Carolina Business
  Corporation Act
Annex E -- Form of opinion of Akin, Gump, Strauss, Hauer &
  Feld, L.L.P.


     This document incorporates important business and financial information about Delhaize America that is not included in or delivered with this document. Shareholders may obtain this information from Delhaize America without charge upon written or oral request to the following:

        Delhaize America, Inc.
        2110 Executive Drive
        Salisbury, North Carolina 28145
        Attn: Investor Relations
        Tel: (704) 633-8250 ext. 2529


     IF YOU WOULD LIKE TO REQUEST DOCUMENTS FROM DELHAIZE AMERICA, PLEASE DO SO BY APRIL 18, 2001, SO THAT YOU MAY RECEIVE THEM BEFORE THE SPECIAL MEETING.

                                    SUMMARY


     This summary highlights selected information contained elsewhere in this document and may not contain all of the information that is important to you. To understand the share exchange fully and for a more complete description of the legal terms of the share exchange, you should read carefully this entire document and the other available information referred to in "Where You Can Find More Information" on pages 137-139. As used in this document, the term "Delhaize Group" refers to Etablissements Delhaize Freres et Cie "Le Lion" S.A. and, except where the context otherwise requires, each of its fully consolidated and associated companies, including Delhaize America.


                                 THE COMPANIES

ETABLISSEMENTS DELHAIZE
  FRERES ET CIE "LE LION" S.A.
RUE OSSEGHEM 53
B-1080 BRUSSELS, BELGIUM
PHONE NUMBER: 011-32-2-412-2111


     Delhaize Group is a food retailer headquartered in Belgium which operates in 10 countries and on three continents. In 2000, Delhaize Group achieved sales of 18.2 billion Euros (EUR), and net earnings of EUR 160.7 million. Delhaize Group was founded in Belgium in 1867 and many descendants of the founders are shareholders of Delhaize Group today. As of December 31, 2000, Delhaize Group had a sales network of 2,310 stores and employed approximately 152,000 people. The ordinary shares of Delhaize Group are listed on Euronext Brussels under the symbol "DELB". The Delhaize Group website can be found at www.delhaizegroup.com and at www.delhaize.com.


DELHAIZE AMERICA, INC.
2110 EXECUTIVE DRIVE
SALISBURY, NORTH CAROLINA 28145
PHONE NUMBER: (704) 633-8250


     Delhaize America engages in one line of business, the operation of food supermarkets in the Southeastern, mid-Atlantic and Northeastern regions of the United States. Delhaize America was incorporated in North Carolina in 1957 and maintains its corporate headquarters in Salisbury, North Carolina. On July 31, 2000, Delhaize America completed its acquisition of Hannaford Bros. Co. At December 30, 2000, Delhaize America operated 1,457 stores on the Eastern seaboard of the United States. Delhaize America is one of the leading supermarket operators in the United States based on sales with stores from Florida to Maine. Delhaize America's stores, which are operated primarily under the banners Food Lion, Hannaford and Kash n' Karry, sell a wide variety of groceries, produce, meats, dairy products, seafood, frozen food, deli/bakery and nonfood items such as health and beauty care products, prescriptions, and other household and personal products. Delhaize America offers nationally and regionally advertised brand name merchandise as well as products manufactured and packaged for Delhaize America under the private labels of Food Lion, Hannaford and Kash n' Karry. The Delhaize America website can be found at www.delhaizeamerica.com.


                     THE SHARE EXCHANGE AND SPECIAL MEETING


RECOMMENDATION OF THE DELHAIZE AMERICA BOARD OF DIRECTORS (SEE PAGE 30)


     The Delhaize America Board of Directors, acting upon the unanimous recommendation of the Special Committee, has unanimously determined that the share exchange is in the best interests of its public shareholders and has approved the share exchange and the share exchange agreement. Accordingly, the Delhaize America Board of Directors recommends that Delhaize America shareholders vote FOR approval of the share exchange agreement and the other matters to be considered at the special meeting.

OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION (SEE PAGES 31-37 AND ANNEX B)


     The Special Committee's financial advisor, Credit Suisse First Boston Corporation, advised the Special Committee that, as of November 16, 2000, the exchange ratio was fair, from a financial point of view, to the shareholders of Delhaize America, other than Delhaize Group and its wholly-owned subsidiaries. The full text of Credit Suisse First Boston's written opinion is attached to this document as Annex B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the review undertaken. CREDIT SUISSE FIRST BOSTON'S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE OR ACT ON ANY MATTER RELATING TO THE SHARE EXCHANGE OR THE FORM OF THE CONSIDERATION TO BE ELECTED BY SUCH SHAREHOLDER IN THE SHARE EXCHANGE OR ANY OTHER MATTERS RELATING TO THE SHARE EXCHANGE.


RISKS ASSOCIATED WITH THE SHARE EXCHANGE (SEE PAGES 14-15)


     You should be aware of and carefully consider the risks relating to the share exchange described under "Risk Factors". These risks include the potential lack of a United States trading market for the Delhaize Group ADRs and the possibility that the benefits of the share exchange will not be achieved.


THE SPECIAL MEETING (SEE PAGE 21)


     The special meeting will be held at the Hotel Inter-Continental, 111 East 48th Street, New York, New York on April 25, 2001 at 9:00 a.m. local time. At the special meeting, shareholders of Delhaize America will be asked to vote to approve the share exchange agreement, the proposed amendments to the Articles of Incorporation of Delhaize America and the share dividend.


RECORD DATE (SEE PAGE 21)


     You can vote at the special meeting if you owned shares of Delhaize America Class A or Class B common stock at the close of business on March 2, 2001.

SHARE OWNERSHIP OF MANAGEMENT

     As of the record date for the special meeting, the directors and executive officers of Delhaize America owned approximately 0.278% of the Delhaize America Class A common stock and approximately 0.007% of the Delhaize America Class B common stock entitled to vote at the special meeting. Each of these persons has advised Delhaize America that he or she plans to vote all shares that he or she holds in favor of the proposals to be considered at the special meeting.


LISTING OF DELHAIZE GROUP ADSS AND ORDINARY SHARES (SEE PAGE 38)


     It is a condition to closing of the share exchange that the Delhaize Group ADSs to be issued in the share exchange be listed or quoted on the New York Stock Exchange or the Nasdaq National Market System and that the Delhaize Group ordinary shares to be issued in the share exchange be listed on Euronext Brussels.


HOW TO CHOOSE TO RECEIVE DELHAIZE GROUP ORDINARY SHARES INSTEAD OF ADRS (SEE PAGES 47-48)


     Promptly after completion of the share exchange, each holder of Delhaize America common stock will be sent an election form, which will permit the holder to elect to receive Delhaize Group ordinary shares in exchange for all of the holder's shares of Delhaize America common stock. If a holder of Delhaize America common stock does not submit a properly completed election form in a timely fashion or if the holder revokes his or her election form before the deadline for the submission of the election form, his or her shares will be automatically exchanged in the share exchange for the right to receive Delhaize Group ADRs. To make the ordinary share election, a holder of Delhaize America common stock must properly complete and return the election form to The Bank of New York, the exchange agent, before the date announced in a news release to be issued by Delhaize Group as the last day on which an ordinary share election may be made.

     Neither Delhaize Group nor the Delhaize Group Board of Directors makes any recommendation as to whether you should elect to receive Delhaize Group ordinary shares instead of Delhaize Group ADRs in the share exchange. You must make your own decision with respect to the election.


ACCOUNTING TREATMENT (SEE PAGE 38)


     The share exchange will be accounted for under the purchase method of accounting in accordance with accounting principles generally accepted in Belgium.

REGULATORY APPROVALS

     Delhaize Group and Delhaize America are not required to obtain any regulatory approvals in order to consummate the share exchange.


CONDITIONS TO THE SHARE EXCHANGE (SEE PAGES 51-52)


     Delhaize Group and Delhaize America will complete the share exchange only if the conditions to the share exchange are satisfied or in some cases waived, including the following:

     - the approval of the share exchange agreement, the amendments to the Articles of Incorporation and the share dividend by Delhaize America shareholders;

     - the approval by the Delhaize Group shareholders of an increase in capital of Delhaize Group or an authorization for the Board of Directors of Delhaize Group to issue shares of Delhaize Group in an amount sufficient to consummate the share exchange, and the authorization for the Board of Directors of Delhaize Group to repurchase, on behalf of Delhaize Group, up to 10% of the outstanding Delhaize Group ordinary shares (which approval and authorization was obtained at the Delhaize Group extraordinary general meeting held on December 15, 2000);

     - the approval for listing or quotation of the Delhaize Group ADSs to be issued in the share exchange on the New York Stock Exchange or the Nasdaq National Market System and the approval for listing of the Delhaize Group ordinary shares to be issued in the share exchange on Euronext Brussels;

     - the absence of any law or court order that prohibits the share exchange;

     - the receipt by Delhaize Group and Delhaize America of an opinion of counsel that the share exchange should qualify as a tax-free reorganization; and

     - the receipt by Delhaize Group and Delhaize America of a private letter ruling from the Internal Revenue Service that finds that, with respect to the share exchange, Delhaize Group and Delhaize America are in substantial compliance with the "active business test" set forth in the Treasury Regulations under Section 367(a) of the Internal Revenue Code.

     Either of Delhaize Group and Delhaize America may choose to complete the share exchange even though a condition has not been satisfied if the law allows it to do so. For example, the conditions relating to shareholder and Board approval are required by law and neither company would waive such conditions. Furthermore, neither company will waive the conditions relating to the receipt of an opinion that the share exchange should qualify as a tax-free reorganization or the receipt of the private letter ruling from the Internal Revenue Service. In addition, neither company will waive the condition relating to the listing of ADSs and ordinary shares.

TERMINATION OF THE SHARE EXCHANGE AGREEMENT (SEE PAGE 52)


     Delhaize Group and Delhaize America can jointly agree to terminate the share exchange agreement at any time, even after shareholder approval. In addition, either company may terminate the share exchange agreement in various circumstances, including the following:

     - if the share exchange has not been completed by September 30, 2001;

     - if the shareholders of Delhaize America fail to approve the share exchange agreement, the amendments to the Articles of Incorporation or the share dividend;

     - if the shareholders of Delhaize Group fail to approve an increase in capital of Delhaize Group or the authorization for the Delhaize Group Board of Directors to issue shares of Delhaize Group or the authorization for the Board of Directors of Delhaize Group to repurchase Delhaize Group ordinary shares;

     - if a law or final court order prohibits the share exchange; or

     - if the other company breaches its representations or obligations under the share exchange agreement in a material manner.


Termination of the share exchange agreement by Delhaize America requires the approval of the Special Committee. The share exchange agreement also can be terminated in other circumstances, which are described on page 52.



NO SOLICITATION (SEE PAGE 51)


     Delhaize America has agreed not to initiate or engage in any discussions with another party regarding a business combination while the share exchange is pending.


MATERIAL DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (SEE PAGES 125-136)


     Delhaize Group is a Belgian company and Delhaize America is a North Carolina corporation. The rights of shareholders of Delhaize Group are governed by Delhaize Group's Articles of Association and Belgian law. You should consider the fact that Delhaize Group's Articles of Association and Belgian law differ in some material respects from Delhaize America's Articles of Incorporation, Bylaws and North Carolina law.

     Rights of Delhaize America shareholders that will be most significantly affected when they become shareholders of Delhaize Group include:

     - To vote at a general meeting of shareholders, a Delhaize Group shareholder must deposit his or her Delhaize Group ordinary shares for which voting rights will be exercised with Delhaize Group's registered office, or such other place as specified in the notice for the meeting, at least four business days prior to the applicable meeting;

     - A Delhaize Group shareholder's right to vote all Delhaize Group shares may be limited if the shareholder fails to comply with ownership reporting requirements under Belgian law;

     - Belgian law does not provide for dissenters' rights of appraisal;

     - Under Belgian law, the inspection rights of shareholders are more limited; and

     - Under Belgian law, shareholders have a limited right to bring derivative actions. In addition, the ability of shareholders to bring suits and enforce judgments against Delhaize Group and its officers and directors may be limited.


     See "Comparison of Rights of Delhaize America Shareholders and Delhaize Group Shareholders" beginning on pages 125-136.

COMPARATIVE STOCK PRICE INFORMATION

     The following table sets forth, for the periods indicated, the high and low closing price per Delhaize Group ordinary share as reported on Euronext Brussels or its predecessor, the Brussels Stock Exchange. The information presented in the table is provided since each Delhaize Group ADR will represent one Delhaize Group ordinary share and there currently is no public trading market in the United States or elsewhere for Delhaize Group ADRs. Delhaize Group has applied for listing of the Delhaize Group ADRs on the New York Stock Exchange. The historical prices per Delhaize Group ordinary share are not necessarily indicative of future trading prices for Delhaize Group ordinary shares or ADRs.

     The table also sets forth, for the periods indicated, the high and low closing prices per share for Delhaize America Class A and Class B common stock. Delhaize America Class A and Class B common stock is currently traded on the New York Stock Exchange. Until September 9, 1999, Delhaize America Class A and Class B common stock was traded on the Nasdaq National Market System. The prices of the Delhaize America Class A and Class B common stock reported in this document have been adjusted for a one-for-three reverse stock split that occurred on September 9, 1999. The information below for Delhaize Group is presented on a calendar year and a calendar quarter basis. The information below for Delhaize America is presented on a 52/53 week fiscal year basis and its fiscal quarters of 12, 12, 12 and 16/7 weeks.

                                                                      DELHAIZE        DELHAIZE
                                                                       AMERICA         AMERICA
                                                  DELHAIZE GROUP       CLASS A         CLASS B
                                                  ORDINARY SHARES   COMMON STOCK    COMMON STOCK
                                                  ---------------   -------------   -------------
                                                   HIGH     LOW     HIGH     LOW    HIGH     LOW
                                                  ------   ------   -----   -----   -----   -----
                                                    (AMOUNTS IN           (AMOUNTS IN USD)
                                                       EUR)
1996*...........................................  47.01    30.00    29.34   16.13   30.38   16.13
1997*...........................................  51.44    38.55    29.34   19.41   30.38   19.50
1998
First Quarter*..................................  63.21    46.60    33.38   25.50   33.94   24.38
Second Quarter*.................................  67.18    58.87    32.25   28.13   32.91   27.84
Third Quarter*..................................  83.74    64.58    33.94   26.91   33.19   27.19
Fourth Quarter*.................................  78.09    51.69    33.19   25.97   31.69   24.94
1999
First Quarter...................................  91.00    72.10    33.38   27.56   32.06   27.38
Second Quarter..................................  86.45    79.20    36.00   25.88   36.00   25.50
Third Quarter...................................  86.20    73.00    38.16   23.44   37.50   24.00
Fourth Quarter..................................  76.85    65.70    24.19   17.38   25.06   18.75
2000
First Quarter...................................  73.75    49.50    20.56   16.19   21.38   16.50
Second Quarter..................................  72.00    53.90    19.00   17.00   19.88   16.75
Third Quarter...................................  68.90    51.70    18.81   14.50   18.63   14.88
Fourth Quarter..................................  55.70    48.25    18.31   16.00   18.31   15.94
2001
First Quarter (through March 21, 2001)..........  62.15    49.00    21.98   17.63   21.86   17.75

---------------

* Beginning January 4, 1999, the closing price for Delhaize Group ordinary shares was quoted in Euros. Prior to that date, the closing price for Delhaize Group ordinary shares was quoted in Belgian Francs. As part of the introduction of the Euro throughout the European Monetary Union, the exchange rates between the legacy currencies and the Euro were fixed on January 1, 1999. The historic closing prices for Delhaize Group ordinary shares for periods prior to January 4, 1999 that were reported on the applicable exchange in Belgian Francs have been translated solely for convenience into Euros using the fixed conversion rate of EUR 1 = BEF 40.3399.

     On March 21, 2001, the last reported price for:

     - a Delhaize Group ordinary share, as reported on Euronext Brussels, was EUR 57.80, or USD 51.85 based upon the noon buying rate of EUR 1.00 = USD
       0.8970 on March 21, 2001, which would suggest a price per Delhaize Group ADR on March 21, 2001 of USD 51.85;

     - a share of Delhaize America Class A common stock was USD 20.11 as reported on the New York Stock Exchange; and

     - a share of Delhaize America Class B common stock was USD 20.13 as reported on the New York Stock Exchange.

     The following table sets forth the historical closing price per Delhaize Group ordinary share, the closing price per share of Delhaize America Class A and Class B common stock and the equivalent price per share of the Delhaize America Class A and Class B common stock as of:

     - September 6, 2000, which was the last trading day prior to the public announcement that Delhaize Group had made a proposal with respect to the share exchange;

     - November 15, 2000, for Delhaize America and November 16, 2000, for Delhaize Group, which were the last trading days for each company prior to the execution of the share exchange agreement by Delhaize Group and Delhaize America; and

     - March 21, 2001, the last practicable trading day before the date of this document.

     The per share equivalent closing price information for Delhaize America Class A and Class B common stock is calculated by multiplying the Delhaize Group ordinary share closing price by 0.40. The amounts of USD for the closing price per Delhaize Group ordinary share have been translated solely for convenience into USD at the noon buying rate on the applicable trading day.

                         DELHAIZE GROUP   DELHAIZE AMERICA   DELHAIZE AMERICA   DELHAIZE AMERICA   DELHAIZE AMERICA
                         ORDINARY SHARE       CLASS A            CLASS A            CLASS B            CLASS B
                           HISTORICAL     SHARE HISTORICAL   SHARE EQUIVALENT   SHARE HISTORICAL   SHARE EQUIVALENT
                         --------------   ----------------   ----------------   ----------------   ----------------
                                                            (ALL AMOUNTS IN USD)
On September 6, 2000...       53.43             15.94              21.37              15.69              21.37
On November 15, 2000...       46.02             17.31              18.41              17.31              18.41
On March 21, 2001......       51.85             20.11              20.74              20.13              20.74

     There can be no assurance as to the market price of the Delhaize Group ordinary shares or the Euro to U.S. dollar exchange rate at any time prior to the completion of the share exchange. We urge you to obtain current market quotations for Delhaize Group and Delhaize America shares and the exchange rate for converting Euros into U.S. dollars.

COMPARATIVE DIVIDEND INFORMATION

     The following table sets forth, for the periods indicated, historical dividend information per Delhaize Group ordinary share. The Delhaize Group ordinary share data is provided because Delhaize Group has not issued any ADRs prior to the date of this document. Each year indicated in the following table represents the calendar year of Delhaize Group to which the dividend relates. Actual payment of the annual dividend for each fiscal year occurs following Delhaize Group's annual shareholders' meeting in the subsequent year. The amounts set forth below have been translated into U.S. dollars at the noon buying rate on the respective dividend payment dates. The noon buying rate may differ from the rate that may be used by the depositary to convert Euros into U.S. dollars for purposes of making dividend payments to holders of Delhaize Group ADRs. The dividend amounts for the Delhaize Group ordinary shares do not reflect any withholding taxes with respect to such dividends. See "Taxation."

                                                                 DIVIDEND
                                                                   PER
FISCAL YEAR                                                   DELHAIZE GROUP
FOR DIVIDEND                                                  ORDINARY SHARE
------------                                                  --------------
1997........................................................  USD 1.0743
1998........................................................    USD 1.1778
1999........................................................    USD 1.1544

     The actual dividends paid by Delhaize Group were EUR 0.99, EUR 1.12 and EUR
1.24 per ordinary share in 1997, 1998 and 1999, respectively. The decline in the dividend per ordinary share from 1998 to 1999 reflected in the table above is solely the result of a stronger U.S. dollar in 1999.

     The following table sets forth, for the periods indicated, the dividends declared per share of Delhaize America Class A and Class B common stock. The amounts set forth below have been adjusted for a one-for-three reverse stock split that occurred on September 9, 1999.

                                                                DIVIDEND PER       DIVIDEND PER
                                                              DELHAIZE AMERICA   DELHAIZE AMERICA
                                                               CLASS A SHARE      CLASS B SHARE
                                                              ----------------   ----------------
                                                                     (ALL AMOUNTS IN USD)
1998
First Quarter...............................................       0.1125             0.1110
Second Quarter..............................................       0.1125             0.1110
Third Quarter...............................................       0.1125             0.1110
Fourth Quarter..............................................       0.1125             0.1110
1999
First Quarter...............................................       0.1260             0.1245
Second Quarter..............................................       0.1260             0.1245
Third Quarter...............................................       0.1260             0.1245
Fourth Quarter..............................................       0.1260             0.1245
2000
First Quarter...............................................       0.1443             0.1426
Second Quarter..............................................       0.1443             0.1426
Third Quarter...............................................       0.1443             0.1426
Fourth Quarter..............................................       0.1443             0.1426
2001
First Quarter...............................................       0.1587             0.1569

                DELHAIZE GROUP SUMMARY HISTORICAL FINANCIAL DATA



     The following table summarizes historical financial data of Delhaize Group and is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements of Delhaize Group and the notes to the consolidated financial statements, included in this document. The historical financial data have been derived from the audited financial statements of Delhaize Group prepared in accordance with accounting principles generally accepted in Belgium (Belgian GAAP). You should refer to the financial statements included in this document for a discussion of the principal material differences between Belgian GAAP and accounting principles generally accepted in the United States (US GAAP), as they apply to Delhaize Group.



     Amounts reported in euros have been restated from Belgian francs to euros using the fixed exchange rate as of January 1, 1999 of EUR 1 = BEF 40.3399. See
Note 1 to the consolidated financial statements referred to above. The U.S. dollar amounts contained in the table below are provided solely for the convenience of the reader and have been calculated using the exchange rate of EUR 1 to USD 0.9305, the approximate rate of exchange on December 31, 2000.



                                                                      YEAR ENDED DECEMBER 31,
                                                             -----------------------------------------
                                                               2000       2000       1999       1998
                                                               USD        EUR        EUR        EUR
                                                             --------   --------   --------   --------
                                                              (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
BELGIAN GAAP
Sales......................................................   16,905     18,168     14,310     12,912
Operating income...........................................      688        740        648        573
Income before taxation.....................................      374        402        511        455
Income after taxation and before minority interests........      238        256        321        293
Net income.................................................      150        161        170        149
Cash dividends(1)..........................................      116        125         65         58
Earnings per share(2)......................................     2.87       3.09       3.27       2.87
US GAAP(3)
Sales and other revenues...................................   17,000     17,947     14,086     12,752
Operating income...........................................      604        649        623        557
Income before income taxes and minority interests..........      354        380        503        459
Income after income taxes and before minority interests....      224        241        317        297
Net income.................................................      140        151        166        154
Cash dividends paid(1).....................................       60         65         58         51
Basic earnings per share(2)................................     2.70       2.90       3.19       2.97
Diluted earnings per share(2)..............................     2.67       2.87       3.18       2.96



                                                                        DECEMBER 31,
                                                              --------------------------------
                                                              2000     2000     1999     1998
                                                               USD     EUR      EUR      EUR
                                                              -----   ------   ------   ------
                                                                       (IN MILLIONS)
BALANCE SHEET DATA
BELGIAN GAAP
Other assets -- current.....................................  2,708    2,910    2,525    2,025
Total assets................................................  9,675   10,398    5,723    4,534
Short-term borrowings.......................................  3,116    3,348      607      173
Long-term borrowings........................................    642      690      622      467
Long-term capitalized lease commitments.....................    604      649      482      427
Minority interests..........................................  1,405    1,510      905      830
Shareholders' equity........................................  1,270    1,365    1,086      911
US GAAP(3)
Current assets..............................................  2,615    2,810    2,453    1,972
Total assets................................................  9,708   10,433    5,735    4,528
Short-term borrowings.......................................  3,073    3,303      599      139
Long-term borrowings........................................    641      689      621      465
Long-term capital lease obligations.........................    622      668      500      444
Minority interests..........................................  1,420    1,526      902      829
Shareholders' equity........................................  1,442    1,550    1,195      963

                                                                       YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                2000       2000       1999       1998
                                                                USD        EUR        EUR        EUR
                                                              --------   --------   --------   --------
                                                              (IN MILLIONS, EXCEPT STORE COUNT AND PER
                                                                           SHARE AMOUNTS)
     OTHER DATA
     Store count at period end..............................    2,310      2,310      2,112      1,904
     Weighted average shares outstanding during the
       period...............................................   52.023     52.023     51.983     51.824
     EBITDA before charge for store closings in the normal
       course of business, exceptional items and minority
       interests(4)(5)(6)...................................    1,187      1,275        988        881
     Net cash provided by operating activities..............      624        670        622        608
     Net cash (used-in) investing activities................   (3,099)    (3,330)      (759)      (348)
     Net cash provided by (used-in) financing activities....    2,341      2,516        257       (183)
     Dividends per share(1)(6)(7)...........................     1.27       1.36       1.24       1.12
     Capital expenditures(6)................................      507        545        525        451


---------------


(1)Delhaize Group pays dividends once a year after the annual meeting of shareholders following the year end with respect to which the dividend relates. Under Belgian GAAP, the proposed annual dividend on ordinary shares to be approved by the annual meeting of shareholders, which is held subsequent to year end, is accrued at year end. Under US GAAP, such dividends are not considered an obligation until approved. See "Comparative Dividend Information" on page 7.



(2)Under US GAAP, the calculation of basic earnings per share is based on the weighted average number of ordinary shares outstanding and diluted earnings per share takes into account the effects of additional ordinary shares that would be issued if outstanding dilutive potential shares had been exercised. Under Belgian GAAP, earnings per share is based only on the weighted average number of ordinary shares outstanding.



(3)The US GAAP information only includes items required to be disclosed.



(4)Earnings before interest, taxes, depreciation and amortization (EBITDA) before charge for store closings in the normal course of business, exceptional items and minority interests is computed as follows:



                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                              2000    2000    1999   1998
                                                               USD     EUR    EUR    EUR
                                                              -----   -----   ----   ----
                                                                     (IN MILLIONS)
      Net income............................................    150     161   170    149
      Charge for store closings in the normal course of
       business.............................................     28      30    12     13
      Financial expenses, net...............................    276     297   140    117
      Taxation..............................................    136     146   190    162
      Depreciation and amortization.........................    470     505   328    295
      Exceptional items, net(a).............................     38      41    (3)     1
      Minority interests....................................     89      95   151    144
                                                              -----   -----   ---    ---
      EBITDA before charge for store closings in the normal
       course of business, exceptional items and minority
       interests............................................  1,187   1,275   988    881
                                                              =====   =====   ===    ===

     --------------------


     (a)Exceptional items under Belgian GAAP, as presented herein, do not qualify as extraordinary items under US GAAP. Exceptional items consisted of the following:



                                                               YEAR ENDED DECEMBER 31,
                                                              -------------------------
                                                              2000   2000   1999   1998
                                                              USD    EUR    EUR    EUR
                                                              ----   ----   ----   ----
                                                                    (IN MILLIONS)
      Gains on disposals of fixed assets....................    6      6     18     20
      Losses on disposals of fixed assets...................   (3)    (3)   (15)   (18)
      Merger costs related to the Hannaford acquisition.....  (39)   (42)    --     --
      Costs incurred to close 15 Delhaize America stores
       (outside the normal course of business)..............  (30)   (32)    --     --
      Gain on disposal of investment in P.G. ...............   30     32     --     --
      Other income (expense), net...........................   (2)    (2)    --     (3)
                                                              ---    ---    ---    ---
      Total exceptional income (expenses), net..............  (38)   (41)     3     (1)
                                                              ===    ===    ===    ===



 (5)EBITDA before charge for store closings in the normal course of business, exceptional items and minority interests, as reported in this document, may not be comparable to similarly titled measures by other companies, is not a measure of financial performance under Belgian GAAP or US GAAP, and should not be considered an alternative to net income or to cash flows from operating activities or a measure of liquidity. We believe EBITDA before charge for store closings in the normal course of business, exceptional items and minority interests is an important indicator of the operational strength and performance of our business and widely used by analysts, investors and other interested parties.



 (6)Derived from Belgian GAAP account balances.



 (7)The dividend to the shareholders as proposed by the Board of Directors is a fixed per share amount. The amount of the accrued dividend in the Belgian GAAP 2000 consolidated financial statements is based on the expected number of Delhaize Group ordinary shares that will be eligible to receive the fiscal year 2000 dividend, which will include those shares of Delhaize America exchanged for ordinary shares of Delhaize Group.

               DELHAIZE AMERICA SUMMARY HISTORICAL FINANCIAL DATA



     The following table summarizes historical financial data of Delhaize America and is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements of Delhaize America and notes to the consolidated financial statements, which are incorporated by reference into this document. See "Where You Can Find More Information" on pages 137-139. The number of shares and per share amounts for all relevant periods have been restated to give effect to the one-for-three reverse stock split that occurred on September 9, 1999.



                                                                          YEAR ENDED
                                                 -------------------------------------------------------------
                                                  DECEMBER 30, 2000     JANUARY 1, 2000       JANUARY 2, 1999
                                                     (52 WEEKS)           (52 WEEKS)            (52 WEEKS)
                                                 -------------------   -----------------     -----------------
                                                  (IN USD MILLIONS, EXCEPT STORE COUNT AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Net sales and other revenues...................         12,670               10,891                10,231
Operating income...............................            477                  588                   523
Income before income taxes.....................            264                  485                   428
Net income.....................................            155                  300                   273
Cash dividends.................................             93                   79                    71
Basic earnings per share.......................            .94                 1.91                  1.71
Diluted earnings per share.....................            .92                 1.91                  1.71
BALANCE SHEET DATA
Current assets.................................          1,783                1,673                 1,533
Total assets...................................          7,927                3,977                 3,696
Long-term debt.................................            455                  427                   430
Total capital lease obligations................            631                  503                   515
Shareholders' equity...........................          2,441                1,679                 1,599
OTHER DATA
Store count at period end......................          1,420                1,276                 1,207
Weighted average shares outstanding at period
  end, in millions.............................        166.176              157.109               159.361

                        SUMMARY PRO FORMA FINANCIAL DATA


     The pro forma data of Delhaize Group reflect the expected accounting for the share exchange as if such transaction had occurred on December 31, 2000 with respect to the Balance Sheet data, and reflect the acquisition by Delhaize America of Hannaford and the expected accounting for the share exchange as if such transactions had occurred on January 1, 2000, with respect to the Income Statement data. Amounts reported in Euros have been restated from Belgian Francs to Euros using the fixed exchange rate as of January 1, 1999 of EUR 1 = BEF
40.3399. The U.S. dollar amounts contained in the table below are provided solely for the convenience of the reader and have been calculated using the exchange rate of EUR 1 = USD 0.9305, the approximate rate of exchange on December 31, 2000.



                                                             YEAR ENDED DECEMBER 31, 2000
                                       -------------------------------------------------------------------------
                                          PRO FORMA          PRO FORMA          PRO FORMA          PRO FORMA
                                        DELHAIZE GROUP     DELHAIZE GROUP     DELHAIZE GROUP     DELHAIZE GROUP
                                        (BELGIAN GAAP)       (US GAAP)        (BELGIAN GAAP)       (US GAAP)
                                       ----------------   ----------------   ----------------   ----------------
                                       (AMOUNTS ARE EXPRESSED IN MILLIONS    (AMOUNTS ARE EXPRESSED IN MILLIONS
                                         OF USD, EXCEPT PER SHARE DATA)        OF EUR, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Pro forma revenue..................        18,990             18,757             20,408             20,158
  Pro forma cost of goods sold.......       (13,944)           (13,759)           (14,985)           (14,787)
  Pro forma other operating
     expenses........................        (4,329)            (4,295)            (4,652)            (4,616)
                                            -------            -------            -------            -------
  Pro forma operating income.........           717                703                771                755
                                            -------            -------            -------            -------
  Pro forma net income...............           144                134                155                144
                                            =======            =======            =======            =======
  Pro forma shares outstanding (in
     millions).......................          91.9               91.9               91.9               91.9
  Pro forma basic earnings per
     share...........................          1.57               1.46               1.69               1.57
  Pro forma diluted earnings per
     share...........................                             1.44                                  1.55



                                                               DECEMBER 31, 2000
                                       -----------------------------------------------------------------
                                         PRO FORMA        PRO FORMA        PRO FORMA        PRO FORMA
                                       DELHAIZE GROUP   DELHAIZE GROUP   DELHAIZE GROUP   DELHAIZE GROUP
                                       (BELGIAN GAAP)     (US GAAP)      (BELGIAN GAAP)     (US GAAP)
                                       --------------   --------------   --------------   --------------
                                           (AMOUNTS ARE EXPRESSED            (AMOUNTS ARE EXPRESSED
                                             IN MILLIONS OF USD)               IN MILLIONS OF EUR)
BALANCE SHEET DATA
  Intangible assets..................         572             572               615             615
  Goodwill arising on
     consolidation...................       3,518           3,537             3,781           3,801
  Tangible fixed assets..............       3,528           3,497             3,792           3,758
  Shareholders' equity...............       3,317           3,406             3,565           3,660
  Minority interests.................          37              29                40              31
  Long-term liabilities..............       1,256           1,277             1,350           1,372
  Short-term obligations.............       5,206           5,065             5,595           5,443

                           COMPARATIVE PER SHARE DATA

     The following table sets forth historical and unaudited pro forma per share data of Delhaize Group and Delhaize America after giving effect to the share exchange. The data set forth below should be read together with the unaudited pro forma financial statements and the separate historical financial statements and notes to such financial statements of Delhaize Group and Delhaize America, which are included in, or incorporated by reference into, this document.

DELHAIZE GROUP
              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA


                                                                       YEAR ENDED DECEMBER 31, 2000
                                                            --------------------------------------------------
                                                                               PRO FORMA
                                                                              BEFORE SHARE    PRO FORMA AFTER
                                                              HISTORICAL      EXCHANGE(1)      SHARE EXCHANGE
                                                            --------------   --------------   ----------------
                                                            USD(2)    EUR    USD(2)    EUR    USD(2)     EUR
                                                            ------   -----   ------   -----   -------   ------
                                                                              (UNAUDITED)
BELGIAN GAAP:
Net income................................................   2.88     3.09    2.12     2.28     1.57     1.69
Cash dividends(3).........................................   1.27     1.36    1.27     1.36     1.27     1.36
Book values(5)............................................  24.41    26.23      --       --    36.09    38.79
US GAAP(4):
Net income
  Basic...................................................   2.70     2.90      --       --     1.46     1.57
  Diluted.................................................   2.67     2.87      --       --     1.44     1.55
Cash dividends(3).........................................   1.15     1.24      --       --     1.15     1.24
Book value(5).............................................  27.73    29.80      --       --    37.06    39.83


DELHAIZE AMERICA(6)
              COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA


                                                                     YEAR ENDED
                                                                 DECEMBER 30, 2000
                                                              ------------------------
                                                              HISTORICAL    PRO FORMA
                                                                 USD           USD
                                                              ----------   -----------
                                                                           (UNAUDITED)
US GAAP:
Net income
  Basic.....................................................     0.94          0.44
  Diluted...................................................     0.92          0.44
Cash dividends..............................................     0.56          0.56
Book value(5)...............................................    14.69            --


---------------

(1) Represents the historical consolidated financial information of Delhaize Group combined with the historical consolidated information of Hannaford adjusted to reflect the acquisition by Delhaize America of Hannaford.


(2) The translations of the EUR amounts into USD amounts are included solely for the convenience of readers in the United States and have been made at the rate of exchange of EUR 1 = USD 0.9305, the approximate rate of exchange on December 31, 2000. Such translations should not be construed as representations that the euro amounts could be converted into United States dollars at that or any other rate.


(3) Delhaize Group only pays dividends once a year after the annual meeting of shareholders following the year end with respect to which the dividend relates. Under Belgian GAAP, the proposed annual dividend on ordinary shares to be approved by the annual meeting of shareholders, which is subsequent to year end, is accrued at year end. Under US GAAP such dividends are not considered an obligation until approved.

(4) The US GAAP information only includes items required to be disclosed.

(5) Represents shareholders' equity.

(6) The pro forma information for Delhaize America gives effect to the Hannaford acquisition.

                                  RISK FACTORS

     In addition to the other information contained in this document, the following risk factors should be considered carefully by Delhaize America shareholders in determining whether to approve the share exchange and the other matters to be considered at the special meeting and in considering your investment in Delhaize Group after the share exchange.

RISKS RELATED TO THE SHARE EXCHANGE

  THE VALUE OF THE DELHAIZE GROUP ADSS OR ORDINARY SHARES TO BE RECEIVED IN THE SHARE EXCHANGE WILL FLUCTUATE AND THE VALUE OF THE ADSS OR ORDINARY SHARES AT THE TIME YOU RECEIVE THEM MAY BE LOWER THAN WHEN YOU VOTE ON THE SHARE EXCHANGE.

     The number of Delhaize Group ADSs or ordinary shares that Delhaize America shareholders will receive in the share exchange for each share of Delhaize America common stock is fixed at 0.40. The exchange ratio will be adjusted, from
0.40 to 0.0008 by dividing 0.40 by 500, to reflect the share dividend. The share exchange agreement does not contain a mechanism to adjust the exchange ratio in the event that the market price of Delhaize Group ordinary shares declines before the completion of the share exchange. Therefore, because the market price of Delhaize Group ordinary shares will fluctuate, the value at the time of the share exchange of the consideration to be received by Delhaize America shareholders will depend upon the market price at that time. There can be no assurance as to the fair market value of the Delhaize Group ordinary shares at the time of the share exchange.

  THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE ARE NOT CERTAIN AND THEREFORE THE SHARE EXCHANGE MAY BE A TAXABLE TRANSACTION.

     Delhaize Group and Delhaize America intend that the share exchange qualify as a tax-free reorganization under the United States Internal Revenue Code. Delhaize Group and Delhaize America will receive an opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P. that the share exchange should qualify as a reorganization under Section 368(a)(1)(B) of the Internal Revenue Code. However, that opinion is not binding upon the Internal Revenue Service and, except with respect to certain issues related to Section 367(a) of the Internal Revenue Code, no ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the share exchange will be obtained.

     If the share exchange does not qualify as a reorganization under Section 368(a)(1)(B) of the Internal Revenue Code, the share exchange would be treated as a taxable exchange for federal income tax purposes and accordingly, each holder of Delhaize America common stock who receives Delhaize Group ADRs or ordinary shares in the share exchange would recognize gain or loss equal to the difference between the fair market value of such ADRs or ordinary shares plus cash received in lieu of a fractional Delhaize Group ADR or ordinary share, and the holder's tax basis of his or her Delhaize America shares immediately before the share exchange.

  WE MAY NOT BE ABLE TO ACHIEVE THE ANTICIPATED BENEFITS AND COST SAVINGS OF THE SHARE EXCHANGE RESULTING FROM INTEGRATING THE OPERATIONS OF DELHAIZE AMERICA AND DELHAIZE GROUP.

     Delhaize Group and Delhaize America expect that the share exchange will create operating synergies resulting in cost savings of approximately EUR 23 million annually on a pre-tax basis as a result of, among other things, increased purchasing power, elimination of duplicative functions and the implementation of best practices across the companies. Delhaize Group is in the process of determining the best programs and practices of its companies with respect to key areas such as shrinkage reduction, procurement, risk management, administrative functions and information technology, and intends to implement and apply such best programs and practices across the companies. Delhaize Group will not be able to achieve these cost savings unless it is able to integrate the operations of the two companies efficiently. Additionally, the integration of operations will require significant management attention. Any difficulties encountered in the integration of the companies could result in Delhaize Group not achieving the anticipated synergies and benefits of the share exchange. If Delhaize Group does not achieve the anticipated benefits of the share exchange and expected cost savings, then its profits will be lower than those expected by Delhaize Group.

  YOU MAY NOT BE ABLE TO VOTE YOUR DELHAIZE GROUP ADRS OR ORDINARY SHARES AT THE 2001 ANNUAL SHAREHOLDERS MEETING.

     Belgian law requires that in order to have voting rights at a shareholders' meeting, any person holding or benefiting from 5% or more of the outstanding shares must make filings concerning such holdings with the company and the Belgian Banking and Finance Commission at least 20 days prior to the shareholders' meeting. Although there are exemptions from this rule in connection with business combinations, the exemptions may not apply in connection with the share exchange. Consequently, if the share exchange closes after May 3, 2001, which is 20 days prior to Delhaize Group's currently scheduled annual meeting, The Bank of New York, as the holder of the Delhaize Group ordinary shares under the ADR program, and any Delhaize America shareholder receiving or benefiting from at least 5% of the outstanding Delhaize Group ordinary shares, or ADRs representing at least 5% of the outstanding Delhaize Group ordinary shares, in the share exchange, will not be able to make a timely filing with Delhaize Group and the Belgian Banking and Finance Commission with respect to the Delhaize Group ordinary shares or ADRs. In such event, such holders of Delhaize Group ordinary shares or ADRs may not be able to vote at the 2001 annual meeting.

RISKS RELATING TO OWNERSHIP OF DELHAIZE GROUP ADRS

  THE TRADING PRICE OF DELHAIZE GROUP ADRS AND DIVIDENDS PAID ON THE DELHAIZE GROUP ORDINARY SHARES UNDERLYING THE ADRS MAY BE MATERIALLY ADVERSELY AFFECTED BY FLUCTUATIONS IN THE EXCHANGE RATE FOR CONVERTING EUROS INTO U.S. DOLLARS.

     Fluctuations in the exchange rate for converting Euros into U.S. dollars may affect the value of Delhaize Group ADRs and ordinary shares. Specifically, as the relative value of the Euro to the U.S. dollar declines, each of the following values will also decline:

     - the U.S. dollar equivalent of the Euro trading price of Delhaize Group ordinary shares in Belgium, which may consequently cause the trading price of Delhaize Group ADRs in the United States to also decline;

     - the U.S. dollar equivalent of the proceeds that a holder of Delhaize Group ADRs would receive upon the sale in Belgium of any Delhaize Group ordinary share withdrawn from the depositary; and

     - the U.S. dollar equivalent of cash dividends paid in Euro on the Delhaize Group shares represented by the ADRs.

  DUE TO DELAYS IN NOTIFICATION TO AND BY THE DEPOSITARY, THE HOLDERS OF DELHAIZE GROUP ADRS MAY NOT BE ABLE TO GIVE VOTING INSTRUCTIONS TO THE DEPOSITARY OR TO WITHDRAW THE DELHAIZE GROUP ORDINARY SHARES UNDERLYING THEIR ADRS TO VOTE SUCH SHARES IN PERSON OR BY PROXY.

     The depositary may not receive voting materials for Delhaize Group ordinary shares represented by Delhaize Group ADRs in time to ensure that holders of Delhaize Group ADRs can either instruct the depositary to vote the shares underlying their ADRs or withdraw such shares to vote them in person or by proxy. In addition, the depositary's liability to holders of Delhaize Group ADRs for failing to carry out voting instructions or for the manner of carrying out voting instructions is limited by the deposit agreement. As a result, holders of Delhaize Group ADRs may not be able to exercise their right to give voting instructions or to vote in person or by proxy and they may not have any recourse against the depositary or Delhaize Group if their shares are not voted as they have requested or if their shares cannot be voted.

  ABSENCE OF A TRADING MARKET FOR DELHAIZE GROUP ADRS MAY ADVERSELY AFFECT BOTH THE ABILITY TO TRADE AND THE TRADING PRICE OF DELHAIZE GROUP ADRS.

     Prior to the completion of the share exchange, there has been no United States public trading market for Delhaize Group ADRs. Delhaize Group intends to file a listing application in order to list the Delhaize Group ADSs evidenced by the ADRs on the New York Stock Exchange after the completion of the share exchange. However, Delhaize Group cannot assure you that an active trading market will develop for Delhaize Group ADRs after the share exchange or if it does develop, that the market will be sustained. The absence of an active trading market for the Delhaize Group ADRs may make it difficult for shareholders to sell their ADRs and may prevent shareholders from being able to sell their ADRs at or above the original purchase price for such ADRs.

  YOU SHOULD BE AWARE OF THE CONSEQUENCES OF DELHAIZE GROUP'S INCORPORATION IN BELGIUM, WHICH PROVIDES FOR DIFFERENT AND IN SOME CASES MORE LIMITED SHAREHOLDER RIGHTS THAN THE LAWS OF JURISDICTIONS IN THE UNITED STATES.

     Delhaize Group is a Belgian company and its corporate affairs are governed by Belgian corporate law. Although provisions of Belgian company law resemble various provisions of the corporation laws of a number of states in the United States, principles of law relating to such matters as:

     - the validity of corporate procedures;

     - the fiduciary duties of management;

     - the dividend payment dates; and

     - the rights of shareholders

may differ from those that would apply if Delhaize Group were incorporated in a jurisdiction within the United States. For example, there are no statutory dissenters' rights under Belgian law with respect to share exchanges, mergers and other similar transactions, and the rights of shareholders of a Belgian company to sue derivatively, on the company's behalf, are limited.


     In addition, a holder of Delhaize Group ordinary shares must deposit the ordinary shares under which voting rights will be exercised with Delhaize Group's registered office, or such other place as specified in the notice for the meeting, at least four business days prior to the applicable meeting. Similarly, a holder of Delhaize Group ADRs who gives voting instructions to the depositary must arrange for blocking transfers of those ADRs during the period from the date on which such voting instructions are received by the depositary until the day after such meeting. See also "Comparison of Rights of Delhaize America Shareholders and Delhaize Group Shareholders" on pages 125-136 and "Description of Delhaize Group American Depositary Receipts" on pages 110-116.


  YOU MAY BE UNABLE TO SERVE LEGAL PROCESS OR ENFORCE JUDGMENTS AGAINST DELHAIZE GROUP AND ITS DIRECTORS, OFFICERS AND EXPERTS.

     Delhaize Group is a Belgian company and its officers and substantially all of its directors and its external auditor, Deloitte & Touche Reviseurs d'Entreprises SC sfd SCRL, are not residents of the United States. Furthermore, all or a substantial portion of the assets of these persons are located outside the United States. As a result, you may not be able to effect service of process within the United States upon these persons or to enforce in the United States any judgments obtained in United States courts against any of these persons or Delhaize Group based upon the civil liability provisions of the securities or other laws of the United States.

     Under North Carolina law, however, a foreign corporation participating in a share exchange with a North Carolina corporation is deemed to appoint the North Carolina Secretary of State as its agent for service of process in any proceeding relating to dissenters' rights in connection with the share exchange.

     Civil liabilities based upon the securities and other laws of the United States may not be enforceable in original actions instituted in Belgium, or in actions instituted in Belgium to enforce judgments of United States courts. Actions for enforcement of judgments of United States courts might be successful only if the Belgian court confirms the substantive correctness of the judgment of the United States court, and is satisfied:

     - that the judgment is not contrary to the principles of public policy in Belgium or rules of Belgian public law;

     - that the judgment did not violate the rights of the defendant;

     - that the judgment is not subject to further recourse under United States law;

     - that the United States court did not accept its jurisdiction solely on the basis of the nationality of the plaintiff; and

     - that the text of the judgment submitted to the Belgian court is authentic.

  HOLDERS OF DELHAIZE GROUP ADRS OR ORDINARY SHARES WILL HAVE LIMITED RIGHTS TO CALL SHAREHOLDERS' MEETINGS OR TO SUBMIT SHAREHOLDER PROPOSALS, WHICH COULD ADVERSELY AFFECT THEIR ABILITY TO PARTICIPATE IN THE GOVERNANCE OF DELHAIZE GROUP.

     Except under limited circumstances, only the Delhaize Group Board of Directors may call a shareholders' meeting. Shareholders who own at least 20% of the corporate capital of Delhaize Group may require the Board of Directors or the statutory auditor to convene an extraordinary general meeting of shareholders. As a result, the ability of holders of Delhaize Group ADRs to participate in and influence the governance of Delhaize Group will be limited.

  HOLDERS OF DELHAIZE GROUP ADRS WILL HAVE LIMITED RECOURSE IF DELHAIZE GROUP OR THE DEPOSITARY FAILS TO MEET THEIR RESPECTIVE OBLIGATIONS UNDER THE DEPOSIT AGREEMENT OR IF THEY WISH TO INVOLVE DELHAIZE GROUP OR THE DEPOSITARY IN A LEGAL PROCEEDING.

     The deposit agreement expressly limits the obligations and liability of Delhaize Group and the depositary. Neither Delhaize Group nor the depositary will be liable to the extent that liability results from the fact that they:

     - are prevented or hindered in performing any obligation by circumstances beyond their control;

     - exercise or fail to exercise discretion under the deposit agreement;

     - perform their obligations without negligence or bad faith;

     - take any action based upon advice of or information from legal counsel, accountants, any person presenting shares for deposit, any holder or any other qualified person; or

     - rely on any documents they believe in good faith to be genuine and properly executed.

     In addition, neither Delhaize Group nor the depositary has any obligation to participate in any action, suit or other proceeding in respect of the Delhaize Group ADRs which may involve it in expense or liability unless it is indemnified to its satisfaction. These provisions of the deposit agreement will limit the ability of holders of Delhaize Group ADRs to obtain recourse if Delhaize Group or the depositary fails to meet their respective obligations under the deposit agreement or if they wish to involve Delhaize Group or the depositary in a legal proceeding.

  DELHAIZE GROUP IS SUBJECT TO DIFFERENT DISCLOSURE STANDARDS WHICH MAY LIMIT THE INFORMATION AVAILABLE TO HOLDERS OF DELHAIZE GROUP ADRS.

     As a foreign private issuer, Delhaize Group will not be required to comply with the notice and disclosure requirements under the Exchange Act relating to the solicitation of proxies for shareholder meetings. In addition, as a foreign private issuer, Delhaize Group is not subject to the insider "short-swing" profit disclosure and reporting rules under
Section 16 of the Exchange Act. Although Delhaize Group will be subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is more limited than the periodic disclosure required of United States issuers. Therefore, there may be less publicly available information about Delhaize Group than is regularly published by or about other public companies in the United States. In addition, as a Belgian company subject to the rules and regulations of the SEC, Delhaize Group may publicly file its earnings later than U.S. issuers. Following the share exchange, Delhaize Group will be required to file annual reports on Form 20-F and current reports on Form 6-K. Delhaize Group intends to file current reports containing financial information on a semi-annual basis.

RISKS RELATED TO OPERATIONS

  DELHAIZE GROUP'S RESULTS ARE SUBJECT TO RISKS RELATING TO COMPETITION AND NARROW PROFIT MARGINS IN THE SUPERMARKET INDUSTRY WHICH COULD ADVERSELY AFFECT NET INCOME AND CASH GENERATED FROM OPERATIONS.

     The supermarket industry is competitive and generally characterized by narrow profit margins. Delhaize Group's competitors include international, national, regional and local supermarket chains, super-centers, independent grocery stores, specialty food stores, warehouse club stores, retail drug chains, convenience stores, membership clubs, general merchandisers and discount retailers. Supermarket chains generally compete on the basis of location, quality of products, service, price, product variety and store condition. Delhaize Group believes that it could face increased competition in the future from other supermarket chains. To the extent Delhaize Group reduces prices to maintain or grow its market share in the face of competition, net income and cash generated from operations could be adversely affected. In addition, there are a number of supercenters in Delhaize America's markets which sell products typically sold by supermarkets and discount stores. Some of Delhaize Group's competitors have greater financial, distribution, purchasing and marketing resources than Delhaize Group. Delhaize Group's profitability could be impacted by the pricing, purchasing, financing, advertising or promotional decisions made by competitors.

  DELHAIZE GROUP HAS SUBSTANTIAL DEBT OUTSTANDING THAT COULD NEGATIVELY IMPACT ITS BUSINESS.

     We have substantial debt outstanding. As of December 31, 2000, Delhaize Group had total consolidated debt outstanding of approximately EUR 4.2 billion, total capital lease obligations of approximately EUR 683 million and approximately EUR 1.2 billion of unused commitments under its revolving credit facilities. Our high level of debt could:

     - make it difficult for us to satisfy our obligations, including making interest payments;

     - limit our ability to obtain additional financing to operate our business;

     - limit our financial flexibility in planning for and reacting to industry changes;

     - place us at a competitive disadvantage as compared to less leveraged companies;

     - increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates; and

     - require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing the availability of our cash flow for other purposes.

     We may borrow additional funds to fund our capital expenditures and working capital needs and to finance future acquisitions. We also may incur additional debt to finance future acquisitions. The incurrence of additional debt could make it more likely that we will experience some or all of the risks described above.

  A COMPETITIVE LABOR MARKET MAY INCREASE DELHAIZE GROUP'S COSTS, WITH THE RESULT OF DECREASING DELHAIZE GROUP'S PROFITS OR INCREASING ITS LOSSES.

     Delhaize Group's success depends in part on its ability to attract and retain qualified personnel in all areas of its business. Delhaize Group competes with other businesses in its markets in attracting and retaining employees. Tight labor markets, increased overtime, government mandated increases in the minimum wage and a higher proportion of full-time employees could result in an increase in labor costs which could materially impact Delhaize Group's results of operations. A shortage of qualified employees may require Delhaize Group to increase its wage and benefits offerings in order to compete effectively in the hiring and retention of qualified employees or to have more expensive temporary employees. Increased labor costs could increase Delhaize Group's costs, with the result of decreasing Delhaize Group's profits or increasing Delhaize Group's losses. Delhaize Group cannot assure you that it can fully absorb any increased labor costs through its efforts to increase efficiencies in other areas of its operations. Any significant failure of Delhaize Group to attract and retain qualified personnel or to control labor costs could harm Delhaize Group's results of operations.

  BECAUSE OF THE GEOGRAPHIC CONCENTRATION OF DELHAIZE AMERICA'S STORES IN THE EAST COAST OF THE UNITED STATES, THE REVENUES OF DELHAIZE GROUP COULD SUFFER IF THE ECONOMY OF THAT REGION DETERIORATES.

     After the completion of the share exchange, approximately 76% of Delhaize Group's sales will be generated through its ownership of Delhaize America. Substantially all of Delhaize America's stores are located on the east coast of the United States. Consequently, Delhaize Group's operations depend significantly upon the economic and other conditions in this area. If the east coast of the United States were to experience a general economic downturn or other adverse condition for a substantial period of time, the results of operations of Delhaize Group may suffer.

  BECAUSE OF THE NUMBER OF PROPERTIES OWNED AND LEASED BY DELHAIZE GROUP, DELHAIZE GROUP HAS A POTENTIAL RISK OF ENVIRONMENTAL LIABILITY.

     Delhaize Group is subject to federal, regional, state and local laws, regulations and ordinances that govern activities and operations that may have adverse environmental effects and impose liability for the costs of cleaning up, and certain damages arising from, sites of past spills, disposals or other releases of hazardous materials. Under applicable environmental laws, Delhaize Group may be responsible for the remediation of environmental conditions and may be subject to associated liabilities relating to its stores and the land on which its stores, warehouses and offices are situated, regardless of whether the company leases, subleases or owns the stores, warehouses or land in question and regardless of whether such environmental conditions were created by Delhaize Group or by a prior owner or tenant. Delhaize Group cannot assure you that environmental conditions relating to prior, existing or future store sites will not harm Delhaize Group.

 IF DELHAIZE GROUP IS UNABLE TO LOCATE APPROPRIATE REAL ESTATE OR ENTER INTO REAL ESTATE LEASES ON COMMERCIALLY ACCEPTABLE TERMS, IT MAY BE UNABLE TO OPEN NEW STORES.

     Delhaize Group's ability to open new supermarkets is dependent on identifying and entering into leases on commercially reasonable terms for properties that are suitable for its needs. If Delhaize Group fails to identify and enter into leases on a timely basis for any reason, including its inability due to competition from other companies seeking similar sites, Delhaize Group's growth may be impaired because it may be unable to open new stores as anticipated. Similarly, its business may be harmed if it is unable to renew the leases on its existing stores on commercially acceptable terms.

 UNFAVORABLE EXCHANGE RATE FLUCTUATIONS MAY NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS.

     Delhaize Group's operations are conducted primarily in the United States and Belgium and to a lesser extent in other parts of Europe and Southeast Asia. The results of operations and the financial position of each entity in Delhaize Group's consolidated group outside Belgium are reported in its relevant local currency and then translated into Euros at the applicable foreign currency exchange rate for inclusion in Delhaize Group's consolidated financial statements. Exchange rate fluctuations between these foreign currencies and the Euro may have a material adverse effect on Delhaize Group's consolidated financial statements as reported in Euros.

     Delhaize Group also faces transaction risks from fluctuations in exchange rates between the various currencies in which it does business. Transactions which are most likely to result in exchange rate risks for Delhaize Group relate to credit arrangements and dividends paid by subsidiaries to Delhaize Group. Dividends paid from Delhaize America to Delhaize Group may be adversely affected by exchange rate fluctuations.

                        CAUTIONARY STATEMENTS CONCERNING
                           FORWARD-LOOKING STATEMENTS

     This document includes or incorporates by reference "forward-looking statements" within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995 about Delhaize Group and Delhaize America that are subject to risks and uncertainties. All statements included in this document, other than statements of historical fact, which address activities, events or developments that Delhaize Group or Delhaize America expects or anticipates will or may occur in the future, including, without limitation, statements regarding expansion and growth of its business, anticipated store openings and renovations, future capital expenditures, projected revenue growth or synergies resulting from the share exchange and the Hannaford transaction, and business strategy, are forward-looking statements. These forward-looking statements generally can be identified as statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "foresee", "likely", "will", "should" or other similar words or phrases.

     Although such statements are based on currently available operating, financial and competitive information, actual outcomes and results may differ materially from those projected depending upon a variety of factors, including, but not limited to, changes in the general economy or in the primary markets of Delhaize Group or Delhaize America, changes in consumer spending, competitive factors, the nature and extent of continued consolidation in the industry, changes in the rates of inflation or currency exchange rates, changes in foreign, state, regional or federal legislation or regulation, adverse determination with respect to litigation or other claims, inability to develop new stores or to complete remodels as rapidly as planned, stability of product costs and supply or quality control problems with vendors. This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty.


     For additional information with respect to these factors, see the Annual Report on Form 10-K for the year ended December 30, 2000 for Delhaize America. See "Where You Can Find More Information" on pages 137-139. This document describes other important factors that could cause actual results to differ materially from expectations of Delhaize Group and Delhaize America, including the factors described under the heading "Risk Factors" in this document. All written and oral forward-looking statements attributable to Delhaize Group or Delhaize America or persons acting on behalf of Delhaize Group or Delhaize America are expressly qualified in their entirety by such factors.

                              THE SPECIAL MEETING

DATE, TIME AND PLACE OF THE SPECIAL MEETING

     The special meeting of Delhaize America shareholders will be held at the Hotel Inter-Continental, 111 East 48th Street, New York, New York, on Wednesday, April 25, 2001, at 9:00 a.m. local time.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, the holders of Delhaize America Class A and Class B common stock will:

     - consider and vote on a proposal to approve and adopt the Agreement and Plan of Share Exchange, dated as of November 16, 2000, by and between Delhaize Group and Delhaize America, providing for the exchange of 0.40 Delhaize Group American Depositary Receipts, or, at the option of a Delhaize America shareholder, 0.40 Delhaize Group ordinary shares, for each outstanding share of Class A and Class B common stock of Delhaize America not already owned by Delhaize Group;

     - consider and vote on a proposal to amend the Articles of Incorporation of Delhaize America to increase the number of authorized shares of Class A common stock from 1,500,000,000 to 100,000,000,000 and to clarify that Delhaize America may make a share dividend of an equivalent number of shares to holders of its Class A and Class B common stock; and

     - transact such other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

     In addition to the proposals described above, at the special meeting the holders of Delhaize America Class A common stock will consider and vote upon a proposal to approve a share dividend by which each holder of Delhaize America Class A and Class B common stock will receive a dividend of 499 shares of Class A common stock for each share that such person holds.

RECORD DATE

     Delhaize America has fixed the close of business on March 2, 2001 as the record date for the determination of Delhaize America shareholders entitled to notice of, and to vote at, the special meeting. All Delhaize America shareholders of record at the close of business on the record date are entitled to notice of and to vote at the Delhaize America special meeting. As of the record date, there were 106,236,768 outstanding shares of Delhaize America Class A common stock held by approximately 23,203 holders of record, and 75,290,542 outstanding shares of Delhaize America Class B common stock held by approximately 11,212 holders of record.

VOTING OF SHARES AT THE SPECIAL MEETING

     Proxies that are properly executed by holders of Delhaize America common stock, if received in time for the special meeting and not subsequently revoked, will be voted at the special meeting in accordance with the instructions given in the proxies. Proxies that are properly executed but do not contain instructions with respect to the proposals to be considered at the special meeting will be voted "FOR" approval of the proposals for which the proxy does not contain specific instructions.

     Delhaize America shareholders whose shares are held in the name of a bank or broker should follow the voting instructions provided by the bank or broker.

     DELHAIZE AMERICA SHAREHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. IF THE SHARE EXCHANGE IS COMPLETED, DELHAIZE GROUP WILL FURNISH DELHAIZE AMERICA SHAREHOLDERS WITH INSTRUCTIONS FOR EXCHANGING THEIR SHARES OF DELHAIZE AMERICA CLASS A OR CLASS B COMMON STOCK FOR DELHAIZE GROUP ADRS OR ORDINARY SHARES AT THAT TIME.

HOW TO REVOKE A PROXY

     If you are a shareholder holding Delhaize America shares in your name, you may revoke a previously given proxy at any time prior to its exercise by:

     - delivering, prior to the special meeting, to the Corporate Secretary of Delhaize America, a written notice of revocation or a proxy having a later date or time than the executed proxy; or

     - voting in person at the special meeting.

Attendance at the special meeting will not by itself constitute revocation of the proxy granted by the proxy card. Shareholders wishing to revoke earlier granted proxies must vote at the special meeting or mail written notices of revocation to:

        Delhaize America, Inc.
        2110 Executive Drive
        P.O. Box 1330
        Salisbury, North Carolina 28145
        Attn: Corporate Secretary

Written notices of revocation must be received before the shareholder vote at the Delhaize America special meeting.

     If you do not hold your Delhaize America shares in your name, you may revoke a previously granted proxy by following the revocation instructions provided by the bank, broker or other party who is the registered owner of the shares.

REQUIRED VOTE AND QUORUM

     The affirmative vote of the holders of a majority of the outstanding Delhaize America Class A and Class B common stock, each voting as a separate class, is required to approve the share exchange agreement. The affirmative vote of a majority of Delhaize America Class A and Class B common stock voting at the special meeting, each voting as a separate class, is required to approve the proposed amendments to the Articles of Incorporation. The affirmative vote of the holders of a majority of the outstanding Delhaize America Class A common stock, voting as a separate class, is required to approve the share dividend. Each share of Delhaize America common stock outstanding on the record date is entitled to one vote on the matters to be considered by shareholders at the special meeting. There are no other classes of voting securities of Delhaize America presently outstanding. As of the record date for the special meeting, Delhaize Group owned a majority of the outstanding Delhaize America Class B common stock and as part of the share exchange agreement agreed to vote these shares in favor of the proposals to be considered at the special meeting. As a result, the approval of the share exchange agreement and the proposed amendments to the Delhaize America Articles of Incorporation by the holders of Class B common stock is assured.

     Brokers and nominees may not exercise their voting discretion on the approval of the share exchange agreement, the proposed amendments to the Delhaize America Articles of Incorporation and the share dividend. As a result, absent specific instructions from the beneficial owner of the shares of Delhaize America Class A or Class B common stock, brokers and nominees may not vote these shares. Shares that are not voted because brokers did not receive instructions are referred to as "broker non-votes". Holders of a majority of outstanding shares of the Delhaize America Class A and Class B common stock as of the record date must be present in person or by proxy at the special meeting to constitute a quorum for any matter to be considered by the holders of Class A common stock and Class B common stock, respectively. Abstentions are counted as present or represented for purposes of determining a quorum for the special meeting, but broker non-votes will not be counted as present or represented for purposes of determining a quorum for the meeting. Because the affirmative vote of the holders of a majority of the outstanding Delhaize America Class A and Class B common stock, voting as a separate class, and a majority of the outstanding Delhaize America Class A common stock voting as a separate class, is required for approval of the share exchange agreement and the share dividend, respectively, an abstention, unreturned proxy or broker non-vote will effectively be a vote against the approval of the share exchange agreement and the share dividend. Assuming that a quorum is present at the meeting, abstentions, unreturned proxies and broker non-votes will have no effect on the voting on the proposed amendments to the Articles of Incorporation.

SOLICITATION OF PROXIES

     Delhaize America will bear the costs of the special meeting and of soliciting proxies for the meeting. Delhaize Group and Delhaize America will share equally the amount of the filing fees and the other expenses incurred in connection with the cost of filing, printing and distributing this document. In addition to solicitation by mail, the directors, officers and employees of Delhaize America may also solicit proxies from shareholders by telephone, facsimile, telegram or other electronic means or in person. Delhaize America will make arrangements with brokerages and others custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Delhaize America will reimburse those brokerage houses and custodians for their reasonable expenses in doing so. Georgeson Shareholder Communications Inc. will assist in the solicitation of proxies by Delhaize America for a fee not to exceed USD 7,500 plus reasonable out-of-pocket expenses.

                THE DELHAIZE GROUP EXTRAORDINARY GENERAL MEETING

     In connection with the share exchange, the Board of Directors of Delhaize Group called an extraordinary general meeting of the shareholders of Delhaize Group that was held on November 21, 2000 to consider and vote upon, among other items, the following matters:

     - to amend various provisions of Delhaize Group's Articles of Association in connection with the share exchange and the conversion of the capital to the Euro;

     - to authorize the Board of Directors of Delhaize Group to increase the corporate capital by 100%; and

     - to authorize the Board of Directors of Delhaize Group to repurchase, on behalf of Delhaize Group, up to 10% of its share capital at a unit price not lower than EUR one and not higher than EUR 150.

     As is usual for public companies in Belgium, the legally required quorum of 50% of the outstanding shares of Delhaize Group was not satisfied at the extraordinary general meeting held on November 21, 2000. As a result, and complying with Belgian law, the Board of Directors of Delhaize Group called a second extraordinary general meeting of the shareholders of Delhaize Group which was held on December 15, 2000. Under Belgian law, this second extraordinary general meeting was entitled to consider and vote upon the resolutions described above without any quorum requirements. The first two matters above required the approval of at least 75% of the votes cast by Delhaize Group shareholders present in person or by proxy at the meeting and the third required the approval of at least 80% of the votes cast by Delhaize Group shareholders present in person or by proxy at the meeting.

RESOLUTIONS REQUIRED FOR THE SHARE EXCHANGE

     Delhaize Group shareholders are required to approve the second matter described above in order for the share exchange to be completed. The third matter described above is a condition to the obligation of Delhaize Group to complete the share exchange.

     Each of the matters described above was approved by the Delhaize Group shareholders at the extraordinary general meeting held on December 15, 2000.

                               THE SHARE EXCHANGE

BACKGROUND OF THE SHARE EXCHANGE

     Delhaize Group has owned an interest in Delhaize America since 1974. As of the record date for the Delhaize America special meeting, Delhaize Group owned approximately 37% and 56% of the outstanding Delhaize America Class A and Class B common stock, respectively. In July 2000, the management of Delhaize Group started an in-depth study of an acquisition of the publicly held shares of Delhaize America. Delhaize Group commenced the study based on the following business reality. Delhaize Group management realized that the Delhaize America capital structure -- a structure consisting of two classes of common stock (one of which is non-voting) and a controlling shareholder -- had long been viewed by the investment community as complex and difficult to follow. Delhaize Group management believed that this complex capital structure made Delhaize America less attractive compared to other retail supermarket companies in its peer group when competing for investment capital. Delhaize Group management also believed that investors with limited funds to invest in this sector tended to prefer investments in a stock that was easy to understand and easy to follow.

     The Delhaize Group management determined that its offer would provide an opportunity to increase liquidity and visibility of Delhaize Group on a global basis, to secure long-term growth for Delhaize Group and to improve the value of Delhaize Group to all of its shareholders. On July 10, 2000, Delhaize Group retained Salomon Smith Barney to serve as a financial advisor in connection with its evaluation of a potential transaction involving Delhaize America. During the course of the remainder of July and August 2000, Delhaize Group management, along with its financial, legal and accounting advisors, evaluated possible transaction structures to accomplish an acquisition of the publicly held shares of Delhaize America, including a statutory merger and a statutory share exchange. Delhaize Group also considered different forms of consideration to be offered to the Delhaize America shareholders, including:

          (1) a combination of cash and Delhaize Group shares, with an election feature under which, subject to proration, the Delhaize America shareholders would be able to elect the form of consideration they would receive; and

          (2) an all-stock transaction.

     Based upon various concerns arising out of the potential application of and uncertainties arising under Belgian corporate law, Delhaize Group determined that it would be advantageous to structure the transaction as a statutory share exchange. Additionally, in part because Delhaize Group wanted to structure the transaction to be tax-free to the Delhaize America shareholders for United States federal income tax purposes, Delhaize Group management determined that an all-stock transaction would be preferable to a transaction involving a component of cash consideration.

     On September 6, 2000, at a regularly scheduled meeting, the Delhaize Group Board of Directors considered making a proposal to acquire the publicly held shares of Delhaize America. At this meeting, the Delhaize Group Board of Directors approved a proposal under which each outstanding share of Delhaize America Class A and Class B common stock not already owned by Delhaize Group would be exchanged for 0.35 ordinary shares of Delhaize Group in a statutory share exchange under North Carolina law. The proposal also included the establishment of an American Depositary Receipt, or ADR, program and the listing of Delhaize Group ADSs on the New York Stock Exchange. Later that day, Pierre-Olivier Beckers, the Chief Executive Officer of Delhaize Group, presented the proposal to Bill McCanless, the

Chief Executive Officer of Delhaize America. Additionally, Mr. Beckers sent a letter to Mr. McCanless outlining the proposal, the text of which was as follows:

Dear Bill,

     On behalf of Etablissements Delhaize Freres et Cie "Le Lion" S.A. ("Delhaize Group"), I am pleased to communicate to you our proposal to acquire all of the outstanding shares of the Class A and Class B common stock of Delhaize America, Inc. (the "Company"), not currently owned by Delhaize Group (or its wholly-owned subsidiary Delhaize The Lion America, Inc.). We believe that this transaction, which combines two companies that have been partners for 26 years, will significantly benefit all of Delhaize Group's key constituencies - employees, customers, shareholders, suppliers and local communities - by strengthening the Company's ability to compete at a time when the United States supermarket industry is undergoing strong competitive pressures. The consideration to be received by the public shareholders of the Company would consist of 0.35 common shares of Delhaize Group in exchange for each share of Class A and Class B common stock of the Company. This offer represents a 32% premium above the average 20 trading day stock price (blended Class A and Class B shares) of the Company, using the average 20 trading day stock price of Delhaize Group ending September 5, 2000.

     We believe that this proposal, which will enable the current public shareholders of the Company to enjoy an ongoing equity interest in a highly successful international food retailer, is fair and beneficial to all shareholders. This proposal ensures that all companies in the global partnership would continue to operate under their local banner, thereby maintaining their operational and cultural identity, and serving their customers with increased synergies and competitive strength. Additionally, all outstanding options, including vested and unvested, held by Company employees will remain outstanding and become exercisable for Delhaize Group shares modified to reflect the exchange ratio.

     The transaction would be structured as a statutory share exchange under North Carolina law, with the public shareholders of the Company exchanging their shares for Delhaize Group stock with the Company becoming a wholly-owned subsidiary of Delhaize Group. We intend to structure the transaction to be tax-free to the Company's shareholders for United States federal income tax purposes.

     A condition to closing of the transaction would be that American Depositary Receipts representing the common shares of Delhaize Group be approved for listing on the New York Stock Exchange or quotation on the Nasdaq National Market. In addition, consummation of the transaction would be subject to the approval of the Board of Directors of the Company, the execution of a definitive share exchange agreement, the approval of a majority of both the Class A and Class B common stock of the Company, the approval of the Delhaize Group shareholders to authorize additional common shares necessary to consummate the transaction, the Company opting out of the provisions of the North Carolina Shareholder Protection Act and other conditions as are customary for a transaction of this type.

     In considering our proposal, you should be aware that we are interested only in acquiring the publicly held shares of the Company, and are not interested in selling our interest in the Company and that there are no prospects of a sale of a controlling interest to a third party.

     We are in a position to proceed promptly towards a transaction on the basis of the foregoing terms and look forward to working with you toward a mutually acceptable agreement. We and our advisors are available to meet with the Company's representatives to discuss this proposal at your convenience.

                                            Very truly yours,

                                            Pierre-Olivier Beckers
                                            Chief Executive Officer

     On the morning of September 7, 2000, Delhaize Group publicly announced the proposal regarding the share exchange and filed an amendment to its Schedule 13D on file with the Securities and Exchange Commission.

     On September 7, 2000, Delhaize America issued a press release stating that it had received the share exchange proposal and had formed a special committee, made up of all the independent directors of Delhaize America, to review the offer. The members of the Special Committee are Dr. Jacqueline K. Collamore (Chairperson), Margaret Kluttz, Dr. Bernard W. Franklin and William J. Ferguson. Delhaize America also announced that the Special Committee had retained Wachtell, Lipton, Rosen & Katz and Robinson, Bradshaw & Hinson as legal counsel.

     Delhaize America entertained the Delhaize Group offer because Delhaize America believed that the offer provided an opportunity to simplify the complex Delhaize America capital structure, to create one global stock with analyst coverage in both the European and United States markets and to benefit from Delhaize Group's international experience. In addition, Delhaize Group had made it clear to Delhaize America that it did not intend to sell its controlling stake in Delhaize America, which effectively foreclosed any opportunity to address capital structure issues through an alternative strategy with a third party in the foreseeable future.

     On September 8, 2000, after meeting with several investment banking firms, the Special Committee engaged Credit Suisse First Boston Corporation as its financial advisor.

     During the period from September 2000 through the date of the share exchange agreement, the Special Committee met 20 times. During those meetings, the Special Committee met with its financial and legal advisors and, together with its advisors, discussed and developed a negotiating strategy for the Delhaize Group proposal. Also, management of Delhaize America as well as representatives of Delhaize Group addressed the Special Committee at certain of those meetings.

     On September 18, 2000, representatives of Delhaize Group and the Special Committee met and discussed various aspects of the transaction.

     On September 20, 2000, representatives of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel for Delhaize Group, and Wachtell, Lipton, Rosen & Katz met and discussed various legal matters regarding the transaction.

     On October 4, 2000, Akin, Gump, Strauss, Hauer & Feld, L.L.P. distributed a preliminary draft of the share exchange agreement to counsel for the Special Committee.

     Over the next several weeks, representatives of Delhaize Group, Delhaize America and the Special Committee held several due diligence conference calls regarding Delhaize Group's businesses outside of the United States.

     On October 30, 2000, representatives of Delhaize Group and the Special Committee met in New York to discuss the terms of the share exchange. During this meeting the representatives of the Special Committee stated that the Special Committee was willing to recommend the share exchange to the Delhaize America Board of Directors if the exchange ratio was raised to 0.45.

     On November 1, 2000, representatives of Delhaize Group informed the Special Committee that Delhaize Group was willing to increase the proposed exchange ratio to 0.37.

     On November 3, 2000, counsel to the Special Committee distributed its comments to the draft share exchange agreement to counsel for Delhaize Group.

     During the period of November 6 through November 8, 2000, Pierre-Olivier Beckers, the Chief Executive Officer of Delhaize Group, the members of the Special Committee, and their respective financial and legal advisors, met in New York to discuss the terms of the share exchange. The financial advisors each discussed their respective financial analysis of the transaction. At the conclusion of these meetings, the parties did not reach an agreement on the terms of the share exchange.

     On November 9, 2000, counsel to Delhaize Group distributed a revised draft of the share exchange agreement to counsel to the Special Committee.

     On November 10, 2000, representatives of Delhaize Group and the Special Committee engaged in extensive discussions regarding the terms of the share exchange. On such date the parties agreed to an exchange ratio of 0.40 Delhaize Group ADRs, or ordinary shares, in exchange for each Delhaize America share in the share exchange.

     During the period of November 11 through November 15, 2000, the representatives of Delhaize Group and the Special Committee had various conference calls to resolve open issues and finalize the terms of the share exchange agreement.

     On November 13, 2000, the Board of Directors of Delhaize Group met and approved the terms of the share exchange.

     On November 14, 2000, the Special Committee's financial advisor made a financial presentation to the Special Committee, and the Special Committee's legal advisors reviewed in detail the terms of the share exchange agreement.

     On or about November 15, 2000, Delhaize America and Delhaize Group entered into a memorandum of understanding with respect to the settlement of seven class action lawsuits brought by or on behalf of Delhaize America shareholders in the state courts of North Carolina that had been filed relating to the proposed share exchange.

     On November 16, 2000, the Special Committee met and, after a final update from the Special Committee's legal and financial advisors, unanimously determined that the share exchange is fair to and in the best interests of the Delhaize America public shareholders and recommended the approval of the share exchange agreement to the full Delhaize America Board of Directors.

     Immediately following the meeting of the Special Committee on November 16, 2000, the full Board of Directors of Delhaize America held a meeting. At this meeting the Delhaize America Board of Directors unanimously approved the share exchange agreement.

     Following this meeting on November 16, 2000, the parties executed the share exchange agreement and issued a joint press release announcing the transaction.

DELHAIZE AMERICA'S REASONS FOR THE SHARE EXCHANGE

     At a meeting held on November 16, 2000, the Special Committee determined that the share exchange is fair to, and in the best interests of, the Delhaize America public shareholders, and unanimously recommended to the Delhaize America Board approval of the share exchange agreement. See "-- Background of the Share Exchange". In evaluating the risks and opportunities inherent in the share exchange and the fairness of the terms of the share exchange, the Special Committee considered a number of positive and negative factors. The material factors considered are as follows:

     - the financial condition, assets, results of operations, business and prospects of Delhaize America and the risks inherent in achieving those prospects;

     - the financial condition, assets, results of operations, business and prospects of Delhaize Group, and the risks inherent in achieving those prospects, including those described in the "Risk Factors" section of this document;

     - the oral opinion of Credit Suisse First Boston Corporation, subsequently confirmed in writing dated November 16, 2000, that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio was fair, from a financial point of view, to the public shareholders of Delhaize America, and the financial analyses presented to the Special Committee by Credit Suisse First Boston Corporation in connection with the delivery of its opinion (see "-- Opinion of Credit Suisse First Boston Corporation");

     - the terms and conditions of the share exchange agreement, including the identical amount and form of consideration offered for the Class A and Class B common stock, and the nature of the parties' representations, warranties, covenants and agreements (including the agreement by Delhaize Group to appoint three independent persons reasonably acceptable to the Special Committee plus two members of Delhaize America management as members of the Delhaize Group Board) (see "Terms of the Share Exchange Agreement");

     - the benefits of simplifying the capital structure of Delhaize America by eliminating multiple classes of stock, with the effects of improving market liquidity, strengthening visibility through improved equity research coverage in the United States and Europe and improving access to financial resources;

     - the benefits of converting the Delhaize America public shareholders (voting and non-voting) from shareholders in a controlled company with limited voting rights to shareholders of Delhaize Group (all voting) that will be a public Belgian company with no controlling shareholder, although the Special Committee also recognized that Delhaize Group shareholders are paid dividends annually and not quarterly and in lesser amounts than has been the historic practice by Delhaize America;

     - the relative historical trading prices of Delhaize America common stock and Delhaize Group ordinary shares that implied a lower exchange ratio for Delhaize America shareholders than the share exchange ratio, and that movements in Delhaize America common stock and Delhaize Group ordinary shares are generally in tandem given that Delhaize Group's ownership interest in Delhaize America represents such a significant portion of Delhaize Group;

     - the prospects and challenges for the Delhaize America business in the event that the share exchange were not to occur (including the Special Committee's understanding of conditions currently affecting the U.S. supermarket industry in general and future prospects, and the continued challenges of integrating the Hannaford acquisition to achieve synergies and improving equity research coverage notwithstanding that the Delhaize America stock is not widely traded);

     - the history of the negotiations with respect to the exchange ratio that, among other things, led to an increase in Delhaize Group's offer, and the Special Committee's belief that the economic terms contained in the share exchange agreement represented the best economic terms that could be obtained from Delhaize Group, and that the plaintiffs in all but one of the class action lawsuits that had been filed relating to the share exchange had agreed in principle to settle on the basis of the increase in the Delhaize Group offer;

     - the structure of the share exchange, which permits Delhaize America shareholders to exchange their stock in a transaction that is intended to be tax-free for United States federal income tax purposes (see
       "-- Material United States Federal Income Tax Consequences of the Share Exchange"), and the fact that it is a condition for Delhaize America's benefit that an opinion be received regarding the tax-free nature of the share exchange which could be waived on behalf of Delhaize America only by the Special Committee;

     - Delhaize Group's stated position that it would not sell its shares of Delhaize America common stock and that no alternative transaction involving a third party offer for Delhaize America, therefore, could be available;

     - the fact that in connection with this transaction the Delhaize America Board of Directors would opt out of the North Carolina Shareholder Protection Act that requires a 95% shareholder vote for business combinations with a greater than 20% shareholder, and the effect of such action if the transaction were not consummated (including that Delhaize Group would be free of the restrictions afforded by that Act in connection with business combinations, whether or not the independent members of the Delhaize America Board of Directors supported the business combination); and

     - the availability of dissenters' rights under the North Carolina law to dissenting Delhaize America shareholders in the exchange.

     The negative factors identified above were considered by the Special Committee. The Special Committee concluded that the risks and disadvantages inherent in the share exchange are outweighed by the potential benefits and advantages set forth above.

     In light of the number and variety of factors that the Special Committee considered in connection with its evaluation of the exchange, the Special Committee did not find it practicable to assign relative weights to the foregoing factors, and, accordingly, the Special Committee did not do so.

     The Delhaize America Board of Directors has considered the unanimous recommendation of the Special Committee, as well as factors (enumerated above) considered by the Special Committee, and has unanimously determined that the exchange is fair to, and in the best interests of, the Delhaize America public shareholders, has approved and adopted the share exchange agreement, and recommends that the Delhaize America public shareholders vote to approve and adopt the share exchange agreement and the other proposals relating to amendments to the Delhaize America Articles of Incorporation and the share dividend.

DELHAIZE GROUP'S REASONS FOR THE SHARE EXCHANGE

     At meetings held on September 6 and November 13, 2000, the Delhaize Group Board of Directors unanimously approved the initial proposal made to the Board of Directors of Delhaize America and the final share exchange agreement, respectively. In reaching these decisions, the Delhaize Group Board of Directors considered its consultation with Delhaize Group's management, as well as with its financial, accounting and legal advisors, and considered the following material factors:

     - the share exchange would simplify the capital structure of Delhaize Group by eliminating the two classes of stock of Delhaize America;

     - the transaction would significantly increase the market capitalization of Delhaize Group, which should result in increased liquidity and visibility on a global basis;

     - the share exchange would be accretive to reported earnings per share, after goodwill amortization, and cash earnings per share, before goodwill amortization, to Delhaize Group shareholders in 2001; and assuming a Delhaize Group ordinary share price of Euro 55, and a share repurchase program in an aggregate amount of USD 350,000,000, the Board of Directors of Delhaize Group anticipated for 2001 an accretion to cash earnings per share of approximately 10% and an accretion to reported earnings per share of approximately 1% in 2001;

     - the opportunity to realize approximately EUR 23 million in annual cost savings through the share exchange, resulting from synergies such as increased purchasing power, elimination of duplicative functions and the implementation of best practices across the companies, in which Delhaize Group determines the best programs and practices of its companies with respect to key areas such as shrinkage reduction, procurement, risk management, administrative functions and information technology;

     - after the share exchange, Delhaize America would be a wholly-owned subsidiary of Delhaize Group, and therefore, Delhaize Group would have access to 100% of the cash flow generated by Delhaize America; and

     - the potential impact on Delhaize America of continuing in the current structure -- a structure consisting of two classes of common stock (one of which is non-voting), and a controlling shareholder -- which may limit investor interest in Delhaize America and negatively impact the price for Delhaize America shares and, because of the importance of Delhaize America to Delhaize Group's whole portfolio, may also negatively impact the price of Delhaize Group shares.

     The Delhaize Group Board of Directors also considered a number of risks and uncertainties associated with the share exchange, including the following:

     - the dilution of the ownership interest in Delhaize Group of the historical shareholders of Delhaize Group (those shareholders who are descendents of the founders of Delhaize Group);

     - the potential for litigation in connection with the transaction initiated by public shareholders of Delhaize America; and

     - the uncertainties arising out of the establishment of an ADR program in connection with the share exchange because of the possibility that Delhaize America shareholders would sell their ADRs after the share exchange and the potential negative effect of such selling on the Delhaize Group share price, the possibility that shareholders would prefer to receive ordinary shares instead of ADRs, the possibility that investors would not want to hold ADRs or invest in a foreign company, and the possibility that a trading market would not develop for the ADRs.

     In the judgment of the Delhaize Group Board of Directors, the potential benefits of the share exchange outweighed these considerations. The foregoing discussion of the factors considered by the Board of Directors of Delhaize Group in evaluating the share exchange is not intended to be exhaustive, but is believed to include all material factors considered by the Delhaize Group Board of Directors. Due to the variety of factors that the Delhaize Group Board of Directors considered in evaluating the share exchange, the Delhaize Group Board of Directors did not find it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors considered in its evaluation. Individual members of the Delhaize Group Board of Directors may have given different weights to different factors considered by the Board.

OPINION OF CREDIT SUISSE FIRST BOSTON CORPORATION

     Credit Suisse First Boston has acted as financial advisor to the Delhaize America Special Committee in connection with the share exchange. The Special Committee selected Credit Suisse First Boston based on Credit Suisse First Boston's experience, expertise and reputation, and familiarity with the business sector in which Delhaize America conducts its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with share exchanges and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, the Special Committee requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, to the public shareholders of Delhaize America common stock of the exchange ratio provided for in the share exchange. On November 16, 2000, at a meeting of the Special Committee held to evaluate the share exchange, Credit Suisse First Boston rendered to the Special Committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated November 16, 2000, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio provided for in the share exchange was fair, from a financial point of view, to the public shareholders of Delhaize America common stock.

     THE FULL TEXT OF CREDIT SUISSE FIRST BOSTON'S WRITTEN OPINION, DATED NOVEMBER 16, 2000, TO THE SPECIAL COMMITTEE, WHICH SETS FORTH, AMONG OTHER THINGS, THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. HOLDERS OF DELHAIZE AMERICA COMMON STOCK ARE URGED TO, AND SHOULD, READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY. CREDIT SUISSE FIRST BOSTON'S OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE AND RELATES ONLY TO THE FAIRNESS OF THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED SHARE EXCHANGE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE OR ACT ON ANY MATTER RELATING TO THE SHARE EXCHANGE OR THE FORM OF THE CONSIDERATION TO BE ELECTED BY SUCH SHAREHOLDER IN THE SHARE

EXCHANGE OR ANY OTHER MATTERS RELATING TO THE SHARE EXCHANGE. THE SUMMARY OF CREDIT SUISSE FIRST BOSTON'S OPINION IN THIS DOCUMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In arriving at its opinion, Credit Suisse First Boston reviewed the share exchange agreement, as well as certain publicly available business and financial information relating to Delhaize America and Delhaize Group. Credit Suisse First Boston also reviewed other information relating to Delhaize America and Delhaize Group, including financial forecasts, that were provided to or discussed with Credit Suisse First Boston by Delhaize America and Delhaize Group. Credit Suisse First Boston also met with the managements of Delhaize America and Delhaize Group to discuss the businesses and prospects of Delhaize America and Delhaize Group. Credit Suisse First Boston considered financial and stock market data of Delhaize America and Delhaize Group, and compared those data with similar data for publicly held companies in businesses which it deemed similar to those of Delhaize America and Delhaize Group. Credit Suisse First Boston considered, to the extent publicly available, the financial terms of other business combinations and other transactions which have recently been effected. Credit Suisse First Boston also considered other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

     In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Delhaize America and Delhaize Group, Credit Suisse First Boston assumed, with the consent of the managements of the two companies, that the forecasts had been reasonably prepared on bases which reflected the best then available estimates and judgments of the respective managements of the two companies as to the future financial performance of Delhaize America and Delhaize Group and the cost savings and other potential synergies, including the amount, timing and achievability of such synergies, anticipated to result from the share exchange. Credit Suisse First Boston also assumed, with the consent of the Special Committee, that the share exchange would be treated as a tax-free reorganization for U.S. federal income tax purposes. In addition, Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Delhaize America or Delhaize Group, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals.

     Credit Suisse First Boston's opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated, on the date of the Credit Suisse First Boston opinion. Credit Suisse First Boston did not express any opinion as to what the value of Delhaize Group ADRs or ordinary shares actually would be when issued under the share exchange or the prices at which Delhaize Group ADRs or ordinary shares would trade after the share exchange. In connection with its engagement, Credit Suisse First Boston was not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or any part of Delhaize America. Although Credit Suisse First Boston evaluated the exchange ratio in the share exchange from a financial point of view, Credit Suisse First Boston was not requested to, and did not, recommend the specific consideration payable in the share exchange, which consideration was determined between Delhaize America and Delhaize Group. No other limitations were imposed upon Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering its opinion.

     In preparing its opinion to the Delhaize America special committee, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

     In its analyses, Credit Suisse First Boston considered industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Delhaize America and Delhaize Group. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Delhaize America or Delhaize Group or the proposed share exchange, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Credit Suisse First Boston's analyses and estimates are inherently subject to substantial uncertainty.

     Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Special Committee in its evaluation of the proposed share exchange and should not be viewed as determinative of the views of the Special Committee or management with respect to the share exchange or the exchange ratio.

     The following is a summary of the material financial analyses performed by Credit Suisse First Boston in connection with the preparation of its opinion and reviewed with the Special Committee at a meeting of the Special Committee held on November 16, 2000. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF CREDIT SUISSE FIRST BOSTON'S FINANCIAL ANALYSES.

     IMPLIED EXCHANGE RATIO ANALYSIS. Using the results derived for Delhaize America and Delhaize Group from the "Discounted Cash Flow Analysis", "Comparable Companies Analysis", "Comparable Acquisitions Analysis", "Contribution Analysis", "Relative Trading Analysis", "Minority Buy-Out Analysis" and "Financial Implications Analysis" described below, Credit Suisse First Boston calculated an implied exchange ratio reference range for each analysis and the pro forma ownership of Delhaize America shareholders in the combined company implied by those exchange ratio reference ranges. Credit Suisse First Boston then compared the implied exchange ratio reference range derived from each analysis to the exchange ratio provided for in the share exchange. This analysis indicated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio in the share exchange of 0.40x and the pro forma ownership of Delhaize America shareholders in the combined company of 43.6%:

                                                             IMPLIED EXCHANGE   PRO FORMA
                                                               RATIO RANGE      OWNERSHIP
                                                             ----------------   ---------
Discounted Cash Flow Analysis (Management Case)............   0.32x to 0.47x      43.3%
Discounted Cash Flow Analysis (Revised Case)...............   0.32x to 0.50x      44.2%
Comparable Companies Analysis..............................   0.33x to 0.49x      44.2%
Comparable Acquisitions Analysis...........................   0.38x to 0.48x      45.4%
Contribution Analysis......................................   0.37x to 0.44x      43.9%
Relative Trading Analysis..................................   0.26x to 0.33x      36.2%
Minority Buy-Out Analysis..................................   0.35x to 0.38x      41.3%
Financial Implications Analysis............................   0.38x to 0.40x      43.0%

     The "Discounted Cash Flow Analysis", "Comparable Companies Analysis", "Comparable Acquisitions Analysis", "Contribution Analysis", "Relative Trading Analysis," "Minority Buy-Out Analysis" and "Financial Implications Analysis" performed by Credit Suisse First Boston for purposes of its "Implied Exchange Ratio Analysis" are described below:

     DISCOUNTED CASH FLOW ANALYSIS. Credit Suisse First Boston considered the present value of the stand-alone, unlevered, after-tax free cash flows that each of Delhaize America and Delhaize Group could produce over calendar years 2001 through 2010, based on two scenarios. The first scenario, the management case, was based on internal estimates of and discussions with the managements of Delhaize America and Delhaize Group. The second scenario, the revised case, was based on adjustments to the management case based on discussions with managements of Delhaize America and Delhaize Group, reflecting, in the case of Delhaize America, reduced new store growth, reduced comparable store sales growth and lower gross margin levels and, in the case of Delhaize Group, reduced sales growth and more modest gross margin levels. Ranges of estimated terminal values were calculated by multiplying calendar year 2010 earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, for each of Delhaize America and Delhaize Group by EBITDA multiples ranging from 7.0x to 8.0x for Delhaize America and 8.0x to 9.0x for Delhaize Group. The unlevered free cash flows and terminal values of Delhaize America and Delhaize Group were then discounted to present value using discount rates of 9.0% to 9.5% for Delhaize America, and 10.0% to 10.5% for Delhaize Group. As compared to the exchange ratio in the share exchange of 0.40x, this analysis indicated the following implied exchange ratio reference ranges:

                                                              IMPLIED EXCHANGE
                                                                RATIO RANGE
                                                              ----------------
Management Case.............................................   0.32x to 0.47x
Revised Case................................................   0.32x to 0.50x

     COMPARABLE COMPANIES ANALYSIS. Credit Suisse First Boston compared financial, operating and stock market data of Delhaize America to corresponding data of the following publicly traded companies in the retail supermarket business in the United States:

     - Albertson's, Inc.
     - The Great Atlantic & Pacific Tea Company, Inc.
     - The Kroger Co.
     - Safeway Inc.
     - Winn-Dixie Stores, Inc.

     In addition, Credit Suisse First Boston compared financial, operating and stock market data of Delhaize Group to corresponding data of the following publicly traded companies in the retail supermarket business in Europe:

     - Koninklijke Ahold NV
     - Colruyt SA
     - Jeronimo Martins SGPS SA
     - Safeway plc
     - J Sainsbury plc
     - Tesco plc

     Credit Suisse First Boston reviewed adjusted market values, calculated as equity value, plus total debt and minority interests, less cash, as multiples of estimated calendar year 2000 sales, EBITDA and price to earnings and estimated calendar year 2001 price to earnings. Credit Suisse First Boston then applied a range of selected multiples derived from the comparable companies of estimated calendar year 2000 EBITDA to corresponding financial data of Delhaize America and Delhaize Group. All multiples were based on closing stock prices on November 10, 2000. Estimated financial data for comparable companies were based on publicly available research analysts' estimates, estimated financial data for Delhaize America were based on internal estimates of the management of Delhaize America, and estimated financial data for Delhaize Group were based on internal estimates of the management of Delhaize Group. This analysis indicated an implied exchange reference range of 0.33x to 0.49x, as compared to the exchange ratio in the share exchange of 0.40x.

     COMPARABLE ACQUISITIONS ANALYSIS. Credit Suisse First Boston analyzed the implied transaction multiples paid or proposed to be paid in the following acquisition transactions in the retail supermarket business, generally involving companies comparable in size and market presence to Delhaize America and Delhaize Group:

                  COMPARABLE ACQUISITIONS FOR DELHAIZE AMERICA

ACQUIROR                                                        TARGET
--------                                                        ------
Delhaize America, Inc..........................  Hannaford Bros. Co.
Safeway, Inc...................................  Randall's Food Markets, Inc.
Albertson's, Inc...............................  American Stores Company
J Sainsbury plc................................  Star Markets Company, Inc.
The Kroger Co..................................  Fred Meyer, Inc.
Safeway Inc....................................  Carr-Gottstein Foods Co.
Safeway Inc....................................  Dominick's Supermarkets, Inc.
Koninklijke Ahold NV...........................  Giant Food, Inc.
Albertson's, Inc...............................  Buttrey Food and Drug Stores Company
Fred Meyer, Inc................................  Quality Food Centers, Inc.
Fred Meyer, Inc................................  Food 4 Less Holdings, Inc.
Jitney-Jungle Stores of America, Inc...........  Delchamps, Inc.
Fred Meyer, Inc................................  Smith's Food & Drug Centers, Inc.
Giant Eagle, Inc...............................  Riser Foods, Inc.
Kohlberg Kravis Roberts & Co...................  Randall's Food Markets, Inc.
Safeway Inc....................................  The Vons Companies, Inc.
Quality Food Centers, Inc......................  Hughes Markets, Inc.
Food Lion, Inc.................................  Kash n' Karry Food Stores, Inc.
Koninklijke Ahold NV...........................  The Stop & Shop Companies, Inc.
Smith's Food & Drug Centers, Inc...............  Smitty's Supermarkets, Inc.
                                                 Jitney-Jungle Stores of America,
Bruckmann, Rosser, Sherrill & Co., Inc.........  Inc.
Kohlberg Kravis Roberts & Co...................  Bruno's, Inc.
Koninklijke Ahold NV...........................  Mayfair Super Markets, Inc.
Food 4 Less Supermarkets, Inc..................  Ralph's Supermarkets, Inc.
The Stop & Shop Companies, Inc.................  Purity Supreme, Inc.
The Yucaipa Companies..........................  Dominick's Finer Foods, Inc.

                   COMPARABLE ACQUISITIONS FOR DELHAIZE GROUP

ACQUIROR                                                        TARGET
--------                                                        ------
Koninklijke Ahold NV...........................  Superdiplo SA
Wal-Mart Stores (UK) Ltd.......................  ASDA Group plc
De Boer Unigro NV..............................  Vendex Food Group BV
Superdiplo SA..................................  Ecore SA
Metro AG.......................................  Allkauf SB Warenhaus GMBH & Co.
T&S Stores plc.................................  M&W plc
Tesco plc......................................  Associated British Foods plc
Auchan SA......................................  Docks de France SA

     Credit Suisse First Boston compared purchase prices in the selected transactions as multiples of latest 12 months sales, earnings before interest and taxes, commonly referred to as EBIT, and EBITDA. Credit Suisse First Boston then applied a range of selected multiples derived from the selected transactions of latest 12 months revenues, EBITDA and EBIT to the estimated calendar year 2000 EBITDA of Delhaize

America and Delhaize Group. All multiples were based on publicly available financial information. This analysis indicated an implied exchange ratio reference range of 0.38x to 0.48x, as compared to the exchange ratio in the share exchange of 0.40x.

     CONTRIBUTION ANALYSIS. Credit Suisse First Boston compared the relative contributions of Delhaize America and Delhaize Group to the estimated calendar year 2001 EBITDA and net income of the combined company. Estimated financial data for Delhaize America were based on internal estimates of the management of Delhaize America and estimated financial data for Delhaize Group were based on internal estimates of the management of Delhaize Group. Exchange ratios implied by the contribution of EBITDA and net income were adjusted for each company's financial leverage. This analysis indicated the following implied exchange ratios:

                                                                 IMPLIED
                                                              EXCHANGE RATIO
                                                              --------------
EBITDA
  Implied Contribution Ratio................................      0.44x
Net Income
  Net Income Per Share......................................      0.37x

     RELATIVE TRADING ANALYSIS. Credit Suisse First Boston compared the average daily closing stock prices for Delhaize America Class A common stock and Delhaize Group ordinary shares on September 6, 2000, which was one day prior to the initial offer made by Delhaize Group, and one-week, one-month, three-months, six-months, one-year and two-years preceding September 6, 2000. This analysis indicated an implied exchange ratio reference range of 0.26x to 0.33x, as compared to the exchange ratio in the share exchange of 0.40x, as indicated below:

                                             AVERAGE STOCK
                                                 PRICE          AVERAGE STOCK
                                            DELHAIZE AMERICA        PRICE
                                                CLASS A        DELHAIZE GROUP       IMPLIED
PERIOD                                        COMMON STOCK     ORDINARY SHARES   EXCHANGE RATIO
------                                      ----------------   ---------------   --------------
                                                           (ALL AMOUNTS IN USD)
September 6, 2000.........................        15.94             53.92            0.30x
One week..................................        15.46             54.95            0.28x
One month.................................        15.31             58.40            0.26x
Three months..............................        16.56             60.76            0.27x
Six months................................        17.14             57.54            0.30x
One year..................................        18.51             64.17            0.29x
Two years.................................        24.75             75.62            0.33x

     MINORITY BUY-OUT ANALYSIS. Credit Suisse First Boston reviewed the purchase prices and implied premiums payable in minority buy-out transactions since calendar year 1995, focusing on U.S. companies with market capitalizations of USD 50 million or greater in which the equity interests of minority shareholders were acquired by the majority shareholders. For each of the selected transactions, Credit Suisse First Boston reviewed, among other things, the percentage of shares acquired of the target company and the premium implied in the transaction based on the target company's closing stock price prior to the offer date. Credit Suisse First Boston then applied a range of selected premiums derived from the selected transactions to the closing stock price of Delhaize America common stock on September 6, 2000, which is the last day prior to public announcement of the initial offer. For purposes of this analysis, Credit Suisse First Boston focused more heavily on the median premiums implied in minority buy-out transactions in which the percentages of shares acquired ranged from approximately 30% to 50%, given the higher percentage of shares being acquired in the share exchange. This analysis indicated an implied exchange ratio of 0.35x to 0.38x, as compared to the exchange ratio in the share exchange of 0.40x.

     FINANCIAL IMPLICATIONS ANALYSIS. Credit Suisse First Boston analyzed the potential pro forma effect of a range of exchange ratios on Delhaize Group's estimated earnings per share for estimated calendar year 2001, including and excluding goodwill, based on management estimates for Delhaize America and Delhaize Group and assuming USD 20 million of potential pre-tax synergies anticipated to result from the share exchange. This analysis indicated the following accretion / (dilution) to Delhaize Group's estimated earnings per share:

                                                ACCRETION/(DILUTION)
                                          --------------------------------
                                          CALENDAR YEAR      CALENDAR YEAR
INDICATIVE                                    2001               2001
EXCHANGE                                    INCLUDING          EXCLUDING
RATIO                                       GOODWILL           GOODWILL
----------                                -------------      -------------
0.35x...................................        4.0%              6.3%
0.36x...................................        2.5%              5.0%
0.37x...................................        1.0%              3.9%
0.38x...................................       (0.5%)             2.7%
0.39x...................................       (2.0%)             1.6%
0.40x...................................       (3.4%)             0.4%
0.41x...................................       (4.8%)            (0.6%)
0.42x...................................       (6.2%)            (1.7%)
0.43x...................................       (7.5%)            (2.7%)
0.44x...................................       (8.8%)            (3.8%)
0.45x...................................      (10.1%)            (4.8%)

     The actual results achieved after consummation of the share exchange may vary from projected results and the variations may be material.

     MISCELLANEOUS. Delhaize America has agreed to pay Credit Suisse First Boston for its financial advisory services upon completion of the share exchange an aggregate fee of approximately USD 4 million. Delhaize America also has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including reasonable fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

     In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the securities of both Delhaize America and Delhaize Group for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in those securities.

INTERESTS OF CERTAIN PERSONS IN THE SHARE EXCHANGE

     In considering the recommendation of the Delhaize America Board of Directors that shareholders vote to approve the share exchange agreement, shareholders should be aware that members of Delhaize America's Board of Directors have interests in the share exchange that are different from, and in addition to, the interests of Delhaize America shareholders generally.

     BOARD REPRESENTATION. Delhaize Group has agreed to use commercially reasonable efforts to cause Bill McCanless, the Chief Executive Officer of Delhaize America and a member of the Executive Committee of Delhaize Group, and Hugh Farrington, the Vice-Chairman of Delhaize America, to be appointed to the Delhaize Group Board of Directors prior to, as of or immediately following the closing of the share exchange. In addition, up to three members of the Special Committee may be appointed to the Delhaize Group Board of Directors on a temporary basis.

     On February 23, 2001, the Board of Directors of Delhaize Group identified and proposed to the Special Committee that William G. Ferguson, Robert J. Murray and Richard Goblet d'Alviella be the three independent directors to be proposed to shareholders of Delhaize Group for election as members of the Board of Directors of Delhaize Group, as contemplated by the share exchange agreement. On

March 2, 2001, the Special Committee met and approved such persons as the three independent director designees to be proposed to shareholders of Delhaize Group. In addition, the Special Committee agreed to defer the date for the election of these independent director designees, as well as R. William McCanless and Hugh
G. Farrington, until Delhaize Group's annual general meeting of shareholders to be held on May 23, 2001. See "Delhaize Group Management and Ownership of Delhaize Group Shares" on pages 100-104.


     INDEMNIFICATION AND INSURANCE. Under the terms of the share exchange agreement, Delhaize America will indemnify the present and former directors and officers of Delhaize America and its subsidiaries from liabilities for their acts or omissions in those capacities prior to the effective time of the share exchange. In addition, for six years after the share exchange, Delhaize Group will cause Delhaize America to maintain its existing directors' and officers' liability insurance with respect to matters occurring prior to the effective time of the share exchange, provided that Delhaize America will not be obligated to pay annual premiums in an amount exceeding 150% of the annual premiums with respect to such policies as of November 16, 2000.

LISTING OF DELHAIZE GROUP ADSS AND ORDINARY SHARES

     It is a condition to closing of the share exchange that the Delhaize Group ADSs to be issued in the share exchange be approved for listing or quotation on the New York Stock Exchange or the Nasdaq National Market System and that the Delhaize Group ordinary shares to be issued in the share exchange be approved for listing on Euronext Brussels, in each case subject to official notice of issuance.

ACCOUNTING TREATMENT OF THE TRANSACTION

     The share exchange will be accounted for under the purchase method of accounting. Accordingly, a determination of the fair value of Delhaize America's assets and liabilities will be made in order to allocate the purchase price to the assets acquired and the liabilities assumed.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE

  GENERAL

     The following is a discussion of the material United States federal income tax consequences of the share exchange and the share dividend to be paid by Delhaize America prior to the share exchange. This discussion does not purport to be a complete description of all potential tax consequences affecting the decision whether to vote to approve the share exchange. The discussion applies only to U.S. Holders (as defined below) who hold Delhaize America common stock as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code and does not address all potential tax effects that may be relevant to U.S. Holders in light of their particular circumstances such as foreign persons, persons who own (actually or constructively) 5% or more of either the total voting power or total value of all capital stock of Delhaize Group or Delhaize America before or immediately after the share exchange, persons who are residents of Belgium or engaged in a trade or business in Belgium through a permanent establishment or a fixed base, persons who acquired their Delhaize America common stock through the exercise of employee stock options or otherwise as compensation, and U.S. Holders who are subject to special treatment under United States federal income tax law (for example, financial institutions, insurance companies, tax-exempt organizations, retirement plans, dealers in securities, traders in securities that elect to apply a mark-to-market method of accounting and U.S. Holders that hold Delhaize America common stock as a part of a hedge, straddle, constructive sale or conversion transaction). The following discussion does not address the effect of applicable state, local or foreign tax laws or of federal tax laws other than those related to the income tax. As discussed in detail below, the U.S. federal income tax consequences of the share exchange are not entirely free from doubt because there is some risk that certain prior acquisitions by Delhaize Group of Delhaize America shares could cause the share exchange to fail the "solely for voting stock test" of Section 368(a)(1)(B) of the Internal Revenue Code and thus fail to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code. If the share exchange does not qualify as a reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code, the share exchange would be treated as a taxable exchange for federal income tax purposes. However, Delhaize Group believes that strong factual and legal arguments support the position that the share exchange will satisfy the "solely for voting stock test" described below, and expects counsel to render an opinion (based on representations from Delhaize Group and Delhaize America) that, although the matter is not free from doubt, the share exchange should constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code. TAX MATTERS ARE COMPLICATED. EACH U.S. HOLDER IS URGED TO CONSULT HIS TAX ADVISOR REGARDING THE CONSEQUENCES OF THE SHARE EXCHANGE IN LIGHT OF HIS PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAW.

     A "U.S. Holder" means a holder of Delhaize America Class A or Class B common stock who is:

     (i)a citizen or resident of the United States;

     (ii)
        a corporation or partnership created in or organized under the laws of the United States or any political subdivision of the United States;

     (iii)
        an estate the income of which is subject to United States federal income tax regardless of its source; or

     (iv)
        a trust if a United States court can exercise primary supervision over the administration of such trust, and one or more United States persons have the authority to control all of the substantial decisions of such trust.

U.S. Holders of Delhaize Group ADRs are treated as owners of the Delhaize Group ordinary shares underlying such ADRs for purposes of the Internal Revenue Code.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE SHARE EXCHANGE AND THE SHARE DIVIDEND

     This summary is based on the Internal Revenue Code, Treasury Regulations, administrative rulings and practice and judicial precedent in effect at the date of this document, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed in this document.

     General Consequences of the Share Dividend. The share dividend will not be taxable to U.S. Holders. Each U.S. Holder will be required to allocate tax basis in the Delhaize America common stock between shares of Delhaize America common stock held prior to the share dividend and the newly received Class A common stock, based upon the relative fair market value of each. The holding period of the Class A common stock received in the share dividend, in determining whether any capital gain or loss on a sale or exchange is long term or short term, includes the period for which the U.S. Holder held shares of Delhaize America Class A and/or Class B common stock on which the dividend is paid.

     The proposed share dividend is designed to ensure that Delhaize Group may acquire in a tax efficient manner a sufficient percentage of the shares of Delhaize America in the share exchange to allow the share exchange to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code. The proposed share dividend would reduce the value of the shares of Delhaize America Class B common stock by diluting the value of all outstanding shares of Delhaize America common stock. As a result, Delhaize Group could execute, in a tax-efficient manner, an internal distribution of shares of Delhaize America Class B common stock, if necessary, to ensure that the control test, as discussed below, is satisfied, as required by Section 368(a)(1)(B) of the Internal Revenue Code. The internal distribution would involve a distribution of a number of shares held by a wholly-owned subsidiary of Delhaize Group to Delhaize Group.

     Requirements to Qualify as a Tax-Free Reorganization. The share exchange is intended to qualify as a tax-free reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code. Section 368(a)(1)(B) of the Internal Revenue Code generally provides that the acquisition by one corporation of stock of another corporation, in exchange solely for all or part of the acquiring corporation's voting stock, will be a nontaxable transaction if, immediately after the acquisition, the acquiring corporation has control of such other corporation (whether or not such acquiring corporation had control immediately before the acquisition). For this purpose, "control" means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of the acquired corporation.

     Qualification of the exchange as a reorganization under Section 368(a)(1)(B) of the Internal Revenue Code also depends on compliance with certain other statutory and common law requirements, including, among other things, the "continuity of business enterprise test," the "continuity of proprietary interest test" and that a valid business purpose exist for the transaction.

     In addition, because the Delhaize Group ADRs or ordinary shares to be received in the share exchange represent an exchange of stock of a United States domestic corporation for the stock of a foreign corporation, Section 367 of the Internal Revenue Code and the Treasury Regulations promulgated under this section prescribe certain additional requirements that must be met in order for the share exchange to be treated as a reorganization within the meaning of
Section 368(a)(1)(B) of the Internal Revenue Code.

          "Solely for Voting Stock Test." The "solely for voting stock test" is satisfied only if the shareholders of Delhaize America receive only voting stock of Delhaize Group in the share exchange. Accordingly, in order to qualify as a tax-free reorganization, Delhaize Group must not provide, directly or indirectly, consideration other than voting stock to the shareholders of Delhaize America. In certain circumstances, purchases of stock of a target company by an acquiror made prior to a share exchange could be integrated with the share exchange when analyzing whether the shareholders of the target receive only voting stock of the acquiror in the share exchange. As discussed in more detail in the tax opinion referred to below, although not free from doubt, certain prior acquisitions of Delhaize America shares by Delhaize Group should not prevent the share exchange from qualifying as a tax-free reorganization.

          "Active Business Test" under Section 367 of the Internal Revenue Code. One of the additional requirements that Section 367 imposes on the share exchange in order for it to qualify as a tax-free reorganization is the "active business test" of Treasury Regulation section 1.367(a)-3(c)(3)(i), which provides that gain will be recognized on an exchange of this type unless:

             (1) the transferee foreign corporation (in this case, Delhaize Group) was engaged immediately before the transfer (in this case, the share exchange) in an active trade or business with a 36-month history outside the United States;

             (2) none of the parties had the intention at the time of the transfer to dispose of the active business; and

             (3) Delhaize Group meets the "substantiality test."

          "Substantiality Test". The "substantiality test" is satisfied only if the fair market value of Delhaize Group is at least equal to the fair market value of Delhaize America at the time of the share exchange, net of certain assets acquired within the previous 36 months outside the ordinary course of business or acquired from Delhaize America. Based upon the current market capitalizations of Delhaize America and Delhaize Group, it is likely that the parties will not meet the "substantiality" test at the time the share exchange is completed.

          The Treasury Regulations provide, however, in certain circumstances for the issuance of a private letter ruling allowing for the nonrecognition of gain in a transfer of stock of a United States corporation to a foreign corporation if the taxpayer has met all of the requirements of the Treasury Regulations under Section 367 of the Internal Revenue Code other than the "active business test" and the taxpayer is substantially in compliance with the active business test. On February 27, 2001, the Internal Revenue Service issued a private letter ruling which held that Delhaize Group and Delhaize America were in substantial compliance with the "active business test" set forth in the Treasury Regulations under Section 367 of the Internal Revenue Code.

     Receipt of Opinion of Counsel. A condition to closing of the share exchange is the receipt by Delhaize Group and Delhaize America of an opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P. that, although the matter is not free from doubt, the share exchange should constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code and no gain or loss should be recognized by a Delhaize America shareholder that exchanges his Delhaize America common stock for Delhaize Group ADRs or ordinary shares except with respect to cash received instead of fractional shares. This tax opinion will rely upon various representations from Delhaize Group and Delhaize America, including representations regarding acquisitions of Delhaize America stock by Delhaize Group made prior to the share exchange. Based on the prior acquisitions of Delhaize America stock, counsel will not be able to render an unqualified opinion that the share exchange "will" constitute a tax-free reorganization. However, strong factual and legal arguments support treatment of the share exchange as a tax-free reorganization. Based on these arguments, Delhaize Group expects counsel to render an opinion that the share exchange "should" constitute a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code. A copy of the form of this opinion is attached to this document as Annex E. Shareholders are encouraged to review the opinion.

     An opinion of counsel is not, however, binding upon the Internal Revenue Service and does not preclude the Internal Revenue Service or a court from adopting a contrary position. The principal tax issues relating to whether the share exchange qualifies as a reorganization are set forth in the copy of the opinion of counsel referred to above. Holders are urged to consult their tax advisors regarding the effect of the share dividend and the share exchange on their particular tax situation. Neither Delhaize America nor Delhaize Group will seek a ruling from the IRS as to the tax treatment of the share exchange (except with respect to certain issues related to Section 367(a) of the Internal Revenue Code discussed above).

     General Consequences of the Share Exchange if it qualifies as a Reorganization. If the share exchange qualifies as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code, each of Delhaize America and Delhaize Group will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code and no gain or loss will be recognized by a U.S. Holder on the exchange of Delhaize America common stock for Delhaize Group ADRs or ordinary shares (except with respect to any cash received in lieu of a fractional ADR or ordinary share) provided that (a) Delhaize America complies with the reporting requirements contained in Treasury Regulation section 1.367(a)-3(c)(6) and (b) if any U.S. Holder owns (directly or indirectly and taking into account applicable attribution rules) either 5% or more of the total voting power or 5% or more of the total value of Delhaize Group outstanding capital stock immediately after the share exchange (recognizing that in certain circumstances options to acquire Delhaize Group ADRs may be treated as Delhaize Group stock), such U.S. Holder will, in a timely manner, enter into a five-year gain recognition agreement in accordance with the requirements of Treasury Regulation section 1.367(a)-8.

     Based on those conclusions, the following additional United States federal income tax consequences would arise:

          (i) The tax basis of the Delhaize Group ADRs or ordinary shares received by any such U.S. Holder in the share exchange will be equal to the tax basis of the Delhaize America common stock exchanged for the Delhaize Group ADRs or ordinary shares, reduced by any amount of basis allocable to fractional ADRs or ordinary shares for which cash is received.

          (ii) The holding period of the Delhaize Group ADRs or ordinary shares received by such U.S. Holder in the share exchange will include the holding period of the Delhaize America common stock exchanged for the Delhaize Group ADRs or ordinary shares.

          (iii) The receipt of cash in lieu of a fractional Delhaize Group ADR or ordinary share by any such U.S. Holder pursuant to the share exchange generally will result in taxable capital gain or loss to such U.S. Holder based on the difference between the amount of cash received by such U.S. Holder and such U.S. Holder's basis in such fractional ADR or ordinary share, which capital gain or loss will be long-term capital gain or loss if the U.S. Holder's holding period is more than one year at the effective time of the share exchange.

     General Consequences of the Share Exchange if it does not Qualify as a Reorganization. If the share exchange does not qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code, a U.S. Holder will recognize gain equal to the excess, if any, of the fair market value of the Delhaize Group ADRs or ordinary shares received in the share exchange plus any cash received in lieu of a fractional Delhaize Group ADR or ordinary share, over such U.S. Holder's tax basis in the Delhaize America common stock. Such U.S. Holder will have a tax basis in the Delhaize Group ADRs or ordinary shares received equal to his tax basis in the Delhaize America common stock plus any gain recognized less any cash received in lieu of a fractional Delhaize Group ADR or ordinary share. Certain limitations may be imposed on a U.S. Holder's ability to recognize losses in a taxable exchange. Each U.S. Holder is urged to consult his tax advisor regarding such matter.

     Tax Treatment of Dissenting Shareholders. A Delhaize America shareholder receiving solely cash in exchange for such stock in the share exchange pursuant to the exercise of dissenters' rights under the North Carolina dissenters' rights statute will generally recognize capital gain or loss at the effective time of the share exchange equal to the difference between the tax basis of the Delhaize America common stock surrendered and the amount of the cash received for the Delhaize America common stock. Such capital gain or loss will constitute long-term capital gain or loss if such Delhaize America common stock has been held for more than 12 months at the effective time of the share exchange. Generally, long-term capital gain on assets held by individuals will be subject to U.S. federal income tax at a rate not to exceed 20%. Certain limitations may be imposed on the dissenting shareholders' ability to recognize losses in a taxable exchange. EACH DISSENTING SHAREHOLDER IS URGED TO CONSULT HIS TAX ADVISOR REGARDING SUCH MATTER.

RIGHTS OF DISSENTING DELHAIZE AMERICA SHAREHOLDERS

     RIGHT TO DISSENT. Under Article 13 of the North Carolina Business Corporation Act, each Delhaize America shareholder is permitted to dissent from the share exchange. A shareholder who properly exercises his or her dissenter's rights will be entitled to obtain payment of the fair value of his or her Delhaize America shares in the event the share exchange is completed. Under North Carolina law, a shareholder entitled to dissent and obtain payment for his or her shares may not challenge the corporate action creating such entitlement, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation. The following is a summary of dissenters' rights under Article 13 of the North Carolina Business Corporation Act. This summary contains the material terms of the procedures that must be complied with for a shareholder to exercise properly his or her dissenter's rights and should be read carefully together with the complete text of Article 13, which is attached as Annex D to this document. Any Delhaize America shareholder who intends to dissent from the share exchange should also consult with an attorney. FAILURE TO COMPLY WITH THE PROCEDURES PRESCRIBED BY ARTICLE 13 WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS. Except as otherwise stated below, Delhaize America will not give any further notices to Delhaize America shareholders regarding the existence of dissenters' rights or the time periods within which or the procedures by which dissenters' rights must be exercised.

     NOTICE OF INTENT TO DEMAND PAYMENT; VOTE. Any Delhaize America shareholder who intends to dissent from the share exchange must give Delhaize America written notice of his or her intent to demand payment for his or her Delhaize America shares if the share exchange is completed. This notice must be actually received by Delhaize America before a vote on the share exchange is taken at the special meeting. A notice of intent to dissent from the share exchange should be mailed or delivered to the Corporate Secretary of Delhaize America at the following address: Delhaize America, Inc., Attention: Corporate Secretary, 2110 Executive Drive, P.O. Box 1330, Salisbury, North Carolina 28145. A vote against the share exchange agreement at the special meeting will not satisfy this notice requirement. Rather, a dissenting shareholder must timely deliver the written notice prior to the shareholder vote on the share exchange, not vote in favor of the approval of the share exchange agreement at the special meeting and follow the other procedures in Article 13 to be entitled to receive payment for his or her Delhaize America shares under Article 13 and not the share exchange consideration for his or her shares.

     In addition to submitting prior written notice of intent to demand payment for his or her shares under Article 13, a Delhaize America shareholder dissenting from the share exchange must not vote his or her Delhaize America shares in favor of the share exchange agreement. Instead, the dissenting shareholder must either vote against or abstain from voting on the share exchange. Delhaize America shareholders who return a signed proxy but do not give instructions as to the manner in which the Delhaize America shares represented by the proxy are to be voted will be deemed to have voted in favor of the share exchange agreement and will not be able to assert dissenters' rights. A Delhaize America shareholder who dissents from the share exchange must dissent with respect to all Delhaize America shares he or she beneficially owns.

     DISSENTERS' NOTICE. If the share exchange is approved by the Delhaize America shareholders, Delhaize America will mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who sent timely notice of their intent to dissent and did not vote in favor of the share exchange agreement. Delhaize America will mail this dissenters' notice within 10 days after the shareholders approve the share exchange agreement. The dissenters' notice will be accompanied by a copy of Article 13 of the North Carolina Business Corporation Act and will:

     - state where the dissenting shareholder's payment demand must be sent, and where and when certificates evidencing Delhaize America shares must be deposited;

     - inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the dissenting shareholder's payment demand is received by Delhaize America;

     - supply a form for demanding payment; and

     - set a date by which Delhaize America must receive the dissenting shareholder's payment demand. This date may not be fewer than 30 nor more than 60 days after the date Delhaize America mails the dissenters' notice.

     DUTY TO DEMAND PAYMENT. A Delhaize America shareholder who was sent a dissenters' notice must then demand payment and deposit his or her certificates evidencing Delhaize America shares in accordance with the instructions set forth in the dissenters' notice. Any Delhaize America shareholder who demands payment and deposits his or her certificates evidencing Delhaize America shares in accordance with the dissenters' notice, or who demands payment as to uncertificated shares, will retain all other rights as a Delhaize America shareholder until these rights are canceled or modified by completion of the share exchange. A Delhaize America shareholder who does not demand payment or deposit his or her certificates where required, each by the date stated in the dissenters' notice, will lose his or her dissenter's rights and will not be entitled to payment for the fair value of his or her shares under Article 13.

     FAILURE TO TAKE ACTION. If Delhaize America does not complete the share exchange within 60 days after the date set for demanding payment and depositing certificates in the dissenters' notice, Delhaize America will return the deposited certificates to the dissenting shareholders and release the transfer restrictions imposed on uncertificated shares. If the share exchange is completed after that time, Delhaize America will send a new dissenters' notice and repeat the payment demand procedure described above. Any dissenting shareholder at the time the share exchange is completed who does not thereafter strictly follow the procedures for dissenting will receive the share exchange consideration and will not be entitled to payment under Article 13.

     Following the effective time of the share exchange, shares owned by a dissenting shareholder will be held in escrow by Delhaize America and remain issued and outstanding until such time as either the dissenting shareholder receives fair value for his or her shares in accordance with Article 13 or the dissenting shareholder becomes entitled to receive the share exchange consideration for failing to strictly follow the procedures for dissenting under
Article 13 or withdrawing his or her claim for dissenters' rights. If the dissenting shareholder receives payment for his or her shares under Article 13, Delhaize America will pay the fair value of the shares to the shareholder and cancel the shares. If the dissenting shareholder receives the share exchange consideration, his or her shares will be transferred to Delhaize Group in the share exchange and will remain issued and outstanding.

     PAYMENT FOR SHARES. As soon as the share exchange is completed, or within 30 days of receipt of a payment demand, Delhaize America will be required to pay each dissenting shareholder who timely demanded payment and deposited his or her certificates in accordance with the terms of the dissenters' notice the amount Delhaize America estimates to be the fair value of the dissenting shareholder's shares of Delhaize America stock, plus interest accrued to the date of payment. The payment will be accompanied by:

     - Delhaize America's most recent available year-end financial statements together with its latest available interim financial statements;

     - an explanation of how Delhaize America estimated the fair value of the shares;

     - an explanation of how the interest was calculated;

     - a statement of the dissenting Delhaize America shareholder's right to demand additional payment under Article 13 if dissatisfied with the amount of Delhaize America's payment; and

     - a copy of Article 13 of the North Carolina Business Corporation Act.

     PROCEDURE IF DISSENTING SHAREHOLDER DISSATISFIED WITH DELHAIZE AMERICA'S PAYMENT OR FAILURE TO PERFORM. A dissenting Delhaize America shareholder who does not accept the corporation's offer may notify Delhaize America in writing of his or her own estimate of the fair value of his or her Delhaize America shares and amount of interest due, and demand payment of the amount by which that estimate exceeds the amount paid by Delhaize America, in any of the following situations:

     - the dissenting shareholder believes that the amount paid by Delhaize America is less than the fair value of his or her shares or that the interest due is calculated incorrectly;

     - Delhaize America fails to make payment to the dissenting shareholder as soon as the share exchange is completed or within 30 days after receipt of a payment demand from the dissenting shareholder; or

     - Delhaize America fails to complete the share exchange and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

This notice must be given within 30 days after Delhaize America has paid the dissenting shareholder for his or her shares or has failed to perform timely, as the case may be. Any dissenting Delhaize America shareholder who does not give this notice within the required 30-day period will waive his or her dissenter's rights under Article 13 and will be deemed to have withdrawn his or her dissent and demand for payment.

     JUDICIAL APPRAISAL OF SHARES. If a dissenting Delhaize America shareholder has taken all of the actions required to exercise his or her dissenter's rights and his or her demand for payment remains unsettled, the dissenting shareholder may commence a court proceeding to determine the fair value of his or her Delhaize America shares and accrued interest. To commence the appraisal proceeding, the dissenting shareholder must file a complaint with the North Carolina superior court division of the general court of justice within 60 days after the earlier of the date Delhaize America made payment for his or her shares or the date the dissenting shareholder gave the payment demand notice described in the immediately preceding paragraph. There is no right to a jury trial in any appraisal proceeding commenced by a Delhaize America shareholder. A dissenting shareholder who does not take any action within this 60-day period will be deemed to have withdrawn his or her dissent and demand for payment.

     If an appraisal proceeding is commenced by a Delhaize America shareholder, the court has discretion to make all dissenting Delhaize America shareholders whose demands remain unsettled parties to the proceeding. In that case, all parties must be served with a copy of the complaint. Nonresidents of North Carolina may be served by registered or certified mail or by publication as provided by law. The court may appoint one or more persons as appraisers with such powers as the court may determine to receive evidence and recommend a decision on the question of fair value. Each dissenting shareholder made a party to the appraisal proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenting shareholder's shares, plus interest, exceeds the amount paid by Delhaize America. The court will assess court costs, as well as the fees and expenses of court-appointed appraisers, as it deems equitable. The court may also assess the fees and expenses of counsel and experts for the respective parties in amounts and against whom it finds equitable.

     For a discussion of certain tax consequences applicable to dissenting Delhaize America shareholders who receive cash upon the exercise of their dissenters' rights, see "The Share Exchange -- Material United States Federal Income Tax Consequences of the Share Exchange."

OTHER EFFECTS OF THE SHARE EXCHANGE

     REQUIRED SEC DISCLOSURE. The content and timing of reports and notices that Delhaize Group will file with the SEC after the completion of the share exchange differ in several respects from the reports and notices that Delhaize America currently files. Delhaize Group will be a foreign private issuer for purposes of the reporting rules under the Exchange Act.

     As a U.S. reporting company, Delhaize America must file with the SEC, among other reports and notices:

     - an annual report on Form 10-K within 90 days after the end of each fiscal year;

     - quarterly reports on Form 10-Q within 45 days after the end of each of the first three quarters of the fiscal year; and

     - current reports on Form 8-K upon the occurrence of specified corporate events.

     As a foreign private issuer, in accordance with the rules and regulations under the Exchange Act, Delhaize Group will be required to:

     - file with the SEC an annual report on Form 20-F within six months after the end of each fiscal year; and

     - furnish reports on Form 6-K relating to information material to Delhaize Group which is required to be publicly disclosed in Belgium or filed with the Belgian Banking and Finance Commission or the Belgian Stock Exchange Authorities, or relating to information distributed or required to be distributed by Delhaize Group to its shareholders.

     Delhaize Group will not be required under the Exchange Act to file quarterly reports on Form 10-Q after the end of each financial quarter.

     In addition, the content and timing of reports and notices that holders of Delhaize Group ADRs and ordinary shares will receive will differ from the reports and notices that are currently received by Delhaize America shareholders. As a U.S. reporting company, Delhaize America must mail to its shareholders in advance of each annual meeting of shareholders:

     - an annual report containing audited financial statements; and

     - a proxy statement that complies with the requirements of the Exchange
       Act.

     As a foreign private issuer, Delhaize Group will be exempt from the rules under the Exchange Act prescribing the furnishing and content of annual reports and proxy statements to its shareholders. Delhaize Group will furnish holders of Delhaize Group ordinary shares with notices of meetings of shareholders and related documents in accordance with the requirements of Belgian law. As promptly as practicable after each of those reports is ready for distribution to shareholders, Delhaize Group will furnish the depositary, The Bank of New York, with sufficient copies of these reports as well as other communications and notices that Delhaize Group generally makes available to its shareholders, and will request the depositary to mail those reports and communications to registered holders of Delhaize Group ADRs. Then, at the request of Delhaize Group, the depositary will arrange for the mailing of the documents to registered holders of Delhaize Group ADRs. Holders of Delhaize Group ADRs will also be able to obtain from the depositary a copy of Delhaize Group's most recent annual report on Form 20-F. The depositary has also agreed to make these documents available for inspection at the depositary's office.

     In addition, as a foreign private issuer, Delhaize Group will not be subject to the insider "short-swing" profit disclosure and reporting rules under
Section 16 of the Exchange Act.

     As a foreign private issuer, Delhaize Group has requested from the New York Stock Exchange, Inc. exemptions from certain of the requirements it generally imposes on domestic companies with shares listed on the New York Stock Exchange, the most important of which are:

     - an extended period of time for Delhaize Group to distribute its annual report to shareholders;

     - an exemption from New York Stock Exchange quorum requirements because, under Belgian law, there is generally no quorum requirement for a Belgian company's general meeting of shareholders;

     - an exemption from New York Stock Exchange requirements relating to record dates because Belgian law does not have a concept of a record date for meetings of shareholders, payment of dividends or otherwise;

     - permission to follow Belgian law and practice regarding the adoption of stock incentive programs (shareholder approval is not necessarily required under Belgian law); and

     - permission to follow Belgian law and practice with respect to the review of related party transactions.

     DELISTING OF DELHAIZE AMERICA COMMON STOCK. Upon the completion of the share exchange, the Delhaize America Class A and Class B common stock will be delisted from the New York Stock Exchange and will be deregistered under the Exchange Act.

                     TERMS OF THE SHARE EXCHANGE AGREEMENT

     The description of the share exchange agreement set forth below summarizes the material terms of the share exchange agreement, a copy of which is attached as Annex A to this document and is incorporated in its entirety by reference in this document. You are encouraged to read the entire share exchange agreement because it is the legal document that governs the share exchange.

THE SHARE EXCHANGE

     As a result of the share exchange, public holders of shares of Delhaize America common stock will cease to have a direct equity interest in Delhaize America as shareholders of Delhaize America. After the completion of the share exchange, each share of Class A and Class B common stock of Delhaize America issued and outstanding immediately prior to the completion of the share exchange, other than shares owned by Delhaize Group and its wholly-owned subsidiary Delhaize The Lion America, Inc. and shares as to which dissenters' rights of appraisal have been exercised, will be acquired by Delhaize Group and the holders of such shares of Class A or Class B common stock of Delhaize America shall have the right to receive 0.40 Delhaize Group ADSs, or at the election of a Delhaize America shareholder, 0.40 Delhaize Group ordinary shares, in exchange for such shares.

     The exchange ratio will be adjusted, from 0.40 to 0.0008 by dividing 0.40 by 500, to reflect the share dividend. For example, if a Delhaize America shareholder held 100 shares of Delhaize America Class A common stock and there were no share dividend, such shareholder would receive 40 Delhaize Group ADSs, or ordinary shares, in the share exchange (100 x 0.40). As a result of the share dividend, the Delhaize America shareholder will receive 49,900 additional shares of Delhaize America Class A common stock and thus will hold 50,000 shares of Class A common stock prior to the share exchange. Consequently, such shareholder will still receive 40 Delhaize Group ADSs, or ordinary shares, in the share exchange (50,000 x 0.0008).

ELECTION PROCEDURES

     Promptly after consummation of the share exchange, each record holder of shares of Delhaize America common stock will be sent a letter of transmittal and election form which will permit the shareholder to elect to receive ordinary shares of Delhaize Group in exchange for all of the holder's shares of Delhaize America common stock. If a shareholder either:

        (1) does not submit a properly completed election form in a timely fashion; or

        (2) revokes his or her election form before the deadline for the submission of the election form,

the shares of the Delhaize America stock held by the shareholder will be exchanged in the share exchange into the right to receive ADSs.

     All ordinary share elections will be required to be made on an election form. To make an effective election the holder must, in accordance with the election form, complete properly and return the election form to the exchange agent before the election deadline. The election deadline will be the date announced in a news release to be issued by Delhaize Group as the last date on which any ordinary share election may be made. Delhaize Group has the right, under some specific circumstances described in the share exchange agreement, to change the election deadline to a later date.

     Holders of Delhaize America common stock holding shares through The Depository Trust Company may be subject to a different election procedure and election deadline.

     Delhaize Group has the right to make additional rules, not inconsistent with the share exchange agreement, governing the validity of the election forms and the issuance and delivery of certificates evidencing ADSs or ordinary shares for which shares of Delhaize America common stock are exchanged in the share exchange. All rules and determinations will be final and binding on all holders of Delhaize America common stock.

EXCHANGE OF CERTIFICATES

     Promptly after the effective time of the share exchange, an exchange agent selected by Delhaize Group will send to each holder of a Delhaize America common stock certificate a letter of transmittal and election form and instructions for use in effecting the exchange of Delhaize America common stock certificates for either Delhaize Group ADSs or ordinary shares. The exchange agent will also make arrangements for holders of Delhaize America common stock certificates to deliver to the exchange agent in person such letter of transmittal and election form and their common stock certificates in exchange for the Delhaize Group ADSs or ordinary shares after the share exchange.

     Any Delhaize Group ADSs that remain unclaimed six months after the effective time will be returned to Delhaize Group, upon demand, and any holders of Delhaize America common stock who have not exchanged their Delhaize America common stock certificates prior to that time may after such time look only to Delhaize Group, as general creditors of Delhaize Group, to exchange their Delhaize America common stock certificates or to receive amounts to which they are entitled pursuant to the share exchange agreement.

     If you do not have your Delhaize America common stock certificate because it is lost, stolen or destroyed, you may make an affidavit of that fact. In addition, Delhaize Group or the exchange agent may require that you post a bond in a reasonable amount determined by Delhaize Group or the exchange agent as indemnity against any claim that may be made against Delhaize Group with respect to the missing stock certificate. Upon receipt of an affidavit and any required bond, the exchange agent will issue the requisite number of Delhaize Group ADSs or ordinary shares and, if applicable, any distributions on those ADSs or ordinary shares in exchange for the missing stock certificate.

  Holders of Delhaize America common stock certificates should not submit their certificates for exchange until they have received the letter of transmittal and election form and instructions referred to above.

FRACTIONAL ADSS OR ORDINARY SHARES

     No fractional ADSs or ordinary shares will be issued in the share exchange. Each person who would otherwise be entitled to receive a fractional Delhaize Group ADS or ordinary share will receive cash in amount equal to his or her ratable share of the proceeds of the sale by the exchange agent of the number of fractional ADSs and ordinary shares which would have been issued in the share exchange. Those fractional interests will be aggregated into whole ADSs and ordinary shares and sold into the open market by the exchange agent after the last day on which the ordinary share election may be made.

ADDITIONAL MEMBERS OF THE DELHAIZE GROUP BOARD OF DIRECTORS

     The share exchange agreement provides that Delhaize Group will use commercially reasonable efforts to cause Bill McCanless, the President and Chief Executive Officer of Delhaize America and a member of the Delhaize Group Executive Committee, Hugh Farrington, the Vice Chairman of Delhaize America and Chief Executive Officer of Hannaford, and three independent directors reasonably acceptable to the Special Committee to be elected or appointed to the Delhaize Group Board of Directors prior to, as of or immediately following the closing of the share exchange for a term of two years. The share exchange agreement provides that in the event that three independent directors are not elected or appointed prior to the closing of the share exchange, members of the Special Committee selected by Delhaize Group will serve on the Delhaize Group Board of Directors on a temporary basis until such independent directors are elected or appointed.

     On February 23, 2001, the Board of Directors of Delhaize Group identified and proposed to the Special Committee that William G. Ferguson, Robert J. Murray and Richard Goblet d'Alviella be the three independent directors to be members of the Board of Directors of Delhaize Group as contemplated by the share exchange agreement. On March 2, 2001, the Special Committee met and approved such persons as the three independent director designees to be proposed to shareholders of Delhaize Group. In addition, the Special Committee agreed to defer the date for the election of these independent director designees, as well as R. William McCanless and Hugh G. Farrington, until Delhaize Group's annual general meeting of shareholders to be held on May 23, 2001. See "Delhaize Group Management and Ownership of Delhaize Group Shares" on pages 100-104.


EFFECT ON STOCK OPTIONS

     Upon completion of the share exchange, each option outstanding immediately prior to the share exchange, whether vested or unvested, to purchase shares of Delhaize America Class A common stock under the option plans of Delhaize America will be converted into an option to purchase the number of Delhaize Group ADSs, rounded up to the nearest whole share, equal to:

     - the number of shares of Delhaize America Class A common stock subject to the option multiplied by

     - 0.40

     The exchange rate will be adjusted, from 0.40 to 0.0008 by dividing 0.40 by 500, to reflect the share dividend. The exercise price per Delhaize Group ADS, rounded down to the nearest whole cent, will be equal to the exercise price for the shares of Delhaize America Class A common stock subject to such stock option divided by 0.40 (or 0.0008 to reflect the adjustment from the share dividend). Except as set forth above, the converted options will be subject to substantially the same terms and conditions as were applicable to the converted option prior to the effective time of the share exchange.

EMPLOYEE BENEFITS MATTERS

     As part of the share exchange agreement, Delhaize Group and Delhaize America acknowledged that following the share agreement, it is their intent that Delhaize America provide its employees with benefits which, in the aggregate, are competitive with those generally offered in the United States retail industry.

REPRESENTATIONS AND WARRANTIES

     The share exchange agreement contains customary representations and warranties of Delhaize Group and Delhaize America relating to various aspects of the respective businesses and financial statements of the parties and other matters, including representations and warranties relating to organization, capitalization, authorization and disclosure statements. The representations and warranties will expire at the effective time of the share exchange.

CONDUCT OF BUSINESS PRIOR TO THE SHARE EXCHANGE

     Delhaize America and Delhaize Group have agreed that prior to the share exchange they will operate their business in the ordinary course consistent with past practices and will use all reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their respective key employees.

     The share exchange agreement places specific restrictions on the ability of Delhaize America and its subsidiaries to:

     - issue or sell any capital stock or grant options to acquire capital stock other than under outstanding stock options, the share dividend and stock options granted in the ordinary course of business;

     - sell or otherwise dispose of assets outside of the ordinary course of business;

     - merge or consolidate with another entity;

     - amend its articles or bylaws or similar organizational documents other than the proposed amendments to Delhaize America's Articles of Incorporation;

     - declare or pay any dividends, other than regular quarterly cash dividends on the Delhaize America Class A and Class B common stock and the share dividend;

     - redeem or repurchase any of its capital stock or the capital stock of any subsidiary;

     - settle any material audit or change any material tax election;

     - incur debt outside of the ordinary course of business, except for debt necessary to complete the share exchange and the refinancing of outstanding indebtedness;

     - settle litigation outside the ordinary course of business;

     - change its method of accounting; or

     - increase the compensation of executive officers or former employees.

     Delhaize America has also agreed to operate in accordance with the terms of the 2000 Shareholders' Agreement among Delhaize America, Delhaize Group and Delhaize The Lion America, Inc. and not to take any action in violation of that agreement without obtaining the requisite approvals specified in the 2000 Shareholders' Agreement. The 2000 Shareholders' Agreement requires that, during the term of the agreement, the bylaws of Delhaize America will provide that the Board of Directors of Delhaize America may not, without the affirmative vote of 70% of the directors:

     - elect a chief executive officer of Delhaize America;

     - approve nominees for director;

     - authorize any contract involving the payment of cash or property in excess of USD 500,000, other than transactions in the ordinary course of business;

     - approve capital expenditures of more than USD 500,000 in any one instance or USD 1,000,000 in the aggregate in any fiscal year, other than transactions in the ordinary course of business;

     - authorize the issuance or sale of stock of Delhaize America or any subsidiary, or any options, warrants or other convertible securities, other than the issuance of options or stock under stock option or other benefit plans;

     - sell a substantial part of Delhaize America's assets other than in the ordinary course of business;

     - amend the Articles of Incorporation or bylaws; or

     - approve for submission to the Delhaize America shareholders a proposal for the amendment to the Articles of Incorporation or the merger, reorganization, recapitalization or liquidation of Delhaize America.


     See "2000 Shareholders' Agreement" on pages 135-136.


     The share exchange agreement also places specific restrictions on the ability of Delhaize Group and its significant subsidiaries to:

     - issue or sell capital stock or grant options to acquire capital stock other than under outstanding stock options, options granted in the ordinary course of business and capital increases of certain significant subsidiaries subscribed to by Delhaize Group;

     - sell or dispose of Delhaize Group's assets outside of the ordinary course of business;

     - merge or consolidate with another entity;

     - amend its Articles of Association or similar organizational documents;

     - declare or pay dividends on Delhaize Group shares other than regular annual cash dividends;

     - settle any material audit or change any material tax election;

     - change its method of accounting; and

     - incur debt outside of the ordinary course of business except for debt necessary to consummate the transactions contemplated by the share exchange agreement and the refinancing of outstanding indebtedness.

LIMITATIONS ON DISCUSSING OR NEGOTIATING OTHER ACQUISITION PROPOSALS

     Under the terms of the share exchange agreement, Delhaize America has agreed that it will not solicit, initiate or encourage any offer or proposal for a merger, share exchange, consolidation or other business combination involving Delhaize America or any of its subsidiaries, or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Delhaize America or any of its subsidiaries, other than the share exchange. This includes engaging in negotiations with, or giving any non-public information to, any person that has made or may be considering making such a proposal.

CONDITIONS TO THE SHARE EXCHANGE

  CONDITIONS TO THE OBLIGATIONS OF EACH PARTY

     The obligations of each party to complete the share exchange are subject to the following conditions:

     - the requisite approval by the Delhaize Group and Delhaize America shareholders of the proposals to be submitted for approval at the Delhaize Group extraordinary general meeting and the Delhaize America special meeting, respectively;

     - the absence of any statute, order, injunction, rule, regulation, judgment or other legal restraint prohibiting, enjoining or restricting the completion of the share exchange and related matters;

     - the absence of any stop order regarding the registration statements relating to the Delhaize Group ADRs or ordinary shares to be issued in connection with the share exchange or any proceeding for such purpose pending before or threatened by the SEC;

     - the receipt of those governmental permits, authorizations, consents or approvals required to consummate the transactions contemplated by the share exchange agreement;

     - the approval for listing or quotation of the Delhaize Group ADSs to be issued in the share exchange on the New York Stock Exchange or the Nasdaq National Market System and the approval for listing of the Delhaize Group ordinary shares to be issued in the share exchange on Euronext Brussels;

     - the receipt by Delhaize Group and Delhaize America of an opinion from Akin, Gump, Strauss, Hauer & Feld, L.L.P. to the effect that the share exchange should constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code; and

     - the receipt by Delhaize Group and Delhaize America of a private letter ruling from the Internal Revenue Service that finds that, with respect to the share exchange, Delhaize Group and Delhaize America are in substantial compliance with the "active business test" set forth in the Treasury Regulations under Section 367(a) of the Internal Revenue Code sufficient to allow Akin, Gump, Strauss, Hauer & Feld, L.L.P. to render the opinion described above.

  CONDITIONS TO THE OBLIGATIONS OF DELHAIZE GROUP

     The obligation of Delhaize Group to complete the share exchange is subject to the following additional conditions:

     - compliance by Delhaize America with its obligations under the share exchange agreement and the representations and warranties of Delhaize America contained in the share exchange agreement being true and correct both as of the date of the share exchange agreement and as of the effective time of the share exchange;

     - the receipt of effective demands for payment of fair value under the North Carolina dissenters' rights statute with respect to not more than fourteen percent (14%) of the publicly held shares of Delhaize America Class A and Class B common stock in the aggregate;

     - the effectiveness of the amendments to Delhaize America's Articles of Incorporation and the completion of the share dividend;

     - the approval by the Delhaize Group shareholders of the authorization to the Board of Directors of Delhaize Group to repurchase Delhaize Group shares in accordance with Belgian law;

     - the receipt of reasonably satisfactory written opinions by Delhaize Group from Akin, Gump, Strauss, Hauer & Feld, L.L.P. and Deloitte & Touche LLP with respect to the treatment of the share exchange and the share dividend under Section 897 of the Internal Revenue Code; and

     - the receipt of a "comfort" letter reasonably satisfactory to Delhaize Group regarding Delhaize America from the independent auditor of Delhaize America.

  CONDITIONS TO THE OBLIGATIONS OF DELHAIZE AMERICA

     The obligation of Delhaize America to complete the share exchange is subject to the following additional conditions:

     - compliance by Delhaize Group with its obligations under the share exchange agreement and the representations and warranties of Delhaize Group contained in the share exchange agreement being true and correct both as of the date of the share exchange agreement and as of the effective time of the share exchange;

     - the receipt of a "comfort" letter reasonably satisfactory to Delhaize America regarding Delhaize Group from the independent auditor of Delhaize Group; and

     - the election or appointment of three independent directors reasonably acceptable to the Special Committee to the Delhaize Group Board of Directors.

TERMINATION OF THE SHARE EXCHANGE AGREEMENT

     The share exchange agreement may be terminated and the share exchange and the other transactions contemplated in the share exchange agreement may be abandoned at any time prior to the effective time, whether before or after approval by the shareholders of Delhaize America:

     (a) by mutual written consent of Delhaize Group and Delhaize America;

     (b) by Delhaize Group if the Delhaize America Board of Directors, acting upon the recommendation of the Special Committee, withdraws, modifies or changes its recommendation of the share exchange agreement, the share exchange, the stock dividend or the amendments to the Articles of Incorporation in a manner adverse to Delhaize Group or approves or recommends another offer or agreement to effect a proposal made by a third party to acquire Delhaize America; or

     (c) by either Delhaize Group or Delhaize America if:

      - the share exchange has not occurred by September 30, 2001 and the party seeking to terminate the share exchange has not failed to fulfill any obligation under the share exchange agreement which has caused, or resulted in, the failure of the effective time to occur on or prior to such date;

      - the other party is in material breach of its representations or obligations under the share exchange agreement and such breach is either incapable of being cured on or before September 30, 2001 or such party is not using reasonable efforts to cure such breach in a timely manner;

      - any final, non-appealable judgment, injunction, order or decree of a court or other governmental authority of competent jurisdiction restrains or prohibits the consummation of the share exchange; or

      - the required shareholder approvals of the applicable proposals to be considered at the shareholders' meetings are not received from either the Delhaize America or Delhaize Group shareholders.

FEES AND EXPENSES

     The share exchange agreement provides that all expenses incurred by the parties will be borne by the party that has incurred such expenses. If the share exchange agreement is terminated for any reason, Delhaize Group and Delhaize America will share equally the expenses relating to this document and all regulatory filing fees.

INDEMNIFICATION

     The share exchange agreement provides that all rights to exculpation and indemnification under the Articles of Incorporation and Bylaws of Delhaize America for each person who was an officer or director of Delhaize America or its subsidiaries with respect to acts or omissions occurring on or prior to the completion of the share exchange will remain in full force and effect and that neither Delhaize Group nor Delhaize America will take any action following the share exchange that would adversely affect those rights. After the completion of the share exchange, Delhaize America will indemnify any person who was an officer or director of Delhaize America or its subsidiaries prior to the share exchange for acts or omissions occurring on or prior to the effective time of the share exchange to the extent provided under the Articles of Incorporation and Bylaws of Delhaize America.

     Delhaize Group will cause Delhaize America to maintain Delhaize America's existing directors' and officers' liability insurance policy, or a policy with substantially similar coverage, for six years after the share exchange with respect to matters occurring prior to the share exchange provided that the annual premium for maintaining such insurance does not exceed 150% of the annual premium paid by Delhaize America on November 16, 2000, in which case Delhaize Group will cause Delhaize America to provide the most advantageous coverage then available at an annual premium of 150% of such rate.

DELHAIZE AMERICA DIVIDENDS

     The share exchange agreement contains a covenant that subject to applicable law, Delhaize America will pay regular quarterly cash dividends on its Class A and Class B common stock in accordance with past practice until the closing of the share exchange.

CONTRIBUTION IN KIND

     The share exchange agreement contemplates that, at or immediately after the closing of the share exchange, The Bank of New York, as exchange agent, or another party reasonably acceptable to the parties, acting for the account of the public shareholders of Delhaize America, will appear before a notary in Belgium in order to contribute the public shares of Delhaize America in kind to the capital of Delhaize Group and become the holder of the Delhaize Group ordinary shares to be issued by Delhaize Group in exchange for the Delhaize America shares, for the benefit of the Delhaize America public shareholders.

AMENDMENTS AND WAIVERS

     Any provision of the share exchange agreement may be amended or waived prior to the share exchange if the amendment or waiver is in writing and signed by the parties, provided that any amendment to the agreement, any extension by Delhaize America of the period of performance of any obligation of Delhaize Group or any waiver of Delhaize America's rights under the share exchange agreement requires the approval of the Special Committee. After the approval of the share exchange agreement by the Delhaize America shareholders, there will be no amendment that alters the exchange ratio or the form of consideration to be received by Delhaize America shareholders or otherwise materially and adversely affects the rights of the public Delhaize America shareholders, without the approval of the Delhaize America shareholders. Neither company will waive the receipt of an opinion that the share exchange should qualify as a tax-free reorganization or the receipt of the private letter ruling from the Internal Revenue Service.

             OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the Special Meeting of Delhaize America shareholders, Delhaize America shareholders will be asked:

     - To consider and vote upon a proposal to approve the share exchange agreement under which Delhaize Group will acquire the outstanding shares of Delhaize America Class A and Class B common stock that it does not already own;

     - Subject to the approval of the share exchange agreement, to consider and vote upon a proposal to amend Delhaize America's Articles of Incorporation in order to increase the number of authorized shares of Class A common stock from 1,500,000,000 to 100,000,000,000 and to clarify the permissibility of the share dividend referred to in following proposal;

     - Subject to the approval of the share exchange agreement and the amendments to Delhaize America's Articles of Incorporation described above, to consider and vote upon a proposal to approve a share dividend by which each holder of Delhaize America common stock would receive a dividend of 499 shares of Class A common stock for each share of Delhaize America common stock held; and

     - To transact such other business as may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting.

THE AMENDMENTS TO DELHAIZE AMERICA'S ARTICLES OF INCORPORATION AND THE SHARE DIVIDEND

     Prior to the completion of the share exchange and subject to shareholder approval, Delhaize America will amend its Articles of Incorporation in order to increase the number of authorized shares of Class A common stock from 1,500,000,000 to 100,000,000,000 and will effect a share dividend under which each holder of Delhaize America Class A and Class B common stock will receive 499 shares of Class A common stock for each share owned. This amendment to the Articles of Incorporation is necessary so that Delhaize America will have a sufficient number of authorized shares of Class A common stock in order to complete the share dividend. Delhaize America will also amend its Articles of Incorporation to clarify that Delhaize America may issue a share dividend of an equivalent number of shares of Class A common stock to holders of Class A and Class B common stock without triggering the superior dividend requirements that currently apply to distributions to holders of shares of Class A common stock. The proposed amendments to the Articles of Incorporation will be as set forth in Annex D. The proposed share dividend is designed to ensure that Delhaize Group may acquire in a tax efficient manner a sufficient percentage of the shares of Delhaize America in the share exchange to allow the share exchange to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code. The proposed share dividend would reduce the value of the shares of Delhaize America Class B common stock. As a result, Delhaize Group could execute, in a tax-efficient manner, an internal distribution of shares of Delhaize America Class B common stock, if necessary, to ensure that the control test is satisfied, as required by Section 368(a)(1)(B) of the Internal Revenue Code. Delhaize America will not amend its Articles of Incorporation or effect the share dividend unless it is confident that the other conditions to closing for the share exchange will be met and that the share exchange will be completed. Assuming that the share dividend is completed, the exchange ratio at which Delhaize America Class A and Class B common stock will be exchanged for Delhaize Group ADRs or ordinary shares in the share exchange will be adjusted accordingly, from 0.40 to 0.0008, by dividing 0.40 by 500. Delhaize America will not issue more than 95,000,000,000 shares of Class A common stock in the share exchange.

     The affirmative vote of a majority of Delhaize America Class A and Class B common stock voting at the special meeting, each voting as a separate class, is required to approve the proposed amendments to the Articles of Incorporation. The affirmative vote of the holders of a majority of the outstanding Delhaize America Class A common stock, voting as a separate class, is required to approve the share dividend.

Each share of Delhaize America Class A and Class B common stock outstanding on the record date is entitled to one vote on the matters to be considered by shareholders at the special meeting. There are no other classes of voting securities of Delhaize America presently outstanding. As of the record date for the special meeting, Delhaize Group owned a majority of the outstanding Delhaize America Class B common stock and has agreed under the share exchange agreement to vote these shares in favor of the proposals to be considered at the special meeting. As a result, the approval of the share exchange agreement and the proposed amendments to Delhaize America's Articles of Incorporation by holders of Class B common stock is assured.

     Brokers and nominees may not exercise their voting discretion on the approval of the proposed amendments to the Delhaize America Articles of Incorporation and the share dividend. As a result, absent specific instructions from the beneficial owner of the shares of Delhaize America Class A or Class B common stock, brokers and nominees may not vote these shares. Shares that are not voted because brokers did not receive instructions are referred to as "broker non-votes." Holders of a majority of outstanding shares of the Delhaize America Class A and Class B common stock as of the record date must be present in person or by proxy at the special meeting to constitute a quorum for any matter to be considered by the holders of Class A and Class B common stock, respectively. Abstentions are counted as present or represented for purposes of determining a quorum for the special meeting, but broker non-votes will not be counted as present or represented for purposes of determining a quorum for the meeting. Because the affirmative vote of the holders of a majority of the outstanding Delhaize America Class A common stock voting as a separate class is required for approval of the share dividend, an abstention, unreturned proxy or broker non-vote will effectively be a vote against the approval of the share dividend. However, assuming that a quorum is present at the meeting, abstentions, unreturned proxies and broker non-votes will have no effect on the voting on the proposed amendments to the Articles of Incorporation.

                    DESCRIPTION OF DELHAIZE GROUP'S BUSINESS

OVERVIEW

     Delhaize Group is a food retailer headquartered in Belgium that, as of September 30, 2000, operated in 11 countries and on three continents -- North America, Europe and Asia. As of September 30, 2000, Delhaize Group's sales network (which includes directly operated, franchised and affiliated stores) consisted of 2,315 stores and Delhaize Group employed approximately 145,000 people. Store formats are primarily supermarkets, which represent 91% of Delhaize Group's sales network. Delhaize Group's sales network also includes other store formats such as convenience stores, discount stores and specialty stores. In addition to food retailing, which accounted for approximately 94% of Delhaize Group's sales in 1999, Delhaize Group also engages in food wholesaling to stores in its sales network and in nonfood retailing of products such as pet products and health and beauty products.

     In 1999, Delhaize Group recorded sales of EUR 14.3 billion and net income of EUR 169.9 million. The following table sets forth, as of the dates indicated, Delhaize Group's sales network and net selling area in the United States, Belgium and other regions:

            SALES NETWORK AND NET SELLING AREA(1) (SQUARE METERS(2))

                      AT SEPTEMBER 30,         AT DECEMBER 31,                AT DECEMBER 31,                AT DECEMBER 31,
                            2000                     1999                           1998                           1997
                      ----------------   ----------------------------   ----------------------------   ----------------------------
                           STORES        STORES   NET SELLING AREA(1)   STORES   NET SELLING AREA(1)   STORES   NET SELLING AREA(1)
                      ----------------   ------   -------------------   ------   -------------------   ------   -------------------
United States(3).....      1,443         1,296         3,443,235        1,225         3,114,225        1,171         2,882,756
Belgium..............        586           553           463,813          515           435,590          511(4)        420,207
Other................        286           263           261,559          164           184,831          134           155,190
                           -----         -----         ---------        -----         ---------        -----         ---------
          Total......      2,315         2,112         4,168,607        1,904         3,734,646        1,816         3,458,153
                           =====         =====         =========        =====         =========        =====         =========

---------------

(1) Net selling area in stores (excluding storage), which is approximately 84% of gross area.

(2) 1 square meter = approximately 10.75 square feet.

(3) Includes stores at September 9, 2000, January 1, 2000, January 2, 1999 and January 3, 1998.

(4) Includes 45 Dial stores, which were closed in 1998.

     Delhaize Group's operations are located primarily in the United States and Belgium, with a small percentage of its operations in Europe outside of Belgium, and in Southeast Asia. Operations in the United States accounted for 73.4% of sales and 79.5% of net income of Delhaize Group in 1999, and operations in Belgium accounted for 19.6% of sales and 19.0% of net income in 1999. Delhaize Group also has operations in Greece, the Czech Republic, Slovakia, Romania, Thailand, Indonesia and Singapore. Sales in Europe outside of Belgium accounted for 6.2% of sales in 1999 and sales in Southeast Asia accounted for less than 1% of sales of Delhaize Group in 1999.

HISTORY

     In 1867, the brothers Jules and Auguste Delhaize founded the company as a wholesale supplier of groceries, in Charleroi, Belgium. In 1957, Delhaize Group opened its first supermarket in Belgium. Since that date, Delhaize Group has expanded its supermarket operations across Belgium and into other parts of Europe as well as North America and Southeast Asia.

     Delhaize Group entered the United States in 1974, when Delhaize Group acquired approximately 35% of Food Town Stores, Inc., a food retailer and the predecessor of Delhaize America. In 1974, Food Town Stores operated 22 stores in the Southeastern United States. In 1983, Food Town Stores was renamed Food Lion and the Delhaize Group lion became the symbol of the Food Lion chain in the United States. United States operations were further expanded when Delhaize America acquired Kash n' Karry in December 1996.

     In 1999, Food Lion reorganized its corporate structure to create a holding company known as Delhaize America with the operating subsidiaries Food Lion and Kash n' Karry. The new structure was designed to promote flexibility in the daily management of the different businesses of Delhaize America, with each company maintaining a product offering tailored to local market demand while centralizing administrative services such as buying, electronic data processing and accounting. With the addition of Hannaford in July 2000, Delhaize America is one of the leading supermarket operators in the United States based on sales. Delhaize Group's investment in Delhaize America has increased since the time of its original investment, and Delhaize Group currently owns approximately 45% of Delhaize America. Although Delhaize Group's overall ownership of Delhaize America as of March 2, 2001, was approximately 45%, Delhaize Group owned a majority of Delhaize America's voting shares at this date and, therefore, had control over its operations.


     The last ten years have been a period of strong international expansion for Delhaize Group in new countries: Delvita -- Czech Republic (1991),
Alfa-Beta -- Greece (1992), P.G. -- France (1994), Bel-Thai
Supermarkets -- Thailand (1997), Super Indo -- Indonesia (1997),
Delvita -- Slovakia (1998), Shop N Save -- Singapore (1999) and Mega
Image -- Romania (2000).


STRATEGY

     Delhaize Group's core business is food retailing through supermarkets. Its management's strategy is focused on this core business and revolves around four key principles:

     DYNAMIC GROWTH IN REGIONAL MARKETS AND RETAIL CONCEPTS. The goal of Delhaize Group is to be among the top three food retailers, in terms of sales, in each region where it operates. Delhaize Group believes that there are significant growth opportunities in the United States, Belgian, Central and Southern European and Southeast Asian markets. New store openings remain the cornerstone of Delhaize Group's growth strategy, especially in the markets where it has a presence. In addition, store remodeling and enlargements continue to be an efficient way to grow in mature markets. Selective acquisitions in the food retailing sector are also a growth vehicle for Delhaize Group, allowing it to reinforce its existing market positions and enter new markets. In 1999 and 2000, Delhaize Group acquired supermarkets in the Czech Republic and Slovakia (Interkontakt), Singapore (Shop N Save) and Romania (Mega-Image), and recently closed an acquisition in Greece (Trofo) in 2001.

     PROMOTE INNOVATION AND THE USE OF TECHNOLOGIES. Delhaize Group is an innovator among food retailers. In 1957, Delhaize Group opened the first self-service supermarket in continental Europe. In 1967, Food Lion pioneered the Every Day Low Price concept in which the supermarket offers to its customers on a daily basis low prices for most products. More recently, Delhaize Group has been an innovator in utilizing new technologies through self-scanning, loyalty cards and an electronic business-to-business exchange. Delhaize Group was the first company to introduce self-scanning in Belgium, a practice that provides convenience to the shopper. Through its banners, Delhaize Group has issued more than 16 million loyalty cards to its customers worldwide. Loyalty cards have proven successful, with cardholders spending substantially more than the amount that non-cardholders do per store visit. In addition, Delhaize Group has established Internet-based applications across its operations and with its suppliers to optimize the management of store operations and its supply chain. In Belgium, Delhaize Group operates Caddy-Home, the leading Belgian home delivery banner, based on sales. Delhaize Group is also one of the founding members of the WorldWide Retail Exchange, or WWRE, a new global marketplace for food retailers and their suppliers. The WWRE is designed to provide low cost access to suppliers through internet auctions and combined procurement. Delhaize Group is an innovator in product assortment, having introduced a line of organic products in its stores, as well as being what management believes is a leader in sales of prepared meals in Belgium.

     OPERATE AS AN INTEGRATED GLOBAL GROUP. Delhaize Group focuses on integration as the primary source of creating synergies and exchanging best practices -- in which Delhaize Group determines the best programs and practices of its companies with respect to key areas such as shrinkage reduction, procurement, risk management, administrative functions and information technology, and implements and applies such best programs and practices across the companies -- among its banners worldwide. To that end, Delhaize Group historically has been organized into four geographic regions (North America,

Belgium, Europe other than Belgium, and Southeast Asia) that exercise global purchasing, share retail knowledge and implement best practices. On March 15, 2001, Delhaize Group announced a new management structure, intended to be effective upon the closing of the share exchange, organized around three operational regions (United States, Europe and Asia) and four support functions (Finance department, Legal Affairs department, Human Resources department and IT department). As part of its commitment to integration, Delhaize Group has created transnational coordination groups focusing on a number of key areas such as procurement, equipment purchasing, information technology, food safety, management development, communication and risk management. In September 2000, 11 synergy projects were initiated in key areas to achieve cost reductions and productivity improvements.

     PURSUE OPERATIONAL EXCELLENCE. Throughout all its banners, Delhaize Group emphasizes the quality of its stores, products, service, convenience and assortment as well as value. Delhaize Group continually looks for ways to improve the quality of its offerings by anticipating the needs of its customers and providing an easy, convenient and integrated shopping experience. To maintain a high level of service, Delhaize Group focuses on training its employees locally and globally through job rotation, career planning and performance-related benefits. Delhaize Group assesses the potential return on all new investments and major capital projects, continuously reviews the return on its investments and benchmarks against its main competitors.

OPERATIONS

     As of September 30, 2000, Delhaize Group's operational structure was as follows:

                                                         EUROPE OTHER
      UNITED STATES                 BELGIUM              THAN BELGIUM        SOUTHEAST ASIA
      -------------                 -------              ------------        --------------
  Delhaize America         - Supermarche Delhaize       Greece           Thailand
  - Food Lion              "Le Lion"                    - Alfa-Beta      - Food Lion
  - Hannaford              - AD Delhaize                Czech Republic   Indonesia
  - Kash n' Karry          - Delhaize 2                 - Delvita        - Super Indo
  Super Discount Markets   - Delhaize City              - Sama           Singapore
  - Cub Foods              - Caddy-Home                 Slovakia         - Shop N Save
  - Save-A-Lot             - Shop 'n Go                 - Delvita
                           - Di                         Romania
                           - Tom & Co                   - Mega-Image
                           - Superette Delhaize/Proxy   France
                           Delhaize                     - Stoc
                                                        - Marche Plus

UNITED STATES

  DELHAIZE AMERICA.

     Overview. Delhaize America engages in one line of business, the operation of food supermarkets in the Southeastern, mid-Atlantic and Northeastern regions of the United States. Delhaize America was originally incorporated in North Carolina in 1957 under the name Food Town Stores, Inc. and maintains its corporate headquarters in Salisbury, North Carolina. Delhaize America is a holding company having three subsidiaries that operate primarily under the banners Food Lion, Hannaford and Kash n' Karry. In 1999, Delhaize America achieved sales of EUR 10.2 billion. For the 36-week period ended September 9, 2000, Delhaize America achieved sales of EUR 8.7 billion.

     Sales network. The growth of Delhaize America has historically been based on a strong store opening program, complemented by a strategy of selective acquisitions of existing stores. When Delhaize Group first invested in Food Town Stores in 1974, the company operated 22 stores. During fiscal years 1998 and 1999, Delhaize America added an average of 60 stores annually at a compounded annual growth rate of 5.0%. During this same period, Delhaize America renovated an average of 143 stores annually. The net selling area increased on average by 9.2% in 1998 and 1999. As of September 9, 2000, Delhaize America operated 1,418 supermarkets in 16 states as reflected in the following table.

                                                                           KASH N'
                                              FOOD LION     HANNAFORD       KARRY     TOTAL
                                              ---------   -------------   ---------   -----
Delaware....................................       14                                    14
Florida.....................................       42                        147        189
Georgia.....................................       60                                    60
Kentucky....................................       13                                    13
Maine.......................................                    46                       46
Maryland....................................       60                                    60
Massachusetts...............................                     6                        6
New Hampshire...............................                    22                       22
New York....................................                    25                       25
North Carolina..............................      442                                   442
Pennsylvania................................        9                                     9
South Carolina..............................      120                                   120
Tennessee...................................       89                                    89
Vermont.....................................                     8                        8
Virginia....................................      297                                   297
West Virginia...............................       18                                    18
                                                -----          ---           ---      -----
          Total:............................    1,164          107           147      1,418
                                                =====          ===           ===      =====
          Number of States..................       11            5             1         16

     Food Lion supermarket locations average approximately 3,070 square meters (33,000 square feet) in size, Hannaford supermarkets approximately 4,480 square meters (48,200 square feet) and Kash n' Karry stores approximately 3,675 square meters (39,500 square feet). The store prototype for Food Lion is 3,530 square meters (38,000 square feet), while the size of the Hannaford store prototype ranges between 4,090 and 5,860 square meters (44,000 and 63,000 square feet) and the size of Kash n' Karry store prototype ranges between 4,275 and 4,560 square meters (46,000 and 49,000 square feet).

     In recent years, Delhaize America has pursued an aggressive remodeling program to provide its customers with a more convenient atmosphere and an enhanced merchandise assortment and customer service. In 1999, Delhaize America remodeled 137 Food Lion stores and eight Kash n' Karry stores. During the 36-week period ended September 9, 2000, Delhaize America remodeled 93 Food Lion stores and 22 Kash n' Karry stores.

     Competition and regulation. The business in which Delhaize America is engaged is competitive and characterized by narrow profit margins. Delhaize America competes with international, national, regional and local supermarket chains, super-centers, independent grocery stores, specialty food stores, convenience stores, warehouse club stores, retail drug chains, membership clubs, general merchandisers and discount retailers. Competition is based primarily on location, price, consumer loyalty, product quality, variety and service. From time to time, Delhaize America and its competitors engage in price competition which has adversely affected operating margins in some of its markets. The major competitors of Food Lion are Winn-Dixie, Kroger, Ahold, Harris Teeter and Wal-Mart, the major competitors of Hannaford are Shaw's, Price Choppers and DeMoulas, and the major competitors of Kash n' Karry are Publix, Winn-Dixie, Albertson's and Wal-Mart.

     The opening of new stores is deregulated in most of the states in which Food Lion and Kash n' Karry operate. The majority of the states in which Hannaford operates regulate the opening of new stores. Shopping hours are deregulated in all of the states in which Delhaize America is active. The majority of Delhaize America's stores are open 24 hours per day.

     Delhaize America intends to continue to develop and evaluate new retailing strategies that respond to its customers' needs. Seasonal changes have no material effect on the operation of the Delhaize America supermarkets.

     Assortment. Delhaize America sells a wide variety of groceries, produce, meats, dairy products, seafood, frozen food, deli/bakery and nonfood items such as health and beauty care and other household and personal products. Delhaize America also operates and franchises pharmacies and bank offices within some of its supermarkets. Delhaize America offers nationally and regionally advertised brand name merchandise as well as products manufactured and packaged under private labels. Delhaize America offers between 25,000 and 35,000 stock keeping units in its Food Lion supermarkets, between 25,000 and 34,500 SKUs in its Hannaford supermarkets and between 35,000 and 45,000 SKUs in its Kash n' Karry supermarkets.

     Private label products. For the 12-week period ended September 9, 2000, consolidated private label sales for Food Lion and Kash n' Karry supermarkets represented approximately 16% of their sales. On September 9, 2000, Food Lion offered more than 2,350 private label SKUs. In the third quarter of 2000 Food Lion developed new in-store displays featuring private label products and focused on sending more direct-mail coupons to promote private label sales. On September 9, 2000, the private label program at Kash n' Karry had more than 2,250 SKUs. It has grown significantly since Delhaize America acquired Kash n' Karry in December 1996. The Kash n' Karry private label program has undergone a packaging change throughout 2000 to a more attractive design. On September 9, 2000, Hannaford offered approximately 3,600 SKUs in its private label program, which represented 20% of its sales in the third quarter of 2000. The Food Lion, Hannaford and Kash n' Karry private label programs were consolidated in 2000 into a single in-house program, enhancing the sales and marketing of the programs and reducing the cost of goods sold for private label products. The broader private label assortment of Hannaford offers opportunities to reinforce the private label assortment of Food Lion and Kash n' Karry.

     Loyalty cards. Delhaize America has two loyalty card programs: the MVP card introduced in 1995 at Food Lion and the Preferred Customer Club (PCC) card introduced in 1998 at Kash n' Karry. The MVP customer loyalty card program accounted for 73% of sales (49% of all transactions) at Food Lion in 1999. During the 12-week period ended September 9, 2000, more than 6.7 million households used the MVP program and their purchases were two and one-half to three times the size of non-MVP transactions. More than 11.5 million MVP cards were used in 1999. During the 12-week period ended September 9, 2000, approximately 60% of Kash n' Karry sales (40% of all transactions) were PCC card related. Items promoted on the PCC card averaged more than 2,000 per week. For the 12-week period ended September 9, 2000, PCC card transactions were almost double the size of non-PCC card transactions. To date, more than 1.1 million PCC cards have been issued, of which more than 950,000 were used in the 12-week period ended September 9, 2000.

     Pharmacies and bank branches. In 1999, Delhaize America reached an agreement with The Medicine Shoppe, a U.S. specialist in franchised pharmacies, to franchise pharmacies in Kash n' Karry and Food Lion stores. As of September 9, 2000, there were 62 pharmacies at Kash n' Karry, 59 of which bear the banner of The Medicine Shoppe, four at Food Lion which also bear The Medicine Shoppe banner, and 83 at Hannaford. The Hannaford pharmacies are not franchised. As of September 9, 2000, Hannaford had in-store bank branches operated under lease agreements at 56 of its locations and Kash n' Karry had in-store bank branches operated under lease agreements at 9 of its locations.

     Internet services. Delhaize America offers coupons on the Food Lion, Hannaford and Kash n' Karry websites and is exploring the introduction of personalized shopping lists on its websites. As part of the acquisition of Hannaford, Delhaize America retained a minority interest in HomeRuns.com, an Internet-based home-delivery shopping service in the Boston area. In addition, Hannaford has a wholesale supply agreement with HomeRuns.com.

  SUPER DISCOUNT MARKETS

     In 1985, Delhaize Group founded Super Discount Markets in partnership with Supervalu. Delhaize Group owns 60% of Super Discount Markets, with the remainder owned by Supervalu. As of September 9, 2000, Super Discount Markets operated 21 stores under the Cub Foods banner and four stores under the Save-A-Lot banner in the Atlanta and Columbus, Georgia areas. The Cub Foods stores are set up as large-scale supermarkets, having an average selling area of 6,000 square meters (64,480 square feet) and selling between 47,000 and 50,000 SKUs 24 hours a day and seven days a week.

     Super Discount Markets offers three private label brands: Cub, Homebest and Flavorite. Super Discount Markets offered, at the end of 2000, a range of 1,100 private label products. Approximately 535,000 Value Plus cards have been issued by Super Discount Markets. In 1999, coupon kiosks were installed in half of the stores. In fiscal year 1999, Super Discount Markets had sales of EUR 295.2 million.

BELGIUM

     OVERVIEW. Belgium is the historical home market of Delhaize Group. The Belgian food retail market is characterized by a large presence of supermarkets, discount stores and independent shopkeepers. Over the years, Delhaize Group has built a strong market position (second in terms of sales), providing its customers with quality products and services at competitive prices. As of September 30, 2000, Delhaize Group's sales network consisted of 402 food stores in Belgium with 116 supermarkets under the Supermarche Delhaize "Le Lion" banner, 265 under the AD Delhaize and Superette Delhaize banners, 14 under the Delhaize 2 and Delhaize City banners and seven convenience stores in Q8 stations under the Shop 'n Go banner. In addition, as of September 30, 2000, the Delhaize Group sales network in Belgium also included 116 health and beauty stores under the Di banner and 68 pet food and products stores under the Tom & Co banner.

     SALES NETWORK. In Belgium, Delhaize Group's sales network consists of several brand names, depending on the specialty, store size and whether the store is directly operated, franchised or affiliated (that is, stores to which Delhaize Group sells wholesale goods and generates income only from sales made to such stores).

  SUPERMARCHE DELHAIZE "LE LION"

     The supermarkets directly operated by Delhaize Group in Belgium carry the banner Supermarche Delhaize "Le Lion." Sales of Supermarche Delhaize "Le Lion" increased 1.3% in 1999 over 1998 to EUR 1.9 billion. The number of supermarkets increased in 1999 from 112 to 115, resulting in an increase of the total net selling area by 2.3% to 220,170 square meters (approximately 2.4 million square feet).

  AD DELHAIZE AND SUPERETTE DELHAIZE

     AD Delhaize and Superette Delhaize, two affiliated store chains, are independent retailers to whom Delhaize Group sells its products at wholesale prices and who benefit from the trade name and know-how of Delhaize Group. In recent years, such affiliates have proven to be a major source of growth for Delhaize Group in Belgium. At December 31, 1999, the affiliate network consisted of 251 stores, three of which were located in Luxembourg. This represents an increase of 14 affiliates in 1999 over 1998 and an increase of 9.4% in total net selling area to 185,014 square meters (2.0 million square feet). Sales to these affiliates increased 16.1% in 1999 to EUR 691.2 million. An AD Delhaize store has an average selling area of 980 square meters (10,535 square feet). The smaller Superette Delhaize store has an average selling area of 370 square meters (3,978 square feet). In the coming years, the Superette Delhaize stores will evolve towards the new neighborhood store concept Proxy Delhaize. The assortment of fresh products will be enlarged and private label products will represent 80% of the 8,000 SKUs offered in Proxy Delhaize stores.

  DELHAIZE 2 AND DELHAIZE CITY

     Delhaize 2 and Delhaize City stores are operated as neighborhood stores selling exclusively private label products. The Delhaize City concept was launched to target urban customers. In 1999, the number of Delhaize 2 and Delhaize City stores increased from 13 to 14. The total net selling area of Delhaize 2 and Delhaize City stores increased from 8,300 square meters (89,225 square feet) in 1998 to 8,790 square meters (94,492 square feet) in 1999. Sales at Delhaize 2 and Delhaize City stores increased from EUR 23.3 million in 1998 to EUR 36.9 million in 1999.

  SHOP 'N GO

     The Shop 'n Go gas station convenience stores were launched in Belgium in June 2000. As of September 30, 2000, Delhaize Group's sales network included seven Shop 'n Go stores. These convenience stores, operated by affiliates, are located at Q8 gas stations and are a response to customer expectations regarding proximity, convenience, speed and longer operating hours. The Shop 'n Go stores have a selling area between 100 and 250 square meters (1,075-2,688 square feet) and offer for sale over 1,200 SKUs. Shop 'n Go stores sell fresh and prepared food (such as prepared meals and precooked vegetables), practical articles and products for immediate consumption.

  CADDY-HOME

     Caddy-Home, the leading food products home delivery banner in Belgium, is the business-to-consumer operation of Delhaize Group that sells food products for which orders can be placed by telephone, fax and, since 1998, the Internet. Between April 1, 2000 and September 30, 2000, more than 13,000 customers bought products through Caddy-Home. At September 30, 2000, Caddy-Home was present in more than 10 cities throughout Belgium, delivering over 4,000 products to customers from two distribution centers. In 1999, sales through Caddy-Home increased 24.9% over 1998 to EUR 8.9 million.

  DI

     Di stores specialize in health aid and beauty care products. As of December 31, 1999, there was a total of 116 Di stores throughout Belgium (operated either directly by Delhaize Group or by franchisees), an increase of nine stores over 1998. The total net selling area in 1999 increased by 10.2% to 30,726 square meters (330,305 square feet) over 1998. Sales in 1999 increased by 11.7% to EUR
83.7 million over 1998.

  TOM & CO

     Tom & Co is a specialty chain focusing on food and care products and accessories for pets. The large majority of the 57 stores at the end of 1999 were operated under franchise agreements with independent operators. In 1999, the total net selling area increased by 27.2% over 1998 to 19,113 square meters (205,465 square feet). Sales of Tom & Co increased by 22.3% to EUR 28.8 million in 1999. In October 2000, Tom & Co reinforced its leading position in terms of sales in the Belgian market by acquiring Amizoo, adding 13 stores to its sales network.

     COMPETITION AND REGULATION. The Belgian food retail market is competitive and characterized by a large presence of international retailers: GB-Carrefour (France), Louis Delhaize-Cora (France), Aldi (Germany), Makro-Metro (Germany), Lidl (Germany), Intermarche (France) and Laurus (Netherlands). In addition, Delhaize Group faces competition from national retailers in Belgium, such as Colruyt. Competition is based primarily on location, price, consumer loyalty, product quality, variety and service. From time to time, Delhaize Group and its competitors engage in price competition which has adversely affected operating margins in some of its markets.

     Since 1975, Belgian law has required that permits be obtained for the opening of stores exceeding certain sizes (1,000 square meters in urban areas and 400 square meters in other areas). Shopping hours are restricted due to legislation and agreements with unions. By law, Belgian retail outlets must remain closed one day of the week. Retail outlets, other than night shops, must remain closed between 8 p.m. and 5 a.m. On Friday, retail outlets may remain open until 9 p.m.

     ASSORTMENT. The supermarkets of Delhaize Group sell a wide variety of groceries, produce, meats, dairy products, seafood, frozen food, deli/bakery and nonfood items such as health and beauty care and other household and personal products. A Supermarche Delhaize "Le Lion" store sells approximately 18,000 SKUs. An AD Delhaize supermarket sells between 12,000 and 18,000 SKUs, depending on its selling area. A Delhaize Superette sells an average of 6,000 SKUs, while Delhaize 2 and Delhaize City stores sell approximately 3,500 SKUs. Management believes that Delhaize Group is a Belgium market leader in prepared meals. In 1999, approximately 7.5 million prepared meals were sold by Delhaize Group in Belgium. In 2000, sales of approximately 11.5 million prepared meals are expected, an increase of 37% over 1999. Approximately 100 different prepared meals are offered, including 16 recipes from three famous Belgian chefs. In Belgium, Delhaize Group has also developed a large range of organic products. Its market share ranges between 25% and 30% of all sales of organic products in Belgium. On September 30, 2000, Delhaize Group offered approximately 250 organic products in Belgium. In 1999, sales of organic products by Delhaize Belgium were EUR 27.0 million, an increase of approximately 100% over the organic products sales in 1998, and representing approximately 1% of Delhaize Group's food sales in Belgium in 1999.

     PRIVATE LABEL. In Belgium, Delhaize Group actively promotes two different lines of private label products: Derby products, which are marketed as low price products, which are generic private label products with a "no frills" packaging, and Delhaize products, which are marketed as value priced products, which are higher quality products at competitive prices compared to Derby products. Customers have a selection of more than 4,000 different SKUs. In 1999, private label sales accounted for approximately 30% of Delhaize Group's supermarket sales in Belgium.

     LOYALTY CARD. In 1992, Delhaize Group's stores in Belgium introduced a loyalty card known as the Plus Card, which in 1999 was used by customers for over 90% of total sales in Supermarche Delhaize "Le Lion" stores. To encourage sales across the Delhaize Group's stores in Belgium, the Plus Card also provides benefits for shoppers at other Delhaize Group stores in Belgium. Since 1999, Delhaize Group has developed partnerships with other suppliers of goods and services in Belgium to offer additional benefits to holders of the Plus Card. As of December 8, 2000, more than 2.8 million Plus Cards had been issued.

OTHER

  EUROPE OTHER THAN BELGIUM

     Greece. In 1992, Delhaize Group acquired 45.4% of Alfa-Beta Vassilopoulos S.A. and since 1995 has owned a 50.6% interest in Alfa-Beta. Alfa-Beta operates a supermarket chain under the Alfa-Beta banner in Greece with 53 stores as of September 30, 2000, compared to 48 at the end of 1999. In 1999, Alfa-Beta achieved sales of EUR 432.6 million and had approximately 4,000 employees as of December 31, 1999. In 1999, Alfa-Beta expanded beyond its core markets of Athens and the Peloponnese into Thessaloniki with the opening of four stores. Alfa-Beta seeks to attract customers looking for competitive pricing as well as high quality products and services. In October 2000, Alfa-Beta reached an agreement to acquire Trofo, which management believes is the sixth largest food retailer (in terms of sales) in Greece, and an operator of 45 supermarkets and 12 discount warehouse stores. In January 2001, Alfa-Beta completed its acquisition of Trofo for an acquisition price of GRD 22,805,600,000 (EUR 68 million). Alfa-Beta and Trofo together form what management believes is the second largest food retailer in Greece based on sales.

     The Greek retail market is a fragmented, competitive market characterized by a large number of local retailers. Competition is based primarily on location, price, consumer loyalty, product quality, variety and service. Carrefour and Delhaize Group are the only foreign food retailers with a significant presence. The most important local food retailers are Sklavenitis, Veropoulos, Atlantic, Metro and Massoutis. Alfa-Beta competes with supermarket chains, supercenters, discount food stores and traditional Greek grocery stores and markets.

     Permits from municipal, health regulation and fire protection authorities are required for opening a new store and often require long periods to obtain. Operating hours tend to be strictly enforced, especially in the provinces. Operating on Sunday is prohibited.

     Czech Republic and Slovakia. Delvita A.S. has been the operating company for Delhaize Group's interests in the Czech Republic since 1991 and Slovakia since 1998. Delhaize Group owned 75% of Delvita at the time of its formation in 1991 and has since become the sole shareholder. In March 1999, Delvita acquired from the Interkontakt Group 39 supermarkets in the Czech Republic and 11 supermarkets in Slovakia. As of September 30, 2000, Delhaize Group operated 99 stores in the Czech Republic under the banners Delvita and Sama, and 15 stores in Slovakia under the banner Delvita. The Delvita market strategy is to provide the best quality at a competitive price. In 1999, Delvita achieved sales of EUR
311.7 million.

     The Czech and Slovak retail market is competitive and characterized by the presence of a growing number of western retailers. Delvita competes with supermarket chains, supercenters, discount food stores, warehouse clubs, petrol stores and traditional Czech and Slovak food stores and markets. Competition is based primarily on location, price, consumer loyalty, product quality, variety and service. International competitors include Metro, Ahold, Rewe, Lidl, Tengelman, Tesco, Globus, Julius Meinl and Carrefour. Although the retail market in Slovakia is similar to that in the Czech Republic, the Slovak retail market is less developed and smaller.

     In the Czech Republic and Slovakia, there are no specific regulatory constraints relating to store openings, store extensions or business hours.

     Romania. In February 2000, Delhaize Group acquired a 51% ownership interest in what management believes is the largest Romanian supermarket retailer based on net sales, Mega-Image. As of September 30, 2000, Mega-Image operated nine supermarkets, all located in Bucharest. Mega-Image employed 500 people at the end of 1999. In 1999, Mega-Image's sales were EUR 27.7 million.

     France. In 1994, Delhaize Group acquired a 73.8% ownership interest in P.G., a supermarket chain consisting of 30 stores in Northern France. Between 1994 and 1997, Delhaize Group increased its ownership interest in P.G. to 100%. In 1997, Delhaize Group sold a 50% ownership interest in P.G. to Comptoirs Modernes. As of September 30, 2000, P.G.'s sales network consisted of 49 stores. In September 2000, Delhaize Group agreed to sell its remaining 50% interest in P.G. to Carrefour, the parent company of Comptoirs Modernes, for EUR 68.6 million. This transaction was accounted for in the fourth quarter of 2000.

  SOUTHEAST ASIA

     Delhaize Group entered Southeast Asia in 1997. As of September 30, 2000, Delhaize Group operated 61 stores in that area, consisting of Bel-Thai Supermarkets in Thailand, Super Indo stores in Indonesia and Shop N Save stores in Singapore. For the nine-month period ended September 30, 2000, sales in Southeast Asia totaled EUR 164.1 million. In its Southeast Asian markets, Delhaize Group operates as an Every Day Low Price retailer in which it offers to its customers on a daily basis low prices for most products.

     Thailand. Delhaize Group entered the Thai market in June 1997 through a partnership in a company called Bel-Thai Supermarkets. Currently, Delhaize Group is the sole shareholder of Bel-Thai Supermarkets. As of the end of September 30, 2000, Bel-Thai Supermarkets' sales network consisted of 18 stores. Bel-Thai Supermarkets operates its stores under the Food Lion banner. As of September 30, 2000, Bel-Thai Supermarkets' sales account for less than 0.5% of Delhaize Group sales.

     Indonesia. In 1997, Delhaize Group entered Indonesia by acquiring an interest in Super Indo, an operator of 11 stores. In spite of the unstable political situation in the country, the company has grown steadily and operated 16 stores at September 30, 2000. As of September 30, 2000, Super Indo's sales account for less than 0.5% of Delhaize Group sales and Super Indo's net income accounts for less than 0.5% of Delhaize Group net income.

     Singapore. Singapore is the most recent market in Southeast Asia entered by Delhaize Group. In 1999 Delhaize Group acquired 49% of Shop N Save, what management believes is the third largest food retailer in Singapore, based on sales. At September 30, 2000, Shop N Save operated 27 stores. As of September 30, 2000, Shop N Save's sales account for less than 0.5% of Delhaize Group sales and Shop N Save's net income accounts for less than 0.5% of Delhaize Group net income.

EMPLOYEES

     As of December 31, 1999, Delhaize Group employed 124,933 employees (53,520 full-time and 71,413 part-time) compared to 118,942 as of December 31, 1998. As of December 31, 1999, Delhaize Group employed 95,585 employees in the United States, 14,066 in Belgium and 15,282 in other regions. The number of full-time equivalent employees employed by Delhaize Group at the end of 1999 was 93,468.

                 NUMBER OF DELHAIZE GROUP EMPLOYEES (YEAR END)

                                                          2000      1999      1998      1997
                                                         -------   -------   -------   -------
United States..........................................  121,740    95,585    94,006    85,723
Belgium................................................   14,877    14,066    13,455    13,192
Other..................................................   15,180    15,282    11,481     8,405
                                                         -------   -------   -------   -------
          Total........................................  151,797   124,933   118,942   107,320
                                                         =======   =======   =======   =======

     During 2000, the number of employees of Delhaize Group increased significantly with the addition of Hannaford and Mega-Image to a total of approximately 152,000, of which approximately 63,500 are full-time employees and approximately 88,500 are part-time employees, as of December 31, 2000.

PROPERTY

     The following is a summary of Delhaize Group's sales network as of December 31, 1999.

                        STORE OWNERSHIP OF SALES NETWORK

                                                     DIRECTLY OPERATED
                                                           STORES
                                                     ------------------    AFFILIATED AND
                                                      OWNED     LEASED    FRANCHISED STORES   TOTAL STORES
                                                     -------   --------   -----------------   ------------
United States......................................     72       1,224             0             1,296
Belgium............................................     74         159           320               553
Other..............................................     97         154            12               263
                                                       ---       -----           ---             -----
          Total....................................    243       1,537           332             2,112
                                                       ===       =====           ===             =====

     The majority of Delhaize Group's directly operated stores are leased. Most stores under lease are located in the United States. With the exception of 72 owned stores, as of December 31, 1999, Food Lion and Kash n' Karry occupy various store premises under lease agreements providing for initial terms of up to 30 years, with renewal options generally ranging from five to 20 years. As of December 31, 1999, Hannaford, whose stores are not included in the table above (taking into account the 51 stores divested or closed in 2000), owned 91 supermarkets and leased 66 locations (including stores it divested or closed as part of its acquisition by Delhaize America). Delhaize America owns and operates its 12 warehousing and distribution facilities (totaling approximately 1.0 million square meters or approximately 11.1 million square feet). Delhaize America also owns and operates its transportation fleet. In Belgium, Delhaize Group owns four of its five principal distribution centers, leases its four ancillary distribution centers and owns approximately one-third of its directly operated stores. At December 31, 1999, Delhaize Group owned 17 stores in Greece, with 31 under leases, owned 43 stores in the Czech Republic and Slovakia, with 70 stores under leases, and owned 35 stores in France, with three under leases. Total lease payments in 1999 were approximately EUR 285 million.

LEGAL PROCEEDINGS

     Since September 7, 2000, eight lawsuits, seeking class action certification on behalf of all Delhaize America shareholders not affiliated with any of the defendants, have been filed against Delhaize Group, all or certain members of the Board of Directors of Delhaize America, Delhaize America, and in two of the lawsuits, Delhaize The Lion America (the wholly-owned subsidiary of Delhaize Group), challenging the offer received by Delhaize America on September 6, 2000 from Delhaize Group with respect to the share exchange. Seven of the lawsuits pending in the state courts of North Carolina have been consolidated into a single action, called In re Delhaize America Shareholders Litigation, and transferred to the North Carolina Business Court. The eighth suit, called Brickell Partners v. Delhaize America, Inc., is pending in Maryland state court. All eight of the lawsuits were brought by or on behalf of Delhaize America shareholders and seek injunctive relief, monetary damages and/or rescission of the share exchange on the grounds that the defendants have breached their fiduciary duties, in that, among other things, the consideration offered for the share exchange is inadequate and unfair.

     On or about November 15, 2000, the parties to the North Carolina cases entered into a memorandum of understanding. Under the terms of the memorandum of understanding, the plaintiffs in the North Carolina cases have agreed in principle to settle the North Carolina lawsuits on the basis that the consideration for the share exchange has been increased from a ratio of 0.35 Delhaize Group shares for each Delhaize America share to a ratio of 0.40 Delhaize Group shares for each Delhaize America share. In addition, the plaintiffs' attorneys may request the court to award them no more than USD 975,000 in attorneys' fees, which, if awarded, would be payable by Delhaize America. Subject to confirmatory discovery by the plaintiffs, the terms of the settlement agreement will be based on the memorandum of understanding.

     Delhaize Group is from time to time involved in legal actions in the ordinary course of its business. Delhaize Group is not aware of any pending or threatened litigation, arbitration or administrative proceedings the likely outcome of which (individually or in the aggregate) it believes is likely to have a material adverse effect on its business, financial condition or future results of operations. Any litigation, however, involves risk and potentially significant litigation costs, and therefore Delhaize Group cannot give any assurance that any litigation now existing or which may arise in the future will not have a material adverse effect on its business, financial condition or future results of operations.

               DELHAIZE GROUP SELECTED HISTORICAL FINANCIAL DATA

     The selected financial data for Delhaize Group is qualified in its entirety by reference to, and should be read in conjunction with, the consolidated financial statements of Delhaize Group and the notes to the consolidated financial statements, included in this document. The historical financial data has been derived from the audited financial statements of Delhaize Group prepared in accordance with Belgian GAAP. You should refer to the financial statements included in this document for a discussion of the principal material differences between Belgian GAAP and US GAAP, as they apply to Delhaize Group.


     Amounts reported in euros have been restated from Belgian francs to euros using the fixed exchange rate as of January 1, 1999 of EUR 1 = BEF 40.3399. See
Note 1 to the consolidated financial statements referred to above. The U.S. dollar amounts contained in the table below are provided solely for the convenience of the reader and have been calculated using the exchange rate of EUR 1.00 = USD 0.9305, the approximate rate of exchange on December 31, 2000.



                                                                             YEAR ENDED DECEMBER 31,
                                                               ---------------------------------------------------
                                                                2000     2000     1999     1998     1997     1996
                                                                USD      EUR      EUR      EUR      EUR      EUR
                                                               ------   ------   ------   ------   ------   ------
                                                                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA
BELGIAN GAAP
Sales.......................................................   16,905   18,168   14,310   12,912   12,608   10,222
Operating income............................................      688      740      648      573      511      414
Income before taxation......................................      374      402      511      455      337      331
Income after taxation and before minority interests.........      238      256      321      293      213      203
Net income..................................................      150      161      170      149      122      108
Cash dividends(1)...........................................      116      125       65       58       51       46
Earnings per share(2).......................................     2.87     3.09     3.27     2.87     2.36     2.09
US GAAP(3)
Sales and other revenues....................................   17,000   17,947   14,086   12,752
Operating income............................................      604      649      623      557
Income before income taxes and minority interests...........      354      380      503      459
Income after income taxes and before minority interests.....      224      241      317      297
Net income..................................................      140      151      166      154
Cash dividends paid(1)......................................       60       65       58       51
Basic earnings per share(2).................................     2.70     2.90     3.19     2.97
Diluted earnings per share(2)...............................     2.67     2.87     3.18     2.96



                                                                                 DECEMBER 31,
                                                              --------------------------------------------------
                                                              2000     2000     1999     1998     1997     1996
                                                               USD     EUR      EUR      EUR      EUR      EUR
                                                              -----   ------   ------   ------   ------   ------
                                                                                (IN MILLIONS)
BALANCE SHEET DATA
BELGIAN GAAP
Other assets -- current.....................................  2,708    2,910    2,525    2,025    1,927    1,759
Total assets................................................  9,675   10,398    5,723    4,534    4,488    3,988
Short-term borrowings.......................................  3,116    3,348      607      173      242      340
Long-term borrowings........................................    642      690      622      467      651      510
Long-term capitalized lease commitments.....................    604      649      482      427      456      380
Minority interests..........................................  1,405    1,510      905      830      731      587
Shareholders' equity........................................  1,270    1,365    1,086      911      839      699
US GAAP(3)
Current assets..............................................  2,615    2,810    2,453    1,972
Total assets................................................  9,708   10,433    5,735    4,528
Short-term borrowings.......................................  3,073    3,303      599      139
Long-term borrowings........................................    641      689      621      465
Long-term capital lease obligations.........................    622      668      500      444
Minority interests..........................................  1,420    1,526      902      829
Shareholders' equity........................................  1,442    1,550    1,195      963

                                                             YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------------
                                             2000      2000      1999      1998      1997      1996
                                              USD       EUR       EUR       EUR       EUR       EUR
                                            -------   -------   -------   -------   -------   -------
                                             (IN MILLIONS, EXCEPT STORE COUNT AND PER SHARE AMOUNTS)
OTHER DATA
Store count at period end.................   2,310     2,310     2,112     1,904     1,816     1,700
Weighted average shares outstanding at
  period end..............................  52.023    52.023    51.983    51.824    51.717    51.603
EBITDA before charge for store closings in
  the normal course of business,
  exceptional items and minority
  interests(4)(5)(6)......................   1,187     1,275       988       881       805       602
Net cash provided by operating
  activities..............................     624       670       622       608       497       333
Net cash (used-in) investing activities...  (3,099)   (3,330)     (759)     (348)     (389)     (418)
Net cash provided by (used-in) financing
  activities..............................   2,341     2,516       257      (183)     (130)      174
Dividends per share(1)(6)(7)..............    1.27      1.36      1.24      1.12       .99       .89
Capital expenditures(6)...................     507       545       525       451       444       354


---------------


 (1) Delhaize Group pays dividends once a year after the annual meeting of shareholders following the year end with respect to which the dividend relates. Under Belgian GAAP, the proposed annual dividend on ordinary shares to be approved by the annual meeting of shareholders, which is held subsequent to year-end, is accrued at year end. Under US GAAP, such dividends are not considered an obligation until approved. See
     "Summary -- Comparative Dividend Information" on page 7.


 (2) Under US GAAP, the calculation of basic earnings per share is based on the weighted average number of ordinary shares outstanding and diluted earnings per share takes into account the effects of additional ordinary shares that would be issued if outstanding dilutive potential shares had been exercised. Under Belgian GAAP, earnings per share is based only on the weighted average number of ordinary shares outstanding.

 (3) The US GAAP information only includes items required to be disclosed.


 (4) Earnings before interest, taxes, depreciation and amortization (EBITDA) before charge for store closings in the normal course of business, exceptional items and minority interests is computed as follows:



                                                          YEAR ENDED DECEMBER 31,
                                            ---------------------------------------------------
                                             2000     2000     1999     1998     1997     1996
                                             USD      EUR      EUR      EUR      EUR      EUR
                                            ------   ------   ------   ------   ------   ------
                                                               (IN MILLIONS)
Net income................................     150      161      170      149      122      108
Charge for store closings in the normal
  course of business......................      28       30       12       13       --       --
Financial expenses, net...................     276      297      140      117      133       82
Taxation..................................     136      146      190      162      124      129
Depreciation and amortization.............     470      505      328      295      294      188
Exceptional (income) expense, net(a)......      38       41       (3)       1       41        1
Minority interests........................      89       95      151      144       91       94
                                            ------   ------   ------   ------   ------   ------
EBITDA before charge for store closings in
  the normal course of business,
  exceptional items and minority
  interests...............................   1,187    1,275      988      881      805      602
                                            ======   ======   ======   ======   ======   ======

---------------


(a) Exceptional items under Belgian GAAP, as presented herein, do not qualify as extraordinary items under US GAAP. Exceptional items consisted of the following:



                                                                      YEAR ENDED DECEMBER 31,
                                                              ---------------------------------------
                                                              2000   2000   1999   1998   1997   1996
                                                              USD    EUR    EUR    EUR    EUR    EUR
                                                              ----   ----   ----   ----   ----   ----
                                                                           (IN MILLIONS)
Gains on disposals of fixed assets..........................    6      6     18     20     33     14
Losses on disposals of fixed assets.........................   (3)    (3)   (15)   (18)   (34)   (14)
Merger costs related to the Hannaford acquisition...........  (39)   (42)    --     --     --     --
Costs incurred to close 15 Delhaize America stores (outside
  the normal course of business)............................  (30)   (32)    --     --     --     --
Costs incurred to close 61 Delhaize America stores..........   --     --     --     --    (99)    --
Gain on disposal of investment in P.G. .....................   30     32     --     --     22     --
Recognition of unused reserves for closed stores............   --     --     --     --     37     --
Other income (expense), net.................................   (2)    (2)    --     (3)    --     --
                                                              ---    ---    ---    ---    ---    ---
    Total exceptional income (expenses), net................  (38)   (41)     3     (1)   (41)    --
                                                              ===    ===    ===    ===    ===    ===



 (5) EBITDA before charge for store closings in the normal course of business, exceptional items and minority interests, as reported in this document, may not be comparable to similarly titled measures by other companies, is not a measure of financial performance under Belgian GAAP or US GAAP; and should not be considered an alternative to net income or to cash flows from operating activities or a measure of liquidity. We believe EBITDA before charge for store closings in the normal course of business, exceptional items and minority interests is an important indicator of the operational strength and performance of our business and is widely used by analysts, investors, and other interested parties.


 (6) Derived from Belgian GAAP account balances.


 (7)The dividend to the shareholders as proposed by the Board of Directors is a fixed per share amount. The amount of the accrued dividend in the Belgian GAAP 2000 consolidated financial statements is based on the expected number of Delhaize Group ordinary shares that will be eligible to receive the fiscal year 2000 dividend, which will include those shares of Delhaize America exchanged for ordinary shares of Delhaize Group.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                    RESULTS OF OPERATIONS OF DELHAIZE GROUP

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Delhaize Group's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this document.

     In this section, the general financial condition and the results of operations of Delhaize Group and its consolidated and associated subsidiaries are outlined. The financial information of Delhaize Group contained in this section includes all of the assets, liabilities, sales and expenses of all fully consolidated subsidiaries. Net income of Delhaize Group excludes the portion of consolidated results attributable to minority interests. Generally, all companies in which Delhaize Group can exercise control or where Delhaize Group has a direct or indirect interest of more than 50% are fully consolidated. Delhaize Group's businesses in Belgium are collectively referred to as Delhaize Belgium.


     For Delhaize Group's operating subsidiaries in the United States, Delhaize America and Super Discount Markets, the results of their operations included in Delhaize Group's years ended December 31, 2000, 1999 and 1998 covered 52 weeks. The results of operations of Delhaize Belgium and the other companies of Delhaize Group outside the United States are presented on a calendar year basis.



     Delhaize Group consolidated and controlled (through a majority ownership of Delhaize America's voting shares) the operations of Delhaize America for all periods presented in this section. At December 31, 2000, Delhaize Group owned 37.2% of Delhaize America's non-voting Class A common stock and 56.3% of Delhaize America's voting Class B common stock resulting in an effective ownership interest in Delhaize America of 45.1%. At December 31, 1999, Delhaize Group owned 46.4% of Delhaize America's non-voting Class A common stock and 55.5% of Delhaize America's voting Class B common stock resulting in an effective ownership interest in Delhaize America of 50.8%. At December 31, 1998, Delhaize Group owned 37.6% of Delhaize America's non-voting Class A common stock and 52.2% of Delhaize America's voting Class B common stock resulting in an effective ownership interest in Delhaize America of 44.6%. In July 2000, Delhaize America completed its acquisition of Hannaford Bros. Co. (Hannaford). The financial information discussed in this section includes the results of Hannaford's operations for the 22 weeks of 2000 beginning July 31, 2000.



     As you read the following discussion and analysis, you should refer to Delhaize Group's audited consolidated financial statements for the years ended December 31, 2000, 1999 and 1998, all included in this document. The financial statements referred to above were prepared in accordance with Belgian GAAP and include a discussion of the principal material differences between Belgian GAAP and US GAAP, as they apply to Delhaize Group. This discussion and analysis of general financial condition and results of operations was prepared using Belgian GAAP.



     On January 1, 1999, member countries of the European Union (other than the United Kingdom, Sweden, Denmark and Greece) established the European Monetary Union (EMU) and created a new single currency to be used throughout the EMU known as the euro. As part of the introduction of the euro, the exchange rates between the legacy currencies and the euro were fixed on January 1, 1999. Accordingly, the historical financial statements and related disclosures that were reported using the Belgian franc have been converted into the euro using the fixed conversion rate of EUR 1 = BEF 40.3399. The conversion of the historical statements from Belgian francs to euros at a fixed rate depicts the same trends as would have been presented if Delhaize Group had continued to present its consolidated financial statements in Belgian francs. Delhaize Group's financial statements for periods prior to January 1, 1999 will not be comparable to the financial statements of other companies that report in euros and that have restated amounts from a currency other than the Belgian franc.


OVERVIEW


     The core activity of Delhaize Group is the sale of food through supermarkets in North America, Europe and Asia. In addition, Delhaize Group engages in food wholesaling and in nonfood retailing such as pet products and health and beauty products. At December 31, 2000, Delhaize Group had a sales network of 2,310 stores in 10 countries. At December 31, 2000, these operations were primarily located in the United States and Belgium.



     During the year ended December 31, 2000, Delhaize Group's sales increased 27.0% as compared with sales for the year ended December 31, 1999. During the year ended December 31, 1999, sales of Delhaize Group increased 10.8% as compared with sales posted during the year ended December 31, 1998. In all these periods there was a positive translation effect on Delhaize Group's sales as a result of the strong U.S. dollar. The translation effect is defined as the effect of fluctuations in the exchange rates in the functional currencies of Delhaize Group's subsidiaries to the euro, the reporting currency of Delhaize Group. In addition, Delhaize Group achieved these sales increases by selectively adding a significant number of stores to the sales network, making strategic acquisitions and sharpening its focus on customer satisfaction. During the year ended December 31, 2000, Delhaize Group increased the number of stores in its sales network by 198 stores to a total of 2,310 stores. The Hannaford acquisition increased Delhaize Group's sales network by 106 stores. At December 31, 1999, Delhaize Group had a sales network of 2,112 stores, or 208 more than the 1,904 stores within the network at December 31, 1998.



     Net income for the year ended December 31, 2000 decreased 5.4% compared with net income for the year ended December 31, 1999. Although there was a positive translation effect in 2000, net income was negatively affected by increased amortization and depreciation expense, interest expense and merger-related costs, all associated with the Hannaford acquisition. Net income was also negatively affected by increased charges for store closings and decreased gross margin at Delhaize America.



     Net income for the year ended December 31, 1999 increased 14.1% compared with net income for the year ended December 31, 1998. In addition to the positive translation effect on its net income as a result of the strong U.S. dollar in 1999, Delhaize Group's net income was favorably influenced by improving gross margin, controlling operating costs and increasing its average ownership interest in Delhaize America.



     During the first half of 2000, Delhaize Group increased its ownership in Delhaize America by approximately 1.9 percentage points to 52.7%. The acquisition of Hannaford by Delhaize America in July 2000 resulted in a dilution of Delhaize Group's ownership interest in Delhaize America, as Delhaize America issued shares and paid cash to effect the acquisition. As a result, Delhaize Group's ownership interest decreased to 45.1% at December 31, 2000. However, the average ownership interest in Delhaize America increased from 47.5% in 1999 to 48.6% in 2000. Delhaize Group increased its ownership interest by approximately
6.2 percentage points to 50.8% during the year ended December 31, 1999, primarily through open market purchases of Delhaize America shares and as a result of Delhaize America's stock repurchase program in 1999 from 44.6% in 1998.



     Net income, as determined in accordance with US GAAP for the year ended December 31, 2000, was EUR 150.7 million and for the years ended December 31, 1999 and December 31, 1998 was EUR 165.9 million and EUR 153.7 million, respectively. The principal differences between Belgian GAAP and US GAAP, as they relate to Delhaize Group's net income, include the accounting treatment of goodwill, pensions, fixed assets, stock based compensation, foreign currency transactions and leases.

SELECTED RESULTS OF OPERATIONS


                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                   (IN MILLIONS OF EUR)
Belgian GAAP:
  Sales.....................................................  18,168.2   14,310.1   12,912.4
  Gross profit(1)...........................................   4,472.2    3,503.3    3,133.2
  Other operating costs(2)..................................   4,141.2    3,134.2    2,789.3
  Net financial expenses....................................     296.2      140.1      117.0
  Net exceptional income (expenses).........................     (41.3)       2.6       (1.1)
  Income taxes..............................................     145.7      189.5      161.8
  Income before minority interests..........................     256.2      321.2      293.0
  Net income................................................     160.7      169.9      149.0


---------------
(1) Represents sales less cost of goods sold.

(2) Represents total operating costs excluding cost of goods sold.

  SALES

     The following table sets forth, for the periods indicated, Delhaize Group's sales contribution by geographic region:


                                                               YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------
                                                      2000               1999               1998
                                                ----------------   ----------------   ----------------
                                                  EUR        %       EUR        %       EUR        %
                                                --------   -----   --------   -----   --------   -----
                                                          (IN MILLIONS, EXCEPT PERCENTAGES)
SALES CONTRIBUTION
United States.................................  14,069.5    77.5   10,505.7    73.4    9,456.1    73.2
Belgium.......................................   2,983.6    16.4    2,802.2    19.6    2,686.0    20.8
Other.........................................   1,115.1     6.1    1,002.2     7.0      770.3     6.0
                                                --------   -----   --------   -----   --------   -----
          Total...............................  18,168.2   100.0   14,310.1   100.0   12,912.4   100.0
                                                ========   =====   ========   =====   ========   =====


  OVERVIEW


     Sales increased 27.0% during the year ended December 31, 2000 over the corresponding period in 1999. This increase in sales was primarily due to the Hannaford acquisition, which added 106 stores to the sales network. Excluding the effects on sales from the Hannaford acquisition, the increase was primarily a result of sales growth of 5.3%, at constant exchange rates, and positive translation effects resulting from the strong U.S. dollar. The sales growth of 5.3% was the result of a net increase of the sales network by 92 stores and a comparable store sales increase of 3.4% and 0.8% at Delhaize Belgium and Delhaize America, respectively.



     Sales increased 10.8% during the year ended December 31, 1999 over the corresponding period in 1998. This increase was primarily a result of sales growth of 7.5%, at constant exchange rates, and positive translation effects resulting from the strong U.S. dollar. The sales growth of 7.5% was the result of a net increase of 208 stores in the sales network and comparable store sales growth of 1.8% at Delhaize America and 1.9% at Delhaize Belgium.


  UNITED STATES


     Sales increased 33.9% during the year ended December 31, 2000 over the corresponding period in 1999. This increase was primarily a result of sales growth of 15.8%, at constant exchange rates, and positive translation effects resulting from the strong U.S. dollar. The sales growth of 15.8% was a result of a net increase of the sales network by 106 stores acquired as part of the Hannaford acquisition, the opening of 66 new stores at Delhaize America and 10 new stores at Super Discount Markets, and the renovation of 173 stores by Delhaize America. Remodeling efforts included the updating of equipment and properties, as well as increasing selling area and adding deli/bakeries to selected stores. During 2000, Delhaize America also relocated 10 stores and closed 18 stores. Comparable store sales at Delhaize America increased by 0.8% during the year ended December 31, 2000.



     Sales increased 11.1% during 1999 over the corresponding period in 1998. This increase was primarily a result of sales growth of 6.5%, at constant exchange rates, and positive translation effects resulting from the strong U.S. dollar. The sales growth of 6.5% was a result of Delhaize America's new store openings and renovations of existing stores, as well as continued emphasis on category management and marketing initiatives. Delhaize America opened 100 new stores in 1999 and closed 31 existing stores, a net increase of 69 stores. During 1999, 145 existing stores were renovated to update equipment and properties, and in many locations to add selling area. Comparable store sales in the United States increased by 1.8% in 1999. Sales growth was negatively impacted by the conversion of 51 Food Lion stores in Florida to the banners Save 'n Pack and Kash n' Karry, the reduction of operating hours at 352 Food Lion stores and a change in the calculation of sales taxes at Delhaize America starting in May 1998. Beginning in May 1998, after receiving permission from all state departments of revenue, Delhaize America began collecting sales tax on the net sales price, taking into account the discounts granted through loyalty cards, rather than the full retail price. The related effect on sales for a prior year comparison was to reduce reported sales by approximately EUR 66.1 million in 1999 and EUR 114.4 million in 1998. This change did not affect the comparable store sales calculation or the net income of Delhaize America, as gross profit is the same under either method. The only difference was that under the new method the discount granted is reflected in sales as opposed to in cost of goods sold in the original method.


  BELGIUM


     Sales increased 6.4% during the year ended December 31, 2000 over the corresponding period in 1999. This increase was primarily due to the expansion of the sales network by 62 stores and a comparable store sales increase of 3.4%. All banners increased their number of stores and comparable store sales, with the strongest sales growth realized by the AD Delhaize and Superette banners. During the year ended December 31, 2000, wholesale sales of Delhaize Group to its affiliated stores represented 27.3% of the total sales of Delhaize Belgium as compared to 26.0% for the corresponding period in 1999.



     Sales increased 4.3% during the year ended December 31, 1999 over the corresponding period in 1998. This increase was due to the expansion of the sales network by 38 stores and comparable store sales growth of 1.9%.


  OTHER


     Sales increased 11.3% during the year ended December 31, 2000 over the corresponding period in 1999. This increase was primarily due to sales increases of 13.5% at Alfa-Beta (Greece), 6.6% at Delvita (Czech Republic and Slovakia) and 25.1% at Delhaize Group's Southeast Asia companies (Thailand, Indonesia and Singapore), at constant exchange rates. The May 2000 acquisition of Mega Image (Romania) added EUR 20.2 million in sales from the date of acquisition. These sales increases were primarily due to new store openings in all countries.


     Sales increased 30.1% for the year ended December 31, 1999 over the corresponding period in 1998. This increase was primarily due to sales increases of 14.9% at Alfa-Beta, 42.0% at Delvita and 290.5% at Delhaize Group's Southeast Asia companies, at constant exchange rates. The substantial sales growth at Delvita reflected the acquisition of 50 stores from Interkontakt in 1999, while sales at the Southeast Asia companies grew significantly in 1999 primarily due to the acquisition of 49% of Shop N Save in Singapore and six supermarkets in Thailand.


  GROSS PROFIT



     Gross profit, defined as sales less cost of goods sold, increased 27.7% for the year ended December 31, 2000 over the corresponding period in 1999. In addition to a positive translation effect resulting from the strong U.S. dollar, gross profit increased primarily due to the sales increases that resulted from acquiring and opening new stores, renovating existing stores and increasing gross margins. Gross margin at Delhaize Group increased from 24.5% in the year ended December 31, 1999 to 24.6% in the comparable period in 2000 primarily as the result of the acquisition of Hannaford by Delhaize America and the increase of private label sales, effective category management and initiatives of margin blending at Delhaize Belgium. This increase was partially offset by increased price promotions, the cost of markdowns, a change in product mix and inventory shrinkage at Delhaize America.



     Gross profit increased 11.8% for the year ended December 31, 1999 over the corresponding period in 1998. This increase was primarily due to the increase of sales as a result of the expansion of the sales network, gross margin improvements at Delhaize America, Delhaize Belgium and P.G., and positive translation effects resulting from the strong U.S. dollar. Gross margin of Delhaize Group increased from 24.3% in 1998 to 24.5% in 1999, primarily due to gross margin improvement at Delhaize America from 25.3% in 1998 to 25.7% in 1999 due to management's continued focus on category management and initiatives designed to maximize product selection and merchandising through increased variety and promotional activity utilizing Delhaize Group's customer loyalty card programs. Gross margin improvements at Delhaize America and Delhaize Belgium were achieved in the higher margin categories of perishables, prepared meals and non-food items and positively affected by an increase in private label sales at Delhaize Belgium.


  OTHER OPERATING COSTS


     Other operating costs as a percentage of sales increased from 21.9% during the year ended December 31, 1999 to 22.8% in the corresponding period in 2000 due to increased selling, administrative and other operating expenses, increased salaries, social security and pension costs and increased depreciation and amortization. Salaries, social security and pension costs increased, as a percentage of sales, from 12.6% in 1999 to 12.8% in 2000 mainly due to the increased labor costs at Delhaize America resulting from low unemployment rates in its operating market, which were partially offset by cost discipline and government measures to reduce social security contributions by employers in Belgium. Depreciation and amortization increased from 2.3% of sales in the year ended December 31, 1999 to 2.8% of sales in the year ended December 31, 2000. Depreciation increased due to the construction of new stores, the increase in leasehold improvements and the purchase of new equipment. Amortization expense increased as a result of additional goodwill and intangible assets generated by the Hannaford acquisition and by the purchase of 2.9 million Delhaize America shares by Delhaize Group on the open market in the first half of 2000. Higher rent expenses and store closing charges resulted in an increase in selling, administrative and other operating expenses as a percentage of sales from 7.0% in the year ended December 31, 1999 to 7.2% in the comparable period in 2000. During the year ended December 31, 2000, rent costs of Delhaize Group as a percentage of sales increased compared to the same period in 1999 due to new leased stores and the expansion of existing stores, primarily at Delhaize America. During the year ended December 31, 2000, Delhaize Group recognized net store closing costs of EUR 29.5 million primarily related to 22 planned store closings in the normal course of business. During the year ended December 31, 1999, Delhaize Group recorded EUR 11.9 million in net store closing costs related to 16 planned store closings in the normal course of business. These net store closing costs primarily consisted of estimated post-closing lease liabilities, related other exit costs associated with the store closing commitments and asset impairment charges.


     Other operating costs as a percentage of sales were 21.9% during the year ended December 31, 1999 as compared to 21.6% in the corresponding period in 1998. The increase was due to higher selling, administrative and other operating expenses, and slightly higher salary costs. Selling, administrative and other operating expenses rose from 6.8% of sales in 1998 to 7.0% in 1999. In 1999, Delhaize America made decisions to close 16 stores in the normal course of business and recognized net store closing costs of EUR 11.9 million as compared to EUR 12.9 million recognized in 1998 to close 33 stores in the normal course of business. These net store closing costs primarily consisted of estimated post-closing lease liabilities and related other exit costs associated with the store closing commitments. Salaries, social security and pension costs rose as a percentage of sales from 12.5% in 1998 to 12.6% in 1999 due to low unemployment rates in the United States, which in turn created higher turnover as well as wage and benefit increases. In 1999, depreciation and amortization remained stable at 2.3% of sales, notwithstanding leasehold improvements, equipment purchases for new stores and renovated stores, and open market purchases of 7.6 million shares of Delhaize America by Delhaize Group. In 1999, the increased amortization of the goodwill recorded in connection with the purchases of Delhaize America shares by Delhaize Group was offset by a change in Delhaize Group's accounting policy relating to goodwill amortization. Beginning in 1999, goodwill acquired in conjunction with business combinations in countries with mature economies such as the United States and France will be amortized over its useful life not to exceed forty years. Prior to 1999, all goodwill arising on consolidation was amortized over its useful life not to exceed twenty years. Had this accounting policy not been adopted, goodwill amortization expense would have been approximately EUR 7.6 million greater in 1999.



Store Closing Costs in the Normal Course of Business



     Delhaize Group continuously evaluates its store base and makes decisions about store openings and closings that are intended to be in the best interest of its shareholders. Store closings consist of relocations, where a new store is opened to replace an older store located in the same area, and closings of stores due to poor performance. Delhaize Group intends to close stores within a year after the decision to close is made. As most of the Delhaize Group's stores are located in leased facilities, a lease liability is recorded for the present value of the estimated remaining non-cancelable lease payments after the closing date, net of estimated subtenant income. In addition, Delhaize Group records a liability for expenditures to be incurred after the store closing which are contractually required under leases for site preservation during the period before lease termination or sale of the property. These other exit costs include estimated real estate taxes, common area maintenance, insurance and utility costs to be incurred after the store closes. The value of owned property and equipment related to a closed store is reduced to reflect recoverable values based on Delhaize Group's previous efforts to dispose of similar assets and current economic conditions. Any reductions in the recorded value of owned property and equipment for closed stores is reflected as an asset impairment charge. Delhaize Group discontinues depreciation on owned property and equipment for closed stores at the date of closing. Disposition efforts related to store leases and owned property begin immediately following the store closing.



     Significant cash outflows associated with closed stores relate to ongoing lease payments. Because closed store operating leases are classified consistently with capital leases, the principal portion of lease payments reduces the lease liability, while the interest portion of the lease payment is recorded as interest expense in the current period.



     Store closing costs relating to store closings in the normal course of business are charged to operating income as "Selling, administrative and other operating expenses." See the section below titled "Store Closing Costs" for further information.



  NET FINANCIAL EXPENSES



     Net financial expenses during the year ended December 31, 2000 increased by 111.4% compared to the year ended December 31, 1999 and represent, as a percentage of sales, 1.6% in 2000 compared to 1.0% in 1999. This significant increase is primarily due to the interest expense relating to the bridge financing used in connection with the Hannaford acquisition and interest expense due to borrowings incurred to purchase Delhaize America shares on the open market in 1999 and 2000.



     Net financial expenses increased by 19.8% in the year ended December 31, 1999 compared to the year ended December 31, 1998. This increase of net financial expenses was primarily due to additional interest costs on borrowings incurred during these periods to increase Delhaize Group's ownership interest in Delhaize America, acquisitions and the fact that Delhaize America realized interest income on a one-time gain in 1998 related to a tax refund received as a result of an agreement with the United States Internal Revenue Service regarding its examination of the tax years 1991-1994. Overall, in 1999, Delhaize

Group financed the purchase of 7.6 million shares of Delhaize America while Delhaize America repurchased 4.4 million of its own shares.


     The interest coverage ratio, defined as operating income divided by net interest expense, was 2.7, 5.1 and 5.2 for the years ended December 31, 2000, 1999 and 1998, respectively.



  NET EXCEPTIONAL INCOME (EXPENSES)



     Net exceptional expenses during the year ended December 31, 2000 were EUR
41.3 million compared to net exceptional income of EUR 2.6 million during the year ended December 31, 1999. The net exceptional expenses were primarily the result of EUR 41.8 million in merger costs related to the Hannaford acquisition and EUR 32.4 million in costs to close 15 Delhaize America stores, outside of the normal course of business. These costs were partially offset by a EUR 32.4 million gain on the disposal of Delhaize Group's investment in P.G.



     During the year ended December 31, 1999, net exceptional income of approximately EUR 2.6 million was primarily a result of a gain of EUR 17.7 million realized on sales of certain stores that were offset by losses incurred of EUR 15.0 million on the disposal of other stores primarily by Delhaize America. During the year ended December 31, 1998, net exceptional expenses of EUR 1.1 million were primarily a result of a gain of EUR 20.2 million realized on the sale of certain stores that were offset by losses of EUR 17.6 million on the sale of other stores and a distribution center in the Southwest United States by Delhaize America, as well as the closing of the Dial store chain in Belgium.



     Under Belgian GAAP, store closing costs related to store closings outside of the normal course of business (e.g., a specific market area, a Delhaize Group store banner) are charged to "exceptional expenses". See the section titled "Other Operating Costs" above for Delhaize Group's policy for recording store closing costs. See the section titled "Store Closing Costs" below for further information. Exceptional items under Belgian GAAP, as presented herein, do not qualify as extraordinary items under US GAAP.


  INCOME TAXES


     Delhaize Group's effective tax rate was 36.3%, 37.1% and 35.6% for the years ended December 31, 2000, 1999 and 1998, respectively. The effective tax rate decreased primarily as a result of a non-taxed gain realized on the disposal of the investment in P.G., partially offset by the non-deductible goodwill mainly related to the Hannaford acquisition.


     The effective tax rate in 1998 was reduced as a result of a tax refund of approximately EUR 6.5 million received by Delhaize America from the United States Internal Revenue Service, which is noted above.

  NET INCOME

     The following table sets forth, for the periods indicated, Delhaize Group's net income contribution by geographic region:


                                                                 YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------------------
                                                       2000              1999               1998
                                                   -------------   ----------------   ----------------
                                                    EUR      %       EUR        %       EUR        %
                                                   -----   -----   --------   -----   --------   -----
                                                            (IN MILLIONS, EXCEPT PERCENTAGES)
United States....................................   88.5    55.1      135.0    79.5      113.8    76.4
Belgium..........................................   41.8    26.0       32.3    19.0       32.0    21.5
Other............................................   30.4    18.9        2.6     1.5        3.2     2.1
                                                   -----   -----   --------   -----   --------   -----
          Total..................................  160.7   100.0      169.9   100.0      149.0   100.0
                                                   =====   =====   ========   =====   ========   =====



     In the year ended December 31, 2000, the contribution of the United States operations as a percentage of Delhaize Group net income decreased to 55.1% as compared to 79.5% in the year ended December 31, 1999. This decrease was primarily a result of increased amortization and depreciation, interest expense and merger related costs, all associated with the Hannaford acquisition, decreased gross margin and increased store closings at Delhaize America. These factors were partially offset by a slight increase of the average ownership interest of Delhaize Group in Delhaize America and the positive translation effects of a strong U.S. dollar.



     In the year ended December 31, 1999, the contribution of the United States operations as a percentage of Delhaize Group net income was 79.5% compared to 76.4% in the year ended December 31, 1998. This increase was primarily due to an increase of the gross margin at Delhaize America, an increase in the ownership interest of Delhaize Group in Delhaize America and the strong U.S. dollar.



     In the year ended December 31, 2000, the contribution of Belgian operations as a percentage of Delhaize Group net income increased to 26.0% as compared to 19.0% in the year ended December 31, 1999. This increase was primarily a result of gross margin improvements and cost control and the decrease of the net income realized by subsidiaries in the United States.



     In the year ended December 31, 1999, the contribution of the Belgian operations as a percentage of Delhaize Group net income was 19.0% compared to 21.5% in the year ended December 31, 1998. This decrease was primarily due to an increase in the ownership interest of Delhaize Group in Delhaize America and the strong U.S. dollar.



     In the year ended December 31, 2000, the contribution of the operations of Delhaize Group outside the United States and Belgium as a percentage of Delhaize Group net income increased to 18.9% as compared to 1.5% in the year ended December 31, 1999. This increase was primarily a result of the EUR 32.4 million gain on the disposal of the investment in P.G.



     In the year ended December 31, 1999, the contribution of the operations of Delhaize Group outside the United States and Belgium as a percentage of Delhaize Group net income was 1.5% compared to 2.1% in the year ended December 31, 1998.



  STORE CLOSING COSTS



     Under Belgian GAAP, store closing costs related to store closings in the normal course of business (i.e., on a store-by-store basis) are charged to operating income as "selling, administrative and other operating expenses" and store closing costs related to store closings outside of the normal course of business (e.g., a specific market area, a Delhaize Group store banner) are charged to "exceptional expenses."



     Delhaize Group's store closings in 2000, 1999 and 1998 primarily relate to Delhaize America store closings. Delhaize America closed 187, 156 and 131 store and planned to close 14, 7 and 26 stores at December 31, 2000, 1999 and 1998, respectively. The following information represents Delhaize America's store closings in the normal course of business and those outside of the normal course of business.



     Delhaize America had store closing liabilities of EUR 199.0 million, EUR
106.3 million and EUR 96.9 million at December 31, 2000, 1999 and 1998. The balance at December 31, 2000 of EUR 199.0 million consisted of lease obligations and other exit costs of EUR 163.6 million and EUR 35.4 million, respectively. The balance at December 31, 1999 of EUR 106.3 million consisted of lease obligations and other exit costs of EUR 96.5 million and EUR 9.8 million, respectively. The balance at December 31, 1998 of EUR 96.9 million consisted of lease obligations and other exit costs of EUR 87.4 million and EUR 9.5 million, respectively.



     Delhaize America provided for closed store liabilities relating to the estimated post-closing lease obligations and related other exit costs (which include estimated real estate taxes, common area maintenance and other costs contractually required to be paid in connection with the lease obligations) associated with the store closing commitments. Adjustments to closed store liabilities and other exit costs primarily relate to changes in subtenants, changes in actual store closing dates that differ from planned store closing dates and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that current estimates are consistent with amounts recorded in the financial statements.



     Delhaize America uses a discount rate based on the current treasury note rates to calculate the present value of the remaining rent payments on closed stores.



     During fiscal 2000, Delhaize America recorded additions to closed store liabilities of EUR 64.8 million related to 26 store properties acquired, or for which the lease was assumed, in the Hannaford acquisition. All but one of the 26 stores included in the reserve had been closed prior to the acquisition date. The remaining activities associated with closing and exiting these stores are to maintain the store under the leasehold requirements, to dispose of any owned property and equipment and to settle the remaining lease obligations. The acquired Hannaford liabilities for closed stores include EUR 43.2 million related to the present value of future unrecoverable lease liabilities with remaining non-cancelable terms ranging from 3 to 22 years. Other exit costs accrued are approximately EUR 21.6 million for activities that are directly related to the remaining lease obligations, that comprised EUR 11.2 million for real estate taxes, EUR 8.6 million for property maintenance and utilities and EUR 1.8 million for property insurance. Accrued other exit costs are paid over the remaining lease term. A non-cash reduction in the amount of approximately EUR 4.0 million was made prior to December 31, 2000, with a corresponding reduction in goodwill, principally related to a lease liability that was canceled.



     See Note 20 to the consolidated financial statements for further information on store closing costs.


LIQUIDITY AND CAPITAL RESOURCES

     Historically, Delhaize Group's principal source of liquidity is cash generated from operations. Recently, debt has become an important tool in the funding policy of Delhaize Group because of its significant growth. Cash flow from operations is reinvested each year in new stores, store remodeling and store expansions, as well as in store efficiency-improving measures and retailing innovations. Cash flow from operations has also been used historically to service outstanding debt and for the payment of dividends.

  OPERATING ACTIVITIES


     Cash provided by operating activities was EUR 670.5 million, EUR 621.7 million and EUR 607.7 million during the years ended December 31, 2000, 1999 and 1998, respectively. The net increase in 2000 over 1999 was primarily due to additional earnings before non-cash charges in 2000 and a decrease in working capital requirements. The net increase in cash provided by operating activities 1999 over 1998 was primarily due to additional earnings in 1999 partially offset by an increase in working capital requirements.


  INVESTING ACTIVITIES


     Cash used in investing activities increased to EUR 3,330.4 million during the year ended December 31, 2000 compared with EUR 758.6 million for the year ended December 31, 1999 and EUR 347.8 million for the year ended December 31, 1998. The net increase in cash used in investing activities in 2000 compared to 1999 was primarily due to the Hannaford acquisition and other acquisition activity. Delhaize Group used approximately EUR 2,862 million, net of cash acquired, for the Hannaford acquisition and used EUR 56 million in connection with the purchase of 2.9 million Delhaize America shares on the open market. The net increase in cash used in investing activities in 1999 over 1998 was primarily due to higher acquisition activity. In 1999, Delhaize Group spent EUR 204 million in connection with the purchase of 7.6 million Delhaize America shares on the open market. The increase was also due to the acquisition of 49% of Shop N Save and the purchase of the remaining 11.5% of Delvita shares outstanding. During 1999, Delhaize Group added a total of 108 stores to its sales network through acquisitions.



     Capital expenditures were EUR 544.7 million for the year ended December 31, 2000 compared with EUR 524.7 million for the year ended December 31, 1999 and EUR 450.8 million for the year ended

December 31, 1998. During 2000, Delhaize Group added 152 new stores to its sales network through store openings and added 127 stores through its acquisitions. Delhaize America renovated, and in most cases also enlarged, 173 existing stores. During 1999, Delhaize Group added a total of 110 stores to its sales network through store openings, while Delhaize America renovated 145 existing stores. In 2000, total selling area (including acquisitions) of Delhaize Group increased 16.1% from 4.2 million square meters (44.8 million square feet) at the end of 1999 to 4.8 million square meters (52.1 million square feet) at the end of 2000. The following shows the breakdown of capital expenditures by geographic area in 2000, 1999 and 1998.


                    CAPITAL EXPENDITURES BY GEOGRAPHIC AREA


                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
                                                                  (ALL AMOUNTS ARE
                                                                    EXPRESSED IN
                                                                  MILLIONS OF EUR)
United States...............................................  435.1    376.5    323.4
Belgium.....................................................   73.5     86.4     54.0
Other.......................................................   36.1     61.8     73.4
                                                              -----    -----    -----
          Total.............................................  544.7    524.7    450.8
                                                              =====    =====    =====



  Business Acquisitions



     The growth strategy of Delhaize Group includes selective acquisitions. Historically, Delhaize Group has focused on two types of acquisitions: smaller acquisitions to enter a new market and acquisitions to reinforce its existing presence by increasing the density of its sales network. Since 1997, Delhaize Group has entered new markets through acquisitions in Romania, Singapore, Thailand and Indonesia.



     On July 31, 2000, Delhaize America completed its acquisition of Hannaford. The total consideration of approximately EUR 3.7 billion consisted of approximately EUR 3.0 billion in cash and approximately 25.6 million shares of Delhaize America Class A common stock valued at approximately EUR 714.0 million. Delhaize America utilized a EUR 2.7 billion (USD 2.5 billion) 364-day term loan facility and an existing revolving credit facility to fund the acquisition of Hannaford. To obtain approval of the Hannaford transaction, an agreement was reached with the United States Federal Trade Commission under which 38 of Hannaford's stores in the Southeast United States were sold. Additionally, Hannaford closed its 13 other stores in the Southeast United States. After these divestitures and closings, Hannaford operated 106 stores, exclusively in the Northeast United States. These store operations are expected to contribute approximately EUR 3.2 billion in sales to the consolidated results of Delhaize Group on an annual basis.



     In May 2000, Delhaize Group acquired 51% of Mega Image, which management believes is the largest supermarket chain in Romania based on net sales. The acquisition price was financed through available cash and debt. Mega Image reported sales of EUR 20.2 million in 2000 since the date of acquisition.



     In May 1999, Bel-Thai Supermarkets acquired five supermarkets and one franchised store from the Charoen Pokphand Group in Thailand. Additionally, Delhaize Group reached an agreement to purchase the ownership interest of the Mall Group and the Saha Group in Bel-Thai Supermarkets. In January 2000, Delhaize America acquired 51% of Bel-Thai Supermarkets, with Delhaize Group holding the remaining 49%. As a result, Delhaize Group now effectively owns approximately 72% of Bel-Thai Supermarkets. These acquisitions were financed through available cash and debt.


     In 1999, Delvita purchased 50 Interkontakt stores, of which 39 stores were located in the Czech Republic and 11 in Slovakia. Additionally, in March 1999, Delhaize Group purchased the remaining 11.5% of the outstanding shares of Delvita. Both acquisitions were financed by available cash and debt.

     In January 1999, Delhaize Group and QAF reached an agreement by which Delhaize Group acquired a 49% ownership interest in the Singaporean supermarket chain Shop N Save for a total amount of EUR 12.0 million, financed through available cash and debt.


  FINANCING ACTIVITIES



     Cash provided by financing activities was EUR 2,515.6 million during the year ended December 31, 2000, compared to cash provided by financing activities of EUR 256.9 million in 1999 and cash used in financing activities of EUR 182.7 million in 1998. Cash provided by financing activities increased in 2000 primarily as a result of EUR 2.9 billion in short-term borrowings for the Hannaford acquisition by Delhaize America including approximately EUR 50 million of fees paid in connection with the financing. This increase was partially offset by additional repayments of short-term loans of approximately EUR 390 million, the suspension of Delhaize America's share repurchase program in 2000 (approximately EUR 134 million in 1999) and the decrease in cash provided by long-term borrowings of approximately EUR 140 million, which mostly related to Delhaize Belgium's 1999 Eurobond issuance.



     The net increase in cash provided by financing activities in 1999 over 1998 was primarily due to proceeds in 1999 from short-term borrowings and Delhaize Belgium's issuance of EUR 150 million Eurobond notes. This increase was partially offset by a comparatively larger amount of cash used in 1999 than in 1998 to purchase stock of Delhaize America through Delhaize America's stock repurchase program and repayments of principal on debt. During the third quarter of 1999, Delhaize America suspended the share repurchase program as a result of the announced agreement to acquire Hannaford.



Long-term Borrowings



     In connection with the acquisition of Hannaford in July 2000, Delhaize Group assumed notes of approximately EUR 124 million and mortgages of approximately EUR 58 million.



     On May 17, 1999, Delhaize Group issued bonds having an aggregate principal amount of EUR 150 million for net proceeds of approximately EUR 148 million (the "1999 Eurobonds"). The 1999 Eurobonds mature in 2009 and bear interest at 4.625%, payable annually in arrears on May 18 of each year. The discount upon issuance is being amortized over the life of the bond. The 1999 Eurobonds are subject to redemption in whole, at the principal amount, together with accrued interest, at the option of Delhaize Group at any time in the event of certain changes affecting taxes in Belgium.



     In 1999, Delhaize Group updated its then existing treasury notes program with a new multi-currency treasury notes program. Under this treasury notes program, Delhaize Group may issue both short-term notes (e.g., commercial paper) and medium-term notes in amounts up to EUR 500 million, or the equivalent of such amount in other eligible currencies (collectively, the "Treasury Program"). Approximately EUR 12.4 million and EUR 37.2 million in medium-term notes were outstanding at December 31, 2000 and 1999, respectively, under the Treasury Program.



     On February 15, 2001, Delhaize Group issued bonds having an aggregate principal amount of EUR 150 million for net proceeds of approximately EUR 149.5 million (the "2001 Eurobonds"). The 2001 Eurobonds mature in 2006 and bear interest at 5.50%, payable annually in arrears on February 15 of each year. The discount upon issuance is to be amortized over the life of the bond. The 2001 Eurobonds are subject to redemption in whole, at the principal amount, together with accrued interest, at the option of Delhaize Group at any time in the event of certain changes affecting taxes in the Netherlands.



SHORT-TERM BORROWINGS



     In 2000, in connection with the acquisition of Hannaford, Delhaize America obtained a 364-day short-term loan facility that provided approximately EUR 2.7 billion. At December 31, 2000, Delhaize America had approximately EUR 2.6 billion in outstanding borrowings against this short-term loan facility. During 2000, Delhaize Group had average borrowings of EUR 1.1 billion at a daily weighted average interest rate of 8.07% on this short-term loan facility. Delhaize America paid fees for this short-term loan facility of EUR 31.7 million which are being amortized to expense over the expected outstanding term. Delhaize America refinanced this term loan through a long-term bond offering in 2001. See the "Recent Events" Section below.



     Delhaize America maintains two revolving credit facilities with a syndicate of commercial banks providing EUR 1.1 billion in committed lines of credit, of which approximately EUR 550 million will expire in November 2001 and approximately EUR 550 million will expire in July 2005. As of December 31, 2000, Delhaize America had EUR 306.3 million in outstanding borrowings. During 2000, Delhaize America had average borrowings of approximately EUR 206.9 million at a daily weighted average interest rate of 7.95%. There were borrowings of EUR
204.1 million outstanding at December 31, 1999.



     Delhaize Group had approximately EUR 286.0 million and EUR 378.3 million outstanding at December 31, 2000 and 1999, respectively, in less than one-year borrowings (the "Short-term Credit Institution Borrowings"). The approximate weighted average rates of interest for the Short-term Credit Institution Borrowings were 6.18% and 5.30% during 2000 and 1999, respectively.



     Delhaize Group also has short and medium-term borrowings available through financial institutions (collectively, the "Credit Institution Borrowings"), that generally bear interest at the inter-bank offering rate of the originating country plus a margin, or at the market rate plus a margin upon withdrawal. Total amounts authorized under the Credit Institution Borrowings were approximately EUR 0.6 billion at December 31, 2000 and 1999. Delhaize Group has guaranteed EUR 19.6 million and EUR 13.7 million of the total amounts outstanding under the Credit Institution Borrowings at December 31, 2000 and 1999, respectively. The Credit Institution Borrowings require maintenance of various financial and non-financial covenants. At December 31, 2000 and 1999, Delhaize Group was in compliance with all such covenants.



     Delhaize Group had approximately EUR 160.8 million and EUR 25.0 million in short-term notes outstanding under the Treasury Program at December 31, 2000 and 1999, respectively.


FACTORS AFFECTING FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     FINANCIAL RISK MANAGEMENT. Delhaize Group has, as a global market participant, exposure to different kinds of market risk. The major exposures are foreign currency exchange rate and interest rate risks. The continuously evolving financial and business environment represents a challenge to the treasury function.

     Delhaize Group aims to optimize internal cash flows in order to minimize the number of external transactions. Net exposure is subsequently managed in the financial markets.

     Delhaize Group's treasury department works together with the operating units to determine the best hedging strategy for the respective units. Delhaize Group does not speculate with derivatives. Delhaize Group's treasury department uses limited foreign exchange forward contracts, interest rate swaps and currency swaps.


     FOREIGN EXCHANGE RISK. Because a substantial portion of Delhaize Group's assets, liabilities and operating results are denominated in U.S. dollars, it is exposed to fluctuations in the value of the U.S. dollar against the euro. Delhaize Group does not hedge this U.S. dollar translation exposure. In 2000, a variation of 1 cent in the exchange rate of the euro would have caused net income to vary by 0.6%. Net income in 2000 would have decreased over that of 1999 by 11.3%, at constant exchange rates, rather than 5.4%.



     Delhaize Group finances the operations of its subsidiaries primarily through borrowings in its subsidiaries' local currencies. Substantially all of Delhaize Group's borrowings are denominated in U.S. dollar or euro-zone currencies. Delhaize Group's only significant foreign currency transaction exposure as a result of its borrowings is due to U.S. dollar denominated debt at one of its Belgian entities which has a euro-zone functional currency. These borrowings were used to acquire non-monetary assets in the United States. At December 31, 2000, this subsidiary had approximately EUR 112.3 million of U.S. dollar borrowings outstanding. Under Belgian GAAP, foreign currency transaction gains and losses are deferred until the related benefits are provided from the non-monetary assets acquired with the borrowing proceeds. Under US GAAP, realized and unrealized foreign currency transaction gains and losses are recognized in income. A variation of 1 cent in the exchange rate of the euro would have caused Delhaize Group's net earnings to vary by approximately EUR 1 million in 2000.



     Delhaize Group's financial risk management policy for non-U.S. dollar denominated assets is to match the currency distribution of its borrowings to the denomination of its assets and of its receivables to the denomination of its equity funding. As a result, fluctuations in its balance sheet ratios resulting from changes in exchange rates are generally limited. Dividends and borrowings are the only significant components of cash flow in Delhaize Group that are influenced by variations in exchange rates.



     INTEREST RATE RISK. Delhaize Group manages its debt and overall financing strategies using a combination of short, medium and long-term debt. Delhaize Group's long-term borrowings at December 31, 2000 are at fixed interest rates. Delhaize Group finances its daily working capital requirements, when necessary, through the use of its various committed and uncommitted lines of credit. These short and medium-term borrowing arrangements generally bear interest at the inter-bank offering rate of the originating country plus a margin, or at the market rate plus a margin at the borrowing date. A one-point variation in interest rates would not materially affect interest expense of Delhaize Group in 2000.



     Delhaize America also entered into agreements to hedge against a potential increase in interest rates prior to the planned long-term bond offering noted above. The agreements are structured to hedge against the risk of increasing market interest rates based on U.S. treasury rates, with the specified rates based on the expected maturities of the planned debt issue. The notional amount of the agreements totals USD 1.75 billion, or approximately EUR 1.9 billion. Delhaize America believes the issuance of the debt is probable, and the contractual interest rates in the agreements are highly correlated with the expected interest rates to be incurred on the debt. The agreements will be settled upon issuance of the debt.



     In October 2000, Delhaize America entered into related agreements to limit the amount of any unrealized loss associated with future interest rate reduction. Delhaize America paid approximately USD 19.8 million, or approximately EUR 21.3 million, as consideration for these agreements which is being amortized to expense over the period of the contract through March 2001. These agreements have been extended through April 26, 2001.



     Upon settlement of the agreements, the realized gain or loss to be paid or received by Delhaize America will be amortized as interest expense over the life of the underlying debt.



     The fair value of these off-balance sheet interest rate hedging agreements is estimated using the present value of the difference between the contracted rates and the applicable forward rates. At December 31, 2000, the net unrealized loss to such agreements was approximately USD 197.6 million, or approximately EUR 212.4 million, before taxes. The loss as of April 9, 2001 was approximately USD 214.1 million, or approximately EUR 230.1 million.



     Delhaize America is subject to risk of nonperformance by the counterparties to these agreements. Delhaize America regularly monitors the creditworthiness of the counterparties and does not anticipate nonperformance by the counterparties, who are major United States financial institutions.



     HEDGING. The policy of Delhaize Group is to hedge only interest rate or foreign exchange transaction exposure that is clearly identifiable and, in principle, not to hedge foreign exchange translation exposure. Delhaize Belgium has hedged foreign exchange transaction risk on inter-company receivables denominated in currencies other than the euro. Delhaize Belgium has treated its U.S. dollar borrowings to finance purchases of Delhaize America shares on the open market, as an economic hedge.


     SELF-INSURANCE RISK. Delhaize America is self-insured for workers' compensation, general liability, and vehicle accident claims up to USD 500,000, including defense costs, per occurrence. The self-insurance liability is determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. Delhaize America is insured for covered costs, including defense costs, in excess of the retained limits. Delhaize Belgium is partially self-insured for doubtful debtors, loss of products due to contamination, loss of revenue due to work stoppages, and similar insurable risks.

     FOREIGN INVESTMENT RISKS. In addition to its significant operations in the United States and Belgium, Delhaize Group continues to expand its operations and other investments in a number of other countries. Foreign operations and investments are subject to the risks normally associated with conducting business in foreign countries such as:

     - labor disputes;

     - uncertain political and economic environments;

     - risks of war and civil disturbances;

     - risks associated with the movement of funds;

     - deprivation of contract rights;

     - loss of property by nationalization or expropriation without fair compensation;

     - risks relating to changes in laws or policies of particular countries such as foreign taxation;

     - risks associated with obtaining necessary governmental permits, limitations on ownership and on repatriation of earnings; and

     - foreign currency exchange rate fluctuations.

     There can be no assurance that these problems or other problems relating to foreign operations will not be encountered by Delhaize Group in the future. Foreign operations and investments may also be adversely affected by laws and policies of the United States, Belgium and the other countries in which Delhaize Group operates governing foreign trade, investment and taxation.

     INFLATION AND CHANGING PRICES. Labor and inventory, the primary operating costs of Delhaize Group, increase with inflation and, where possible, are recovered through operating efficiencies and gross margin improvements.


     During the year ended December 30, 2000, Delhaize America experienced a slight food deflation rate of 0.4%, compared with 0.6% inflation during the year ended January 1, 2000. During the year ended December 31, 2000, food prices in Belgium increased by 0.9%, compared with an inflation rate of 0.2% during the year ended December 31, 1999. As in prior years, Delhaize Group experienced an increase in its labor costs during the year which was partially offset by increased productivity.


     Although there is the risk that inflation in Southeast Asia and in certain European countries in which Delhaize Group operates could have a material effect on Delhaize Group's results, such inflation has not had a material effect on sales or results of operations in these regions to date.


     EURO CONVERSION. On January 1, 1999, all the member countries of the European Union (other than the United Kingdom, Sweden, Denmark and Greece) established the EMU, which utilizes a single currency known as the euro. Until January 1, 2002, there is a transfer period where each EMU member country will operate with two currencies, the euro and its local currency, but with no euro currency in circulation. Greece joined the EMU as of January 1, 2001.



     The introduction of the euro has and will have a significant effect on Delhaize Group's Belgian operations and the financial systems of Delhaize Group. The effect of the euro can be separated into two main effects -- business-to-business conversion and business-to-consumer conversion.



     The largest concern associated with the euro conversion is consistent pricing of products in Belgium. Due to differences in distribution structures and competitive pressure, the introduction of the euro is not expected to immediately lead to equivalent prices for the same consumer products in all member countries. However, the price differences between the member countries are expected to diminish over time.

     Several issues have been identified and action plans have been developed and put into practice to address these issues. Since January 2, 1999, customers in Belgium have had the choice of paying by check, credit card or debit card in euros or Belgian francs. In addition, price labels on the shelves are in euros and Belgian francs and, since the beginning of 1999, Delhaize Group has accepted invoices from its suppliers in euros.



     During 2000, the conversion of the accounting systems to the euro, the setting up of budgets and the operation of the purchasing department in dual currencies were completed. Amounts reported for all periods presented have been restated from Belgian francs to euros using the fixed exchange rate as of January 1, 1999 of EUR 1 = BEF 40.3399. The other management systems will follow during the course of 2001.



     On January 1, 2002, the cash registers will be modified to accept both euro and Belgian notes and coins. In all EMU countries, there is a movement to shorten the dual currency period (which is the period during which the legacy currency and the euro notes and coins will coincide). In Belgium, a dual currency period of a maximum of 2 months is foreseen.



     The anticipated cost of the introduction of the euro is expected to approximate EUR 1.2 million per year through 2002. Delhaize Group has incurred EUR 3.2 million of expense in connection with the introduction of the euro in 1998 through 2000. These costs are expensed as incurred. Two-thirds of the costs will be spent on modifying the information technology systems, and one-third on staff training, customer information and miscellaneous additional operating costs. These projected costs are based on the best estimates of Delhaize Group, which were derived using a number of assumptions as to future events, including the continued availability of certain resources. However, actual results could differ materially from those anticipated.


RECENT EVENTS AND OUTLOOK


  RECENT EVENTS



     Delhaize Group acquired Trofo, a Greek food retailer, for the price of EUR
66.9 million in January 2001 and accounted for this acquisition using the purchase method of accounting under both Belgian and US GAAP. Trofo operates 45 supermarkets and 12 discount warehouse stores, and has franchise agreements with 40 additional supermarkets.



     As mentioned earlier, Delhaize America refinanced the USD 2.5 billion term loan facility used to fund the acquisition of Hannaford. In April 2001, Delhaize America issued USD 600,000,000 7.375% Notes due 2006, USD 1,100,000,000 8.125%
Notes due 2011 and USD 900,000,000 9.000% Debentures due 2031. These notes and debentures are general unsecured obligations of Delhaize America. Delhaize Group and Delhaize America have explored the advisability of cross-guaranteeing each other's indebtedness for borrowed money and other financial indebtedness and believe that there may be operational and financial benefits to such an arrangement. While Delhaize Group and Delhaize America would not implement any cross-guarantees until at least six months after the completion of the share exchange, Delhaize Group and Delhaize America may implement the cross-guarantees thereafter.



     In mid-February 2001, Delhaize Group, through its wholly-owned subsidiary Delhaize The Lion Nederland, B.V., issued EUR 150 million in Eurobonds, which were guaranteed by Delhaize Group and will be due in mid-February 2006. These Eurobonds are listed on the Luxembourg Stock Exchange.


  OUTLOOK


     In 2001, Delhaize Group expects to increase its sales network by a net amount of 203 stores to a total of 2,513 outlets. In 2001, Delhaize Group's expected capital expenditures for operations will be approximately EUR 620 million.



     For 2001, Delhaize America announced a capital expenditure program of approximately EUR 478 million (USD 450 million), with the objective of increasing its total selling area by 4% to 5% by opening approximately 37 stores, net of relocation, and renovating over 200 store locations. Delhaize America believes that its capital expenditures program is sufficient to maintain its market share position and prudent in light of its commitment to pay down its debt.

     In 2001, Delhaize Belgium plans to add 24 AD Delhaize, Superette Delhaize/Proxy Delhaize, Delhaize 2 or Delhaize City stores to its sales network, 16 Shop 'n Go stores, 15 Di stores and 17 Tom & Co stores. For 2001, Delhaize Group announced a capital expenditure program of approximately EUR 81 million for its Belgian operations.


     In 2001, Delhaize Group also intends to add four supermarkets in the Czech Republic and five supermarkets in Slovakia, and plans to add 11 supermarkets in Thailand and 10 in Indonesia. In Singapore, seven new stores will be opened, and in Romania two new stores will be opened. In 2001, Alfa-Beta intends to focus on the integration of Trofo.



     Delhaize America is developing initiatives to pursue strategies to enhance its gross margins and profitability in future quarters. These opportunities include enhancing the merchandise offering, pursuing reduction in inventory shrinkage, procurement opportunities and refining its retail pricing and promotional strategies. The expected recovery of gross margin and profitability of Delhaize America will be supported by the further integration of Hannaford. Delhaize America expects first-year synergies of approximately EUR 43 million (USD 40 million) and EUR 81 million (USD 75 million) of synergies on an annual basis in its third year of combined operating results. Immediate benefits will be realized from synergies in private label programs and the sharing of best practices in shrinkage reduction, procurement, risk management, administrative functions and information technology. Over the long-term, this acquisition will provide Delhaize America with improved purchasing power, greater efficiencies and enhanced growth opportunities.



     Delhaize Group has been authorized by its shareholders at the December 15, 2000 extraordinary general meeting to repurchase some of its shares in the open market.

                                 DELHAIZE GROUP



                         UNAUDITED PRO FORMA CONDENSED


                       CONSOLIDATED FINANCIAL STATEMENTS



     The following unaudited pro forma condensed consolidated financial statements have been prepared in conformity with Belgian GAAP and are based on the historical consolidated financial information of Delhaize Group, combined with historical consolidated financial information of Hannaford, and adjusted for the expected accounting for the share exchange. On July 31, 2000, Delhaize America completed its acquisition of Hannaford for a total consideration of approximately EUR 3.7 billion. Hannaford is a wholly-owned subsidiary of Delhaize America. In connection with the share exchange, each share of Delhaize America common stock not already owned directly or indirectly by Delhaize Group will be exchanged for 0.40 Delhaize Group American Depositary Receipts, or ADRs or, at the option of a Delhaize America shareholder, 0.40 Delhaize Group ordinary shares.



     The unaudited pro forma condensed consolidated balance sheet has been prepared as if the share exchange had occurred on December 31, 2000. As Delhaize America's acquisition of Hannaford was completed on July 31, 2000, the unaudited pro forma condensed consolidated balance sheet does not include the effects of this acquisition as it is reflected in Delhaize Group's historical financial position as of December 31, 2000. See Note 2 to the consolidated financial statements of Delhaize Group for further information relating to Delhaize America's acquisition of Hannaford.



     The unaudited pro forma condensed consolidated statement of income has been prepared as if Delhaize America's acquisition of Hannaford and the share exchange had occurred on January 1, 2000.



     The unaudited pro forma condensed consolidated financial statements under Belgian GAAP have been reconciled to US GAAP.



HISTORICAL FINANCIAL INFORMATION



     The historical financial information of Delhaize Group has been derived from the consolidated financial statements as of and for the year ended December 31, 2000, which are included elsewhere in this document. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with those historical consolidated financial statements, including the related notes.



ADJUSTMENTS



     As stated above, the historical consolidated financial information of Delhaize Group has been adjusted in arriving at the unaudited condensed consolidated pro forma consolidated balance sheet to reflect the expected accounting for the share exchange. The unaudited condensed consolidated pro forma statement of income reflects the expected accounting for the share exchange and the acquisition by Delhaize America of Hannaford. Adjustments relating to the acquisition of Hannaford reflect (1) the disposition of Hannaford's stores in the Southeastern United States in connection with the acquisition and (2) the sale by Hannaford of a majority interest in an internet-based grocery retail business.



     Further adjustments have been made to the unaudited pro forma condensed consolidated financial statements under Belgian GAAP in arriving at the unaudited pro forma condensed consolidated financial statements under US GAAP. Such adjustments reflect the differences between Belgian GAAP and US GAAP described in the notes to the consolidated financial statements of Delhaize Group, which are included elsewhere in this document.



     The unaudited pro forma condensed consolidated financial statements give effect to the share exchange by applying the purchase method of accounting under Belgian GAAP and US GAAP. The allocation of the acquisition consideration to the fair values of the assets acquired and liabilities assumed in the share exchange with Delhaize America remains subject to final determination and, accordingly, the amounts reflected herein may differ from the amounts that would have been determined if the final fair value allocations were known.

     The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have resulted if the acquisitions and transactions had actually occurred at the beginning of the specified period. Additionally, they are not necessarily indicative of future consolidated results of operations or financial position of Delhaize Group.

                                 DELHAIZE GROUP



            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET



                               DECEMBER 31, 2000



                                                                      PRO FORMA
                                       DELHAIZE       PRO FORMA       DELHAIZE
                                        GROUP        ADJUSTMENTS        GROUP                         PRO FORMA
                                       (BELGIAN     FOR THE SHARE     (BELGIAN        US GAAP       DELHAIZE GROUP
                                        GAAP)         EXCHANGE          GAAP)       ADJUSTMENTS       (US GAAP)
                                      ----------   ---------------   -----------   -------------   ----------------
                                        (ALL AMOUNTS ARE EXPRESSED IN MILLIONS OF EUR, EXCEPT SHARES OUTSTANDING)
Long-term assets:
  Intangible assets.................       615              --             615            --               615
  Goodwill arising on
     consolidation..................     3,050             731(a)        3,781           135(b)          3,801
                                                                                        (115)(c)
  Tangible fixed assets.............     3,792              --           3,792           (34)(b)         3,758
  Other.............................        30              --              30            10(b)             40
                                        ------          ------          ------          ----            ------
          Total long-term assets....     7,487             731           8,218            (4)            8,214
Cash................................       240              --             240            (5)(b)           235
Other assets........................     2,671              --           2,671           (16)(b)         2,655
          Total assets..............    10,398             731          11,129           (25)           11,104
                                        ======          ======          ======          ====            ======
Capital.............................        26              20(a)           46            --                46
Additional paid-in capital..........        26           2,181(a)        2,207          (115)(c)         2,092
Revaluation reserves................        18              --              18           (18)(b)            --
Retained earnings...................     1,168              --           1,168           214(b)          1,382
Cumulative translation adjustments
  and other.........................       126              --             126            14(b)            140
                                        ------          ------          ------          ----            ------
          Total shareholders'
            equity..................     1,364           2,201           3,565            95             3,660
Minority interests..................     1,510          (1,470)(a)          40            (9)(b)            31
Provisions for liabilities and
  deferred taxation.................       579              --             579            19(b)            598
Long-term liabilities:
  Long-term borrowings..............       690              --             690            --               690
  Capitalized lease commitments.....       649              --             649            22(b)            671
  Other.............................        11              --              11            --                11
                                        ------          ------          ------          ----            ------
          Total long-term
            liabilities.............     1,350              --           1,350            22             1,372
Short-term obligations..............     5,595              --           5,595          (152)(b)         5,443
          Total liabilities.........     7,524              --           7,524          (111)            7,413
                                        ------          ------          ------          ----            ------
          Total shareholders'
            equity, minority
            interests and
            liabilities.............    10,398             731          11,129           (25)           11,104
                                        ======          ======          ======          ====            ======
Shares outstanding (in millions)....      52.0            39.9(a)         91.9                            91.9



     See notes to unaudited pro forma condensed consolidated balance sheet

                                 DELHAIZE GROUP



                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED


                           CONSOLIDATED BALANCE SHEET



     The unaudited pro forma condensed consolidated balance sheet reflects the effects of the share exchange described in the introduction to the unaudited pro forma condensed consolidated financial statements had such transaction occurred on December 31, 2000, and include the following explanations:



          (a) The public shareholders of the Delhaize America Class A and Class B common stock will receive 0.40 Delhaize Group American Depositary Receipts, or, at the option of a Delhaize America shareholder, 0.40 Delhaize Group ordinary shares for each Delhaize America share of common stock that they own. Delhaize Group will record the effect of the share exchange by applying the purchase method of accounting under both Belgian GAAP and US GAAP. Under US GAAP, the valuation of the Delhaize Group ordinary shares to be issued in the share exchange is based upon the average market price of Delhaize Group ordinary shares three days before and three days after the date the share exchange agreement was signed and announced on November 16, 2000. Under Belgian GAAP, the valuation of the Delhaize Group ordinary shares to be issued in the share exchange is based upon the market price of Delhaize Group ordinary shares on the day the share exchange agreement becomes effective. As a result, this difference in determining the market valuation of Delhaize Group ordinary shares will create a difference in the purchase price for the minority interests of Delhaize America accounted for under US GAAP and Belgian GAAP. This difference will have an effect on the amount of goodwill recognized in the share exchange and on the pro forma shareholders' equity and net income on a US GAAP basis. See Note (c) below.



          The assumptions used to reflect the share exchange for Belgian GAAP purposes are as follows:



           - The market price of a Delhaize Group ordinary share was EUR 55.20 (as of March 23, 2001). This market price is used in these Unaudited Pro Forma Condensed Consolidated Financial Statements as an assumption for Belgian GAAP purposes. For Belgian GAAP purposes, a variation in the market price of a Delhaize Group ordinary share by EUR 1.00 would result in a change in total consideration, goodwill and shareholders' equity by approximately EUR 40 million.



           - Delhaize America shares of Class A common stock outstanding are approximately 106,195,000 (as of March 23, 2001). Delhaize America shares of Class A common stock owned by Delhaize Group just prior to the share exchange are approximately 39,392,000. As such, Delhaize America shares of Class A common stock to be acquired by Delhaize Group in accordance with the share exchange are approximately 66,803,000.


           - Delhaize America shares of Class B common stock outstanding are approximately 75,291,000 (as of March 23, 2001). Delhaize America shares of Class B common stock owned by Delhaize Group just prior to the share exchange are approximately 42,406,000. As such, Delhaize America shares of Class B common stock to be acquired by Delhaize Group in accordance with the share exchange are approximately 32,885,000.


           Based upon the above assumptions, the public shareholders of the Delhaize America Class A and Class B common stock will exchange their 66,803,000 and 32,885,000 shares, respectively, and receive 39,875,000 of either Delhaize Group ADRs or ordinary shares, which would have the following effect (presented in millions of EUR):


           Total consideration.........................................   2,201
           Elimination of the book value of the minority interests of
           Delhaize America Class A and Class B common stock...........  (1,470)
                                                                         ------
           Excess of consideration over the book value of the public
           shareholders of Delhaize America Class A and Class B
           common stock................................................     731
                                                                         ======

                                 DELHAIZE GROUP



                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED


                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)



           The following pro forma entry was recorded as of December 31, 2000 (presented in millions of EUR):



           Goodwill..............................................    731
           Minority interests....................................  1,470
             Capital.............................................             20
             Additional paid-in capital..........................          2,181



                These projected effects are based on the assumptions listed above and actual effects may differ. Moreover, the implied method of valuation is not binding upon the Delhaize Group Board of Directors or upon the independent auditor who will report on the proposed contribution in accordance with Belgian law.



                The allocation of the total consideration to the fair values of the assets acquired and liabilities assumed is preliminary in nature and has been based on management's estimates of the net assets acquired and may be subject to change following completion of formal valuations of the net assets acquired.



                Also, in connection with the share exchange, Delhaize Group expects to issue approximately 7.3 million stock options to Delhaize America shareholders in exchange for their stock options in Delhaize America. Both the number of Delhaize Group stock options and the exercise price of these options will be modified taking into account the 0.40 share exchange ratio as well as the following:



               1.The aggregate intrinsic value of the Delhaize Group stock option award immediately after the share exchange will not be greater than the aggregate intrinsic value of the Delhaize America stock option award immediately before the change.



               2.The ratio of the exercise price per share to the market value per share will not be reduced.



               3.The original life of the stock options will remain unchanged at ten years. The stock option lives will not be extended.



               4.The vesting period will remain unchanged at three years. There will be no acceleration of the vesting period upon the conversion (i.e., the remaining vesting period immediately before and after the modification will remain unchanged).



                Under Belgian GAAP, no compensation expense would be recorded in connection with this modification. However, for US GAAP purposes, Delhaize Group accounts for stock options in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. As this exchange of employee stock options in the stock of one entity in a consolidated group (i.e., Delhaize America) for stock options in another entity (i.e., Delhaize Group) within the same consolidated group, a new measurement date for accounting purposes will have occurred. This new measurement date will result in compensation expense for all Delhaize Group options that are "in-the-money" as of the date of the share exchange. That compensation expense shall be calculated, on an option-by-option basis, as the difference between the market price of the Delhaize Group ADRs or ordinary shares at the date of the share exchange less the stock option's adjusted exercise price. The recognition of the compensation expense would be recognized over the remaining vesting period or, if fully vested, immediately.

                                 DELHAIZE GROUP



                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED


                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)



          (b) Adjustments for differences between Belgian GAAP and US GAAP relevant to the historical balance sheet of Delhaize Group as of December 31, 2000 as described in Note 20 to the consolidated financial statements (Note 20). Such adjustments, in self-balancing entries, can be summarized as follows (amounts in millions of EUR):



                                                       OTHER --
                                                      (INVESTMENT   CAPITALIZED                             CURRENCY
PRO FORMA                                              IN EQUITY       LEASE      REVALUATION   RETAINED   TRANSLATION   MINORITY
FINANCIAL                                             AFFILIATES)   COMMITMENTS     SURPLUS     EARNINGS   ADJUSTMENT    INTERESTS
STATEMENT                                   DEBIT/      DEBIT/        DEBIT/        DEBIT/       DEBIT/      DEBIT/       DEBIT/
CAPTION           ADJUSTMENT DESCRIPTION   (CREDIT)    (CREDIT)      (CREDIT)      (CREDIT)     (CREDIT)    (CREDIT)     (CREDIT)
---------         -----------------------  --------   -----------   -----------   -----------   --------   -----------   ---------
GOODWILL........  Adjustment to record
                  goodwill as a result of
                   the stock repurchase
                   program, the Hannaford
                   purchase accounting
                   and assets lives --
                   see subnotes (a), (b)
                   and (c) in Note 20        137                                                  (106)         (1)         (30)(aa)
                  Adjustment to record
                   the disposition of
                   investment -- see
                   subnote (o) in Note 20     (2)                                                    2
                                             ---
                  TOTAL ADJUSTMENTS TO
                   GOODWILL..............    135
TANGIBLE FIXED
 ASSETS.........  Adjustment to record an
                   additional impairment
                   charge -- see subnote
                   (d) in Note 20            (18)                                                    8                       10(aa)
                  Adjustment to eliminate
                   the revaluation of
                   long-lived
                   assets -- see subnote
                   (g) in Note 20            (23)                                      18                                     5
                  Adjustment to record
                   the effects of
                   applying lease
                   Accounting -- see
                   subnote (i) in Note 20     20                        (22)                         2
                  Adjustment to reflect
                   capitalized software
                   costs and interest --
                   see subnote (p) in
                   Note 20                     3                                                                (3)
                  Adjustment to record
                   the effect of applying
                   highly inflationary
                   economies -- see
                   subnote (n) in Note 20      2                                                    (1)         (1)
                  Adjustment to eliminate
                   tangible fixed assets
                   relating to equity
                   affiliates                (18)          18
                                             ---
                  TOTAL ADJUSTMENTS TO
                   TANGIBLE FIXED ASSETS     (34)
CASH............  Adjustment to eliminate
                  cash relating to equity
                   affiliates                 (5)           5
OTHER ASSETS....  Adjustment to eliminate
                  other assets relating
                   to equity affiliates      (19)          19
                  Reclass from
                   liabilities and
                   deferred taxation           3
                                             ---
                  TOTAL ADJUSTMENTS TO
                   OTHER ASSETS              (16)
CUMULATIVE
 TRANSLATION
 ADJUSTMENTS....  Adjustment to record
                  foreign exchange
                   transactions
                   losses -- see subnote
                   (f) in Note 20                                                                   10         (10)
MINORITY
 INTERESTS......  Adjustment to eliminate
                   minority interests
                   relating to equity
                   affiliates                              (5)                                                                5

                                 DELHAIZE GROUP



                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED


                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)



                                                       OTHER --
                                                      (INVESTMENT   CAPITALIZED                             CURRENCY
PRO FORMA                                              IN EQUITY       LEASE      REVALUATION   RETAINED   TRANSLATION   MINORITY
FINANCIAL                                             AFFILIATES)   COMMITMENTS     SURPLUS     EARNINGS   ADJUSTMENT    INTERESTS
STATEMENT                                   DEBIT/      DEBIT/        DEBIT/        DEBIT/       DEBIT/      DEBIT/       DEBIT/
CAPTION           ADJUSTMENT DESCRIPTION   (CREDIT)    (CREDIT)      (CREDIT)      (CREDIT)     (CREDIT)    (CREDIT)     (CREDIT)
---------         -----------------------  --------   -----------   -----------   -----------   --------   -----------   ---------
LIABILITIES AND
 DEFERRED
 TAXATION.......  Adjustment to record
                  the tax effects on the
                   US GAAP adjustments        28                                                   (22)                      (6)(aa)
                  Adjustment to reflect
                   pension
                   accounting -- see
                   subnote (e) in Note 20    (21)                                                   20                        1
                  Adjustment to record
                   deferred
                   taxation -- see
                   subnote (h) in Note 20    (23)                                                   22                        1
                  Reclass to other assets     (3)
                                             ---
                  TOTAL ADJUSTMENTS TO
                   PROVISIONS FOR
                   LIABILITIES AND
                   DEFERRED TAXATION         (19)
SHORT-TERM
 OBLIGATIONS....  Adjustment to eliminate
                   minority interests
                   relating to equity
                   affiliates                 27          (27)
                  Adjustment to record
                   the dividend on
                   ordinary shares -- see
                   subnote (l) in Note 20    125                                                  (125)
                                             ---
                  TOTAL ADJUSTMENTS TO
                   SHORT-TERM OBLIGATIONS    152
TOTALS BEFORE
 SHARE
 EXCHANGE.......                                           10           (22)           18         (190)        (15)         (14)
EFFECT OF SHARE
 EXCHANGE.......                                                                                   (24)(aa)      1(aa)       23(aa)
                                                      ----------------------------------------------------------------------------
TOTALS AFTER
 SHARE
 EXCHANGE.......                                           10           (22)           18         (214)        (14)           9
                                                      ----------------------------------------------------------------------------
                                                      ----------------------------------------------------------------------------


---------------


NOTE:Amounts in bold agree to the adjustment noted in the unaudited pro forma condensed balance sheet.



                (aa) In connection with the share exchange, the minority interests in the US GAAP adjustments that relate to Delhaize America need to be eliminated as follows:



                                                           (AMOUNTS
                                                         EXPRESSED IN
                                                       MILLIONS OF EUR)
Minority Interest on US GAAP Adjustments Relating to
       Delhaize America:
  Adjustment to record goodwill related to asset
     lives...........................................        (30)
  Adjustment to record an additional impairment
     charge..........................................         10
  Tax effects on US GAAP adjustments.................         (4)
                                                             ---
          Total......................................        (24)
                                                             ===



Accordingly, the following entry was recorded:
Minority interests.........................................
                                                              23
Currency translation adjustment............................
                                                               1
  Retained earnings........................................         24



          (c) Under US GAAP, the average share price of Delhaize Group ordinary shares three days before and three days after November 16, 2000, is EUR
     52.31. In the pro forma calculation of the total consideration of the minority interests of Delhaize America, the effect of this difference between

                                 DELHAIZE GROUP



                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED


                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)



     the average market price of EUR 52.31 for US GAAP purposes and EUR 55.20, the assumption of the market price to be used for Belgian GAAP purposes, see Note (a) above, would reduce the total consideration, goodwill and shareholders' equity by approximately EUR 115 million.



          The following pro forma entry was recorded as of December 31, 2000 (presented in millions of EUR):



Additional paid-in capital...............................  115
  Goodwill...............................................        115

                                 DELHAIZE GROUP



                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED


                              STATEMENT OF INCOME



                          YEAR ENDED DECEMBER 31, 2000


                                                 HANNAFORD
                                               FOR THE SEVEN                 PRO FORMA
                                                  MONTHS                     DELHAIZE     PRO FORMA
                                    DELHAIZE       ENDED                       GROUP     ADJUSTMENTS
                                     GROUP     JULY 31, 2000    PRO FORMA     BEFORE       FOR THE
                                    (BELGIAN     (BELGIAN      ADJUSTMENTS     SHARE        SHARE
                                     GAAP)         GAAP)        HANNAFORD    EXCHANGE     EXCHANGE
                                    --------   -------------   -----------   ---------   -----------
                                    (AMOUNTS ARE EXPRESSED IN MILLIONS OF EUR, EXCEPT PER SHARE DATA)
Revenue...........................   18,577        2,223          (388)(a)     20,408         --
                                                                    (4)(c)
Cost of goods sold................  (13,696)      (1,586)          293(a)     (14,985)        --
                                                                     4(c)
Other operating expenses..........   (4,141)        (517)          106(a)      (4,634)       (18)(d)
                                                                     4(c)
                                                                   (32)(e)
                                                                   (54)(e)
                                    -------       ------          ----        -------        ---
    Operating Income..............      740          120           (71)           789        (18)
Financial expenses, net...........     (297)         (12)            1(a)        (431)        --
                                                                  (123)(f)
Exceptional expenses, net.........      (41)        (135)          117(a)         (59)        --
                                    -------       ------          ----        -------        ---
    Income before taxation........      402          (27)          (76)           299        (18)
Taxation..........................     (146)          10           (49)(a)       (123)        --
                                                                    (1)(c)
                                                                    63(g)
                                    -------       ------          ----        -------        ---
    Income after taxation.........      256          (17)          (63)           176        (18)
Share in profits of companies
  accounted for under the equity
  method..........................       --           --            --             --         --
Minority interests................      (95)          --            37(h)         (58)        55(i)
                                    -------       ------          ----        -------        ---
    Net Income....................      161          (17)          (26)           118         37
                                    =======       ======          ====        =======        ===
Weighted average ordinary shares
  outstanding (in millions):
  Basic...........................     52.0                                      52.0
  Diluted.........................      N/A                                       N/A
Earnings per ordinary share:
  Basic...........................     3.09                                      2.28
  Diluted.........................      N/A                                       N/A


                                    PRO FORMA                   PRO FORMA
                                    DELHAIZE                    DELHAIZE
                                      GROUP                       GROUP
                                    (BELGIAN      US GAAP          (US
                                      GAAP)     ADJUSTMENTS     GAAP)(K)
                                    ---------   -----------     ---------
                                  (AMOUNTS ARE EXPRESSED IN MILLIONS OF EUR, EXCEPT PER SHARE DATA)
Revenue...........................    20,408       (250)(b)       20,158
Cost of goods sold................   (14,985)       198(b)       (14,787)
Other operating expenses..........    (4,652)        33(b)        (4,616)
                                                      3(l)
                                     -------       ----          -------
    Operating Income..............       771        (16)             755
Financial expenses, net...........      (431)        (7)(b)         (438)
Exceptional expenses, net.........       (59)         1(b)           (58)
                                     -------       ----          -------
    Income before taxation........       281        (22)             259
Taxation..........................      (123)         7(b)          (116)
                                     -------       ----          -------
    Income after taxation.........       158        (15)             143
Share in profits of companies
  accounted for under the equity
  method..........................        --          3(b)             3
Minority interests................        (3)         1(b)            (2)
                                     -------       ----          -------
    Net Income....................       155        (11)             144
                                     =======       ====          =======
Weighted average ordinary shares
  outstanding (in millions):
  Basic...........................      91.9(j)                     91.9(j)
  Diluted.........................       N/A                        92.9(j)
Earnings per ordinary share:
  Basic...........................      1.69                        1.57
  Diluted.........................       N/A                        1.55



  See notes to unaudited pro forma condensed consolidated statement of income

                                 DELHAIZE GROUP



                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED


                        CONSOLIDATED STATEMENT OF INCOME



     The unaudited pro forma condensed consolidated statement of income reflects the acquisition by Delhaize America of Hannaford and the effects of the share exchange described in the introduction to the unaudited pro forma condensed consolidated financial statements. The adjustments in arriving at the unaudited pro forma condensed consolidated statement of income reflect such transactions as if they had occurred on January 1, 2000, and include:



          (a) Adjustments to record Hannaford's divestiture or closing of its 51 Southeastern United States retail locations. The pro forma adjustments reflect the elimination of sales, cost of sales and operating costs directly associated with these former Hannaford operations.



          (b) Adjustments for differences between Belgian GAAP and US GAAP relevant to the historical income statement of Delhaize Group for the year ended December 31, 2000 as described in Note 20 to the consolidated financial statements. The most significant adjustments can be summarized as follows (amounts in millions of EUR):



                                               COST OF      OTHER     FINANCIAL                             SHARE IN
                                                GOODS     OPERATING   EXPENSES,   EXCEPTIONAL                EQUITY    MINORITY
                                    REVENUE      SOLD     EXPENSES       NET       EXPENSES,     TAXATION    INCOME    INTEREST
ADJUSTMENT DESCRIPTION --            DEBIT/     DEBIT/     DEBIT/      DEBIT/      NET DEBIT/     DEBIT/     DEBIT/     DEBIT/
DEBIT/(CREDIT)                      (CREDIT)   (CREDIT)   (CREDIT)    (CREDIT)      (CREDIT)     (CREDIT)   (CREDIT)    CREDIT
-------------------------           --------   --------   ---------   ---------   ------------   --------   --------   ---------
Adjustment to reflect the
  additional amortization expense
  resulting from the adjustments
  to goodwill.....................                             2
Adjustment to record pension
  expense.........................                             2
Adjustment to record the effect of
  applying US GAAP capital lease
  accounting......................                            (5)          2            (2)
Adjustment to record the effect of
  US GAAP asset impairment
  accounting......................                            15                                                           (7)
Adjustment to eliminate the
  revaluation of long-lived
  assets..........................                            (2)                                                           1
Adjustment to record the effect of
  foreign currency transactions...                                         5
Adjustment to record compensation
  expense in connection with the
  directors' remuneration and
  stock-based compensation........                             3                                                           (1)
Adjustment to record the tax
  effect of the US GAAP
  adjustments.....................                                                                   (7)                    3
Adjustment to record the effect of
  the change in basis under US
  GAAP relating to a disposition
  of an investment................                                                       1
Adjustment to eliminate the
  effects of certain consolidated
  companies that should be
  presented as equity
  affiliates......................    250        (198)       (48)         --            --           --         (3)        (1)
                                      ---        ----        ---         ---          ----         ----       ----       ----
        Total before share
          exchange................    250        (198)       (33)          7            (1)          (7)        (3)        (5)
        Effect of the share
          exchange................                                                                                          4
                                                                                                                         ----
        Total after share
          exchange................    250        (198)       (33)          7            (1)          (7)        (3)        (1)
                                      ===        ====        ===         ===          ====         ====       ====       ====



          (c) In connection with the decision to acquire Hannaford, Delhaize America and Hannaford sold a majority interest in HomeRuns.com, Inc. (HomeRuns). This transaction was consummated in February 2000. Hannaford has retained an 8% minority interest in HomeRuns with a carrying amount

                                 DELHAIZE GROUP



                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED


                CONSOLIDATED STATEMENT OF INCOME -- (CONTINUED)



     at June 30, 2000 of approximately EUR 7 million. This pro forma adjustment reflects the elimination of sales, cost of sales and operating costs directly associated with HomeRuns. HomeRuns was recapitalized by a third party investment group who acquired 3.2 million newly issued common shares of HomeRuns for cash of USD 100 million (EUR 88 million). Managements of Delhaize America and Hannaford agreed, in the context of the Hannaford merger, not to subscribe to an increase in the capital of HomeRuns thereby abandoning control. This transaction established a value for Hannaford's minority interest of approximately USD 8 million (EUR 7 million), or an 8% ownership interest. However, in connection with the consummation of the Hannaford acquisition, the fair value of HomeRuns was determined to be zero. Subsequent to this transaction, under both US GAAP and Belgian GAAP, this investment is accounted for under the cost method.



          (d) Adjustment to reflect amortization of the excess of the consideration over the book value of the Delhaize America public shareholders (presented as goodwill) over 40 years in accordance with Delhaize Group's accounting policy. The total pro forma amortization expense is approximately EUR 18 million for the year ended December 31, 2000, and is non-deductible for tax purposes.



          (e) Adjustment to reflect amortization of the acquired identifiable intangible assets and goodwill resulting for the Hannaford acquisition over a period of 2 to 40 years corresponding to their estimated useful lives and limited, in the case of goodwill, to 40 years in accordance with Delhaize Group's accounting policy. The total pro forma amortization expense is approximately EUR 54 million (EUR 42 million relating to non-deductible goodwill and EUR 12 million relating to deductible intangible assets) for the seven months ended December 31, 2000.



          Adjustment to reflect the effect on property and equipment depreciation resulting from the adjustment to fair market value in the application of purchase accounting is approximately EUR 32 million for the seven months ended December 31, 2000.



          (f) Adjustment to reflect interest expense related to the approximately EUR 2.9 billion of additional debt as the result of the acquisition of Hannaford. Management has assumed an average interest rate, based on a 30-day LIBOR + 1.25%, associated with the bridge financing secured for the initial financing of the cash consideration in the acquisition. The effect of an interest rate change of 1/8 of one percent would increase/decrease interest expense by approximately EUR 3 million per year.



          (g) Adjustment represents the anticipated tax effect of the pro forma adjustments listed above (excluding non-deductible goodwill amortization). The principal difference in the effective tax rate for the pro forma condensed consolidated statements of income relates to the amortization of goodwill.

                                 DELHAIZE GROUP



                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED


                CONSOLIDATED STATEMENT OF INCOME -- (CONTINUED)



          The following tables summarize the calculation of the anticipated tax effects of the pro forma adjustments:



                                               YEAR ENDED DECEMBER 31, 2000
                                   -----------------------------------------------------
                                    TO EXCLUDE
                                       THE                        OTHER         TOTAL
                                   SOUTHEASTERN   TO EXCLUDE    PRO FORMA     PRO FORMA
                                      MARKET      HOME RUNS    ADJUSTMENTS   ADJUSTMENTS
                                   ------------   ----------   -----------   -----------
                                                   (IN MILLIONS OF EUR)
Total adjustment on income (loss)
  before taxes...................      129             4          (209)          (76)
Add non-deductible goodwill
  amortization...................       --            --            42            42
                                       ---            --          ----           ---
Taxable income (loss) as
  adjusted.......................      129             4          (167)          (34)
Income tax provision based on
  38%............................       49             1           (63)          (13)
                                       ===            ==          ====           ===
Total adjustment on income (loss)
  before taxes...................      129             4          (209)          (76)
Income tax provision based on
  38%............................       49             1           (63)          (13)
                                       ---            --          ----           ---
Pro forma adjustment net of
  taxes..........................       80             3          (146)          (63)
                                       ===            ==          ====           ===



          (h) Adjustment to record the net effect on minority interest resulting from the following: (1) the issuance of Delhaize America Class A common stock to effect the merger resulted in an approximately 4% dilution of Delhaize Group's ownership interest in Delhaize America (effect of increasing minority interest by approximately EUR 7 million for the year ended December 31, 2000); (2) the minority interest effect on the results of Hannaford (effect of decreasing minority interests by approximately EUR 9 million for the year ended December 31, 2000); and (3) the minority interest effect of the Hannaford pro forma adjustments (effect of decreasing minority interests by EUR 35 million for the year ended December 31, 2000), as follows:



                          YEAR ENDED DECEMBER 31, 2000


(ALL AMOUNTS EXPRESSED IN MILLIONS OF EUR, EXCEPT PERCENTAGES, AND IN ACCORDANCE
                               WITH BELGIAN GAAP)



                                            AVERAGE OWNERSHIP
                                               INTEREST OF
                                             DELHAIZE AMERICA          AMOUNT OF
                                            BY DELHAIZE GROUP      MINORITY INTERESTS
                                           --------------------   --------------------   RESULTING
BASIS FOR COMPUTATION             AMOUNT   BEFORE(I)   AFTER(I)   BEFORE(I)   AFTER(I)   ADJUSTMENT
---------------------             ------   ---------   --------   ---------   --------   ----------
Income after
  taxation -- Delhaize Group....    256
Less portion of income after
  taxation of Delhaize Group
  companies other than Delhaize
  America.......................    (76)
                                   ----      -----      -----        --         ---         ---
Income after taxation --Delhaize
  America(1)....................    180      48.6%      44.6%        92(ii)      99(ii)       7
Income after taxation --
  Hannaford(2)..................    (17)        --      44.6%        --          (9)(ii)     (9)
Income after taxation -- pro
  forma adjustments of
  Hannaford(3)..................    (63)        --      44.6%        --         (35)(ii)    (35)
                                                                                            ---
Total adjustment to minority
  interest relating to the
  Hannaford acquisition.........                                                            (37)
                                                                                            ===


---------------


                (i) Average ownership interest of Delhaize America by Delhaize Group before and after the Hannaford acquisition.



                (ii) Minority interests percentage used to compute amount is 1 minus "Average Ownership Interest of Delhaize America by Delhaize Group."

                                 DELHAIZE GROUP



                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED


                CONSOLIDATED STATEMENT OF INCOME -- (CONTINUED)



          (i) Adjustment to eliminate Delhaize Group's minority interests in Delhaize America as a result of the share exchange, which is calculated as follows:





                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                             2000
                                                                         ------------
                                                                           (AMOUNTS
                                                                             ARE
                                                                         EXPRESSED IN
                                                                           MILLIONS
                                                                           OF EUR)
          Delhaize Group minority interests...........................        95
          Portion of minority interests other than Delhaize America...        (3)
                                                                             ---
          Delhaize Group's minority interests in Delhaize America.....        92
          Effect of Hannaford pro forma adjustments on Delhaize
            Group's minority interests in Delhaize America -- see Note
            (h).......................................................       (37)
                                                                             ---
          Minority interests of Delhaize America to be eliminated in
            connection with the share exchange........................        55
                                                                             ===



          (j) Pro forma basic and diluted weighted average ordinary shares are calculated as follows (Note: The concept of diluted earnings per share does not exist in Belgian GAAP):





                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                             2000
                                                                         -------------
                                                                           (AMOUNTS
                                                                         ARE EXPRESSED
                                                                              IN
                                                                          THOUSANDS)
          Basic weighted average number of shares.....................      52,023
          Pro forma shares issued in connection with the share
            exchange..................................................      39,875(i)
                                                                            ------
          Pro forma basic weighted average number of shares after the
            share exchange............................................      91,898
          Dilutive securities of Delhaize Group.......................          46
          Dilutive securities of Delhaize America to become dilutive
            securities of Delhaize Group..............................         996(ii)
                                                                            ------
          Pro forma diluted weighted average number of ordinary shares
            outstanding...............................................      92,940
                                                                            ======


---------------


             (i) Pro forma shares outstanding include the issuance of 39,875 shares of either Delhaize Group ADRs or ordinary shares.



             (ii) The computation of pro forma diluted earnings per share reflects the dilution of basic pro forma earnings per share that would have occurred if the conversion of all dilutive securities of Delhaize America to dilutive securities of Delhaize Group had taken place at the beginning of the period (or the date issued, if later).



          (k) This column presents the unaudited pro forma statement of income of Delhaize Group for the year ended December 31, 2000 and is not intended to be presented in a US GAAP format. One of the main differences between the statement of income format in accordance with Belgian GAAP and US GAAP relates to "exceptional expenses, net." The amount presented as "exceptional expenses, net" would be presented separately in operating income under US GAAP. Also, amounts

                                 DELHAIZE GROUP



                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED


                CONSOLIDATED STATEMENT OF INCOME -- (CONTINUED)



     presented as "exceptional expenses, net" do not qualify for extraordinary items treatment under US GAAP. See Note 20 to the consolidated financial statements for a discussion of other differences between the statement of income format in accordance with Belgian GAAP and US GAAP.



          (l) Amortization expense on goodwill as a result of the difference between the average market price of EUR 52.31 for US GAAP and EUR 55.20 for Belgian GAAP, used in the pro forma calculation of the total consideration of the minority interests of Delhaize America. See Note (c) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet. For Belgian GAAP purposes, a variation in the market price of EUR 1.00 would result in a change in both amortization expense and net income by approximately EUR 1 million.

        DELHAIZE GROUP MANAGEMENT AND OWNERSHIP OF DELHAIZE GROUP SHARES

BOARD OF DIRECTORS

     In accordance with Belgian law, Delhaize Group's affairs are managed by its Board of Directors. Under the Articles of Association of Delhaize Group, the Board of Directors must consist of at least three directors. The Delhaize Group Board of Directors currently consists of 10 directors. Nine of the directors are non-executive directors and one member, Pierre-Olivier Beckers, the Chief Executive Officer of Delhaize Group, is an executive director. Eight of the current members of the Board of Directors represent different family branches descended from the founders of Delhaize Group. Two members of the Board of Directors, Frans Vreys and Marcel Degroof, are independent, which means generally that they are not officers or employees of Delhaize Group, family members of any executive officer of Delhaize Group, or directors, officers or employees of any significant shareholder of Delhaize Group.

     Delhaize Group's Articles of Association provide that a director's term of appointment is for a maximum of six years. As of January 1, 1999, the term of all directors' appointments was set at three years.

     Delhaize Group has established an age limit for directors and the Chief Executive Officer. The current age limit is 70 for the Chairman of the Board and other directors and 65 for the Chief Executive Officer. The age limit for directors who became directors prior to 1999 is 75.

     There are currently no committees of the Delhaize Group Board of Directors.

     The Delhaize Group Board of Directors and biographical information concerning its members are set forth below.

                                                                              DIRECTOR    TERM
NAME                                                      POSITION             SINCE     EXPIRES
----                                                      --------            --------   -------
Gui de Vaucleroy...............................           Chairman            May 1980    2004
Pierre-Olivier Beckers.........................  President, Chief Executive   May 1995    2003
                                                     Officer & Director
Roger Boin.....................................           Director            May 1990    2002
Raymond-Max Boon...............................           Director            May 1968    2003
Baron de Cooman d'Herlinckhove.................           Director            May 1973    2003
Marcel Degroof.................................           Director            May 1985    2003
Jacques Le Clercq..............................           Director            May 1969    2003
Didier Smits...................................           Director            May 1996    2003
Philippe Stroobant.............................           Director            May 1990    2002
Frans Vreys....................................           Director            May 1982    2003

     Gui de Vaucleroy (67). Gui de Vaucleroy has been Chairman of the Board of Directors of Delhaize Group since January 1, 1999. Mr. de Vaucleroy received his law degree and a Master's degree in economic sciences from U.C.L. He joined Delhaize Group in 1960 and was appointed successively member of the Executive Committee, Vice-President of the Executive Committee, Chief Executive Officer and President of the Executive Committee. In April 1999, Mr. de Vaucleroy was elected Chairman of the Federation of Belgian Enterprises.

     Pierre-Olivier Beckers (40). Pierre-Olivier Beckers has been President and Chief Executive Officer of Delhaize Group since January 1, 1999 and Chairman of the Board of Directors of Delhaize America since April 1999. Mr. Beckers earned a Bachelor's degree in applied economics at I.A.G., Louvain-La-Neuve and an MBA from Harvard Business School. He began working in the food retail industry in 1982 as a store manager for a bakery chain in Belgium. Mr. Beckers joined Delhaize Group in 1983, and before assuming his current positions, gained a wide experience in the positions of buyer, director of purchasing, member of the Executive Committee, Director and Executive Vice-President of the Executive Committee in charge of international activities. In January 2000, Mr. Beckers was named Manager of the Year, a prestigious distinction awarded by the leading Belgian business magazine Trends/Tendances.

     Raymond-Max Boon (71). Raymond-Max Boon joined Delhaize Group in 1967 and was appointed a member of the Executive Committee the same year. In 1968, he became an Executive Director responsible for nonfood purchasing, transportation and publicity. Mr. Boon retired in June 1994, but he still serves the company as a non-executive director.

     Roger Boin (62). Roger Boin was elected Director of Delhaize Group in 1990. Mr. Boin received a degree in graphic arts from La Cambre in Brussels. From 1961 to 1996, Mr. Boin developed synthetic images at the French section of Belgian national television.

     Edgar-Charles de Cooman d'Herlinckhove (67). Baron de Cooman d'Herlinckhove earned a law degree and a Master's degree in economic sciences from U.C.L. and joined Delhaize Group in 1960. In 1968, he became member of the Executive Committee and was successively appointed Executive Director responsible for the supermarket division, purchasing of grocery and fresh products, distribution centers and information technology. Baron de Cooman d'Herlinckhove retired in 1995 and acted as a strategic consultant for Delhaize Group until 1998. In 1998, he became a non-executive director of the company.

     Marcel Degroof (70). Marcel Degroof became a banker in 1961 and was successively elected Associate Manager and Honorary Associate Manager at Bank Degroof. In 1985, he was elected Director of Delhaize Group. Mr. Degroof is also a director of Glaceries de Saint-Roch, Finoutremer and Compagnie Fonciere Vauban.

     Jacques Le Clercq (71). Jacques Le Clercq received a degree in commercial and colonial sciences. He joined Delhaize Group in 1958 and has served as director of purchasing, warehousing and transportation, President of Delhaize The Lion America, Chairman of Super Discount Markets and member of the Executive Committee and Board of Directors of Food Lion, Inc. In 1969, he was elected Director of Delhaize Group and he still serves as a non-executive director of Delhaize Group.

     Philippe Stroobant (47). Philippe Stroobant received a Bachelor's degree in economics and a Master's degree in commercial affairs at I.C.H.E.C. in Brussels. He joined Delhaize Group in 1980 and successively became responsible for the beverages department, member of the Executive Committee, Vice President of the Executive Committee and Chairman of the Management Committee of Delhaize Belgium. In 1990, he was elected Director of Delhaize Group. On January 1, 1998, Mr. Stroobant left Delhaize Group as manager and in the same year was elected Chairman of Fost Plus.

     Didier Smits (38). Didier Smits received a Master's degree in economic and financial sciences at I.C.H.E.C. in Brussels. In 1996, he was elected Director of Delhaize Group and he still serves as a non-executive director of Delhaize Group. From 1986 to 1991, Mr. Smits was a Manager at Advanced Technics Company. In 1991, Mr. Smits became Managing Director of Papeteries Aubry SPRL.

     Frans Vreys (70). Frans Vreys earned a degree in commercial and financial Sciences at K.U. Leuven. From 1955 to 1994, Mr. Vreys worked for Cobepa, of which he became director and a member of the Management Board. In 1982, he was elected Director of Delhaize Group. In 1995, he became Chairman of the Board of Directors of Delhaize Group. On January 1, 1999, Mr. Vreys, who reached the age limit of the Chairmanship of the Board of Directors, resigned as Chairman of the Board. He still serves as a non-executive director of Delhaize Group. Mr. Vreys also serves as a director of Assubel, Paribas Deelnemingen, URS and VUM Group.

     Under the terms of the share exchange agreement, Delhaize Group has agreed to use commercially reasonable efforts to cause Bill McCanless, the President and Chief Executive Officer of Delhaize America and a member of the executive committee of Delhaize Group, and Hugh Farrington, the Vice-Chairman of Delhaize America and Chief Executive Officer of Hannaford, to be appointed to the Delhaize Group Board of Directors prior to, as of or immediately following the closing of the share exchange.

     On February 23, 2001, the Board of Directors of Delhaize Group identified and proposed to the Special Committee, and the Special Committee later approved, that William G. Ferguson, Robert J. Murray and Richard Goblet d'Alviella be proposed to shareholders of Delhaize Group for election as the three independent directors to be members of the Board of Directors of Delhaize Group, as contemplated by the share exchange agreement. In addition, the Special Committee agreed to defer the date for the election of these independent director designees, as well as R. William McCanless and Hugh G. Farrington, until Delhaize Group's annual general meeting of shareholders to be held on May 23, 2001.

     Biographical information concerning the proposed independent directors is set forth below.

     William G. Ferguson (73). William G. Ferguson has been a member of the Board of Directors of Delhaize America since 1993. Mr. Ferguson is a member of the Delhaize America Audit and Stock Option Committees and is Chairperson of the Delhaize America Senior Management Compensation Committee. Mr. Ferguson has been a director of Snow Aviation International, Inc. since 1988 and the Executive Vice President since 1989. Mr. Ferguson was Chairman and Chief Executive Officer of TTI Systems, Inc. from 1977 through the sale of TTI Systems, Inc. to Transco Energy Company in 1986 and until he retired from Transco in 1989.

     Richard Goblet d'Alviella (52). Richard Goblet d'Alviella has been the Chief Executive Officer of Sofina S.A., a Belgian financial holding company, since 1989. Mr. Goblet d'Alviella is a member of the board of directors of Sofina as well as a number of the companies in which Sofina has interests or is affiliated, such as Tractebel, Azeo, Danone Asia, Societe Europeenne des Satellites and ADSB Communications (Belgacom). Prior to joining Sofina, Mr. Goblet d'Alviella was a Managing Director of the Paine Webber Group.

     Robert J. Murray (59). Robert J. Murray has been Chairman of the Board, President and Chief Executive Officer of New England Business Service, Inc. since 1995. Mr. Murray has been a director of New England Business Service, Inc. since 1991. Mr. Murray retired from The Gillette Company in 1995, having been with Gillette for more than 34 years. From 1991 until his retirement in 1995, Mr. Murray was executive vice president, North Atlantic Group of Gillette. Mr. Murray is a director of LoJack Corporation and Allmerica Financial Corporation.

     On March 15, 2001, Delhaize Group announced the creation of three committees of the Board of Directors: an Audit Committee, a Nominating Committee and a Compensation Committee. These committees are intended to be formally established following the general meeting of shareholders of Delhaize Group to be held on May 23, 2001.

EXECUTIVE OFFICERS AND MEMBERS OF THE EXECUTIVE COMMITTEE

     Delhaize Group's current executive officers and biographical information concerning such individuals are set forth below.

                                                                                     EXECUTIVE
                                                                                     OFFICER/
                                                                                     MEMBER OF
                                                                                   THE EXECUTIVE
                                                                                     COMMITTEE
NAME                                                      POSITION                     SINCE
----                                                      --------                 -------------
Pierre-Olivier Beckers....................  President and Chief Executive              1990
                                            Officer
Bill McCanless............................  President and Chief Executive              2000
                                            Officer of Delhaize America
Renaud Cogels.............................  General Manager Benelux                    1988
Jean-Claude Coppieters 't Wallant.........  Group Chief Financial Officer              1987
Arthur Goethals...........................  Operational Manager Benelux                1994
Pierre Dumont.............................  Director Development Group Human           1995
                                              Resources

     Bill McCanless (42). Although not an executive officer of Delhaize Group, Mr. McCanless has been a member of the Executive Committee of Delhaize Group since January 1, 2000. Mr. McCanless is the Chief Executive Officer of Delhaize America and has held that position since April 7, 1999. Prior to that time, Mr. McCanless was Senior Vice President of Administration and Chief Administrative Officer from 1995 to April 7, 1999 and was Vice President of Legal Affairs from 1993 to 1995. Mr. McCanless also was Secretary from 1994 to April 7, 1999. Mr. McCanless was appointed to the Board of Directors of Delhaize America on April 7, 1999. Mr. McCanless received a law degree from Wake Forest University School of Law and a Bachelor's degree in accounting from the University of North Carolina -- Charlotte.

     Renaud Cogels (51). Renaud Cogels received a Master's degree in economics at the University of Louvain. Mr. Cogels joined Delhaize Group in 1977. He successively became buyer of dairy products and manager of perishable products. In 1988, Mr. Cogels was appointed as a member of the Executive Committee. Since 1998, he has served as General Manager Benelux.

     Jean-Claude Coppieters 't Wallant (55). Jean-Claude Coppieters 't Wallant received a Master's degree in commercial and financial sciences at I.C.H.E.C. in Brussels. He joined Delhaize Group in 1971. He has held the positions of Director of Finance, Secretary of the Executive Committee and member of the Executive Committee. In 1998, Mr. Coppieters was appointed Chief Financial Officer of Delhaize Group and is Secretary of the Board of Directors.

     Arthur Goethals (54). Arthur Goethals received a degree in modern languages in Ghent. He joined Delhaize Group in 1972 and became successively store manager, district manager, assistant to the sales department, department manager (Di, Dial & Affiliates), director of the Northern zone supermarkets, director of the supermarkets division and director of sales & marketing. Mr. Goethals now serves as a member of the Executive Committee and Operational Manager Benelux.

     Pierre Dumont (62). Pierre Dumont received a law degree from Vrije Universiteit Brussel. After being a lawyer at the bar in Antwerp, he joined Delhaize Group in 1964. He has been Vice President Human Resources, advisor to the Executive Committee and Secretary of the Executive Committee. In 1998, Mr. Dumont was appointed Director Development Group Human Resources.

     On March 15, 2001, Delhaize Group announced a new management structure which is intended to be effective upon the closing of the share exchange and to consist of:

     - a management structure organized around three operational regions (United States, Europe and Asia) and four support functions (Finance department, Legal Affairs department, Human Resources department and IT department);

     - an Office of the CEO which will assist the President and Chief Executive Officer in the management of Delhaize Group; and

     - an expanded Executive Committee, which will prepare the strategy proposals for the Board of Directors, oversee the operational activities and analyze the business performance of Delhaize Group.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS OF DELHAIZE GROUP

     For the year ended December 31, 1999, the aggregate amount of compensation paid by Delhaize Group to its directors and executive officers as a group (15 persons) for services in all capacities was approximately EUR 4.0 million. The aggregate amount which Delhaize Group set aside or accrued to provide pension, retirement or similar benefits for the same directors and executive officers as a group for the year ended December 31, 1999 was approximately EUR 0.8 million.

PRINCIPAL DELHAIZE GROUP SHAREHOLDERS AND STOCK OWNERSHIP OF DELHAIZE GROUP MANAGEMENT

     No shareholder is known by Delhaize Group to beneficially own more than 5% of the outstanding Delhaize Group ordinary shares.

     The directors and executive officers of Delhaize Group as a group as of March 2, 2001 own 3,354,247 Delhaize Group ordinary shares, which represents approximately 6.4% of the outstanding Delhaize Group ordinary shares.

OPTIONS TO PURCHASE SHARES FROM DELHAIZE GROUP

     In May 2000, the Delhaize Group Board of Directors authorized the grant of options to acquire up to 130,000 Delhaize Group ordinary shares during various exercise periods through May 2007. As of March 2, 2001, Delhaize Group had issued options to acquire 115,000 ordinary shares under this authorization, all of which are currently outstanding at an exercise price of EUR 63.10 per share. As of March 2, 2001, there were options to purchase 11,000 Delhaize Group ordinary shares granted to directors and executive officers of Delhaize Group. Each outstanding option is subject to adjustment upon the occurrence of dilutive events.

     In June 1996, the Board of Directors of Delhaize Group authorized the issuance of up to 10,400 bonds with 50 warrants attached to each bond. Each warrant entitled the holder of such warrant to subscribe for one Delhaize Group ordinary share at an exercise price of EUR 44.62 per share. As of March 2, 2001, Delhaize Group had issued 9,943 of such bonds with 497,150 warrants attached, of which 182,450 warrants remain outstanding. The warrants are exercisable during various periods through June 2001. As of March 2, 2001, 28,000 warrants were held by directors and executive officers of Delhaize Group.

                           RELATED PARTY TRANSACTIONS


     Super Discount Markets, a U.S. supermarket company in which Delhaize Group has an ownership interest, has an agreement with SuperValu Stores, Inc., one of its other shareholders, which requires it to purchase a minimum amount of its general store inventory on an annual basis from this shareholder through February 2005. Inventory purchases under this agreement were approximately EUR
152.8 million, EUR 133.9 million and EUR 105.8 million in 2000, 1999 and 1998, respectively. Additionally, Super Discount Markets also pays franchise fees to such shareholder. These fees were approximately EUR 0.4 million, EUR 0.4 million and EUR 0.3 million in 2000, 1999 and 1998, respectively.


     Delhaize Group and Delhaize America have entered into a joint venture regarding Bel-Thai Supermarkets Co., Ltd., a supermarket company based in Thailand. On January 18, 2000, Delhaize America acquired, through a wholly-owned subsidiary, a 51% interest in Bel-Thai Supermarkets for approximately EUR 3.9 million. Delhaize Group owns the remaining 49% interest in Bel-Thai Supermarkets. Subsequent to the date of acquisition, Delhaize America contributed additional capital of approximately EUR 5.5 million to Bel-Thai Supermarkets for operations and acquisitions. Delhaize America's investment in Bel-Thai Supermarkets was consummated through arm's-length negotiations and was approved by the Board of Directors of Delhaize America (by a vote of the independent directors).


     During 2000, Delhaize Group increased its ownership interests in various of its Belgian subsidiaries through purchases of interests held by certain employees. In the aggregate, Delhaize Group paid approximately EUR 3 million for these acquisitions.


                                 EXCHANGE RATES

     Under the provisions of the Treaty on European Union signed by the then 12 member states of the European Union in early 1992, the European Monetary Union, known as EMU, was implemented on January 1, 1999 and a single European currency, known as the Euro, was introduced. The following 12 member states participate in EMU and have adopted the Euro: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands, Portugal and Spain. The legal rate of conversion between Belgian Francs and the Euro was fixed on December 31, 1998 at EUR 1.00 = BEF 40.3399.

     Fluctuations in the exchange rate between the Euro and the U.S. dollar will affect the U.S. dollar price of Delhaize Group ADRs when they become listed or quoted on the New York Stock Exchange or the Nasdaq National Market System. In addition, since any cash dividends that Delhaize Group pays to its shareholders will be denominated in Euro, exchange rate fluctuations will affect the U.S. dollar amounts which owners of ADRs will receive on conversion of dividends.

     The following table shows the U.S. dollar/Belgian Franc exchange rate for 1994 through 1998 based on the noon buying rate expressed in Belgian Francs per USD 1.00, and the Euro/U.S. dollar exchange rate for 1999 and 2000 based on the noon buying rate expressed in U.S. dollars per Euro. Although the Euro was not introduced until 1999, Delhaize Group has restated its financial information in Euro for prior years based on the legal rate of conversion between Belgian francs and the Euro established on December 31, 1998.

                                                                       AVERAGE
YEAR                                                      PERIOD END   RATE(1)    HIGH     LOW
----                                                      ----------   -------   ------   ------
EURO/U.S. DOLLAR                                            USD         USD       USD      USD
                                                            ------     ------    ------   ------
2000....................................................    0.9388     0.9207    1.0335   0.8270
1999....................................................    1.0046     1.0658    1.1790   1.0015
U.S. DOLLAR/BELGIAN FRANC                                   BEF         BEF       BEF      BEF
                                                            ------     ------    ------   ------
1998....................................................    34.575     36.290    38.250   33.260
1997....................................................    36.920     35.783    38.952   31.863
1996....................................................    32.005     30.956    38.953   29.470
1995....................................................    29.445     29.570    32.075   28.020
1994....................................................    31.838     33.431    36.570   30.700

---------------

(1) The average of the noon buying rates for Belgian Francs or Euro, as the case may be, on the last business day of each month during the relevant period.

                 DESCRIPTION OF DELHAIZE GROUP ORDINARY SHARES

     As of March 21, 2001, Delhaize Group's corporate capital was EUR 26,015,862.50. The issuance premium on the Delhaize Group capital is EUR 26,232,228.26. This corporate capital is represented by 52,031,725 Delhaize Group ordinary shares, without nominal value each having a par value of EUR
0.50. At an extraordinary general meeting held on December 15, 2000, Delhaize Group shareholders approved the proposal to authorize the Delhaize Group Board of Directors to increase the corporate capital by 100%. This authorization will expire in January 2006, but may be renewed.

     Delhaize Group ordinary shares may be in either bearer or registered form, at the holder's option. Each shareholder is entitled to one vote for each ordinary share held on each matter submitted to a vote of shareholders. When, taking into account any carried-forward profits, Delhaize Group in a given fiscal year realizes sufficient earnings, Delhaize Group shareholders may authorize a dividend distribution to shareholders. In the event of a liquidation, dissolution, or winding up of Delhaize Group, holders of Delhaize Group ordinary shares are entitled to receive, on a pro rata basis, any proceeds from the sale of Delhaize Group's assets remaining available for distribution to the holders of Delhaize Group ordinary shares.

     Under Belgian law, the holders of Delhaize Group ordinary shares are required to approve, and are entitled to preferential subscription rights to subscribe to a pro rata portion of, future capital increases of Delhaize Group, subject to the limitations described below.

SUMMARY OF PROVISIONS OF THE ARTICLES OF ASSOCIATION AND OTHER MATTERS

     GENERAL MEETINGS OF SHAREHOLDERS. Each holder of Delhaize Group ordinary shares is entitled to attend any general meeting of shareholders and to vote on all matters on the agenda, provided that such holder has deposited the Delhaize Group ordinary bearer shares under which voting rights will be exercised with Delhaize Group's registered office, or such other place as is specified in the notice for the meeting, at least four Belgian business days prior to the applicable meeting. Each share is entitled to one vote. A shareholder's right to vote all Delhaize Group ordinary shares it holds may be limited if the shareholder fails to comply with the ownership reporting requirements under Belgian law described below.

     Under the Articles of Association, the annual general meeting of Delhaize Group's shareholders takes place on the fourth Thursday of May at the time and place stipulated in the notice of the meeting. If the fourth Thursday of May is a holiday, the Articles of Association provide that the meeting takes place either the preceding or the following business day. Extraordinary general meetings of the shareholders may be called by the Board of Directors or by the statutory auditor. The Board of Directors or the statutory auditor is required to call an extraordinary general meeting upon the written request of holders of 20% of the outstanding Delhaize Group ordinary shares.

     Under Belgian law, shareholders have sole authority with respect to the following matters:

     - the approval of annual accounts;

     - the election and removal of directors and statutory auditors;

     - granting a discharge of liability to the directors and statutory auditors;

     - the determination of the fee of the statutory auditors;

     - the bringing of a suit against the directors on behalf of the company;

     - an increase or decrease in the share capital, except to the extent the shareholders have previously authorized the Board of Directors to increase the capital; and

     - any other amendment to the Articles of Association.

     Belgian law does not require a quorum for the annual general meetings of shareholders. Decisions are taken by a simple majority of votes cast at the meeting, irrespective of the number of Delhaize Group ordinary shares present or represented at the meeting. Resolutions to amend any provision of the Articles of Association, including any amendment which would create an additional class of capital stock, require a quorum of 50% of the issued capital (provided that if the 50% quorum is not reached, the Board may call a second meeting for which no quorum is required), as well as the affirmative vote of at least 75% of the shareholders present or represented and voting at the meeting, or 80% of such shareholders if the amendment would change Delhaize Group's corporate object or authorize the Board of Directors to repurchase Delhaize Group ordinary shares.

     Under Belgian law, Delhaize Group is required to publish notices for each meeting of the shareholders in the Belgian Official Gazette at least eight days prior to a meeting and in Belgian newspapers beginning at least 16 days prior to such meeting. In addition, a copy of the notice must be sent to each holder of Delhaize Group ordinary shares in registered form at least eight days prior to the meeting. The notice must indicate the place, date and time of the meeting and set forth the agenda of the meeting, as well as the proposals to be considered and voted upon at the meeting. Business transacted at any general meeting of the shareholders is limited to the purposes stated in the notice of the meeting. The notice also specifies the formalities that shareholders must satisfy in order to attend and vote at the meeting. For a description of the procedures by which holders of Delhaize Group ADRs may vote the underlying Delhaize Group ordinary shares, see "Description of Delhaize Group American Depositary Receipts -- Voting Rights". Delhaize Group has agreed in the deposit agreement to give notice of a proposed shareholders' meeting to the depositary on or before the first date Delhaize Group gives or publishes notice of the meeting to the holders of Delhaize Group ordinary shares.

     Neither Belgian law nor the Articles of Association limit the rights of non-resident or foreign investors to hold or vote the Delhaize Group ordinary shares or, subject to tax laws, to receive dividends paid on the Delhaize Group ordinary shares.

     ELECTION AND TENURE OF DIRECTORS. Directors are elected by majority vote at a general meeting of shareholders for a maximum term of six years. In addition, the Board of Directors may appoint a director to fill a vacancy on the Board of Directors. A director so appointed may serve until the next general meeting of shareholders. Directors may be removed from office at any time by a majority vote at any meeting of shareholders. As of January 1, 1999, the term of director appointments was generally set at three years.

     ANNUAL FINANCIAL STATEMENTS. Under Belgian law, the annual general meeting of shareholders must be held within six months after the close of Delhaize Group's fiscal year for the purpose of approving the annual accounts prepared by the Board of Directors and reported on by the statutory auditor. Not later than one month before the date of the annual general meeting of shareholders, the Board of Directors is to provide the annual accounts, along with the referenced report, to Delhaize Group's statutory auditor. The auditor is required to review the accounts and prepare a report on the accounts for the benefit of Delhaize Group's shareholders. Fifteen days before the date of Delhaize Group's annual general meeting, the shareholders are entitled to review, at Delhaize Group's registered office, a copy of the annual accounts as prepared by the Board of Directors, and the reports drawn up by the Board of Directors and by Delhaize Group's statutory auditor. In addition, Delhaize Group is required to provide a copy of each of these documents with the notice sent to each holder of Delhaize Group ordinary shares in registered form. So long as ADRs are outstanding, Delhaize Group will furnish to its shareholders, and cause the depositary to furnish to holders of ADRs, annual reports in English. The adoption of the annual financial statements by the shareholders must be followed by a separate vote of the shareholders with respect to the discharge of liability of the Board of Directors and the statutory auditor. This discharge of liability is valid only when the financial statements submitted by the Board of Directors contain no omissions of necessary information or misstatements as to the true condition of the company. In addition, this discharge of liability regarding actions contrary to, or inconsistent with, the Articles of Association, is valid only if such actions have been mentioned in the notice of the annual general meeting of shareholders.

     DIVIDENDS. Under Belgian law, Delhaize Group is required to set aside at least 5% of its net profits during each fiscal year and contribute such sum to Delhaize Group's statutory reserve until such reserve has reached an amount equal to one-tenth of Delhaize Group's capital. Subject to this requirement, the Board of Directors may propose to the meeting of shareholders, at which the annual accounts are reviewed, to distribute as a dividend all or a portion of Delhaize Group's net profits relating to the prior accounting years available for distribution. At the annual general meeting, in connection with the approval of Delhaize Group's accounts, the shareholders may decide to make a distribution of Delhaize Group's net profits to all shareholders out of available reserves.

     LIQUIDATION RIGHTS. In the event of a liquidation of Delhaize Group, the proceeds from the sale of assets remaining after payment of all debts, liquidation expenses and taxes are to be distributed ratably to the holders of Delhaize Group ordinary shares, subject to prior liquidation rights of any preferred stock then outstanding.

     OWNERSHIP REPORTING. Under Belgian law, any beneficial owner or any two or more persons acting as a partnership, limited partnership, syndicate, or group, each of which shall be deemed a "person" for such purposes, who after acquiring directly or indirectly the beneficial ownership of any Delhaize Group ordinary shares and other securities giving the right to acquire additional Delhaize Group ordinary shares (either directly or by virtue of the ownership of Delhaize Group ADRs), is directly or indirectly the beneficial owner of 5%, 10%, 15% (or any other multiple of 5%) of the total voting rights of Delhaize Group, or such lesser percentage as may be required to be disclosed from time to time under any law, regulation, or the Articles of Association, and every subsequent acquisition or disposition which causes such beneficial owner's or person's total voting rights to increase or decrease past any such threshold percentage, shall, within two Belgian business days after becoming so beneficially interested, send to Delhaize Group and to the Belgian Banking and Finance Commission, the information set forth in the March 2, 1989 Act or in the Royal Decree implementing this Act.

     In order for a beneficial owner to be eligible to exercise voting rights with respect to all Delhaize Group ordinary shares held by a beneficial owner exceeding such thresholds, such beneficial owner must have (a) complied in a timely manner with these disclosure requirements and (b) provided the required disclosure materials at least 20 days prior to the date of the shareholders' meeting with respect to such Delhaize Group ordinary shares. A beneficial owner may not exercise voting rights in respect of a number of Delhaize Group ordinary shares greater than the number disclosed at least 20 days prior to the date of the applicable shareholders' meeting. This restriction would not apply to ordinary shares below the initial 5% threshold or to Delhaize Group ordinary shares between two consecutive thresholds as long as the beneficial owner has reported Delhaize Group ordinary shares at least equal to the lower of the two thresholds. Any person failing to so timely report beneficial ownership of Delhaize Group ordinary shares may forfeit all or part of the rights attributable to such Delhaize Group ordinary shares, including, but not limited to, voting rights or rights to distributions of cash or share dividends.

     After the completion of the share exchange, holders of Delhaize Group ordinary shares and holders or beneficial owners of Delhaize Group ADRs will be subject to the same reporting requirements as summarized above under Belgian law.

     In addition, after the completion of the share exchange, holders of Delhaize Group ordinary shares and holders of ADRs will be required to comply with U.S. securities requirements relating to their ownership of securities, including filing a Schedule 13D with respect to their beneficial ownership of Delhaize Group ordinary shares, or the ordinary shares underlying ADRs, if such person beneficially owns more than 5% of the outstanding Delhaize Group ordinary shares.

     PREFERENTIAL SUBSCRIPTION RIGHTS. Under Belgian law, shareholders of Delhaize Group have preferential subscription rights, in proportion to the number of Delhaize Group ordinary shares held by them, with respect to issuances of new Delhaize Group ordinary shares by Delhaize Group in consideration for cash contributions. These rights, however, may be limited or removed by a resolution passed at a general meeting of shareholders or by the Board of Directors provided that it has been authorized to do so by the shareholders at a general meeting. At an extraordinary general meeting of shareholders held on December 15, 2000, the Delhaize Group shareholders approved the proposal to authorize the Delhaize Group Board of Directors to limit or remove these rights in connection with an increase in Delhaize

Group's capital of up to EUR 26,015,862.50. Such permission may be renewed through a vote at a general meeting of shareholders.

     REPURCHASES BY DELHAIZE GROUP OF DELHAIZE GROUP ORDINARY SHARES. Under its Articles of Association, Delhaize Group's Board of Directors is authorized for a period of three years expiring on January 1, 2004 to acquire Delhaize Group ordinary shares to avoid grave and imminent danger to Delhaize Group without a further resolution of the general shareholders' meeting. This authorization may be renewed for three-year periods. At an extraordinary general meeting of shareholders held on December 15, 2000, the Delhaize Group shareholders approved the proposal to renew this authorization for three years. In addition, the shareholders at the same extraordinary general meeting approved the proposal to authorize Delhaize Group Board of Directors to acquire shares of the company, on behalf of the company, up to a maximum of 10% of the total number of outstanding shares at a minimum unit price of EUR 1 and a maximum unit price of EUR 150 for a duration of 18 months from the date of the extraordinary general meeting. This authorization may also be renewed for 18 month periods.

     ABILITY OF DELHAIZE GROUP TO ISSUE ORDINARY SHARES IN RESPONSE TO A TAKEOVER BID. Under Belgian law, the person intending to make a takeover bid must notify the Belgian Banking and Finance Commission in advance and the latter must notify the target company the next business day. Upon receipt of that notice and until the bid has closed, the target company has limited ability to issue new shares. If the Board of Directors has been previously authorized to issue new shares, it may decide to issue such shares to the extent that their issuance price is at least equal to the price offered by the bidder, that these shares be fully paid-up upon issuance and that the number of these new shares does not exceed 10% of the number of the shares outstanding immediately prior to the capital increase. The Board of Directors of a Belgian company also has the ability to convene an extraordinary general meeting of the shareholders to vote upon a proposal to issue new shares or warrants without, or with limited, preferential subscription rights.

           DESCRIPTION OF DELHAIZE GROUP AMERICAN DEPOSITARY RECEIPTS

GENERAL

     The Bank of New York, as depositary, will execute and deliver the Delhaize Group ADRs evidencing the Delhaize Group ADSs to holders of Delhaize America common stock who have not properly elected to receive ordinary shares in the share exchange in certificated or book-entry form upon the surrender of certificates representing Delhaize America common stock, upon the completion of the share exchange. Each Delhaize Group ADS will represent ownership interests in the underlying Delhaize Group ordinary share and the right to receive one Delhaize Group ordinary share which Delhaize Group will deposit with the depositary upon the completion of the share exchange. Each Delhaize Group ADR will also represent securities, cash or other property deposited with The Bank of New York but not distributed to Delhaize Group ADR holders. The Bank of New York's Corporate Trust Office is located at 101 Barclay Street, New York, New York 10286 and its principal executive office is located at One Wall Street, New York, New York 10286.


     Because The Bank of New York will actually hold the underlying Delhaize Group ordinary shares, you will generally receive the benefit from such underlying shares through The Bank of New York. A deposit agreement among The Bank of New York, Delhaize Group and you, as a Delhaize Group ADR holder, will set out the obligations of The Bank of New York. New York law will govern the deposit agreement and the Delhaize Group American Depositary Receipts and Belgian law will govern the Delhaize Group ordinary shares underlying the Delhaize Group ADRs. The deposit agreement has been filed as an exhibit to the registration statement of which this document forms a part. See "Where You Can Find More Information" on pages 137-139.


     You may hold Delhaize Group ADRs either directly or indirectly through your broker or financial institution. If you hold Delhaize Group ADRs directly, you are a Delhaize Group ADR holder. This description assumes you hold your Delhaize Group ADRs directly. If you hold the Delhaize Group ADRs indirectly, you must rely on the procedures of your broker or financial institution to assert the rights of Delhaize Group ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

     The following is a summary of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the form of Delhaize Group ADR. Copies of the agreement and the form of Delhaize Group ADR will be available for inspection at the Corporate Trust Office of the depositary set forth above, and at the office of the custodian, Banque Bruxelles Lambert S.A. located at avenue Marnix, 24, 1000 Brussels, Belgium.

SHARE DIVIDENDS AND OTHER DISTRIBUTIONS

  HOW WILL YOU RECEIVE DIVIDENDS AND OTHER DISTRIBUTIONS ON THE ORDINARY SHARES?

     The Bank of New York will pay to you the cash dividends or other distributions it receives on shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Delhaize Group ordinary shares your Delhaize Group ADRs represent.

     - Cash. The Bank of New York will, as promptly as practicable after payment, convert any cash dividend or distribution Delhaize Group pays on the shares, other than any dividend or distribution paid in U.S. dollars, into U.S. dollars if it can do so on a reasonable basis and can legally transfer the U.S. dollars to the United States. If that is not possible on a reasonable basis, or if any approval from any government is needed and cannot be obtained, the agreement allows The Bank of New York to distribute the foreign currency only to those Delhaize Group ADR holders to whom it is possible to do so or to hold the foreign currency it cannot convert for the account of the Delhaize Group ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

      Before making a distribution, any withholding taxes that must be paid under applicable laws will be deducted. See "Taxation". It will distribute only whole U.S. dollars and cents and will round any fractional amounts to the nearest whole cent.

     - Shares. The Bank of New York may distribute new Delhaize Group ADRs representing any shares Delhaize Group distributes as a dividend or free distribution, if Delhaize Group requests it to make this distribution. The Bank of New York will only distribute whole Delhaize Group ADRs. It will sell shares which would require it to issue a fractional Delhaize Group ADR and distribute the net proceeds to the holders entitled to those shares. If The Bank of New York does not distribute additional cash or Delhaize Group ADRs, each Delhaize Group ADR will also represent the new Delhaize Group ordinary shares.

     - Rights To Receive Additional Shares. If Delhaize Group offers holders of securities any rights, including rights to subscribe for additional shares, The Bank of New York may, with the prior consent of Delhaize Group, take actions necessary to make these rights available to you. If The Bank of New York determines that it is not legal or not feasible to make these rights available to you, The Bank of New York may sell the rights and allocate the net proceeds to holders' accounts. The Bank of New York may allow rights that are not distributed or sold to lapse.

      If The Bank of New York makes rights available to you, upon instruction from you it will exercise the rights and purchase the shares for your account. The Bank of New York will then deposit the shares and issue Delhaize Group ADRs to you. It will only exercise rights if you pay it the exercise price and any charges the rights require you to pay.

      United States securities laws may restrict the sale, offer, deposit, cancellation, and transfer of the Delhaize Group ADRs issued after the exercise of rights. In this case, The Bank of New York may issue the Delhaize Group ADRs under a separate restricted deposit agreement that will contain the same provisions as the agreement, except for changes needed to put the restrictions in place. The Bank of New York will not offer you rights unless those rights and the securities to which the rights relate are either exempt from registration or have been registered under the Securities Act with respect to a distribution to you. Delhaize Group will have no obligation to register under the Securities Act those rights or the securities to which they relate.

     - Other Distributions. The Bank of New York will send to you anything else Delhaize Group distributes on deposited securities by any means The Bank of New York thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York may decide to sell what Delhaize Group distributed -- for example by public or private sale -- and distribute the net proceeds, in the same way as it does with cash.

     Delhaize Group will have no obligation to take any other action to permit the distribution of Delhaize Group ADRs, shares, rights or anything else to Delhaize Group ADR holders. The Bank of New York will not be responsible if it determines that it is unlawful or impractical to make a distribution available to any Delhaize Group ADR holders.

DEPOSIT, WITHDRAWAL AND CANCELLATION

  HOW DOES THE DEPOSITARY ISSUE ADRS?

     The Bank of New York will execute and deliver additional Delhaize Group ADRs if you or your broker deposit Delhaize Group ordinary shares, along with any appropriate instruments of transfer, or endorsement, with the custodian. The Bank of New York may also require you to deliver evidence of any necessary approvals of the authority in Belgium, if any, that is responsible for regulating currency exchange at that time, and an agreement transferring your right as a shareholder to receive dividends or other property. Upon payment of its fees and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will register the appropriate number of Delhaize Group ADSs in the names you request and will issue book-entry Delhaize Group ADRs or, if you specifically request, deliver the Delhaize Group ADRs at its Corporate Trust Office to the persons you request.

  HOW DO DELHAIZE GROUP ADR HOLDERS CANCEL AN ADR AND OBTAIN DELHAIZE GROUP ORDINARY SHARES?

     You may submit a written request to withdraw Delhaize Group ordinary shares underlying your Delhaize Group ADRs and turn in your certificated Delhaize Group ADRs, if any, at the Corporate Trust Office of The Bank of New York. Even though Delhaize Group will deposit bearer shares in connection with the share exchange, any deposited securities that you withdraw will be delivered to you in book-entry form or in bearer form. Upon payment of its fees and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver the deposited securities underlying the Delhaize Group ADRs at the office of the custodian along with any dividends or distributions with respect to the deposited securities represented by the Delhaize Group ADRs, or any proceeds from the sale of any dividends, distributions or rights, which may be held by The Bank of New York. Alternatively, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its Corporate Trust Office.

VOTING RIGHTS

  HOW DO YOU VOTE?

     Upon receipt of notice of any meeting of holders of Delhaize Group ordinary shares or other voting deposited securities underlying your ADRs, The Bank of New York will notify you of the upcoming meeting and arrange to deliver certain materials to you. The materials will contain:

          (1) such information as is contained in such notice of meeting;

          (2) a statement that the holders of Delhaize Group ADRs as of the close of business on a specified record date will be entitled, subject to any applicable law and the Articles of Association of Delhaize Group, to either:

             (a) give instructions to the depositary as to the exercise of the voting right, if any, pertaining to the securities underlying your ADRs; or

             (b) notify the depositary of their intent to withdraw an enumerated number of voting securities pursuant to the deposit agreement with a view to voting such securities in person or by proxy;

          (3) a statement as to the manner in which such instructions and notification may be given; and

          (4) a voting instruction card which owners may use to instruct The Bank of New York how to vote at such meeting.

     For voting instructions to be valid, The Bank of New York must receive them on or before the date specified in the materials delivered to you. The Bank of New York will, to the extent practical, subject to any applicable law and the Articles of Association of Delhaize Group, vote the underlying securities as you instructed and The Bank of New York will only vote as you instructed.

     Under the deposit agreement, a holder of Delhaize Group ADRs who gave voting instructions to the depositary by delivering a voting instruction card must arrange for blocking transfers of those ADRs during the period from the date on which such voting instructions are received by The Bank of New York until the day after such meeting, and the depositary shall hold such ADRs in a blocked account during such period, together with such holder's written request that the custodian cause the voting securities represented by such ADRs to be "blocked" for voting in accordance with such notice and the Articles of Association of Delhaize Group. Persons who have withdrawn securities with a view to voting such securities in person or by proxy must also timely "block" such securities for voting in accordance with the notice of the upcoming meeting and the Articles of Association of Delhaize Group. Only shareholders of

Delhaize Group, including persons who have timely withdrawn and "blocked" securities with a view to voting them, may attend the meeting and vote in person or by proxy.

     If you hold Delhaize Group ADRs through a brokerage account or otherwise in "street name", you will need to follow the procedures of your banker in order to give voting instructions to the depositary or to withdraw the securities underlying your ADRs to vote them in person.

     Under the deposit agreement, Delhaize Group may request the depositary to telecopy to Delhaize Group copies of any voting instruction cards promptly upon receipt of such instructions or notices. In addition, under the terms of the deposit agreement, holders of ADRs who have delivered voting instruction cards agree that such voting instruction cards may, at the request of Delhaize Group, be disclosed by Delhaize Group, for purposes of compliance with Belgian law, in connection with any shareholders' meeting of Delhaize Group, whether prior, during or after such shareholders' meeting.

     In connection with shareholders' meetings, Delhaize Group or The Bank of New York will not be able to assure that you will receive the voting materials in time to ensure that you can either instruct the depositary to vote the securities underlying your ADRs or withdraw such securities to vote them in person or by proxy. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.

     The right to give voting instructions to the depositary or to vote the Delhaize Group ordinary shares may be limited if the holders or beneficial owners of Delhaize Group ADRs or ordinary shares fail to comply with ownership reporting requirements under Belgian law. For additional information see "Description of Delhaize Group Ordinary Shares -- Ownership Reporting".

FEES AND EXPENSES

-----------------------------------------------------------------------------------------
ADR holders must pay:                           For:
-----------------------------------------------------------------------------------------
USD 5.00 (or less) per 100 ADSs (or             Each issuance of an ADS, including as a
portion thereof)                                result of a distribution of shares or
                                                rights or other property
                                                Each cancellation of an ADS, including if
                                                the agreement terminates
-----------------------------------------------------------------------------------------
Registration or Transfer Fees                   Transfer and registration of shares on
                                                the share register of the registrar from
                                                your name to the name of The Bank of New
                                                York or its agent when you deposit or
                                                withdraw shares
-----------------------------------------------------------------------------------------
Expenses of The Bank of New York                Conversion of Euro to U.S. dollars
                                                Cable, telex and facsimile transmission
                                                expenses
-----------------------------------------------------------------------------------------
Taxes and other governmental charges The        As necessary
Bank of New York or the custodian have to
pay on any ADR or share underlying an
ADR, for example, stock transfer taxes,
stamp duty or withholding taxes
-----------------------------------------------------------------------------------------

PAYMENT OF TAXES

     The Bank of New York may deduct the amount of any taxes owed from any payments to you. It may also restrict the transfer of your Delhaize Group ADRs or restrict the withdrawal of your underlying deposited securities until you pay any taxes owed on your Delhaize Group ADRs or underlying securities. It may also withhold dividends or other distributions, or sell deposited securities to pay any taxes owed.

You will remain liable if the proceeds of the sale are not enough to pay the taxes. If The Bank of New York sells deposited securities, it will, if appropriate, reduce the number of Delhaize Group ADSs held by you to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

RECLASSIFICATIONS, RECAPITALIZATIONS AND SHARE EXCHANGES

     If Delhaize Group:

     - reclassifies, splits or consolidates any of the Delhaize Group ordinary shares;

     - distributes securities on any of the Delhaize Group ordinary shares that are not distributed to you; or

     - recapitalizes, reorganizes, merges, consolidates or takes any similar action,

     then:

     - the cash, shares or other securities received by The Bank of New York will become new deposited securities under the deposit agreement, and each Delhaize Group ADR will automatically represent its equal share of the new deposited securities; and

     - The Bank of New York will, if Delhaize Group asks it to, issue new Delhaize Group ADRs or ask you to surrender your outstanding Delhaize Group ADRs in exchange for new Delhaize Group ADRs identifying the new deposited securities.

DISCLOSURE OF INTERESTS

     The obligation of a holder of Delhaize Group ordinary shares and other persons with an interest in the shares to disclose information to Delhaize Group and the Belgian Banking and Finance Commission under Belgian law also applies to you and any other persons with an interest in the Delhaize Group ADRs. The consequences for failure to comply with these provisions will be the same for you and any other persons with an interest as for a holder of Delhaize Group ordinary shares. Under the deposit agreement, each holder of Delhaize Group ADRs or person with an interest in Delhaize Group ADRs is deemed to have authorized The Bank of New York and the custodian to comply with any request from Delhaize Group or any competent authority to disclose any information about any interest or any transaction of such person in Delhaize Group ADRs or ordinary shares. For additional information see "Description of Delhaize Group Ordinary
Shares -- Ownership Reporting".

AMENDMENT AND TERMINATION

  HOW MAY THE DEPOSIT AGREEMENT BE AMENDED?

     Delhaize Group may agree with The Bank of New York to amend the deposit agreement and the Delhaize Group ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and governmental charges, or prejudices any substantial existing right of Delhaize Group ADR holders, it will only become effective 30 days after The Bank of New York notifies you of the amendment. AT THE TIME AN AMENDMENT BECOMES EFFECTIVE, YOU ARE CONSIDERED, BY CONTINUING TO HOLD YOUR DELHAIZE GROUP ADRS, TO HAVE AGREED TO THE AMENDMENT AND TO BE BOUND BY THE AGREEMENT AS AMENDED. HOWEVER, NO AMENDMENT WILL IMPAIR YOUR RIGHT TO RECEIVE THE DEPOSITED SECURITIES IN EXCHANGE FOR YOUR DELHAIZE GROUP ADRS.

  HOW MAY THE DEPOSIT AGREEMENT BE TERMINATED?

     The Bank of New York will terminate the deposit agreement if Delhaize Group asks it to do so, in which case it must notify you at least 90 days before termination. The Bank of New York may also terminate the agreement after notifying you if The Bank of New York informs Delhaize Group that it would like to resign and Delhaize Group does not appoint a new depositary bank within 90 days.

     If any Delhaize Group ADRs remain outstanding after termination, The Bank of New York will stop registering the transfer of Delhaize Group ADRs, will stop distributing dividends to Delhaize Group ADR holders, and will not give any further notices or do anything else under the deposit agreement other than:

          (1) collect dividends and distributions on the deposited securities;

          (2) sell rights and other property offered to holders of deposited securities; and

          (3) deliver Delhaize Group ordinary shares and other deposited securities upon cancellation of Delhaize Group ADRs.

     At any time after one year after termination of the deposit agreement, The Bank of New York may sell any remaining deposited securities. After that, The Bank of New York will hold the money it received on the sale, as well as any cash it is holding under the agreement, for the pro rata benefit of the Delhaize Group ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The Bank of New York's only obligations will be to account for the money and cash. After termination, Delhaize Group's only obligations will be with respect to indemnification of, and to pay specified amounts to, The Bank of New York.

YOUR RIGHT TO RECEIVE THE SHARES UNDERLYING YOUR ADRS

     You have the right to cancel your Delhaize Group ADRs and withdraw the underlying Delhaize Group ordinary shares at any time except:

     - due to temporary delays caused by The Bank of New York closing its transfer books, the deposit of Delhaize Group ordinary shares in connection with voting at a shareholders' meeting, or the payment of dividends;

     - when you owe money to pay fees, taxes and similar charges; or

     - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to Delhaize Group ADRs or to the withdrawal of ordinary shares or other deposited securities.

LIMITATIONS ON OBLIGATIONS AND LIABILITY TO ADR HOLDERS

     The deposit agreement expressly limits the obligations and liabilities of Delhaize Group and The Bank of New York. Delhaize Group and The Bank of New
York:

     - are obligated only to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

     - are not liable if either of them is prevented or delayed by law, any provision of the Delhaize Group Articles of Association or circumstances beyond their control from performing their obligations under the agreement;

     - are not liable if either of them exercises, or fails to exercise, discretion permitted under the agreement;

     - have no obligation to become involved in a lawsuit or proceeding related to the Delhaize Group ADRs or the deposit agreement on your behalf or on behalf of any other party unless they are indemnified to their satisfaction; and

     - may rely upon any advice of or information from any legal counsel, accountants, any person depositing ordinary shares, any Delhaize Group ADR holder or any other person whom they believe in good faith is competent to give them that advice or information.

     In the deposit agreement, Delhaize Group agrees to indemnify The Bank of New York against liabilities which may arise out of acts performed or omitted by The Bank of New York, except for liabilities arising out of The Bank of New York's negligence or bad faith, and against liabilities which may arise out of acts performed or omitted by Delhaize Group. The Bank of New York agrees to indemnify Delhaize Group against liabilities which may arise out of acts performed or omitted by The Bank of New York due to The Bank of New York's negligence or bad faith.

REQUIREMENTS FOR DEPOSITARY ACTIONS

     Before The Bank of New York will issue or register the transfer of a Delhaize Group ADR, make a distribution on a Delhaize Group ADR, or permit withdrawal of Delhaize Group ordinary shares, Delhaize Group or The Bank of New York may require:

     - payment of taxes, including stamp duty reserve and stock transfer taxes or other governmental charges, and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities, as well as fees and expenses of The Bank of New York;

     - production of satisfactory proof of the identity of the person presenting ordinary shares for deposit or Delhaize Group ADRs upon withdrawal, and of the genuineness of any signature or other information they deem necessary; and

     - compliance with regulations The Bank of New York may establish consistent with the deposit agreement, including presentation of transfer documents.

     The Bank of New York may refuse to deliver, transfer, or register transfers of Delhaize Group ADRs generally when the transfer books of The Bank of New York are closed or at any time if The Bank of New York or Delhaize Group thinks it advisable to do so.

PRE-RELEASE OF ADRS

     The Bank of New York may deliver Delhaize Group ADRs before deposit of the underlying Delhaize Group ordinary shares. This is called a pre-release of Delhaize Group ADRs. The Bank of New York may also deliver Delhaize Group ordinary shares prior to the receipt and cancellation of pre-released Delhaize Group ADRs even if the Delhaize Group ADRs are cancelled before the pre-release transaction has been closed out. A pre-release is closed out as soon as the underlying Delhaize Group ordinary shares are delivered to The Bank of New York. The Bank of New York may receive Delhaize Group ADRs instead of Delhaize Group ordinary shares to close out a pre-release. The Bank of New York may pre-release Delhaize Group ADRs only under the following conditions:

          (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer, as the case may be, owns the Delhaize Group ordinary shares or Delhaize Group ADRs to be remitted;

          (2) the pre-release must be fully collateralized with cash or collateral that The Bank of New York considers appropriate; and

          (3) The Bank of New York must be able to close out the pre-release on not more than five business days' notice.

     The pre-release will also be subject to certain limitations provided in the deposit agreement and to whatever indemnities and credit regulations that The Bank of New York considers appropriate. In addition, The Bank of New York will limit the number of Delhaize Group ADRs that may be outstanding at any time as a result of pre-release, although The Bank of New York may disregard the limit from time to time if it deems it appropriate to do so.

       EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

EXCHANGE CONTROLS

     Belgian exchange control regulations impose no limitations on the amount of cash payments that may be remitted by Delhaize Group to residents of the United States. However, when there is a transfer of funds by Delhaize Group an obligation to notify the Institut Belgo-Luxembourgeois du Change arises. If the transfer of funds is handled by Belgian financial institutions, that institution will give the required notification.

OWNERSHIP OF DELHAIZE GROUP SHARES

     Under Belgian law, if an individual or a company intends to acquire the joint or exclusive control of Delhaize Group through one or more transactions relating to the Delhaize Group shares, the acquiror must notify the Belgian Banking and Finance Commission of the contemplated transaction at least five business days prior to such acquisition. If the contemplated share transfer includes a control premium, the acquiror must offer to all other shareholders of Delhaize Group the opportunity to sell their shares at the highest price offered by the acquiror for shares during the 12 months preceding the acquisition of control of Delhaize Group. The acquiror must give the other shareholders this opportunity within 30 days after its acquisition of control either:

     (1) in the form of a public takeover bid; or

     (2) under an undertaking to support the stock price of the acquired company on the relevant stock exchange.

     Public takeover bids are subject to the supervision of the Belgian Banking and Finance Commission. Prior to making a bid, a bidder must issue a prospectus which must be approved by the Belgian Banking and Finance Commission. If the Belgian Banking and Finance Commission determines that a takeover bid is contrary to the interests of the shareholders of Delhaize Group, it may suspend the takeover bid for a maximum of 72 hours and request the President of the Commercial Court in the district of the Belgian company's registered office (Brussels in the case of Delhaize Group) to prohibit the bid and suspend the exercise of the rights attached to any Delhaize Group shares that were acquired in connection with the bid. Public takeover bids must be made for all the outstanding securities.

     In case of a public takeover bid, the European Commission must approve the transaction if, among other items:

     (1) the combined worldwide revenues of both the bidder and the target to be acquired exceed EUR 2.5 billion;

     (2) the combined revenues of the bidder and the target to be acquired amount in each of at least three EU member states to EUR 100 million;

     (3) the revenues of the bidder or target to be acquired in each of such three EU member states exceed EUR 25 million; and

     (4) the total community-wide revenues of the bidder and the target to be acquired individually exceed EUR 100 million.

     A business' concentration through a public takeover bid which does not fall into the scope of the European competition regulation must however be approved by the Belgian Competition Authorities if:

     (1) the combined revenues in Belgium of both the bidder and the target to be acquired exceed EUR 24,790,000; and

     (2) the revenues in Belgium of at least two of the businesses concerned exceed EUR 9,916,000.

     Under Belgian law, a company must also notify the Minister for Economic Affairs, the Minister of Finances, as well as the relevant regional Minister for Economic Affairs, prior to any transaction which will transfer more than one-third of the capital of a company whose activities are located in Belgium if such company has capital in excess of EUR 2,480,000.

                            NATURE OF TRADING MARKET

MARKET FOR DELHAIZE GROUP SHARES

     The trading market for Delhaize Group ordinary shares is Euronext Brussels in Belgium. Delhaize Group ordinary shares have been listed in Belgium since 1962. Delhaize Group ordinary shares are included in the Bel20 Index, an index of 20 of the largest Belgian publicly traded companies, the pan-European Dow Jones Stoxx Euro and the new Euronext 100 index.

     In 2000, 26.43 million Delhaize Group ordinary shares were traded on Euronext Brussels for a total of EUR 1.52 billion. The highest share price was EUR 76.50, the lowest EUR 48.05. This represented 49.3% of the average Delhaize Group market capitalization of EUR 3.08 billion in 2000. The average daily trading volume was EUR 6.06 million, or an average daily volume of 105,314 shares. In 1999, 24.56 million Delhaize Group shares were traded on Euronext Brussels for a total of EUR 1.93 billion. This represented 46% of the average Delhaize Group market capitalization of EUR 4.16 billion in 1999. The average daily trading volume was EUR 7.66 million, or an average daily volume of 97,473 shares. As of March 21, 2001, Delhaize Group had a market capitalization of approximately EUR 3.0 billion. The high and low prices in the chart below reflect the intra-day high and low prices for Delhaize Group ordinary shares on the Euronext Brussels.

                                              DELHAIZE GROUP                    DELHAIZE GROUP
                                        ORDINARY SHARE PRICE (EUR)           ORDINARY SHARE VOLUME
                                    ----------------------------------   -----------------------------
                                                                           NUMBER OF
MONTH/YEAR                          HIGHEST   LOWEST   LAST    AVERAGE   SHARES TRADED      IN EUR
----------                          -------   ------   -----   -------   -------------   -------------
January 2000......................   76.50    59.60    59.85    66.96      2,466,117       162,388,010
February 2000.....................   67.75    51.60    59.40    59.70      2,469,579       144,308,281
March 2000........................   63.00    49.40    56.40    55.72      2,714,560       150,472,669
April 2000........................   58.00    53.25    55.65    55.76      1,176,013        65,417,465
May 2000..........................   65.95    54.55    62.55    61.05      1,863,572       113,898,408
June 2000.........................   72.00    62.35    62.65    67.98      1,708,878       116,886,187
July 2000.........................   66.40    60.50    65.20    63.67        911,189        57,940,982
August 2000.......................   68.90    62.40    62.90    65.62      1,060,487        69,355,174
September 2000....................   63.60    51.40    53.40    56.39      3,777,175       211,652,258
October 2000......................   57.50    51.55    54.00    54.33      1,918,650       104,402,587
November 2000.....................   56.00    50.35    50.50    53.25      3,119,460       163,353,810
December 2000.....................   51.80    48.05    50.65    49.75      3,248,036       160,553,312
Year 2000.........................   76.50    48.05    50.65    59.27     26,433,716     1,520,629,144
Year 1999.........................   91.70    64.90    74.80    80.00     24,563,134     1,930,362,698

     After completion of the share exchange, Delhaize Group intends to sponsor its ADR program in the United States with The Bank of New York acting as the depositary. Each Delhaize Group ADR will represent one Delhaize Group ordinary share. Delhaize Group ADRs will be listed on the New York Stock Exchange under the symbol "DEG". Delhaize Group ordinary shares underlying the ADRs to be issued in the share exchange will be listed on Euronext Brussels under the symbol "DELB" and will represent approximately 43.3% of Delhaize Group's outstanding ordinary shares.

EURONEXT BRUSSELS

     In July 1999, three Belgian entities, the Brussels Stock Exchange, CIK and Belfox merged to create a new legal entity, Brussels Exchanges, which was renamed Euronext Brussels in October 2000 when Brussels Exchanges merged with the French and Dutch stock exchanges to create Euronext.

     The three national stock exchanges (Euronext Amsterdam, Euronext Brussels and Euronext Paris) are currently continuing their consolidation on regulatory and technical aspects in order to achieve a pan-European financial market which will combine a global approach with local proximity in order to offer to its users the advantages of a unified market while preserving a privileged relation between local users and the local market business.

     Euronext Amsterdam, Euronext Brussels and Euronext Paris will continue to act as market businesses at a local level and therefore maintain their respective status of exchange.

     In the course of 2001, the regulatory structure will allow members of each of the local exchanges to trade all financial instruments listed on the Euronext markets as if they were traded on a single market through the implementation of a common electronic trading platform for cash and derivatives. Listed companies will be able to retain their original place of listing, thereby offering these companies the benefit of increased liquidity and visibility without any special disruption and without changing their current conditions regarding access to the markets.

CUSTODY, CLEARING AND SETTLEMENT OF DELHAIZE GROUP ORDINARY SHARES

     Delhaize Group ordinary shares underlying the Delhaize Group ADRs will be available only in bearer form and they initially will be represented by a single global certificate in bearer form deposited with BXS-CIK, for safekeeping.

     CIK, now known as BXS-CIK, is the Belgian national central securities depositary which, as discussed above, merged in July 1999 with the Brussels Stock Exchange and Belfox. BXS-CIK holds securities in custody for its participants to facilitate the settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. BXS-CIK participants include banks, securities brokers and dealers and other financial institutions. Non-participants of BXS-CIK may hold and transfer book-entry interests in Delhaize Group ordinary shares through accounts with a direct participant of CIK or any other securities intermediary that holds a book-entry interest in Delhaize Group ordinary shares through one or more securities intermediaries standing between such other securities intermediary and BXS-CIK. It is anticipated that during the next three years, Euroclear Bank, the Brussels based settlement service provider, will progressively consolidate with BXS-CIK and the Dutch entity, Necigef, so that Euroclear Group will provide an integrated settlement system for all trades executed on Euronext.

     Since February 1, 2001, all trades in cash, derivatives and other products executed on Euronext markets are cleared and netted through Clearnet, the French clearinghouse which is currently a wholly-owned subsidiary of Euronext Paris.

                                    TAXATION

     The following is a description of the United States and Belgian tax consequences of owning and disposing of Delhaize Group ADRs and ordinary shares. The discussion applies only to U.S. Holders (as defined below) who hold Delhaize America common stock as "capital assets" within the meaning of section 1221 of the Internal Revenue Code, and does not address all potential tax effects that may be relevant to U.S. Holders in the light of their particular circumstances such as:

     - foreign persons;

     - persons who own (actually or constructively) 5% or more of either the total voting power or total value of all capital stock of Delhaize Group or Delhaize America before or immediately after the share exchange;

     - persons who are residents of Belgium or engaged in a trade or business in Belgium through a permanent establishment or a fixed base;

     - persons who acquired their Delhaize America common stock pursuant to the exercise of employee stock options or otherwise as compensation; or

     - U.S. Holders who are subject to special treatment under United States federal income tax law, such as financial institutions, insurance companies, tax-exempt organizations, retirement plans, dealers in securities, traders in securities that elect to apply a mark-to-market method of accounting and U.S. Holders that hold Delhaize America common stock as a part of a hedge, straddle, constructive sale or conversion transaction.

     The following discussion does not address the effect of applicable United States state or local tax laws or of United States federal tax laws other than those related to the income tax. TAX MATTERS ARE COMPLICATED. EACH U.S. HOLDER IS URGED TO CONSULT HIS TAX ADVISOR REGARDING THE CONSEQUENCES OF THE SHARE EXCHANGE IN LIGHT OF HIS PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAW.

     This summary is based on the Internal Revenue Code, Treasury Regulations, administrative rulings and practice and judicial precedent in effect at the date of this document, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences discussed in this document.

CERTAIN UNITED STATES TAX CONSEQUENCES OF OWNERSHIP OF DELHAIZE GROUP ADRS OR ORDINARY SHARES

     OWNERSHIP OF ADRS. For United States federal income tax purposes, U.S. holders of Delhaize Group ADRs will be treated as the owners of the Delhaize Group ordinary shares underlying the ADRs.

     A "U.S. Holder" means a holder of Delhaize Group ADRs or ordinary shares who is:

          (a) a citizen or resident of the United States;

          (b) a corporation or partnership created in or organized under the laws of the United States or any political subdivision of the United States;

          (c) an estate the income of which is subject to United States federal income tax regardless of its source; or

          (d) a trust if a United States court can exercise primary supervision over the administration of such trust, and one or more United States persons have the authority to control all of the substantial decisions of such trust.

     TAXATION OF DISTRIBUTIONS. The gross amount of any distributions of cash or property with respect to Delhaize Group ordinary shares, excluding distributions of Delhaize Group ordinary shares, if any, distributed pro rata to all shareholders of Delhaize Group, and holders of Delhaize Group ADRs, but including amounts withheld in respect of Belgian withholding taxes, will be included in income by a

U.S. Holder as foreign source dividend income at the time of receipt, which in the case of a U.S. Holder of Delhaize Group ADRs generally will be the date of receipt by the depositary, to the extent such distributions are made from the current and accumulated earnings and profits of Delhaize Group. Such dividends will not be eligible for the dividends received deduction generally allowed to U.S. Holders. To the extent, if any, that the amount of any distribution by Delhaize Group exceeds current and accumulated earnings and profits, as determined under United States federal income tax principles, it will be treated first as a tax-free return of capital to the extent of the U.S. Holder's tax basis in Delhaize Group ordinary shares or Delhaize Group ADRs, as the case may be, and thereafter as capital gain.

     Subject to certain limitations, Belgian tax withheld from dividends at the applicable treaty rate will be eligible for credit against a U.S. Holder's federal income taxes or, at the election of the holder, may be deducted in computing taxable income. Under the Internal Revenue Code, the limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends paid by Delhaize Group generally will be "passive" income or, in the case of certain holders, "financial services" income. Foreign tax credits will not be allowed for withholding taxes imposed with respect to certain short-term or hedged positions or with respect to certain arrangements in which a U.S. Holder's expected economic profit, after foreign taxes, is insubstantial.

     If dividends are paid in Belgian Francs or Euros, the amount of the dividend distribution includible in the income of a U.S. Holder will be the U.S. dollar value of the payments made in Belgian Francs or Euros, determined at a spot exchange rate between Belgian Francs and U.S. dollars, or Euros and U.S. dollars, as the case may be, on the date the dividend is includible in the income of the U.S. Holder, regardless of whether the payment is in fact converted into U.S. dollars. Generally, gain or loss, if any, resulting from currency fluctuations during the period from the date the dividend is paid to the date such payment is converted into U.S. dollars will be treated as ordinary gain or loss. A U.S. Holder may be required to recognize foreign currency gain or loss on the receipt of a refund in respect of Belgian withholding tax to the extent the U.S. dollar value of the refund differs from the U.S. dollar equivalent of that amount on the date of receipt of the underlying dividend.

     DISPOSITION. A U.S. Holder generally will recognize gain or loss on the sale or exchange of Delhaize Group ordinary shares or Delhaize Group ADRs equal to the difference between the amount realized on such sale or exchange and the U.S. Holder's tax basis in the Delhaize Group ordinary shares or Delhaize Group ADRs, as the case may be. Any gain or loss will be a capital gain or loss, and will be long-term capital gain or loss if the Delhaize Group ordinary shares or Delhaize Group ADRs, as the case may be, were held for more than one year. A gain or loss, if any, recognized by a U.S. Holder generally will be treated as U.S. source income or loss for United States foreign tax credit purposes.

     PASSIVE FOREIGN INVESTMENT COMPANY. U.S. Holders should be aware that special United States tax laws would apply to U.S. Holders of Delhaize Group ordinary shares and Delhaize Group ADRs if the Delhaize Group (or any corporate subsidiary of Delhaize Group) is characterized as a passive foreign investment company ("PFIC"). In particular, if Delhaize Group (or any corporate subsidiary) is a PFIC in any taxable year, U.S. Holders may be subject to a special tax regime (a) with respect to gains realized on the sale or other disposition of Delhaize Group ordinary shares or Delhaize Group ADRs, as the case may be, and
(b) with respect to distributions on Delhaize Group ordinary shares or Delhaize Group ADRs, as the case may be, held for more than one taxable year to the extent those distributions constitute "excess distributions." In general, Delhaize Group (or any corporate subsidiary of Delhaize Group) will be characterized as a PFIC during a taxable year if (a) 75% or more of its income is "passive" for purposes of the PFIC rules, or (b) 50% or more of its assets produce or are held for the production of "passive" income. Delhaize Group does not anticipate that it or any of its subsidiaries will be a PFIC immediately following the share exchange or in the future. However, Delhaize Group can provide no assurance as to such conclusion.

     FOREIGN PERSONAL HOLDING COMPANY. U.S. holders should be aware that special United States tax laws would apply to U.S. Holders of Delhaize Group ordinary shares and Delhaize Group ADRs if the Delhaize Group (or any corporate subsidiary of Delhaize Group) is characterized as a foreign personal holding company ("FPHC"). In particular, if Delhaize Group (or any corporate subsidiary) is an FPHC in respect of any taxable year, U.S. Holders may be subject to current tax on their (direct or indirect) pro rata share of the income of the FPHC. In general, Delhaize Group (or any corporate subsidiary of Delhaize Group) will constitute an FPHC during a taxable year if (a) a specified percentage of its income is "passive" for purposes of the FPHC rules, and (b) at any time during the taxable year five or fewer individuals who are United States citizens or residents own (directly, indirectly or constructively) more than 50 percent of the voting power or value of Delhaize Group's ordinary shares. Delhaize Group does not anticipate that it or any of its subsidiaries will be a FPHC immediately following the share exchange or in the future. However, Delhaize Group can provide no assurance as to such conclusion.

     UNITED STATES BACKUP WITHHOLDING AND INFORMATION REPORTING. A U.S. Holder may, under certain circumstances, be subject to certain information reporting requirements and backup withholding tax at the rate of 31% with respect to dividends paid on the Delhaize Group ADRs, or the proceeds of sale of the Delhaize Group ADRs, unless such U.S. Holder (a) is a corporation or comes within certain other exempt categories, and when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies that such U.S. Holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the U.S. Internal Revenue Service. Any amount withheld under these rules will generally be creditable against the holder's United States federal income tax liability.

CERTAIN BELGIAN TAX CONSEQUENCES OF OWNERSHIP OF DELHAIZE GROUP ADRS OR ORDINARY SHARES


     OWNERSHIP OF ADRS. In addition to the assumptions mentioned above in the introduction on page 120, it is also assumed in this discussion that for the purposes of the domestic Belgian tax legislation, the owners of the Delhaize Group ADRs will be treated as the owners of Delhaize Group ordinary shares represented by such ADRs and that the ADRs will be treated as the shares represented by such ADRs. Therefore, in this discussion no distinction is made between ordinary shares and ADRs and in this discussion reference is only made to ADRs, unless otherwise stipulated. However, it must be noted that the above assumption has not been confirmed or verified with the Belgian Tax Administration.


     TAXATION OF DISTRIBUTIONS. For Belgian income tax purposes, dividends include:

     (a) all benefits from shares attributed to the shareholders by or on behalf of the company, in any form whatsoever, including liquidation and redemption proceeds;

     (b) reductions of statutory capital (except for reductions carried out in accordance with the Belgian Company Act and to the extent that the statutory capital qualifies as so-called fiscal capital); and

     (c) reimbursements of share capital and issuance premiums (except for reimbursements carried out in accordance with the provisions of the Belgian Company Act on capital reductions to the extent the statutory capital and issue premiums qualify as so-called fiscal capital).

     As a general rule, dividends attributed to a Belgian resident company are under Belgian Domestic law subject to a 25% withholding tax. No withholding tax is, however, due on stock redemption and liquidation proceeds. The 25% rate can, provided that the issuing company does not renounce this benefit, be reduced to 15% for dividends from shares issued by Belgian or non-Belgian companies as from January 1, 1994 (a) pursuant to a public issuance in Belgium and in accordance with the Belgian Royal Decree of July 7, 1999, provided that the shares are non-preferred shares or (b) under a private issuance, provided that the shares are non-preferred, that they have been subscribed for cash and are, from the date of issuance, either registered with the issuing company or given in open custody to a bank, to a public credit institution, to a stock broker or to savings bank submitted to the supervision of the Belgian Banking and Finance Commission. These shares are sometimes referred to as VVPR-shares (Verlaagde Voorheffing/Precompte Reduit). In the share exchange, Delhaize Group ADRs received in exchange for Delhaize America shares, will not qualify as VVPR-shares. Consequently, the dividends distributed with respect to these shares will be subject to a 25% withholding tax rate.

     Under the Belgium-United States tax treaty, the Belgian withholding tax shall be reduced to 15% of the gross amount of the dividends if the U.S. Holder, resident of the United States for purposes of the treaty, is the beneficial owner of the Delhaize Group ADRs and is entitled to the benefits of the treaty under the limitation of benefits article included in the treaty. As a general rule, the full Belgian withholding tax must be withheld by Delhaize Group (i.e., 25% of the gross amount of the dividends, without taking into consideration the applicable treaty rate). Qualifying U.S. Holders may make a claim for reimbursement of the amounts withheld in excess of the treaty rate by filing a Form 276 Div.-Aut. with the Bureau Central de Taxation Bruxelles-Etrangers, Place J. Jacobs 10, 1000 Brussels, Belgium. As a general rule, the reduced treaty rate can also be obtained at source. To this end, a U.S. Holder should file, within 10 days following the attribution of the dividend, a duly completed Form 276 Div.-Aut. with Delhaize Group. Prospective U.S. Holders should consult their own tax advisors as to whether they qualify for the reduced withholding upon the payment of dividends, and as to the procedural requirements for obtaining the reduced withholding rate at source or for making claims for reimbursement.

     Provided that the required formalities are complied with, dividends paid by a Belgian resident corporation to certain United States organizations that are not engaged in any activity of a lucrative nature and are exempted from income tax in the United States, are exempted from withholding tax.

     DISPOSITION. According to the Belgium-United States tax treaty, capital gains derived by a U.S. Holder from the sale, exchange or other disposition of ADRs are exempt from Belgian tax. If the recipient of the gain, being an individual of the United States, is present in Belgium for a period or periods aggregating 183 days or more in the taxable year, the capital gains will fall within the scope of application of Belgian domestic tax law. Under Belgian domestic tax law, capital gains realized by a non-resident are subject to a 33% tax (to be increased by a state surcharge of 6% of the tax due and a crisis contribution of 3% of the tax due) if the Belgian tax administration demonstrates that the capital gain is the result of speculation as defined by Belgian case law or if the gain is otherwise realized outside the scope of the normal management of one's own private estate and if the purchase price for the shares is paid in Belgium.

     INHERITANCE DUTY AND GIFT TAX. A transfer of Delhaize Group ADRs by reason of death will not be subject to Belgian inheritance duty provided that the deceased is not domiciled in Belgium and does not have the seat of his estate or fortune in Belgium at the time of his death.

     A transfer of Delhaize Group ADRs by gift will be subject to Belgian gift taxes only if the deed incorporating the gift is registered in Belgium. Gifts executed by a Belgian notarial deed must be registered in Belgium and will consequently be subject to gift tax.

     BELGIAN TAX ON STOCK MARKET TRANSACTIONS. Investors purchasing or selling ordinary shares through a Belgian professional intermediary are subject to the tax on stock market transactions (taxe sur les operations de bourse, or "TOB") in the amount of 0.07% (but limited to approximately EUR 248 per transaction and per party) on the purchase and on the sale in Belgium of existing shares of a Belgian company. The subscription of newly issued shares in a Belgian company pursuant to a public issue is subject to this tax in the amount of 0.14 % (but limited to approximately EUR 248 per order).

     The following persons do not need to pay the TOB:

     - professional intermediaries referred to in Article 2 of the Law of April 6, 1995 acting for their own account;

     - insurance companies referred to in Article 2, sec.1 of the Law of July 9, 1975 acting for their own account;

     - pension funds referred to in Article 2, sec.3 6 degrees of the Law of July 9, 1975 acting for their own account;

     - collective investment institutions referred to in the Law of December 4, 1990 acting for their own account; and

     - non-residents, acting for their own account, upon delivery of a certificate of non-residence.

No Belgian tax on stock market transactions will thus be due by the U.S. Holders on the subscription, buying or selling of ADRs, if the U.S. Holders are acting for their own account. In order to benefit from this exemption, the U.S. Holders must file with the Belgian professional intermediary a certificate evidencing that they are non-residents for Belgian tax purposes.

     BELGIAN TAX ON THE PHYSICAL DELIVERY OF BEARER SECURITIES. The physical delivery of bearer securities through an intermediary established in Belgium or pursuant to an issuance by a Belgian company triggers a tax in the amount of 0.2% on the value of the ordinary shares.

     If Delhaize Group bearer shares are delivered to an investor through:

     (a)  the issuance of the Delhaize Group bearer shares;

     (b) the conversion of Delhaize Group ADRs into Delhaize Group bearer shares through an intermediary established in Belgium; or

     (c) the withdrawal of Delhaize Group bearer shares from open custody with a Belgian financial intermediary,

the above-mentioned tax equal to 0.2% on the value of the Delhaize Group shares will be due.

                    COMPARISON OF RIGHTS OF DELHAIZE AMERICA
                  SHAREHOLDERS AND DELHAIZE GROUP SHAREHOLDERS

     As a result of the share exchange, holders of Delhaize America Class A and Class B common stock who do not exercise their dissenters' rights of appraisal will receive Delhaize Group ADRs or ordinary shares, with each ADR representing one ordinary share of Delhaize Group, which is a company organized under the laws of Belgium. The following is a summary comparison of the material differences between the rights of Delhaize America shareholders and Delhaize Group shareholders arising out of the differences between the corporate laws of North Carolina and Belgium, the charter documents of Delhaize America and Delhaize Group and the securities laws and regulations governing the two companies. This discussion is not a complete description of North Carolina or Belgian law, the other rules or laws referenced below or the charter documents of Delhaize America or Delhaize Group. For information on how to obtain the charter documents of Delhaize America and Delhaize Group, see "Where You Can Find More Information". You are encouraged to obtain and read these documents.

VOTING RIGHTS

     Delhaize America. Holders of Delhaize America Class B common stock are entitled to one vote per share on each matter submitted to a shareholder vote. Holders of Delhaize America Class A common stock generally are not entitled to vote on matters submitted to shareholders unless otherwise provided by North Carolina law. However, under North Carolina law, holders of Class A common stock are entitled to vote on the share exchange agreement, the proposed amendments to the Articles of Incorporation and the proposed share dividend. For each matter, holders of Class A common stock are entitled to one vote per share.

     Delhaize Group. Each holder of Delhaize Group ordinary shares is entitled to attend any general meeting of shareholders and to vote on all matters on the agenda, provided that such holder has deposited the Delhaize Group bearer ordinary shares under which voting rights will be exercised with Delhaize Group's registered office, or such other place as specified in the notice for the meeting, at least four business days prior to the applicable meeting. Each share is entitled to one vote. A shareholder's right to vote all Delhaize Group shares may be limited if the shareholder fails to comply with ownership reporting requirements under Belgian law.

ACTION BY WRITTEN CONSENT

     Delhaize America. North Carolina law and the bylaws of Delhaize America permit shareholders to take actions without a meeting only upon the written consent of all of the shareholders entitled to vote upon the applicable action.

     Delhaize Group. Belgian law does not permit shareholders to take actions upon the written consent of shareholders without a meeting.

ADVANCE NOTICE OF SHAREHOLDERS PROPOSALS AND NOMINATIONS FOR DIRECTOR

     Delhaize America. Delhaize America's bylaws establish advance notice procedures for shareholder proposals and nominations of persons for election as directors. Under the bylaws, a shareholder wishing to bring any action before a shareholders' meeting, including the nomination of a person for election as a director, must give written notice to the secretary of Delhaize America not less than 10 days nor more than 60 days prior to the meeting. However, if less than 21 days' notice of the meeting is given by Delhaize America, the shareholder must provide notice no later than the 10th day following the date on which notice of the meeting was mailed to shareholders. In addition, any shareholder who wishes the Board of Directors of Delhaize America to consider taking a position with respect to the matter, or to consider nominating the person recommended by the shareholder for election as a director, must deliver notice to the secretary of Delhaize America not less than 90 days nor more than 150 days prior to the meeting.

     For matters not involving a nomination for director, the notice must describe:

     - The business desired to be brought before the meeting;

     - The name and address of each shareholder proposing the action; and

     - The class and number of shares owned by the shareholder.

     For shareholder nominations for director, the notice must:

     - Set forth the name and address of the shareholder who intends to make the nomination and the person(s) to be nominated;

     - Represent that the shareholder is a holder of record of shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate such person;

     - Describe all arrangements or understandings between the shareholder and the nominee;

     - Include any information about the nominee that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

     - Include the consent of the nominee to serve as a director.

     Delhaize Group. According to Belgian law, shareholders who own at least 20% of the corporate capital of a Belgian company may require the board of directors or the statutory auditor of the company to convene an extraordinary general meeting of shareholders.

DIVIDENDS AND DISTRIBUTIONS

     Delhaize America. The Board of Directors may authorize and Delhaize America may pay distributions on its capital stock provided that no distribution may be made if, after giving effect to the distribution, Delhaize America would not be able to pay its debts as they become due in the usual course of business or Delhaize America's total assets would be less than its total liabilities plus the amount that would be needed if Delhaize America were to be dissolved at such time to satisfy the preferential rights upon dissolution of shareholders whose rights are superior to the rights of shareholders receiving the distribution. Under Delhaize America's Articles of Incorporation, if the Board of Directors of Delhaize America declares a dividend payable to holders of Class B common stock, the Board of Directors must also declare a per share dividend on the Class A common stock greater than the per share dividend paid to the holders of the Class B common stock. The Board of Directors may declare dividends on Class A common stock in excess of dividends paid to holders of Class B common stock, or without declaring a dividend on Class B common stock. No superior dividend is required on Class A common stock with respect to either a dividend paid in partial or complete liquidation or a share dividend on Class A and Class B common stock payable in the same class of stock. Under the proposed amendments to the Articles of Incorporation of Delhaize America, no superior dividend will be required for any dividend payable in stock of Delhaize America, thereby clarifying the permissibility of the proposed share dividend of 499 Class A shares for each outstanding Class A and Class B share.

     Delhaize Group. Under Belgian law, Delhaize Group is required to set aside at least 5% of its profits during each fiscal year and contribute such amount to its statutory reserves until such reserve has reached an amount equal to 10% of Delhaize Group's capital. Subject to this requirement, the Delhaize Group Board of Directors may propose at a shareholders' meeting at which annual accounts are reviewed, to distribute as a dividend all or a portion of Delhaize Group's net profits from the prior accounting years available for distribution. In connection with the approval of Delhaize Group's accounts, at a general meeting the shareholders may authorize a distribution of Delhaize Group's net profits to shareholders out of available reserves.

SPECIAL MEETINGS OF SHAREHOLDERS

     Delhaize America. Under Delhaize America's Bylaws, special shareholders' meetings may be called only by the President and Chief Executive Officer or by any two members of the Board of Directors.

     Delhaize Group. Extraordinary general meetings of shareholders may be called by the Delhaize Group Board of Directors or by its statutory auditor. The Delhaize Group Board of Directors or statutory auditor is required to call an extraordinary general meeting upon the written request of holders of 20% of the outstanding Delhaize Group ordinary shares.

QUORUM REQUIREMENTS FOR SHAREHOLDERS' MEETINGS

     Delhaize America. The presence in person or proxy of a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that voting group for action on that matter.

     Delhaize Group. Belgian law does not require a quorum for the annual general meetings of shareholders. Resolutions to amend any provision of the Articles of Association, including any amendment which would create an additional class of stock, require a quorum of 50% of the issued capital. If the 50% quorum is not reached, the Board of Directors may call a second meeting for which no quorum is required.

SHAREHOLDERS RIGHTS OF DISSENT AND APPRAISAL

     Delhaize America. Under the North Carolina Business Corporation Act, a shareholder of a North Carolina corporation is generally entitled to dissent from, and obtain payment of the "fair value" of his or her shares in the event of, any of the following corporate transactions:

     - Completion of a plan of merger to which the corporation is a party;

     - Completion of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired;

     - Completion of a sale or exchange of all or substantially all of the property of the corporation other than in the regular course of business;

     - An amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

      (a) alters or abolishes a preferential right of the shares;

      (b) creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

      (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

      (d) excludes or limits the right of shares to vote on any matter, or to cumulate votes;

      (e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash; or

      (f) changes the corporation into a non-profit corporation or cooperative organization; or

     - Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent or obtain payment for their shares.

     Dissenters' rights are not, however, available to shareholders in all mergers, share exchanges or sales or exchanges of all or substantially all of a corporation's assets. Moreover, with respect to corporations, like Delhaize America, that have a class or series of shares listed on a national securities exchange, designated as a Nasdaq national market security or held by more than 2,000 record shareholders, dissenters' rights are not available to the holders of these shares by reason of a merger, share exchange or sale or exchange of property unless:

     - The articles of incorporation, bylaws or a resolution of the board of directors of the corporation provide otherwise; or

     - In the case of a merger or share exchange, the holders of the shares are required to accept anything other than:

      (1) cash;

      (2) shares or cash in lieu of fractional shares of the surviving or acquiring corporation or any other corporation whose shares are listed on a national securities exchange, designated as a Nasdaq national market security or held by more than 2,000 record shareholders; or

      (3) a combination of cash and such shares.

     A shareholder who has the right to dissent from a transaction and receive payment of the "fair value" of his or her shares must follow specific procedural requirements in order to maintain such right and obtain such payment.

     Delhaize Group. Belgian law does not provide for dissenters' rights of appraisal.

PREEMPTIVE RIGHTS

     Delhaize America. The shareholders of Delhaize America do not have preemptive rights or other preferential subscription rights with respect to issuances of capital stock by Delhaize America.

     Delhaize Group. Under Belgian law, Delhaize Group shareholders have preferential subscription rights with respect to the issuance of Delhaize Group ordinary shares for cash. These preferential rights may be limited or removed by resolution passed at a general shareholders' meeting. At an extraordinary general meeting of shareholders held on December 15, 2000, Delhaize Group shareholders voted to authorize the Delhaize Group Board of Directors, for a period of five years (expiring in January 2006), to limit or remove these rights in connection with an increase in Delhaize Group's subscribed capital of up to EUR 26,015,862.50. Such permission may be renewed through a vote at a general meeting of shareholders.

AMENDMENTS OF CHARTER DOCUMENTS

     Delhaize America. Under North Carolina law, an amendment to the articles of incorporation must be proposed by the board of directors and approved by the shareholders. The shareholder vote required to approve an amendment to the articles of incorporation of a North Carolina corporation depends on whether the amendment would trigger dissent and appraisal rights with regard to a voting group. The holders of a majority of the votes entitled to be cast within a voting group must approve any amendment that would trigger dissent and appraisal rights with regard to that voting group. An amendment that would not trigger dissent and appraisal rights will be approved by a voting group if the votes cast within the voting group favoring the action exceed the votes cast opposing the action. North Carolina law also provides that the holders of the outstanding shares of a class are entitled to vote as a separate voting group on certain amendments, including, among others, any amendment that would:

     - Increase or decrease the aggregate number of authorized shares of the class;

     - Effect an exchange or reclassification of all or part of the shares of the class into shares of another class, or of all or part of the shares of another class into shares of the class;

     - Change the designation, rights, preferences or limitations of the shares of the class;

     - Change the shares of the class into a different number of shares of the same class;

     - Create a new class having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class; or

     - Increase the rights, preferences, or number of authorized shares of any class that have rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class.

     North Carolina law provides that a North Carolina corporation's bylaws generally may be amended by the board of directors or shareholders of the corporation. However, any bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the board of directors unless the shareholders authorize the board of directors to adopt, amend or repeal that particular bylaw.

     Delhaize Group. Under Belgian law, shareholders have the sole authority to amend the Articles of Association. A resolution to amend any provision of the Articles of Association requires the affirmative vote of at least 75% of the shareholders present in person or by proxy at a shareholders' meeting, or 80% if such amendment would change the corporate purpose or object of Delhaize Group or to authorize the Board of Directors to repurchase Delhaize Group ordinary shares.

SHAREHOLDER APPROVAL

     Delhaize America. Under North Carolina law, a majority of all votes entitled to be cast by each voting group entitled to vote separately generally must approve any merger, share exchange or sale of all or substantially all of the assets of a corporation not in the ordinary course of business. Separate voting by voting groups is required to approve a merger if it contains a provision that, if contained in a proposed amendment to the articles of incorporation, would require action by one or more separate voting groups, except where the consideration to be received in exchange for the shares of the group consists solely of cash. Separate voting by voting groups is also required to approve a share exchange by each class or series of shares to be acquired in the exchange. Under North Carolina law, nonvoting shares generally do not have the right to vote on a merger or the sale by a corporation of all or substantially all of its assets. An exception exists for a non-cash merger involving a provision that, if contained in a proposed amendment to the articles of incorporation, would entitle the holders of non-voting shares to voting rights.

     Under North Carolina law, approval of a merger by the shareholders of the surviving corporation is not required if the articles of incorporation of the surviving corporation do not change and the number of voting shares and shares entitled to participate without limitation in distributions, respectively, outstanding immediately after the merger and issuable as a result of the merger does not exceed by more than 20% the number of voting shares and shares entitled to participate without limitation in distributions outstanding immediately before the merger. In addition, a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary into itself without approval of the shareholders of the parent or subsidiary.

     Delhaize Group. Under Belgian law, Delhaize Group may not acquire its own shares without prior shareholder authorization. Under its Articles of Association, Delhaize Group's Board of Directors was authorized for a period of three years expiring on May 23, 2001 to acquire Delhaize Group ordinary shares to avoid grave and imminent danger to Delhaize Group without a further resolution of the general shareholders' meeting. This authorization may be renewed for three-year periods. At an extraordinary general meeting of shareholders held on December 15, 2000, Delhaize Group's shareholders approved the proposal to renew this authorization for three years. In addition, the shareholders at the same extraordinary general meeting approved the proposal to authorize Delhaize Group's Board of Directors to acquire shares of Delhaize Group, on behalf of Delhaize Group, up to a maximum amount of 10% of the total number of outstanding shares at a minimum unit price of EUR 1 and a maximum unit price of EUR 150 for a duration of 18 months from the date of the extraordinary general meeting. This authorization may also be renewed for 18-month periods.

     An extraordinary general meeting of the shareholders is also required for the approval of such matters as amendments to the Articles of Association, approval of mergers, increases or decreases in the share capital, creation of a new class of equity securities, dissolution of the corporation or any modification of rights attaching to different classes of share capital. The approval of such matters generally requires the affirmative vote of at least 75% of the shareholders present or represented and voting at the meeting.

INSPECTION RIGHTS

     Delhaize America. Under North Carolina law, shareholders have limited rights to inspect corporate records. Any shareholder, whether or not a "qualified shareholder," has the right to inspect and copy the list of shareholders entitled to notice of a shareholders' meeting, beginning two days after notice of the meeting has been given and continuing through the meeting. "Qualified shareholders" have greater inspection rights. A "qualified shareholder" is a shareholder who holds at least 5% of any class of the corporation's outstanding shares or who has held shares in the corporation for at least six months. A "qualified shareholder" is entitled to inspect and copy, upon five days' prior written notice to the corporation, at the corporation's principal office during regular business hours the following documents:

     - articles of incorporation with all amendments;

     - bylaws with all amendments;

     - directors' resolutions creating and defining any class or series of shares that are outstanding pursuant to those resolutions;

     - minutes of all shareholders' meetings and records of all action by shareholders without a meeting for the past three years;

     - financial statements required to be made available to shareholders by statute and all written communications to shareholders generally, all within the past three years;

     - list of names and business addresses of the current officers and directors; and

     - the corporation's most recent annual report.

In addition, a "qualified shareholder" may inspect and copy records of any final action taken by the board of directors or a committee of the board acting in place of the board on the corporation's behalf, minutes of any shareholders' meetings and records of shareholder action without a meeting more than three years old, accounting records and shareholder lists if:

     - the request to examine such documents is made in good faith and for a proper purpose;

     - the shareholder describes with reasonable particularity his purpose and the records he desires to inspect; and

     - the records are directly connected with his purpose.

     However, a shareholder of a public corporation is not entitled to inspect or copy any accounting records or other records with respect to any matter which the corporation determines in good faith may, if disclosed, adversely affect the corporation or may constitute material nonpublic information.

     Delhaize Group. Under Belgian law, the inspection rights of shareholders are limited. Fifteen days prior to the annual general meeting, shareholders have the right to review the annual accounts, a list of public funds, shares, bonds and other securities held by Delhaize Group, a list of shareholders who have not paid for their shares in full and the annual report and auditor's report.

BOARD OF DIRECTORS

     Delhaize America. Under North Carolina law, all corporate powers are exercised by or under the authority of, and the business and affairs of the corporation managed under the direction of, its board of directors. Under Delhaize America's bylaws, the Board of Directors consists of eight to 14 persons, with the exact number established from time to time by the shareholders or the Board of Directors. Under

North Carolina law, only the shareholders may change the range for the size of the Board of Directors. Currently, the Board of Directors consists of 9 directors.

     A director holds office until the next annual shareholders' meeting after his or her election and until his or her successor is elected and qualified, or until his or her earlier death, resignation, removal or disqualification. Under Delhaize America's bylaws, no person who reaches the age of 70 may stand for election, reelection or reappointment to the Board of Directors (except for directors who were over 65 on July 3, 1997).

     Under North Carolina law, holders of Delhaize America Class B common stock may remove a director with or without cause if the number of votes cast to remove him or her exceeds the number of votes cast not to remove him or her. In addition, holders of Delhaize America Class B common stock may remove the entire Board of Directors from office with or without cause by the affirmative vote of a majority of the votes entitled to be cast at any election of directors. Upon petition by Delhaize America or a shareholder holding at least 10% of its outstanding shares, a court may also remove a director if the court finds that the director engaged in fraudulent or dishonest conduct, or gross abuse of authority or discretion, with respect to the corporation and that removal is in the best interest of the corporation.

     Shareholders of Delhaize America do not have cumulative voting rights in the election of directors so long as Delhaize America has a class of shares registered under Section 12 of the Exchange Act.

     Delhaize Group. In accordance with Belgian law, Delhaize Group is managed by its Board of Directors. Under the Articles of Association of Delhaize Group, the Board of Directors must consist of at least three directors. Delhaize Group's Board of Directors currently consists of 10 directors. Nine of the directors are non-executive directors and one member, Mr. Pierre-Olivier Beckers, the President and Chief Executive Officer of Delhaize Group, is an executive director. Eight of the current members of the Board of Directors represent different family branches descended from the founders of Delhaize Group. Two members of the Board of Directors, Mr. Frans Vreys and Mr. Marcel Degroof, are independent, which means generally that they are not officers or employees of Delhaize Group, family members of any executive officer of Delhaize Group, or directors, officers or employees of a dominant shareholder of Delhaize Group.

     Delhaize Group's Articles of Association provide that a director's term of appointment is for a maximum of six years. As of January 1, 1999, the term of all director's appointments was set at three years.

     Delhaize Group has established an age limit for directors and the Chief Executive Officer. The current age limit is 70 for the Chairman of the Board and other directors and 65 for the Chief Executive Officer. The age limit for directors who became directors prior to 1999 is 75.

EXCULPATION AND INDEMNIFICATION

     Delhaize America. North Carolina law requires that a director of a North Carolina corporation discharge his duties:

     - in good faith;

     - with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

     - in a manner the director reasonably believes to be in the best interests of the corporation.

     North Carolina law provides that the duties of a director considering a change in control situation are no different from or higher than the duties otherwise provided by law.

     North Carolina law allows a North Carolina corporation to include a provision in its articles of incorporation limiting or eliminating the personal liability of any director arising out of an action, whether by or in the right of the corporation, for monetary damages for breach of any duty as a director, except for:

     - acts or omissions that the director knew or believed were clearly in conflict with the best interests of the corporation;

     - any liability for unlawful distributions;

     - any transaction from which the director derived an improper personal benefit; and

     - acts or omissions occurring prior to the time the provision became effective.

     Delhaize America's Articles of Incorporation release each director, to the fullest extent permitted by law, from personal liability for monetary damages in any action for breach of his or her duty as a director. In addition, as permitted by North Carolina law, Delhaize America's Bylaws require Delhaize America to indemnify its directors and officers to the fullest extent permitted by law against liabilities arising out of their status as such, unless such liabilities relate to activities that were at the time taken known or believed by the director or officer to be clearly in conflict with the best interests of Delhaize America.

     Delhaize Group. Belgian law requires that a director of a Belgian company discharge his duties in good faith, with the care that an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner the director reasonably believes to be in the best interests of the company.

     The duties of a director considering a change in control situation are no different from or higher than the duties otherwise provided by law.

     The Articles of Association of Delhaize Group do not include provisions limiting or eliminating the personal liability of any director arising out of an action, whether by or in the right of the corporation, for monetary damages for breach of any duty as a director.

SHAREHOLDER DERIVATIVE ACTIONS

     Delhaize America. Under North Carolina law, a derivative action may be brought by a shareholder on behalf of, and for the benefit of, the corporation. In order to bring such a suit, a shareholder must have been a shareholder at the time of the act or omission of which he or she complains. In addition, a plaintiff in an action brought on behalf of a public corporation against one or more of its directors for monetary damages must also have been a shareholder of the corporation for at least one year, must bring the action within two years of the date of the transaction giving rise to the claim and, if the court requests, must undertake to pay the expenses incurred by the corporation in the proceeding. Derivative suits may not be made unless a shareholder makes a demand on the corporation that it bring suit and that demand has been refused. Under North Carolina law, a court must dismiss such an action upon the corporation's motion if a majority of independent directors, a committee of two or more independent directors or a panel of independent persons appointed by the court determines in good faith after a reasonable inquiry that such action is not in the best interests of the corporation.

     Delhaize Group. Under Belgian law, shareholders have a limited right to bring derivative actions. The directors are liable to the company for any negligence in the performance of their duties. They are also jointly and severally liable to the company and to any interested party for any loss or damage resulting from a violation of the Belgian company laws or the Articles of Association. The liability claim may be brought on behalf of the company against any or all of the directors by shareholders (a) holding not less than one percent of the votes attached to the total number of shares outstanding or (b) holding shares with a capital value of not less than EUR 1,240,000. Such action may be instituted only by minority shareholders who did not vote a discharge of liability at the annual general meeting of shareholders, but this limitation only applies if such discharge is valid, that is, if the true situation of the company has not been concealed by any omission or incorrect statement in the annual accounts and if the transactions falling outside the company's articles have been properly disclosed.

ANTI-TAKEOVER PROVISIONS

     Delhaize America. Delhaize America is not subject to any statutory anti-takeover provisions under North Carolina law.

     Delhaize Group. Under Belgian law, if an individual or a corporation intends to acquire the joint or exclusive control of Delhaize Group through one or more transactions relating to the Delhaize Group shares, the acquiror must notify the Belgian Banking and Finance Commission of the contemplated transaction at least five days prior to such acquisition. If the contemplated share transfer includes a control premium, the acquiror must offer to all other shareholders of Delhaize Group the opportunity to sell their shares at the highest price offered by the acquiror for Delhaize Group ordinary shares during the 12 months preceding the acquisition of control of Delhaize Group. The acquiror must give the other shareholders this opportunity within 30 days after its acquisition of control either (1) in the form of a public takeover bid or
(2) pursuant to an undertaking to support the stock price of the acquired company on the relevant stock exchange.

     Public takeover bids must be made for all the outstanding voting securities. Public takeover bids are subject to the supervision of the Belgian Banking and Finance Commission. Prior to making a bid, a bidder must issue a prospectus which must be approved by the Belgian Banking and Finance Commission. If the Belgian Banking and Finance Commission determines that a takeover bid is contrary to the interest of the shareholders of Delhaize Group, it may suspend the takeover bid for a maximum of 72 hours and request the President of the Commercial Court in the district of the Company's registered office (Brussels in the case of Delhaize Group) to prohibit the bid and suspend the exercise of the rights attached to any Delhaize Group shares that were acquired in connection with the bid.

     In addition, public takeover bids must be approved by the European Commission, if, among other items:

     - the combined worldwide revenues of both the bidder and the target to be acquired exceed EUR 2.5 billion;

     - the combined revenues of the bidder and the target to be acquired amount in each of at least three EU member states to EUR 100 million;

     - the revenues of the bidder or the target to be acquired in each of such three EU member states exceed EUR 25 million; and

     - the total community-wide revenues of the bidder and the target to be acquired individually exceed EUR 100 million.

     A public takeover bid which does not fall into the scope of the European competition regulation must however be approved by the Belgian Competition Authorities if (1) the combined revenues in Belgium of both the bidder and the target to be acquired exceed EUR 24,790,000 and if (2) the revenues in Belgium of at least two of the businesses concerned exceed EUR 9,916,000.

     Under Belgian law, a corporation must also notify the Minister for Economic Affairs, the Minister of Finances, as well as the relevant regional Minister for Economic Affairs prior to any transaction which will transfer more than one-third of the capital of a corporation whose activities are located in Belgium if such corporation has equity capital in excess of EUR 2,480,000.

DISCLOSURE OF INTERESTS

     Delhaize America. Holders of Delhaize America stock are subject to disclosure requirements under the Exchange Act. Any person or group who becomes the beneficial owner of more than 5% of the outstanding voting stock of Delhaize America must, within 10 days after such acquisition, file a schedule with the SEC disclosing the required information and send a copy of the schedule to Delhaize America and to each exchange on which Delhaize America's shares are traded.

     Delhaize Group. Pursuant to Belgian law, any beneficial owner or any two or more persons acting as a partnership, limited partnership, syndicate, or group, each of which shall be deemed a "person" for such purposes, who after acquiring directly or indirectly the beneficial ownership of any Delhaize Group ordinary shares and other securities giving the right to acquire additional Delhaize Group ordinary shares (either directly or by virtue of the ownership of Delhaize Group ADRs), is directly or indirectly the beneficial owner of 5%, 10%, 15% (or any other multiple of 5%) of the total voting rights of Delhaize Group, or such lesser percentage as may be required to be disclosed from time to time under any law, regulation, or the Articles of Association, and every subsequent acquisition or disposition which causes such beneficial owner's or person's total voting rights to increase or decrease past any such threshold percentage, shall, within two Belgian business days after becoming so beneficially interested, send to Delhaize Group and to the Belgian Banking and Finance Commission, the information set forth in the March 2, 1989 Act or in the Royal Decree implementing this Act.

     In order for a beneficial owner to be eligible to exercise voting rights with respect to all Delhaize Group ordinary shares held by a beneficial owner exceeding such thresholds, such beneficial owner must have (a) complied in a timely manner with these disclosure requirements and (b) provided the required disclosure materials at least 20 days prior to the date of the shareholders' meeting with respect to such Delhaize Group ordinary shares. A beneficial owner may not exercise voting rights in respect of a number of Delhaize Group ordinary shares greater than the number disclosed at least 20 days prior to the date of the applicable shareholders' meeting. This restriction would not apply to ordinary shares below the initial 5% threshold or to Delhaize Group ordinary shares between two consecutive thresholds as long as the beneficial owner has reported Delhaize Group ordinary shares at least equal to the lower of the two thresholds. Any person failing to so timely report beneficial ownership of Delhaize Group ordinary shares may forfeit all or part of the rights attributable to Delhaize Group ordinary shares, including but not limited to, voting rights or rights to distributions of cash or share dividends.

     After the completion of the share exchange, holders of Delhaize Group ordinary shares and holders or beneficial owners of Delhaize Group ADRs will be subject to the same reporting requirements as summarized above under Belgian law.

     Additionally, after the completion of the share exchange, holders of Delhaize Group ordinary shares and holders of Delhaize Group ADRs will be required to comply with United States securities requirements relating to their ownership of securities including filing a Schedule 13D with respect to their beneficial ownership of Delhaize Group ordinary shares, or the ordinary shares underlying Delhaize Group ADRs, if such person beneficially owns more than 5% of the outstanding Delhaize Group ordinary shares.

ABILITY TO BRING SUITS AND ENFORCE JUDGMENTS

     Delhaize America. Delhaize America is a United States corporation incorporated in North Carolina. A majority of Delhaize America's directors and all of its executive officers are residents of the United States and Delhaize America has substantial assets located in the United States. Consequently, United States investors generally can initiate lawsuits in the United States against Delhaize America and its directors and officers and can enforce lawsuits based upon United States federal securities laws in United States courts.

     Delhaize Group. Delhaize Group is a Belgian company and substantially all of its directors and officers are residents of Belgium. Although Delhaize Group, through its ownership of Delhaize America, will have substantial assets in the United States, a portion of its assets and of the assets of its directors and officers will be located outside of the United States. Consequently, United States investors may find it difficult in a suit based upon the civil liability provisions of United States federal securities laws to:

     - Effect service of process within the United States on Delhaize Group and its directors and officers outside of the United States;

     - Enforce in the United States courts or outside the United States judgments obtained against such persons in United States courts;

     - Enforce in United States courts judgments obtained against those persons in courts in jurisdictions outside the United States; and

     - Enforce against such persons in Belgium, whether in original actions or in actions for the enforcement of judgments of United States courts, civil liabilities based solely upon United States federal securities laws.

SHORT-SWING PROFITS

     Delhaize America. Directors, officers and 10% or more shareholders of Delhaize America are subject to the rules under the Exchange Act that may require such persons to forfeit to Delhaize America any "short-swing" profits realized from purchases and sales of Delhaize America securities.

     Delhaize Group. Directors, officers and 10% or more shareholders of Delhaize Belgium are not subject to the "short-swing" profits rules under the Exchange Act because Delhaize Belgium will be a foreign private issuer and therefore not subject to these rules. Belgian law does not provide similar requirements as those provided under United States securities laws relating to "short-swing" profits. However, insider trading is a criminal offense under Belgian law.

PROXY STATEMENTS AND REPORTS

     Delhaize America. Under the proxy rules of the Exchange Act, Delhaize America is required to comply with the notice and disclosure requirements relating to the solicitation of proxies for shareholder meetings.

     Delhaize Group. As a foreign private issuer, Delhaize Group will not be governed by the proxy rules of the Exchange Act. Under Belgian law, Delhaize Group is required to comply with the notice and disclosure requirements relating to the public solicitation of proxies for shareholder meetings, under the supervision of the Belgian Banking and Finance Commission.

REPORTING REQUIREMENTS

     Delhaize America. As a United States public company, Delhaize America is required to file with the Securities and Exchange Commission, among other reports:

     - An annual report on Form 10-K within 90 days after the end of each fiscal year;

     - Quarterly reports on Form 10-Q within 45 days after the end of each of the first three quarters of the fiscal year; and

     - Current reports on Form 8-K upon the occurrence of significant corporate events.


     Delhaize Group. After the share exchange, Delhaize Group will have securities registered under Section 12 of the Exchange Act and listed on the New York Stock Exchange. As a foreign private issuer, Delhaize Group will be required to publicly file with the Securities and Exchange Commission annual reports on Form 20-F within six months after the end of each fiscal year and current reports on Form 6-K. Under Belgian law, Delhaize Group is required to file its annual accounts with the Belgian National Bank within 30 days after approval of these accounts by the annual general meeting of the shareholders that must be held at the latest 6 months after the end of each accounting year. Delhaize Group is also required to publish in the press half year reports which must include half year accounts and information on the activities and results of operations of Delhaize Group during the past half year period.


2000 SHAREHOLDERS' AGREEMENT

     Delhaize America. Delhaize America has entered into the 2000 Shareholders' Agreement with Delhaize Group and its wholly-owned subsidiary Delhaize The Lion America, Inc., governing, among other things, the nomination and election of directors and the management of Delhaize America. In accordance with the agreement, Delhaize America has established a nominating committee of the Board of Directors consisting of three directors, one of whom is designated by Delhaize Group, one of whom is the Chief Executive Officer of Delhaize America or his designee, and one of whom is an independent director. The agreement provides that the slate of directors nominated by the nominating committee must consist of 10 persons, four of whom are proposed by the Chief Executive Officer of Delhaize Group, two of whom are proposed by the Chief Executive Officer of Delhaize America and four of whom are independent directors. Under the agreement, a person appointed to fill a vacancy on the Board of Directors is selected in the same manner as the director who ceased being a director was selected. The agreement requires Delhaize Group to vote its shares of Delhaize America stock to elect the slate of directors nominated in accordance with the foregoing procedures.

     The 2000 Shareholders' Agreement also requires that the bylaws of Delhaize America contain, during the term of the agreement, provisions which prohibit the Board of Directors from taking the following actions without the affirmative vote of at least 70% of the directors:

     - Elect a chief executive officer of the company;

     - Approve nominees for director;

     - Authorize any contract involving payment of cash or property in excess of USD 500,000, other than transactions in the ordinary course of business;

     - Approve capital expenditures of more than USD 500,000 in any one instance or USD 1,000,000 in the aggregate in any fiscal year, other than transactions in the ordinary course of business;

     - Authorize the issuance or sale of stock of Delhaize America or any subsidiary, or any options, warrants or other convertible securities, other than the issuance of options or stock under stock option or other benefit plans;

     - Sell a substantial part of Delhaize America's assets other than in the ordinary course of business;

     - Amend the Articles of Incorporation or bylaws; or

     - Approve for submission to the Delhaize America shareholders a proposal for the amendment to the Articles of Incorporation or the merger, reorganization, recapitalization or liquidation of Delhaize America.

     The 2000 Shareholders' Agreement will terminate upon the completion of the share exchange.

     Delhaize Group. Delhaize Group is not a party to any agreements with its shareholders similar to the Delhaize America 2000 Shareholders' Agreement.

                                 LEGAL MATTERS

     The validity under Belgian law of the issuance of the Delhaize Group ordinary shares offered by this document will be passed upon for Delhaize Group by Stibbe, Brussels, Belgium. Certain tax matters in connection with the share exchange will be passed upon for Delhaize Group and Delhaize America by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS


     The consolidated financial statements of Delhaize Group as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in this document have been audited by Deloitte & Touche Reviseurs d'Entreprises SC sfd SCRL, independent auditors, as stated in their report appearing in this document, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The financial statements incorporated in this document by reference to the Annual Report on Form 10-K of Delhaize America, Inc. for the fiscal year ended December 30, 2000 and the Annual Report on Form 10-K for Hannaford Bros. Co. for the fiscal year ended January 1, 2000 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                          FUTURE SHAREHOLDER PROPOSALS

     If the share exchange is completed as expected, Delhaize America will not hold an annual meeting of shareholders in 2001. If the share exchange is not approved by Delhaize America shareholders or is not completed for any other reason, Delhaize America will hold a 2001 annual meeting. Shareholder proposals submitted for inclusion in the proxy statement for the 2001 annual meeting must comply with the requirements of the SEC. A shareholder proposal generally will be voted on only if the shareholder or the shareholder's representative attends the 2001 annual meeting and presents the proposal. Any Delhaize America shareholder who intended to submit a proposal for inclusion in the proxy materials for the 2001 annual meeting was required to have submitted his or her proposal to Delhaize America's executive offices at least 10 days but no more than 60 days prior to the meeting, unless less than 21 days' notice of the date of the meeting is given to Delhaize America shareholders, in which case the proposal must be received no more than 10 days following the day on which notice of the meeting was mailed to the shareholders.

                      WHERE YOU CAN FIND MORE INFORMATION

     Delhaize America files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that are filed at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-8330 for further information on the public reference room. SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Delhaize America also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

     Delhaize Group filed a registration statement on Form F-4 to register with the SEC the Delhaize Group ordinary shares that will underlie the Delhaize Group ADSs issued to the Delhaize America shareholders in the share exchange. This document is part of that registration statement and constitutes a prospectus of Delhaize Group in addition to being a proxy statement for Delhaize America for its special meeting. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

     The registration statement of which this document is a part, including the exhibits, is available at the SEC as discussed above.

     The SEC allows Delhaize America to "incorporate by reference" information into this document, which means that Delhaize America can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. These documents contain important information about Delhaize America and its business and finances.

     This document incorporates by reference the documents set forth below.

     Delhaize America SEC Filings:

     - Annual Report on Form 10-K for the fiscal year ended January 1, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended June 17, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended March 25, 2000;

     - Current Report on Form 8-K filed August 15, 2000;

     - Current Report on Form 8-K/A filed October 16, 2000;

     - Current Report on Form 8-K/A filed March 16, 2001;

     - Quarterly Report on Form 10-Q for the quarter ended September 9, 2000;

     - Current Report on Form 8-K filed November 29, 2000;

     - Registration Statement on Form 8-A filed September 2, 1999, as amended by Form 8-A/A filed September 3, 1999;

     - Current Report on Form 8-K/A filed on March 23, 2001;


     - Current Report on Form 8-K filed on March 29, 2001; and



     - Annual Report on Form 10-K for the fiscal year ended December 30, 2000.


     Hannaford Bros. Co. SEC Filings:

     - Annual Report on Form 10-K for the fiscal year ended January 1, 2000;

     - Quarterly Report on Form 10-Q for the quarter ended April 1, 2000;

     - Current Report on Form 8-K filed June 15, 2000; and

     - Current Report on Form 8-K filed March 16, 2001.

     If you are a shareholder of Delhaize America, we may have sent you some of the documents listed above, but you can obtain any of them from us or the SEC. Documents listed above are available from us without charge, excluding all exhibits unless the exhibits have specifically been incorporated by reference in this document. Shareholders may obtain documents listed above by requesting them in writing from Delhaize America at the following address:

        Delhaize America, Inc.
        2110 Executive Drive
        Salisbury, North Carolina 28145
        Attn: Investor Relations

     Delhaize America also incorporates by reference into this document additional documents that it may file with the SEC from the date of this document to the date of the special meeting. These will include reports such as Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as other documents filed with the SEC under the Exchange Act. The information incorporated by reference into this document is deemed to be part of this document, except that any statement contained in a document incorporated by reference into this document shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or in any other subsequently filed document that also is incorporated by reference into this document, or in any other subsequently filed document that is also incorporated by reference in this document modifies or supersedes that statement. Any statement modified or superseded in this manner shall not be deemed, except as so modified or superseded, to constitute part of this document.

     If you would like to request documents from us, please do so by April 18, 2001 so that you may receive them before the special meeting. You should rely only on the information contained in this document to vote on the proposals submitted by the Delhaize America Board of Directors. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated March 26, 2001. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing of this document to the shareholders of Delhaize America nor the issuance of ADRs in the share exchange shall create any implication to the contrary.

     Delhaize Group has provided all of the information contained in this document with respect to Delhaize Group, and Delhaize America has provided all of the information contained in this document with respect to Delhaize America.

     YOU ARE URGED TO SIGN, DATE AND PROMPTLY MAIL THE ENCLOSED PROXY IN THE ENCLOSED PREPAID ENVELOPE. PROMPT RETURN OF YOUR PROXY MAY SAVE DELHAIZE AMERICA ADDITIONAL SOLICITATION EXPENSE.

     WE ENCOURAGE ALL SHAREHOLDERS OF DELHAIZE AMERICA TO ATTEND THE SPECIAL MEETING ON APRIL 25, 2001.

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS

         AT DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE THREE YEARS


                     IN THE PERIOD ENDED DECEMBER 31, 2000.


INDEPENDENT AUDITORS' REPORT................................   F-2
CONSOLIDATED STATEMENTS OF INCOME...........................   F-3
CONSOLIDATED BALANCE SHEETS.................................   F-4
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
  EQUITY....................................................   F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS.......................   F-6
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS..............   F-8

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of Etablissements Delhaize Freres et Cie "Le Lion" S.A.:


     We have audited the accompanying consolidated balance sheets of Etablissements Delhaize Freres et Cie "Le Lion" S.A. and consolidated and associated companies ("Delhaize Group") at December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000 (expressed in euros). These consolidated financial statements are the responsibility of the management of Delhaize Group. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.


     We conducted our audits in accordance with auditing standards generally accepted in Belgium and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Delhaize Group at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in Belgium.



     Accounting principles generally accepted in Belgium vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for each of the three years in the period ended December 31, 2000 and the determination of shareholders' equity at December 31, 2000 and 1999, to the extent summarized in Note 20 to the consolidated financial statements.



     Our audits also comprehended the translation of euros into United States dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1 to the consolidated financial statements. Such United States dollar amounts are presented solely for the convenience of readers in the United States of America.


DELOITTE & TOUCHE
REVISEURS D'ENTREPRISES SC sfd SCRL

Represented By:

James Fulton

Brussels, Belgium

April 2, 2001

                                 DELHAIZE GROUP

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                           YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------------
                                                                 2000
                                                                 USD          2000         1999         1998
                                                               (NOTE 1)       EUR          EUR          EUR
                                                              ----------   ----------   ----------   ----------
                                                                  (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS,
                                                                          EXCEPT PER SHARE AMOUNTS)
REVENUE
Sales.......................................................  16,905,478   18,168,166   14,310,129   12,912,410
Other operating income......................................     380,168      408,563      279,077      229,021
                                                              ----------   ----------   ----------   ----------
         Total Revenue......................................  17,285,646   18,576,729   14,589,206   13,141,431
OPERATING COSTS
Cost of goods sold..........................................  12,744,121   13,695,993   10,806,796    9,779,212
Selling, administrative, and other operating expenses.......   1,216,762    1,307,643    1,001,080      873,711
Salaries, social security and pensions......................   2,166,283    2,328,085    1,805,243    1,620,509
Depreciation and amortization...............................     470,363      505,495      327,905      295,071
                                                              ----------   ----------   ----------   ----------
         Total Operating Costs..............................  16,597,529   17,837,216   13,941,024   12,568,503
                                                              ----------   ----------   ----------   ----------
OPERATING INCOME............................................     688,117      739,513      648,182      572,928
FINANCIAL INCOME............................................      14,013       15,060        9,040       17,692
FINANCIAL EXPENSES
Interest expense and similar charges........................     262,524      282,132      130,932      117,334
Other financial expenses....................................      27,126       29,152       18,222       17,315
                                                              ----------   ----------   ----------   ----------
         Total Financial Expenses...........................     289,650      311,284      149,154      134,649
                                                              ----------   ----------   ----------   ----------
INCOME BEFORE TAXATION AND EXCEPTIONAL ITEMS................     412,480      443,289      508,068      455,971
EXCEPTIONAL INCOME
Gain on disposal of fixed assets............................      35,323       37,961       17,685       20,201
Other exceptional income....................................         931        1,000        1,955        1,210
                                                              ----------   ----------   ----------   ----------
         Total Exceptional Income...........................      36,254       38,961       19,640       21,411
EXCEPTIONAL EXPENSES
Loss on disposal of fixed assets............................       2,453        2,636       15,046       17,612
Other exceptional expenses..................................      72,229       77,624        1,959        4,927
                                                              ----------   ----------   ----------   ----------
         Total Exceptional Expenses.........................      74,682       80,260       17,005       22,539
                                                              ----------   ----------   ----------   ----------
INCOME BEFORE TAXATION......................................     374,052      401,990      510,703      454,843
TAXATION
Deferred taxes..............................................      38,880       41,784       32,188       46,749
Current taxes...............................................      96,720      103,944      157,339      115,066
                                                              ----------   ----------   ----------   ----------
         Total Taxation.....................................     135,600      145,728      189,527      161,815
                                                              ----------   ----------   ----------   ----------
INCOME AFTER TAXATION AND BEFORE MINORITY INTERESTS AND
  INVESTEES UNDER THE EQUITY METHOD.........................     238,452      256,262      321,176      293,028
SHARE IN LOSS OF COMPANIES ACCOUNTED FOR UNDER THE EQUITY
  METHOD....................................................          74           80           --          196
MINORITY INTERESTS..........................................      88,858       95,495      151,290      143,878
                                                              ----------   ----------   ----------   ----------
         NET INCOME.........................................     149,520      160,687      169,886      148,954
                                                              ==========   ==========   ==========   ==========
         WEIGHTED AVERAGE SHARES OUTSTANDING................      52,023       52,023       51,983       51,824
                                                              ==========   ==========   ==========   ==========
         EARNINGS PER SHARE.................................        2.87         3.09         3.27         2.87
                                                              ==========   ==========   ==========   ==========



AMOUNTS REPORTED IN EUROS HAVE BEEN RESTATED FROM BELGIAN FRANCS TO EUROS USING THE FIXED EXCHANGE RATE AS OF JANUARY 1, 1999 OF EUR 1 = BEF 40.3399.



              See notes to the consolidated financial statements.

                                 DELHAIZE GROUP

                          CONSOLIDATED BALANCE SHEETS


                                                                             DECEMBER 31,
                                                              ------------------------------------------
                                                                 2000
                                                                  USD            2000           1999
                                                               (NOTE 1)          EUR             EUR
                                                              -----------    ------------    -----------
                                                               (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS)
LONG-TERM ASSETS
Debt issuance costs, net....................................       3,388           3,641          3,758
Intangible assets, net......................................     572,223         614,963        108,542
Goodwill arising on consolidation, net......................   2,838,236       3,050,227        318,724
Tangible fixed assets, net..................................   3,528,595       3,792,149      2,761,164
Long-term investments and receivables.......................      24,581          26,417          5,645
                                                               ---------      ----------      ---------
         Total Long-term Assets.............................   6,967,023       7,487,397      3,197,833
OTHER ASSETS
Deferred taxes..............................................      15,887          17,074         20,614
Inventories, net............................................   1,734,822       1,864,398      1,642,965
Receivables, net............................................     618,017         664,177        451,310
Short-term investments......................................      31,068          33,388         83,719
Cash........................................................     223,085         239,747        282,371
Prepayments and other.......................................      85,138          91,497         44,167
                                                               ---------      ----------      ---------
         Total Other Assets.................................   2,708,017       2,910,281      2,525,146
                                                               ---------      ----------      ---------
TOTAL ASSETS................................................   9,675,040      10,397,678      5,722,979
                                                               =========      ==========      =========
SHAREHOLDERS' EQUITY
Capital shares..............................................      24,208          26,016         25,166
Additional paid-in capital..................................      24,409          26,232         25,579
Revaluation reserves........................................      16,960          18,227         16,613
Retained earnings...........................................   1,086,813       1,167,988        935,184
Cumulative translation adjustment and other.................     117,455         126,228         83,023
                                                               ---------      ----------      ---------
         Total Shareholders' Equity.........................   1,269,845       1,364,691      1,085,565
MINORITY INTERESTS..........................................   1,404,794       1,509,720        905,360
PROVISIONS FOR LIABILITIES AND DEFERRED TAXATION
Pension liabilities.........................................       9,280           9,973          4,307
Accrued liabilities.........................................     319,698         343,577        197,895
Deferred taxes..............................................     209,401         225,041         55,233
                                                               ---------      ----------      ---------
         Total Provisions for Liabilities and Deferred
           Taxation.........................................     538,379         578,591        257,435
LONG-TERM DEBT
Long-term borrowings........................................     641,839         689,779        622,388
Capitalized lease commitments...............................     603,955         649,065        481,746
Other.......................................................      10,530          11,316         11,844
                                                               ---------      ----------      ---------
         Total Long-term Debt...............................   1,256,324       1,350,160      1,115,978
SHORT-TERM OBLIGATIONS
Current portion of long-term debt...........................     162,680         174,831         58,976
Short-term borrowings.......................................   3,115,722       3,348,439        607,339
Accounts payable and other liabilities......................   1,448,808       1,557,021      1,292,042
Accrued income taxes........................................      95,841         102,999         60,719
Accrued salaries and benefits...............................     265,416         285,239        274,138
Dividends and directors remuneration payable................     117,231         125,987         65,427
                                                               ---------      ----------      ---------
         Total Short-term Obligations.......................   5,205,698       5,594,516      2,358,641
TOTAL LIABILITIES...........................................   7,000,401       7,523,267      3,732,054
                                                               ---------      ----------      ---------
TOTAL SHAREHOLDERS' EQUITY, MINORITY INTERESTS AND
  LIABILITIES...............................................   9,675,040      10,397,678      5,722,979
                                                               =========      ==========      =========



AMOUNTS REPORTED IN EUROS HAVE BEEN RESTATED FROM BELGIAN FRANCS TO EUROS USING THE FIXED EXCHANGE RATE AS OF JANUARY 1, 1999 OF EUR 1 = BEF 40.3399.


              See notes to the consolidated financial statements.

                                 DELHAIZE GROUP


           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                                           CUMULATIVE
                             NUMBER OF              ADDITIONAL                             TRANSLATION       TOTAL
                              SHARES                 PAID-IN     REVALUATION   RETAINED    ADJUSTMENT    SHAREHOLDERS'
                            OUTSTANDING   CAPITAL    CAPITAL      RESERVES     EARNINGS     AND OTHER       EQUITY
                            -----------   -------   ----------   -----------   ---------   -----------   -------------
                               (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR, EXCEPT NUMBER OF OUTSTANDING SHARES)
BALANCES AT JANUARY 1,
  1998....................  51,717,025    25,017      12,346       20,012        769,895      11,928         839,198
Capital increases.........     245,600       122      10,837           --                         --          10,959
Dividends and directors
  remuneration............                    --          --           --        (59,104)         --         (59,104)
Change in cumulative
  translation
  adjustment..............                    --          --           --             --     (42,860)        (42,860)
Changes in equity due to
  subsidiary capital
  transactions. See Note
  11 to the consolidated
  financial statements....                    --          --           --         14,170          --          14,170
Other.....................                    --          --       (2,959)         2,959          --              --
Net income................                    --          --           --        148,954          --         148,954
                            ----------    ------      ------       ------      ---------     -------       ---------
BALANCES AT DECEMBER 31,
  1998....................  51,962,625    25,139      23,183       17,053        876,874     (30,932)        911,317
Capital increases.........      54,300        27       2,396           --             --          --           2,423
Dividends and directors
  remuneration............                    --          --           --        (65,427)         --         (65,427)
Change in cumulative
  translation
  adjustment..............                    --          --           --             --     113,908         113,908
Changes in equity due to
  subsidiary capital
  transactions. See Note
  11 to the consolidated
  financial statements....                    --          --           --        (46,589)         --         (46,589)
Other.....................                    --          --         (440)           440          47              47
Net income................                    --          --           --        169,886          --         169,886
                            ----------    ------      ------       ------      ---------     -------       ---------
BALANCES AT DECEMBER 31,
  1999....................  52,016,925    25,166      25,579       16,613        935,184      83,023       1,085,565
Capital increases.........      14,800         7         653           --             --          --             660
Dividends and directors
  remuneration............          --        --          --           --       (125,987)         --        (125,987)
Change in cumulative
  translation
  adjustment..............          --        --          --           --             --      43,252          43,252
Changes in equity due to
  subsidiary capital
  transactions. See Note
  11 to the consolidated
  financial statements....          --        --          --           --        198,508          --         198,508
Other.....................          --       843          --        1,614           (404)        (47)          2,006
Net income................          --        --          --           --        160,687          --         160,687
                            ----------    ------      ------       ------      ---------     -------       ---------
BALANCES AT DECEMBER 31,
  2000....................  52,031,725    26,016      26,232       18,227      1,167,988     126,228       1,364,691
                            ==========    ======      ======       ======      =========     =======       =========



AMOUNTS REPORTED IN EUROS HAVE BEEN RESTATED FROM BELGIAN FRANCS TO EUROS USING THE FIXED EXCHANGE RATE AS OF JANUARY 1, 1999 OF EUR 1 = BEF 40.3399.

              See notes to the consolidated financial statements.

                                 DELHAIZE GROUP


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                             YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------
                                                     2000
                                                     USD          2000        1999       1998
                                                   (NOTE 1)       EUR         EUR        EUR
                                                  ----------   ----------   --------   --------
                                                    (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS)
OPERATING ACTIVITIES
Net income......................................     149,519      160,687    169,886    148,954
Minority interests..............................      88,858       95,495    151,290    143,878
Share in loss of companies accounted for under
  the equity method.............................          74           80         --        196
Adjustments for:
  Depreciation and amortization.................     476,757      512,367    327,904    296,289
  Provisions for losses on accounts receivable
     and inventory obsolescence.................       3,099        3,330     16,315     14,751
  Income taxes..................................      96,720      103,944    157,339    115,066
  Interest expense and similar charges..........     262,524      282,132    130,932    117,334
  Investment income.............................      (9,043)      (9,718)    (4,528)    (6,863)
  Loss on disposal of fixed assets..............       2,453        2,636     15,046     17,612
  Gain on disposal of fixed assets..............     (35,323)     (37,961)   (17,685)   (20,201)
                                                  ----------   ----------   --------   --------
                                                   1,035,639    1,112,992    946,499    827,016
Changes in working capital requirements:
  (Increase) decrease in inventories............      82,579       88,747    (84,193)  (156,991)
  Increase in receivables.......................    (164,893)    (177,209)   (96,840)   (54,996)
  Increase in prepayments and other.............     (30,880)     (33,186)    (7,600)    (8,291)
  (Decrease) increase in accounts payable and
     other liabilities..........................     (27,111)     (29,136)    75,097    165,082
  Increase in accrued income taxes..............      86,484       92,945     23,998     22,406
  (Decrease) increase in accrued salaries and
     benefits...................................     (22,497)     (24,177)    27,984     27,209
  Additions to provisions for liabilities and
     deferred taxation..........................      58,562       62,936     23,916     29,375
                                                  ----------   ----------   --------   --------
  Cash generated from operations................   1,017,883    1,093,912    908,861    850,810
  Interest paid.................................    (250,285)    (268,979)  (110,625)  (110,040)
  Income taxes paid.............................    (143,709)    (154,443)  (176,501)  (133,074)
                                                  ----------   ----------   --------   --------
  Net Cash Provided By Operating Activities.....     623,889      670,490    621,735    607,696
INVESTING ACTIVITIES
Purchase of shares in consolidated companies,
  net of cash and cash equivalents acquired.....  (2,744,012)  (2,948,965)  (226,225)        --
Purchase of tangible fixed assets...............    (506,859)    (544,717)  (524,660)  (450,821)
Purchase of financial assets....................      (2,062)      (2,216)        --        (65)
Purchase of intangible assets...................      (1,556)      (1,672)   (29,636)    (4,636)
Sale of shares in consolidated companies, net of
  cash and cash equivalents disposed of.........      66,031       70,963         --        639
Sale of tangible fixed and intangible assets....      87,646       94,192     18,212     95,859
Sale of financial assets........................         640          688          8         --
Cash loans made.................................      (7,942)      (8,535)      (920)       (83)
Cash received from the repayment of loans.......          98          105         73      4,406
Dividends received..............................         609          655        137        429
Interest received...............................       8,432        9,062      4,391      6,434
                                                  ----------   ----------   --------   --------
Net Cash Used in Investing Activities...........  (3,098,975)  (3,330,440)  (758,620)  (347,838)
                                                  ----------   ----------   --------   --------
Cash Flow Before Financing Activities...........  (2,475,086)  (2,659,950)  (136,885)   259,858

                                 DELHAIZE GROUP

                                                             YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------
                                                     2000
                                                     USD          2000        1999       1998
                                                   (NOTE 1)       EUR         EUR        EUR
                                                  ----------   ----------   --------   --------
                                                    (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS)
FINANCING ACTIVITIES
Proceeds from the exercise of share warrants....         614          660      2,423     10,959
Borrowings under long-term loans................      15,958       17,150    158,125      3,288
Repayment of long-term loans....................     (86,777)     (93,258)  (107,492)   (41,968)
Borrowings under short-term loans (> 3
  months).......................................     345,959      371,799    402,059     19,831
Repayment of short-term loans (> 3 months)......    (518,413)    (557,134)  (168,568)        --
Additions to (repayments of) short-term loans (<
  3 months).....................................   2,687,920    2,888,683    202,950    (48,743)
Dividends and directors remuneration paid.......     (60,880)     (65,427)   (59,104)   (52,168)
Dividends paid by subsidiaries to minority
  interests.....................................     (48,180)     (51,779)   (40,656)   (36,511)
Subsidiary capital transactions (treasury stock
  purchases)....................................          --           --   (133,930)   (45,173)
Increase in capital of subsidiaries by minority
  interests.....................................          --           --         --      4,082
Proceeds upon conversion of stock options at a
  subsidiary....................................       4,520        4,858      1,122      3,753
                                                  ----------   ----------   --------   --------
Net Cash Provided By (Used-in) Financing
  Activities....................................   2,340,721    2,515,552    256,929   (182,650)
EFFECT OF FOREIGN EXCHANGE
     TRANSLATION DIFFERENCES....................      13,452       14,458     20,823     (5,940)
CHANGE OF THE SCOPE OF
     CONSOLIDATION..............................          --           --      2,187         --
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS...................................    (120,913)    (129,940)   143,054     71,268
                                                  ----------   ----------   --------   --------
CASH AND CASH EQUIVALENTS -- BEGINNING OF THE
  YEAR..........................................     338,531      363,815    220,761    149,493
                                                  ----------   ----------   --------   --------
CASH AND CASH EQUIVALENTS -- END OF THE YEAR....     217,618      233,875    363,815    220,761
                                                  ==========   ==========   ========   ========


     CASH AND CASH EQUIVALENTS INCLUDED IN THE STATEMENTS OF CASH FLOWS ARE COMPOSED OF THE FOLLOWING AMOUNTS:


                                                                  DECEMBER 31,
                                                  ---------------------------------------------
                                                     2000
                                                     USD          2000        1999       1998
                                                   (NOTE 1)       EUR         EUR        EUR
                                                  ----------   ----------   --------   --------
                                                    (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS)
Cash and short-term investments.................     254,153      273,135    366,090    254,137
Bank overdrafts payable on demand...............     (36,535)     (39,260)    (2,275)   (33,376)
                                                    --------     --------    -------    -------
Cash and cash equivalents.......................     217,618      233,875    363,815    220,761
                                                    ========     ========    =======    =======



AMOUNTS REPORTED IN EUROS HAVE BEEN RESTATED FROM BELGIAN FRANCS TO EUROS USING THE FIXED EXCHANGE RATE AS OF JANUARY 1, 1999 OF EUR 1 = BEF 40.3399.



              See notes to the consolidated financial statements.

                                 DELHAIZE GROUP

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     The principal activity of Etablissements Delhaize Freres et Cie "Le Lion" S.A. and consolidated and associated companies ("Delhaize Group") is the operation of food supermarkets in North America, Europe and Southeast Asia. Such retail operations are primarily conducted through Delhaize Group's consolidated subsidiary, Delhaize America, Inc. ("Delhaize America") and its businesses in Belgium (collectively, "Delhaize Belgium"). Additional food supermarkets included in Delhaize Group's sales network, in which Delhaize Group has no direct investment, are operated under affiliate and franchise agreements.


     Delhaize Group's ordinary shares are listed on Euronext Brussels under the symbol "DELB". Delhaize America has two classes of common stock that are listed on the New York Stock Exchange, Class A and Class B. At December 31, 2000, Delhaize Group owned approximately 45.1% of Delhaize America (56.3% of the Class B voting common stock and 37.2% of the Class A non-voting common stock).


  Consolidation


     Generally, all companies over which Delhaize Group can exercise control or where Delhaize Group has a direct or indirect interest of more than 50% are fully consolidated. Companies over which joint control is exercised are proportionately consolidated. Companies whose results are not significant to Delhaize Group and whose activity is fundamentally different from that of Delhaize Group are excluded from the scope of consolidation. Unconsolidated companies are stated at historical cost less any provision required to reflect a long-term impairment of value. All significant intercompany accounts and transactions are eliminated in consolidation. See Note 19 to the consolidated financial statements for a list of Delhaize Group's consolidated and associated companies at December 31, 2000 and 1999.


  Fiscal Year


     Delhaize Group's year ends on December 31. For Delhaize Group's consolidated subsidiaries, Delhaize America and Super Discount Markets, Inc., the results of their operations covered 52 weeks in Delhaize Group's years ended December 31, 2000, 1999 and 1998. The results of operations for the remaining consolidated subsidiaries of Delhaize Group are presented on a calendar year basis.


  Accounting Principles


     The financial statements of Delhaize Group presented herein and the notes to the financial statements are prepared on a consolidated basis in conformity with accounting principles generally accepted in Belgium ("Belgian GAAP"), which differ in certain respects from accounting principles generally accepted in the United States of America ("US GAAP"). The principal differences between Belgian GAAP and US GAAP, as they relate to Delhaize Group, are presented in Note 20 to the consolidated financial statements.


  Comparability of the Consolidated Financial Statements With Those Included in the Annual Report of Delhaize Group


     The consolidated financial statements and related notes of Delhaize Group presented herein, differ in certain respects from the consolidated financial statements and related notes presented in the 2000 Annual Report of Delhaize Group published in accordance with Belgian law. The principal differences are reclassifications within certain financial statement categories, terminology changes and additional

                                 DELHAIZE GROUP
disclosures that have been provided in order to present these consolidated financial statements in a format more customary to readers of annual reports in the United States of America.


  Use of Estimates

     The preparation of Delhaize Group's consolidated financial statements in conformity with Belgian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheets and reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

  Foreign Currency Translation


     As part of the introduction of the euro ("EUR") throughout the European Monetary Union, the exchange rates between the legacy currencies and the euro were fixed on January 1, 1999. Accordingly, the historic financial statements and related disclosures that were reported using the Belgian franc have been converted to the euro using the fixed conversion rate of EUR 1 = BEF 40.3399. The conversion of the historical financial statements from Belgian francs to euros at a fixed rate depicts the same trends as would have been presented if Delhaize Group had continued to present its consolidated financial statements in Belgian francs. Delhaize Group's financial statements for periods prior to January 1, 1999 will not be comparable to the financial statements of other companies that report in euros and that restated amounts from a currency other than the Belgian franc.



     In the consolidation, subsidiaries' balance sheets whose functional currency is not the euro are translated at exchange rates prevailing at the end of the fiscal year; the amounts in the subsidiaries' income statements denominated in currencies other than the euro are translated at the average daily rate (i.e., the yearly average of the rates each working day of the currencies involved). The resulting exchange rate differences are added or charged directly to shareholders' equity. Such translations were made at the following rates of exchange:



                         UNITED    GREEK    CZECH                 THAI    INDONESIAN   SLOVAK   ROMANIAN
                         STATES   DRACHMA   CROWN    SINGAPORE    BAHT      RUPIAH     CROWN      LEI
                         DOLLAR   (X100)    (X100)    DOLLAR     (X100)     (X100)     (X100)    (X100)
                         ------   -------   ------   ---------   ------   ----------   ------   --------
                                                    (EUR PER LOCAL CURRENCY)
RATE AT DECEMBER 31,
2000..................   1.0747   0.2935    2.8245     0.6128    2.4499     0.0110     2.2717    0.0041
1999..................   0.9954   0.3028    2.7700     0.5989    2.6559     0.0141     2.3488        --
AVERAGE DAILY RATE:
2000..................   1.0850   0.2971    2.8099     0.6293    2.7040     0.0130     2.3455    0.0049
1999..................   0.9386   0.3070    2.7127     0.5563    2.4846     0.0121     2.2635        --
1998..................   0.9000   0.3049    2.7935         --    2.2296     0.0089         --        --



     The translations of the EUR amounts into USD amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of exchange of EUR 1 = USD 0.9305, the approximate rate of exchange on December 31, 2000. Such translations should not be construed as representations that the euro amounts could be converted into United States dollars at that or any other rate.


     All amounts presented in the notes to the consolidated financial statements, except where indicated, are expressed in EUR.

                                 DELHAIZE GROUP

  Earnings Per Share

     Earnings per share are calculated by dividing net income by the weighted average number of shares outstanding during the year.

  Statements of Cash Flows

     Delhaize Group considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are classified in Short-term investments. The carrying values of these instruments approximate their fair values.

     The consolidated statements of cash flows have been prepared in accordance with International Accounting Standard No. 7, Cash Flow Statements. Net income is adjusted for non-cash items, including provisions on current assets to arrive at gross cash flow.

     Supplemental disclosure of cash flow information is as follows:


                                                             YEAR ENDED DECEMBER 31,
                                                           ---------------------------
                                                             2000       1999     1998
                                                           ---------   ------   ------
                                                           (ALL AMOUNTS ARE EXPRESSED
                                                              IN THOUSANDS OF EUR)
Non-cash investing and financing activities:
  Capitalized lease obligations incurred for store
     properties and equipment............................    106,714   41,098   56,766
  Capitalized lease obligations terminated for store
     properties and equipment............................     17,625   30,986   32,572
Conversion of long-term debt by a subsidiary.............         --       --   99,401(a)
Acquisition of Hannaford (See Note 2 to the consolidated
  financial statements)
  Fair value of assets acquired..........................  4,370,292       --       --
  Cash paid (net of cash acquired).......................  2,861,547       --       --
  Capital consideration given............................    714,222       --       --
  Liabilities assumed....................................    794,523       --       --


---------------

     (a) See Note 11 to the consolidated financial statements.

  Financial Instruments

     The disclosure of the fair value of certain financial instruments where estimates of fair value are practicable is provided herein. Significant judgment is required to develop estimates of fair value. Estimates presented are not necessarily indicative of the amounts that Delhaize Group could realize in a current market exchange. Fair values are stated at year-end and may differ significantly from current estimates.

     Delhaize Group's policy is to enter into financial instruments to manage and reduce its exposure to fluctuations in interest rates and foreign currency exchange rates. These financial instruments are generally designated as hedges of the underlying exposure. Gains and losses on interest rate and foreign currency agreements are generally accounted for in the same period as the item being hedged. Delhaize Group is subject to risk that the other parties to the agreements may fail to perform or may not fully or adequately perform, however, it does not anticipate such nonperformance as such parties are highly rated major international banks and financial institutions.

                                 DELHAIZE GROUP

  Accounting for Sales of Shares by a Subsidiary



     Delhaize Group's policy when there are changes in its ownership percentage in a subsidiary that is caused by issuances of that subsidiary's shares without commensurate subscription by Delhaize Group, is to record the difference between the per-share proceeds received by a subsidiary on issuance of its shares and the per-share carrying value of Delhaize Group's investment in that subsidiary as an adjustment to shareholders' equity.



  Receivables/Payables


     Accounts receivable and payable are recorded at their face value less provisions for uncollectible amounts. Generally, amounts receivable and payable in currencies other than the functional currency of each consolidated entity are valued at the exchange rate on the reporting date. The resulting transaction difference is written-off if it is a loss or deferred if it is a gain. Exchange gains and losses and conversion differences arising on debts contracted to finance non-monetary assets are deferred, as an offset to shareholders' equity, and recognized based on the principle of matching expenses to the income to which they relate.

  Inventories

     Inventories are valued at the lower of cost or market on the first-in, first-out method.

  Tangible Fixed Assets

     Tangible fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets. In the case of capital leases and leasehold improvements, the estimated useful lives of the related assets do not exceed the remaining term of the corresponding leases. Land is not depreciated. Assigned economic lives of tangible fixed assets are as follows:

CATEGORY                                                       ASSIGNED ECONOMIC LIFE
--------                                                       ----------------------
                                                                     (IN YEARS)
Buildings...................................................          33 to 40
Plant, machinery, and equipment.............................           3 to 14
Furniture, vehicles, and other tangible fixed assets........           5 to 10

  Intangible Assets


     Intangible assets primarily include goodwill and rights to use trade names. Delhaize Group separates goodwill created from equity purchases of businesses, classified in Goodwill arising on consolidation, net, and goodwill created from asset purchases of businesses, classified in Intangible assets, net. Goodwill created from equity purchases of businesses is amortized over their estimated useful lives on a straight-line basis over a period not exceeding 20 to 40 years. The choice of rate depends on the country where the investment is made: up to 40 years for countries with mature economies and up to 20 years for countries with emerging economies. This accounting policy was adopted in 1999 and applies to both existing and new goodwill balances. Had this accounting policy not been adopted, amortization expense would have been approximately EUR 8 million greater in 1999. Amounts previously amortized have not been restated. The rights to use trade names, other intangible assets, and goodwill created from asset purchases of businesses are amortized on a straight-line basis over their estimated useful lives ranging from three to 40 years.

                                 DELHAIZE GROUP

  Impairment of Long-lived Assets


     If an event has caused a change in the operational or economic circumstances of an asset (e.g., a store closing decision) that would indicate that a permanent diminution in value exists, Delhaize Group reviews the carrying value of the long-lived asset for impairment. If the net book value of a long-lived asset is greater than its fair value, Delhaize Group will record an impairment reserve to reduce the asset's net book value to fair value in the period the change in the operational or economic circumstances of the asset is observed. If the impairment reserve is no longer justified in future periods, due to recovery in the asset's fair value, the impairment reserve is reversed.


  Debt Issuance Costs

     Generally, debt issuance costs are capitalized and amortized over the life of the loan.


  Revenue Recognition



     Revenues are recognized at the point of sale to retail customers and upon delivery of inventory to franchised and affiliated customers. Delhaize Group records shipping and handling costs billed to customers as sales revenues. Costs incurred for shipping and handling are included in "selling, administrative and other operating expenses", "salaries, social security and pensions" and "depreciation and amortization", depending on the nature of the cost.



     Income from suppliers for in-store promotions are non-refundable credits or payments that are recognized when the related activities that are required by the supplier are completed, the amount is fixed and determinable and the collectibility is reasonably assured. This income is included in "other operating income." Income from co-operative advertising is recognized in the period the related advertising occurs as "other operating income."



 Cost of Goods Sold



     Purchases are recorded net of cash discounts. Supplier allowances and credits that relate to Delhaize Group's buying and merchandising activities, primarily for volume incentives, are based on contractual arrangements covering a period of one year or less. Delhaize Group is not obligated to purchase the product and recognizes such volume incentives as they are earned based on quantities purchased.



     Delhaize Group has several "loyalty card" programs that provide its customers with discounts and incentives on purchases. The discounts and incentives offered through these cards include price discounts from the regular retail price for specific items, "buy one, get one free" incentives, and earning of "points" or similarly named awards that may later be submitted for point of sale discounts. The vendors fund some of the discounts, while Delhaize Group funds others. Discounts and incentives funded by Delhaize Group are recognized as a reduction in sales as products are sold. Funding from vendors is recognized in the period the related products are sold and is recorded as a reduction to "cost of goods sold."


  Current Income Taxes/Deferred Income Taxes


     Current income taxes are determined on the basis of earnings reported by each tax entity, adjusted for permanent differences between income as calculated for financial and tax reporting purposes at latest enacted tax rates.


     Delhaize Group accounts for deferred income tax assets and liabilities for its United States subsidiaries under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes ("SFAS 109"). For all other consolidated entities, deferred income tax assets and liabilities are calculated on certain, but not all, temporary differences arising in the accounts of

                                 DELHAIZE GROUP
these consolidated entities. Deferred income tax assets and liabilities are not calculated on tax-exempt reserves and tax loss carryforwards.

  Advertising Costs


     Advertising costs are expensed as incurred and classified in Selling, administrative, and other operating expenses. Delhaize Group recorded advertising expense of approximately EUR 118.3 million in 2000, EUR 97.5 million in 1999 and EUR 92.8 million in 1998.


  Interest and Similar Charges


     Interest expense and similar charges were approximately EUR 282.1 million, EUR 130.9 million and EUR 117.3 million for the years ended December 31, 2000, 1999 and 1998, respectively, net of interest amounts capitalized of approximately EUR 4.0 million, EUR 3.5 million and EUR 3.5 million, respectively.


  Store Opening Costs

     Costs associated with the opening of new stores are expensed as incurred.

  Store Closing Costs


     Delhaize Group continuously evaluates its store base and makes decisions about store openings and closings that are in the best interest of its shareholders. Store closings consist of relocations, where a new store is opened to replace an older location in the same area, and closings of stores due to poor performance. Delhaize Group intends to close stores within a year after the decision to close is made. As most of the Delhaize Group's stores are located in leased facilities, a lease liability is recorded for the present value of the estimated remaining non-cancelable lease payments after the closing date, net of estimated subtenant income. In addition, Delhaize Group records a liability for expenditures to be incurred after the store closing which are contractually required under leases for site preservation during the period before lease termination or sale of the property. These other exit costs include estimated real estate taxes, common area maintenance, insurance and utility costs to be incurred after the store closes. The value of owned property and equipment related to a closed store is reduced to reflect recoverable values based on Delhaize Group's previous efforts to dispose of similar assets and current economic conditions. Any reductions in the recorded value of owned property and equipment for closed stores is reflected as an asset impairment charge. Delhaize Group discontinues depreciation on owned property and equipment for closed stores at the date of closing. Disposition efforts related to store leases and owned property begins immediately following the store closing.



     Inventory write-downs, if any, in connection with store closings, are classified in Cost of goods sold. Costs to transfer inventory and equipment from closed stores are expensed as incurred. Severance costs are rarely incurred in connection with store closings. Store closing liabilities are reviewed quarterly to ensure that current estimates are consistent with amounts recorded in the financial statements.


     Significant cash outflows associated with closed stores relate to ongoing lease payments. Because closed store operating leases are classified consistently with capital leases, the principal portion of lease payments reduces the lease liability, while the interest portion of the lease payment is recorded as interest expense in the current period.

  Self Insurance

     Delhaize America is self-insured for workers' compensation, general liability and vehicle accident claims up to USD 500,000, including defense costs, per occurrence. The self-insurance liability is

                                 DELHAIZE GROUP
determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. Delhaize America is insured for covered costs, including defense costs, in excess of the retained limits. Delhaize America recorded self-insurance expense of approximately EUR 48 million in 2000, EUR 30 million in 1999 and EUR 31 million in 1998. Total claim payments were approximately EUR 40 million in 2000, EUR 31 million in 1999 and EUR 28 million in 1998. Self-insurance liabilities were approximately EUR 116.4 million and EUR 72 million at December 31, 2000 and 1999, and have been classified as accrued liabilities in Provisions for liabilities and deferred taxation.



     Delhaize Belgium is partially self-insured for doubtful debtors, loss of products due to contamination, loss of revenue due to work stoppages and similar insurable risks. Self-insurance expense and claim payments for each of the three years in the period ended December 31, 2000 were not significant.



  Benefit Plans



     According to the laws and customary practices of each country, the subsidiaries in Delhaize Group have obligations in terms of pension and other retirement plans, life and disability insurance plans, medical plans applicable to active employees and other benefit plans. Delhaize Group accounts for defined benefit and defined contribution plans for its United States subsidiaries under the provisions of SFAS No. 87, Employers' Accounting for Pensions ("SFAS 87"). For all other consolidated entities, Delhaize Group accounts for obligations for its defined benefit and defined contribution plans as expense as contributions are made. Delhaize Group recorded expense related to these plans of approximately EUR 254.5 million in 2000, EUR 205.5 million in 1999 and EUR 183.8 million in 1998.


  Exceptional Income and Exceptional Expenses


     Exceptional income and exceptional expenses primarily represent income and expenses incurred outside of Delhaize Group's normal ongoing business operations (i.e., food retail sales) and include gains and losses on disposals of fixed assets. During 2000, 1999 and 1998, exceptional income and exceptional expenses consisted of the following:



                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              2000    1999    1998
                                                              -----   -----   -----
                                                                (ALL AMOUNTS ARE
                                                              EXPRESSED IN MILLIONS
                                                                     OF EUR)
Gains on disposals of fixed assets..........................     6      18      20
Gain on disposal of investment in P.G.......................    32      --      --
Losses on disposals of fixed assets.........................    (3)    (15)    (18)
Merger costs related to the Hannaford acquisition...........   (42)     --      --
Costs incurred to close 15 Delhaize America stores..........   (32)     --      --
Other expense, net..........................................    (2)     --      (3)
                                                               ---     ---     ---
Total exceptional income (expenses), net....................   (41)      3      (1)
                                                               ===     ===     ===

                                 DELHAIZE GROUP

NOTE 2  BUSINESS ACQUISITIONS



     On July 31, 2000, Delhaize Group's subsidiary, Delhaize America, completed its acquisition of Hannaford Bros. Co. ("Hannaford"), a Maine-based supermarket retailer, in a cash and stock transaction totaling approximately EUR 3.7 billion. Delhaize Group began including the results of operations of Hannaford prospectively from July 31, 2000.



     As consideration for this acquisition, Delhaize America paid cash of approximately EUR 3.0 billion, and issued 25.6 million shares of its Class A common stock having an aggregate value of approximately EUR 714 million. Delhaize America also issued fully vested options for its own common stock in exchange for Hannaford options held by employees of Hannaford. Additional direct costs incurred in connection with the acquisition, principally investment banking, legal and other professional fees, in the amount of EUR 24.0 million have been included in the purchase price allocation.



     The Hannaford acquisition was accounted for using the purchase method of accounting. The purchase price is allocated to acquired assets and liabilities based on their estimated fair values at the date of acquisition, and any excess is allocated to goodwill. Allocation of the purchase price is subject to revision, which is not expected to be material, based on the final determination of fair value of certain acquired assets and liabilities related principally to closed store properties. The acquisition resulted in goodwill of approximately EUR 2.8 billion, which will be amortized over 40 years using the straight-line method.



     The net purchase price was allocated as follows (All amounts are expressed in millions of EUR):



Goodwill arising on consolidation...........................    2,762
Tangible fixed assets.......................................      805
Intangible assets...........................................      520
Other assets................................................      453
Provisions for liabilities and deferred taxation............     (223)
Long-term debt..............................................     (240)
Short-term obligations......................................     (332)
                                                                -----
Purchase price..............................................    3,745
                                                                =====



     The following table reflects the results of operations on a pro forma basis as if the acquisition had been completed as of the beginning of the fiscal periods presented. This unaudited pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.



                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                              MILLIONS OF EUR,
                                                                 EXCEPT PER
                                                               SHARE AMOUNTS)
Revenue.....................................................  20,408    17,214
Net income..................................................     118       118
Earnings per share..........................................    2.28      2.26



     During 2000 and 1999, Delhaize Group increased its ownership interest in Delhaize America through a series of open market purchases of Delhaize America Class A and Class B common stock for a total amount of approximately EUR 56 million and EUR 204 million in 2000 and 1999, respectively. These purchases were accounted for using the purchase method of accounting and resulted in the recording of

                                 DELHAIZE GROUP
goodwill of approximately EUR 19 million and EUR 132 million in 2000 and 1999, respectively. Goodwill is being amortized over 40 years using the straight-line method.



     During 2000, Delhaize Group, or one of its subsidiaries, acquired 51% of Mega Image and the remaining 51% interest in Bel-Thai Supermarkets, increasing Delhaize Group's ownership interest to approximately 72% in Bel-Thai Supermarkets, for an aggregate EUR 19.9 million. These acquisitions were accounted for using the purchase method of accounting and resulted in goodwill of approximately EUR 17.0 million. Goodwill is being amortized over 20 years using the straight-line method.



     During 2000, Delhaize Group also increased its ownership interests in various of its Belgian subsidiaries through purchases of interests held by certain employees. In the aggregate, Delhaize Group paid approximately EUR 3 million for these acquisitions.



     In March 1999, Delhaize Group acquired the remaining 11.5% minority interest of Delvita in a cash transaction for approximately EUR 12.7 million. Delhaize Group recorded this acquisition as a step acquisition using the purchase method of accounting. The purchase resulted in goodwill of approximately EUR 6.8 million. Goodwill is being amortized over 20 years using the straight-line method. Delvita has been fully consolidated prior to and subsequent to this transaction.



     In January 1999, Delhaize Group acquired a 49.0% ownership interest in Shop N Save, a Singapore-based company that operated 22 grocery stores, in a cash transaction for approximately EUR 12.0 million. Delhaize Group recorded this acquisition using the purchase method of accounting. The purchase resulted in goodwill of approximately EUR 8.2 million. Goodwill is being amortized using the straight-line method over 20 years. Delhaize Group has proportionately consolidated Shop N Save since its acquisition.


NOTE 3  DEBT ISSUANCE COSTS, NET


                                                                DECEMBER 31,
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                                 THOUSANDS
                                                                  OF EUR)
Balance at beginning of year, net...........................  3,758     3,201
Additions...................................................     19       633
Amortization................................................   (391)     (542)
Translation effect..........................................    255       466
                                                              -----     -----
Balance at end of year, net.................................  3,641     3,758
                                                              =====     =====

                                 DELHAIZE GROUP

NOTE 4  INTANGIBLE ASSETS, NET

     Intangible assets, net, consist primarily of goodwill created from asset purchases of businesses and trade names (see Note 1 to the consolidated financial statements).


                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                              THOUSANDS OF EUR)
COST
Balance at beginning of year................................  128,162     85,922
Acquisitions................................................  521,860     29,003
Sales and disposals.........................................   (1,359)    (2,166)
Translation effect..........................................    3,648     15,403
                                                              -------    -------
Balance at end of year......................................  652,311    128,162
ACCUMULATED DEPRECIATION, AMORTIZATION AND OTHER
Balance at beginning of year................................   19,620     13,217
Current year expenses.......................................   17,076      5,828
Reversal of depreciation and amortization due to disposals
  of assets.................................................     (557)    (2,052)
Other.......................................................        2        239
Translation effect..........................................    1,207      2,388
                                                              -------    -------
Balance at end of year......................................   37,348     19,620
                                                              -------    -------
NET BOOK VALUE OF INTANGIBLE ASSETS AT END OF YEAR..........  614,963    108,542
                                                              =======    =======


NOTE 5  GOODWILL ARISING ON CONSOLIDATION, NET

     Goodwill arising on consolidation, net, consists primarily of goodwill created from equity purchases of businesses (see Note 1 to the consolidated financial statements).


                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              ---------    -------
                                                                (ALL AMOUNTS ARE
                                                                  EXPRESSED IN
                                                               THOUSANDS OF EUR)
Balance at beginning of year, net...........................    318,724    164,915
Increase due to acquisitions of businesses (including
  increases in holding percentages).........................  2,785,565    146,588
Amortization expense........................................    (39,932)    (7,356)
Other decreases.............................................        (47)    (7,627)
Translation effect..........................................    (14,083)    22,204
                                                              ---------    -------
Balance at end of year, net.................................  3,050,227    318,724
                                                              =========    =======



     The increase in 2000 principally related to the Hannaford acquisition. See
Note 2 to the consolidated financial statements. Other decreases in 1999 primarily represent the reversal of a valuation allowance established at the time of Delhaize America's acquisition of Kash n' Karry in 1996. The valuation allowance was originally established to reflect the uncertainty associated with full utilization of the acquired Kash n' Karry tax loss carryforward. Due to the issuance of revised United States Treasury Regulations in 1999, the allowance was no longer necessary as the tax loss carryforward is expected to be fully utilized in the future.

                                 DELHAIZE GROUP

NOTE 6  TANGIBLE FIXED ASSETS, NET


                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                                 (ALL AMOUNTS ARE
                                                                   EXPRESSED IN
                                                                THOUSANDS OF EUR)
Land and buildings..........................................  1,226,155      823,681
Plant, machinery and equipment..............................  1,163,578      901,369
Furniture, fixtures and vehicles............................     88,732       65,615
Property under capital leases...............................    578,514      451,121
Other tangible fixed assets.................................    672,825      447,005
Construction in progress and advance payments...............     62,345       72,373
                                                              ---------    ---------
          Total tangible fixed assets, net..................  3,792,149    2,761,164
                                                              =========    =========



                                                                                             CONSTRUCTION
                                               PLANT,     FURNITURE,   PROPERTY    OTHER     IN PROGRESS
                                             MACHINERY     FIXTURES     UNDER     TANGIBLE       AND
                                 LAND AND       AND          AND       CAPITAL     FIXED       ADVANCE
                                 BUILDINGS   EQUIPMENT     VEHICLES     LEASES     ASSETS      PAYMENTS
                                 ---------   ----------   ----------   --------   --------   ------------
                                             (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR)
COST
Balance at December 31, 1999...  1,000,748    1,890,184     233,692     616,490    780,260       72,373
Acquisitions...................    414,743      458,704      52,251     183,595    231,344      102,841
Sales and disposals............    (45,293)    (122,628)    (11,169)    (24,307)   (46,789)      (3,433)
Interaccount transfers and
  other........................     15,939         (836)      1,090      (3,892)    95,151     (110,830)
Translation effect.............     36,190      112,703      11,110      45,703     45,685        4,375
                                 ---------   ----------    --------    --------   --------     --------
Balance at December 31, 2000...  1,422,327    2,338,127     286,974     817,589   1,105,651      65,326
REVALUATION SURPLUS:
Balance at December 31, 1999...     27,288           --           2          --         --           --
Interaccount transfers.........      5,942           --          (2)         --         --           --
Translation effect.............       (269)          --          --          --         --           --
                                 ---------   ----------    --------    --------   --------     --------
Balance at December 31, 2000...     32,961           --          --          --         --           --
ACCUMULATED DEPRECIATION AND
  OTHER
Balance at December 31, 1999...   (204,355)    (988,815)   (168,079)   (165,369)  (333,255)          --
Depreciation expense...........    (31,959)    (138,265)    (23,439)    (31,549)   (83,311)        (869)
Reversal of depreciation
  expense due to disposals of
  assets and other.............     14,717        5,960       2,058     (31,040)       (86)      (2,141)
Translation effect.............     (7,536)     (53,429)     (8,782)    (11,117)   (16,174)          29
                                 ---------   ----------    --------    --------   --------     --------
Balance at December 31, 2000...   (229,133)  (1,174,549)   (198,242)   (239,075)  (432,826)      (2,981)
                                 ---------   ----------    --------    --------   --------     --------
NET BOOK VALUE OF TANGIBLE
  FIXED ASSETS AT DECEMBER 31,
  2000.........................  1,226,155    1,163,578      88,732     578,514    672,825       62,345
                                 =========   ==========    ========    ========   ========     ========



     Net book value at December 31, 2000 of Property under capital leases consists primarily of land and buildings of approximately EUR 577 million and Plant, machinery and equipment of approximately EUR 1 million.

                                 DELHAIZE GROUP

NOTE 7  LONG-TERM INVESTMENTS


                                                                DECEMBER 31,
                                                              -----------------
                                                               2000       1999
                                                              ------      -----
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                              THOUSANDS OF EUR)
Companies accounted for under the equity method:
  Investments...............................................     531        540
Other companies:
  Investments...............................................   2,511      1,375
  Receivables...............................................  23,375      3,730
                                                              ------      -----
          Total long-term investments.......................  26,417      5,645
                                                              ======      =====



     Receivables at December 31, 2000, primarily represent cash held in escrow related to Delhaize Group's pending purchase of Trofo, a Greek food retailer. See Note 18 to the consolidated financial statements.


NOTE 8  INVENTORIES, NET


                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                                 (ALL AMOUNTS ARE
                                                                   EXPRESSED IN
                                                                THOUSANDS OF EUR)
Consumables.................................................     11,695       11,100
Goods for resale............................................  1,833,199    1,619,317
Other.......................................................     19,504       12,548
                                                              ---------    ---------
          Total inventories, net............................  1,864,398    1,642,965
                                                              =========    =========


NOTE 9  RECEIVABLES, NET


                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                              THOUSANDS OF EUR)
Trade receivables...........................................  435,972    385,295
Non-trade receivables.......................................  218,205     62,025
                                                              -------    -------
          Total receivables, net............................  664,177    451,310
                                                              =======    =======



     Trade receivables include primarily receivables from suppliers for charge-backs for in-store promotion and advertising, for co-operative advertising and for supplier allowances, representing volume rebates earned from buying and merchandising activities, receivables from franchised and affiliated stores and customer returned checks. See Note 1 to the consolidated financial statements. Non-trade receivables include primarily prepaid income taxes, a receivable from disposal of an investment and receivables from advances on leasehold improvements.

                                 DELHAIZE GROUP

     Allowances for doubtful accounts at December 31, 2000 and 1999, were as follows:



                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                              THOUSANDS OF EUR)
Balance at beginning of year................................   7,251      5,422
Additions charged to expense................................   3,851      1,998
Other additions (principally acquisitions)..................   1,535         --
Write-offs and recoveries...................................  (1,794)      (965)
Translation.................................................     458        796
                                                              ------     ------
Balance at end of year......................................  11,301      7,251
                                                              ======     ======


NOTE 10  DEFERRED TAXATION


                                                                DECEMBER 31,
                                                              -----------------
                                                               2000       1999
                                                              -------    ------
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                              THOUSANDS OF EUR)
Deferred tax assets:
  Deferred tax assets of United States subsidiaries.........   15,218    18,274
  Deferred tax assets of other subsidiaries.................    1,856     2,340
                                                              -------    ------
          Total deferred tax assets.........................   17,074    20,614
                                                              -------    ------
Deferred tax liabilities:
  Deferred tax liabilities of United States subsidiaries....  187,345    22,174
  Deferred tax liabilities of other subsidiaries............   37,696    33,059
                                                              -------    ------
          Total deferred tax liabilities....................  225,041    55,233
                                                              -------    ------
          Net deferred tax liabilities......................  207,967    34,619
                                                              =======    ======


NOTE 11  SHAREHOLDERS' EQUITY

  Ordinary Shares


     There were 52,031,725 and 52,016,925 Delhaize Group ordinary shares outstanding at December 31, 2000 and 1999, respectively (par value of EUR 0.50 and approximately EUR 0.48, respectively). The Delhaize Group ordinary shares may be in either bearer or registered form, at the holder's option. Each shareholder is entitled to one vote for each ordinary share held on each matter submitted to a vote of shareholders. The Board of Directors may propose a dividend distribution to shareholders up to the amount of the distributable equity, including the earnings of the latest fiscal year. The shareholders at Delhaize Group's annual general meeting must approve such dividends.



     On November 16, 2000, Delhaize Group and Delhaize America announced an agreement for a share exchange pursuant to which Delhaize Group will exchange each outstanding share of Delhaize America common stock not currently held by Delhaize Group for 0.4 shares of Delhaize Group. The transaction is expected to be consummated in the second quarter of 2001, prior to the distribution of Delhaize Group's fiscal year 2000 dividend. At December 31, 2000, Delhaize Group has recorded dividends payable on the basis of the expected number of Delhaize Group shares that will be eligible to receive the fiscal year 2000 dividend, which will include shares of Delhaize Group issued in exchange for shares of Delhaize America.

                                 DELHAIZE GROUP

     In the event of a liquidation, dissolution or winding up of Delhaize Group, holders of Delhaize Group ordinary shares are entitled to receive, on a pro rata basis, any proceeds from the sale of Delhaize Group's remaining assets available for distribution. Under Belgian law, the holders of Delhaize Group ordinary shares are required to approve any future capital increases, and are entitled to preferential subscription rights to subscribe to a pro rata portion of any such future capital increases of Delhaize Group, subject to certain limitations.


  Legal Reserves


     Under Belgian law, 5% of net income must be transferred to a legal reserve until the legal reserve reaches 10% of the capital par value. At December 31, 2000, Delhaize Group's legal reserve was EUR 2.6 million and classified in retained earnings. Generally, this reserve cannot be distributed to the shareholders other than in liquidation.


  Authorized Capital


     As authorized by the extraordinary general meeting of shareholders held on December 15, 2000, the Board of Directors of Delhaize Group may, for a period of five years expiring in January 2006, within certain legal limits, increase the capital of Delhaize Group or issue convertible bonds or subscription rights which might result in a further increase of capital by a maximum of approximately EUR 26 million. The authorized increase in capital may be achieved by contributions in cash or, to the extent permitted by law, by contributions in-kind or by incorporation of available or unavailable reserves or of the issuance premium account. The Board of Directors of Delhaize Group may, for this increase in capital, limit or remove the preferential subscription rights of Delhaize Group's shareholders, within certain legal limits.


  Share Repurchase Program


     As authorized by the extraordinary general meeting of shareholders held on December 15, 2000, the Board of Directors of Delhaize Group is authorized to purchase Delhaize Group's ordinary shares, for a period of three years expiring in 2003, where such a purchase is necessary in order to avoid serious and imminent damage to Delhaize Group.



     The Board of Directors is also authorized for a period of 18 months expiring in 2002, to purchase, with no special conditions attached, a maximum of 10% of the outstanding Delhaize Group shares at a price between EUR 1 and EUR 150.


  Retained Earnings


                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              ---------    -------
                                                                (ALL AMOUNTS ARE
                                                                  EXPRESSED IN
                                                               THOUSANDS OF EUR)
Consolidated retained earnings..............................  1,101,520    863,931
Parent retained earnings....................................     66,468     71,253
                                                              ---------    -------
          Total retained earnings...........................  1,167,988    935,184
                                                              =========    =======

                                 DELHAIZE GROUP

  Changes in Equity Due to Subsidiary Capital Transactions


The following subsidiary capital transactions have affected Delhaize Group's consolidated shareholders' equity balances in 2000, 1999 and 1998:



                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                              (ALL AMOUNTS ARE EXPRESSED IN
                                                                    THOUSANDS OF EUR)
Dilution as a result of the Hannaford acquisition...........  198,350         --         --
Delhaize America stock repurchase program...................       --    (46,955)   (14,194)
Delhaize America stock option plans.........................      158        366        746
Delhaize America convertible debentures.....................       --         --     27,618
                                                              -------    -------    -------
          Total.............................................  198,508    (46,589)    14,170
                                                              =======    =======    =======



     - Delhaize America issued 25.6 million shares of its Class A common stock in its acquisition of Hannaford (see Note 2 to the consolidated financial statements). Although this transaction decreased Delhaize Group's percentage ownership interest in Delhaize America, it increased shareholders' equity of Delhaize Group.



     - Delhaize America, through a stock repurchase program initiated in 1995, acquired 4.396 million and 1.661 million of its shares (after giving consideration to its 1 for 3 stock split in 1999) through purchases on the open market in 1999 and 1998, respectively. Although these transactions increased Delhaize Group's percentage ownership interest in Delhaize America, they decreased shareholders' equity of Delhaize Group. During the third quarter of fiscal 1999, Delhaize America suspended its share repurchase program.



     - Delhaize America, through a share option plan available to officers and key employees and a restricted stock plan for executive employees, issued 442,000, 83,000 and 259,000 of its shares (after giving consideration to its 1 for 3 stock split in 1999) in 2000, 1999 and 1998, respectively. Although these transactions decreased Delhaize Group's percentage ownership interest in Delhaize America, they increased shareholders' equity of Delhaize Group.



     - During 1998, Delhaize America's convertible subordinated debentures were redeemed, principally through the conversion into shares of Delhaize America's Class A non-voting Common Stock. The debentures could be redeemed, at the option of Delhaize America, at any time after June 1, 1996. The redemption prices set forth in the debt offering were 102% in 1996, 101% in 1997, and 100% in 1998, plus accrued interest. The right to convert the debentures was effective after 1993 and prior to redemption or maturity. This transaction resulted in issuance of 4,660,000 shares of Class A non-voting common stock for an aggregate conversion value, approximating the carrying value of the debentures, of USD 110.4 million based on the original terms for such conversion of USD 23.70 per share. The debentures not converted were redeemed for cash in the amount of approximately USD 3.8 million which approximated the face value and accrued interest. Although this transaction decreased Delhaize Group's percentage ownership interest in Delhaize America, it increased shareholders' equity of Delhaize Group.

                                 DELHAIZE GROUP

NOTE 12  LONG-TERM BORROWINGS AND CAPITALIZED LEASE COMMITMENTS

  Long-term Borrowings


                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                               THOUSANDS OF EUR)
Non-subordinated borrowings:
  Debt securities, 7.55% to 8.05% (due 2007 to 2027),
     unsecured..............................................   322,407    298,626
  Medium-term notes, 6.16% to 14.15% (due 2000 to 2017),
     unsecured..............................................   246,060    122,735
  1999 Eurobonds, 4.625% (due 2009), unsecured..............   148,866    148,730
  Medium-term Treasury Program notes, 6.25% to 6.80% (due
     2000 to 2006), unsecured...............................    12,395     37,185
  Medium-term Credit Institution Borrowings 6.34% and 6.27%, respectively (see Note 13 to the consolidated financial
     statements)............................................    37,247     38,233
  Mortgages payable, 7.50% to 10.35% (due 2000 to 2011).....    51,093      5,124
  Other.....................................................    12,139      5,316
                                                              --------    -------
          Total non-subordinated borrowings.................   830,207    655,949
     Less: current portion..................................  (140,428)   (33,561)
                                                              --------    -------
          Total non-subordinated borrowings, long-term......   689,779    622,388
                                                              ========    =======



     In connection with the acquisition of Hannaford (see Note 2 to the consolidated financial statements), Delhaize Group assumed notes of approximately EUR 124 million and mortgages of approximately EUR 58 million. The notes and mortgages have been presented in medium-term notes and mortgages payable, respectively.



     On May 17, 1999, Delhaize Group issued bonds having an aggregate principal amount of EUR 150 million for net proceeds of approximately EUR 148 million (the "1999 Eurobonds"). The 1999 Eurobonds mature in 2009 and bear interest at 4.625%, payable annually in arrears on May 18 of each year. The discount upon issuance is being amortized over the life of the bond. The 1999 Eurobonds are subject to redemption in whole, at the principal amount, together with accrued interest, at the option of Delhaize Group at any time in the event of certain changes affecting taxes in Belgium.



     In 1999, Delhaize Group updated its then existing treasury notes program with a new multi-currency treasury notes program. Under this treasury notes program, Delhaize Group may issue both short-term notes (e.g., commercial paper) and medium-term notes in amounts up to EUR 500 million, or the equivalent thereof in other eligible currencies (collectively, the "Treasury Program"). Approximately EUR 12.4 million and EUR 37.2 million in medium-term notes were outstanding at December 31, 2000 and 1999, respectively, under the Treasury Program.

                                 DELHAIZE GROUP

     The fair values of Delhaize Group's long-term borrowings were estimated based upon the current rates offered to Delhaize Group for debt with the same remaining maturities or generally accepted valuation methodologies. The estimated fair values of Delhaize Group's long-term borrowings were as follows:


                                                                DECEMBER 31,
                                                              -----------------
                                                               2000       1999
                                                              ------     ------
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                              MILLIONS OF EUR)
Fair value..................................................  777.6      615.9
Carrying amount.............................................  830.2      655.9


  Capitalized Lease Commitments


                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                              THOUSANDS OF EUR)
Capitalized lease commitments...............................  683,468    507,161
  Less: current portion.....................................  (34,403)   (25,415)
                                                              -------    -------
          Total capitalized lease commitments, long-term....  649,065    481,746
                                                              =======    =======


  Long-term Borrowings and Capitalized Lease Commitments by Maturity Date


     The maturity dates of long-term borrowings and capitalized lease commitments at December 31, 2000 are as follows:



                                                                             AMOUNTS
                                                                           FALLING DUE
                                                               AMOUNTS      AFTER ONE      AMOUNTS
                                                             FALLING DUE    YEAR AND     FALLING DUE
                                                             WITHIN ONE    WITHIN FIVE   AFTER FIVE
                                                                YEAR          YEARS         YEARS
                                                             -----------   -----------   -----------
                                                                        (ALL AMOUNTS ARE
                                                                          EXPRESSED IN
                                                                        THOUSANDS OF EUR)
Non-subordinated borrowings................................    140,428       119,691        570,088
Capitalized lease commitments..............................     34,403       205,238        443,827
                                                               -------       -------      ---------
          Total............................................    174,831       324,929      1,013,915
                                                               =======       =======      =========



     Approximate maturities of long-term borrowings and capitalized lease commitments at December 31, 2000 are as follows (in thousands of EUR):



2001......................................................    174,831
2002......................................................     94,906
2003......................................................     87,957
2004......................................................     77,015
2005......................................................     65,051
Thereafter................................................  1,013,915
                                                            ---------
          Total...........................................  1,513,675
                                                            =========

                                 DELHAIZE GROUP

  Long-term Borrowings and Capitalized Lease Commitments by Currency

     The main currencies in which Delhaize Group's long-term borrowings and capitalized lease commitments were denominated are as follows:


                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                                 (ALL AMOUNTS ARE
                                                                   EXPRESSED IN
                                                                THOUSANDS OF EUR)
United States dollars.......................................  1,326,843      940,116
Euro-zone currencies........................................    169,951      202,496
Czech crowns................................................     16,881       20,498
                                                              ---------    ---------
          Total.............................................  1,513,675    1,163,110
                                                              =========    =========


  Collateralizations


     The portions of Delhaize Group's long-term borrowings and capitalized lease commitments that are collateralized by mortgages and security charges granted or irrevocably promised on Delhaize Group's assets, are as follows:



                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                              THOUSANDS OF EUR)
Non-subordinated borrowings.................................  112,133     23,010
Capitalized lease commitments...............................      993      1,217
                                                              -------    -------
          Total borrowings..................................  113,126     24,227
                                                              =======    =======



     At December 31, 2000 and 1999, EUR 91.1 million and EUR 14.1 million, respectively, in assets were pledged as collateral for mortgage payables.



     On February 15, 2001, Delhaize Group issued bonds having an aggregate principal amount of EUR 150 million for net proceeds of approximately EUR 149.5 million (the "2001 Eurobonds"). The 2001 Eurobonds mature in 2006 and bear interest at 5.50%, payable annually in arrears on February 15 of each year. The discount upon issuance is to be amortized over the life of the bond. The 2001 Eurobonds are subject to redemption in whole, at the principal amount, together with accrued interest, at the option of Delhaize Group at any time in the event of certain changes affecting taxes in the Netherlands.


NOTE 13  SHORT-TERM BORROWINGS


                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              ---------    -------
                                                                (ALL AMOUNTS ARE
                                                                  EXPRESSED IN
                                                               THOUSANDS OF EUR)
Short-term loan facility....................................  2,595,377         --
Short-term Revolving Credit Facilities......................    306,287    204,061
Short-term Credit Institution Borrowings....................    285,965    378,277
Short-term Treasury Program notes...........................    160,810     25,001
                                                              ---------    -------
          Total short-term borrowings.......................  3,348,439    607,339
                                                              =========    =======

                                 DELHAIZE GROUP

     In 2000, in connection with the acquisition of Hannaford (see Note 2 to the consolidated financial statements), Delhaize America obtained an approximately EUR 2.7 billion 364-day short-term loan facility. At December 31, 2000, Delhaize America had approximately EUR 2.6 billion in outstanding borrowings against this short-term loan facility. During 2000, Delhaize Group had average borrowings of EUR 1.1 billion at a daily weighted average interest rate of 8.07% on this short-term loan facility. Delhaize America paid fees for this short-term loan facility of EUR 31.7 million which are being amortized to expense over the expected outstanding term. Delhaize America plans to refinance this term loan through a long-term bond offering to occur in 2001, prior to the maturity of the short-term loan facility.



     Delhaize America maintains two revolving credit facilities with a syndicate of commercial banks providing EUR 1.1 billion in committed lines of credit, of which approximately EUR 550 million will expire in November 2001 and approximately EUR 550 million will expire in July 2005. As of December 31, 2000, Delhaize America had EUR 306.3 million in outstanding borrowings. During 2000, Delhaize America had average borrowings of approximately EUR 206.9 million at a daily weighted average interest rate of 7.95%. There were borrowings of EUR
204.1 million outstanding at December 31, 1999.



     Delhaize America also entered into agreements to hedge against a potential increase in interest rates prior to the planned long-term bond offering noted above. The agreements are structured to hedge against the risk of increasing market interest rates based on U.S. treasury rates, with the specified rates based on the expected maturities of the planned debt issue. The notional amount of the agreements totals USD 1.75 billion, or approximately EUR 1.9 billion. Delhaize America believes the issuance of the debt is probable, and the contractual interest rates in the agreements are highly correlated with the expected interest rates to be incurred on the debt. The agreements will be settled upon issuance of the debt.



     In October 2000, Delhaize America entered into related agreements to limit the amount of any unrealized loss associated with future interest rate reduction. Delhaize America paid USD 19.8 million, or approximately EUR 21.3 million, as consideration for these agreements which is being amortized to expense over the period of the contract through March 2001. These agreements have been extended through April 26, 2001.



     Upon settlement of the agreements, the realized gain or loss to be paid or received by Delhaize America will be amortized as interest expense over the life of the underlying debt.



     The fair value of these off-balance sheet interest rate hedging agreements is estimated using the present value of the difference between the contracted rates and the applicable forward rates. At December 31, 2000, the net unrealized loss to such agreements was approximately USD 197.6 million, or approximately EUR 212.4 million, before taxes.



     Delhaize America is subject to risk of nonperformance by the counterparties to these agreements. Delhaize America regularly monitors the creditworthiness of the counterparties and does not anticipate nonperformance by the counterparties, who are major United States financial institutions.



     Delhaize Group had approximately EUR 286.0 million and EUR 378.3 million outstanding at December 31, 2000 and 1999, respectively, in less than one-year borrowings (the "Short-term Credit Institution Borrowings"). The approximate weighted average rates of interest for the Short-term Credit Institution Borrowings were 6.18% and 5.30% during 2000 and 1999, respectively.



     The Short-term Credit Institution Borrowings and the Medium-term Credit Institution Borrowings (see Note 12 to the consolidated financial statements) (collectively, the "Credit Institution Borrowings"), generally bear interest at the inter-bank offering rate of the originating country plus a margin, or at the

                                 DELHAIZE GROUP
market rate plus a margin upon withdrawal. Total amounts authorized under the Credit Institution Borrowings were approximately EUR 550 million at December 31, 2000 and 1999. Delhaize Group has guaranteed EUR 19.6 million and EUR 13.7 million of the total amounts outstanding under the Credit Institution Borrowings at December 31, 2000 and 1999, respectively. The Credit Institution Borrowings require maintenance of various financial and non-financial covenants. At December 31, 2000 and 1999, Delhaize Group was in compliance with all such covenants.



     Delhaize Group had approximately EUR 160.8 million and EUR 25.0 million in short-term notes outstanding under the Treasury Program (see Note 12 to the consolidated financial statements) at December 31, 2000 and 1999, respectively.



     The fair values of Delhaize Group's short-term borrowings approximate their carrying amounts.



NOTE 14  ACCOUNTS PAYABLE AND OTHER LIABILITIES



                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                                 (ALL AMOUNTS ARE
                                                                   EXPRESSED IN
                                                                THOUSANDS OF EUR)
Accounts payable............................................  1,392,532    1,144,837
Notes payable...............................................      4,241       15,278
Other liabilities...........................................    160,248      131,927
                                                              ---------    ---------
          Total accounts payable and other liabilities......  1,557,021    1,292,042
                                                              =========    =========


NOTE 15  OPERATING RESULTS


                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                          2000           1999           1998
                                                        ---------      ---------      ---------
AVERAGE WORKFORCE
Manual workers........................................     14,065         11,767          5,298
Salaried and store employees..........................    115,445        105,812        107,325
Management............................................      5,145          5,282          4,688
                                                        ---------      ---------      ---------
          Total.......................................    134,655        122,861        117,311
                                                        =========      =========      =========
(ALL AMOUNTS BELOW ARE EXPRESSED IN THOUSANDS OF EUR)
EMPLOYMENTS COSTS
Salaries and direct benefits..........................  1,854,252      1,414,419      1,263,204
Employer's social security contributions..............    206,245        177,519        165,125
Employer's premiums for supplementary insurance.......    161,554        101,193         94,157
Other personnel expenses..............................     13,094          7,755          8,393
Pensions..............................................     92,940        104,357         89,630
                                                        ---------      ---------      ---------
          Total.......................................  2,328,085      1,805,243      1,620,509
                                                        =========      =========      =========

                                 DELHAIZE GROUP

NOTE 16  LEASES


     Delhaize Group's stores operate principally in leased premises. Lease terms generally range from 3 to 20 years with renewal options ranging from 3 to 20 years. The average remaining lease term for closed stores is 8.9 years. The following schedule details, at December 31, 2000, the future minimum lease payments under capital and operating leases:



                                                                          OPERATING LEASES
                                                                    -----------------------------
                                                   CAPITAL              OPEN             CLOSED
                                                    LEASES             STORES            STORES
                                                 ------------       ------------       ----------
                                                 (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR)
2001...........................................     113,179            249,322           31,267
2002...........................................     113,271            248,806           27,769
2003...........................................     112,506            240,795           27,678
2004...........................................     111,066            233,320           26,799
2005...........................................     110,201            227,035           25,740
Thereafter.....................................     987,477          1,986,819          166,416
                                                  ---------          ---------          -------
          Total minimum payments...............   1,547,700          3,186,097          305,669
                                                                     =========          =======
Less estimated executory costs.................      46,162
                                                  ---------
Net minimum lease payments.....................   1,501,538
Less amount representing interest..............     818,070
                                                  ---------
Present value of net minimum lease payments....     683,468
                                                  =========



     Minimum payments have not been reduced by minimum sublease income of approximately EUR 82 million due over the term of non-cancelable subleases.



     Rent payments, including scheduled rent increases, are recognized on a straight-line basis over the minimum lease term. Total rent expense under operating leases for open and closed stores was approximately EUR 257 million, EUR 203 million, and EUR 191 million in 2000, 1999, and 1998, respectively.



     In addition, Delhaize Group has signed lease agreements for additional store facilities, the construction of which was not complete at December 31, 2000. The leases expire on various dates extending to 2025 with renewal options generally ranging from 3 to 20 years. Total future minimum rents under these agreements are approximately EUR 408 million.



     Provisions of approximately EUR 164 million and EUR 97 million at December 31, 2000 and 1999, respectively, for remaining lease liabilities on closed stores are included in Accrued liabilities, less the current portion. Delhaize Group uses a discount rate based on the current treasury note rates to calculate the present value of the remaining rent payments on closed stores.


NOTE 17  SEGMENT INFORMATION


     Delhaize Group is engaged in one transnational line of business, the operation of food supermarkets, under different banners that have similar economic and operating characteristics. The operation of food supermarkets represents more than 94% of Delhaize Group's consolidated revenue and is its only reportable segment in 2000, 1999 and 1998.

                                 DELHAIZE GROUP

     Information regarding Delhaize Group's geographic locations is as follows:


                                           UNITED
                                           STATES      BELGIUM      OTHER       TOTAL
                                         ----------   ---------   ---------   ----------
                                         (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR)
YEAR ENDED DECEMBER 31, 2000:
Sales..................................  14,069,532   2,983,534   1,115,100   18,168,166
Assets in use for operational
  activities *.........................   6,712,149     398,345     373,262    7,483,756
Income before minority interests.......     180,081      41,832      34,269      256,182
Net income.............................      88,517      41,832      30,338      160,687
YEAR ENDED DECEMBER 31, 1999:
Sales..................................  10,505,737   2,802,203   1,002,189   14,310,129
Assets in use for operational
  activities *.........................   2,434,799     371,861     392,022    3,198,682
Income before minority interests.......     285,174      32,165       3,837      321,176
Net income.............................     135,030      32,295       2,561      169,886
YEAR ENDED DECEMBER 31, 1998:
Sales..................................   9,456,138   2,686,019     770,253   12,912,410
Assets in use for operational
  activities *.........................   1,862,380     334,254     316,509    2,513,143
Income before minority interests.......     254,693      31,927       6,212      292,832
Net income.............................     113,732      32,031       3,191      148,954


---------------

 * Assets in use for operational activities represent all geographic assets less debt issuance costs.

NOTE 18  COMMITMENTS AND CONTINGENCIES


     In December 2000, a subsidiary of Delhaize Group entered into a foreign currency swap with a commercial bank to hedge foreign currency risk of intercompany loans denominated in a currency (USD) other than its functional currency. The terms of the foreign currency swap provided Delhaize Group's subsidiary USD 50.0 million, or approximately EUR 53.7 million, on December 14, 2000 in exchange for the same amount delivered to the bank on March 14, 2001. The terms also required Delhaize Group's subsidiary to pay the bank BEF 2,304 million, or approximately EUR 57.1 million, on December 14, 2000 in exchange for BEF 2,295 million, or approximately EUR 56.9 million, delivered from the bank on March 14, 2001. The fair value of this swap is approximately EUR 4.0 million at December 31, 2000, which is offset by an unrealized loss on Delhaize Group's USD loan.



     During 2000, a subsidiary of Delhaize Group entered into foreign currency swaps with various commercial banks to hedge foreign currency risk on intercompany loans denominated in a currency (Czech Crown) other than its functional currency. In the aggregate, the foreign currency swaps provided Delhaize Group's subsidiary Czech Crown 2.2 billion, or approximately EUR 62.1 million, on the trade dates in exchange for the same amount delivered to the bank with interest accrued at a weighted average rate of 6.70% on the expiration dates. The terms of the foreign currency swaps also required Delhaize Group's subsidiary to pay the bank EUR 62.1 million on the trade dates in exchange for the same amount delivered from the bank with interest accrued at a weighted average rate of 4.94% on the expiration dates. The fair value of these swaps of approximately EUR 0.4 million at December 31, 2000, was offset by a net unrealized gain on Delhaize Group's Czech Crown loan.



     In October 1999, a subsidiary of Delhaize Group entered into an interest rate swap with a commercial bank to hedge its floating interest rate exposure on a medium-term borrowing. The notional amount of the interest rate swap is Czech crown 280 million, or approximately EUR 7.9 million. The interest rate swap allows Delhaize Group to exchange the net difference between a floating interest rate (12 month PRIBOR) and a fixed interest rate (7.885%) over the term of the swap, which matures on October 11,

                                 DELHAIZE GROUP

2004. The fair value of the interest rate swap at December 31, 2000 of EUR 0.3 million represents the estimated payment that would terminate the interest rate swap at December 31, 2000.



     In October 1999, a subsidiary of Delhaize Group entered into a foreign currency swap with a commercial bank to hedge foreign currency risk on a loan denominated in a currency (Czech Crown) other than its functional currency. The terms of the foreign currency swap provided Delhaize Group's subsidiary Czech crown 300 million, or approximately EUR 8.2 million, on the trade date in exchange for the same amount delivered to the bank with interest accrued at 6.875% on October 30, 2000. The terms also required Delhaize Group's subsidiary to pay the bank BEF 330 million, or approximately EUR 8.2 million, on the trade date in exchange for the same amount delivered from the bank with interest accrued at 4.435% on October 30, 2000. The fair value of this swap was approximately EUR 0.2 million at December 31, 1999, which was offset by an unrealized gain on Delhaize Group's Czech Crown loan.



     In October 2000, Delhaize Group entered into an agreement to acquire Trofo, a Greek food retailer, for the price of EUR 66.9 million. The acquisition will be accounted for under the purchase method of accounting. This transaction had not been finalized at December 31, 2000.



     Delhaize Group has an agreement with one of its venture partners, which owns 40% of one of Delhaize Group's consolidated subsidiaries, to purchase a minimum amount of its general store inventory on an annual basis for this subsidiary, until February 2005. Inventory purchases from this venture partner were approximately EUR 153 million, EUR 134 million and EUR 106 million, for the years ended December 31, 2000, 1999 and 1998, respectively. Such agreement is in the ordinary course of business at negotiated prices comparable to those of transactions with other suppliers.



     Delhaize Group has guaranteed portions of its liabilities for taxes, salaries and social security by mortgages or security charges granted or irrevocably promised on Delhaize Group's assets. At December 31, 2000 and 1999, amounts guaranteed totaled EUR 6.1 million and EUR 6.6 million, respectively.


     Delhaize Group has been involved in a number of disputes and legal cases arising in the normal course of business. Although the final outcome of these proceedings cannot be predicted with certainty, management believes that obligations that could result from them will not have a significant effect on the financial statements of Delhaize Group.

                                 DELHAIZE GROUP

NOTE 19 LIST OF CONSOLIDATED AND ASSOCIATED COMPANIES AT DECEMBER 31, 2000 AND 1999


A. FULLY CONSOLIDATED


                                                              SHARE HELD (IN %)       SHARE HELD (IN %)      OWNERSHIP INTEREST
                                                            ---------------------   ---------------------          (IN %)
                                                            DIRECTLY   INDIRECTLY   DIRECTLY   INDIRECTLY   ---------------------
NAME OF COMPANY                              COUNTRY          2000        2000        1999        1999        2000        1999
---------------                              -------        --------   ----------   --------   ----------   --------   ----------
Aidi Center S.P.R.L.                   Belgium............      --       100.0          --       100.0       100.0       100.0
Albatros S.A.                          Belgium............      --       100.0          --          --       100.0          --
Alfa-Beta Vassilopoulos S.A.           Greece.............      --        50.6          --        50.6        50.6        50.6
Aniserco S.A.                          Belgium............    72.2        27.8        62.5        32.5       100.0        95.0
Athenian Real Estate Development,
  Inc.                                 United States......      --       100.0          --          --        45.1          --
Atlas A.S.                             Czech Republic.....      --       100.0          --       100.0       100.0       100.0
Bel-Thai Supermarkets                  Thailand...........      --       100.0          --        49.0        72.0(1)     49.0
Birdshop S.P.R.L.                      Belgium............      --       100.0          --          --       100.0          --
Boney Wilson & Sons, Inc.              United States......      --       100.0          --          --        45.1          --
Boxer S.P.R.L.                         Belgium............      --       100.0          --          --       100.0          --
Delanthuis N.V.                        Belgium............    86.0        14.0        56.0        14.0       100.0        70.0
Delhaize America, Inc.                 United States......    26.9        18.2        29.5        21.3        45.1        50.8(2)
Delhaize The Lion America, Inc.        United States......   100.0          --       100.0          --       100.0       100.0
Delhaize The Lion Asia, Ltd.           Hong Kong..........   100.0          --       100.0          --       100.0       100.0
Delhaize The Lion Coordination Center
  S.A.                                 Belgium............   100.0          --       100.0          --       100.0       100.0
Delhaize "The Lion" Nederland B.V.     Netherlands........      --       100.0          --       100.0       100.0       100.0
Delhaize The Lion Pacific              Thailand...........   100.0          --       100.0          --       100.0       100.0
Delhome S.A.                           Belgium............    80.0        20.0        56.0        20.0       100.0        76.0
Delimmo S.A.                           Belgium............   100.0          --       100.0          --       100.0       100.0
Delnemo A.S.                           Czech Republic.....      --       100.0          --       100.0       100.0       100.0
Delrest, Inc.                          United States......      --       100.0          --       100.0       100.0       100.0
Delshop S.A.                           Belgium............   100.0          --       100.0          --       100.0       100.0
Delvita A.S.                           Czech Republic.....      --       100.0          --       100.0       100.0       100.0
Delvita S.R.O.                         Slovakia...........      --       100.0          --       100.0       100.0       100.0
Essex Realty Corp.                     United States......      --       100.0          --          --        45.1          --
Food Lion, LLC                         United States......      --       100.0          --       100.0        45.1        50.8
Frippiat S.A.                          Belgium............      --       100.0          --       100.0       100.0       100.0
Gillo S.P.R.L.                         Belgium............      --       100.0          --          --       100.0          --
Hannabro, Co.                          United States......      --       100.0          --          --        45.1          --
Hannaford Bros., Co.                   United States......      --       100.0          --          --        45.1          --
Hannaford Licensing Corp.              United States......      --       100.0          --          --        45.1          --
Hannaford Procurement Corp.            United States......      --       100.0          --          --        45.1          --
Hannaford Trucking Company             United States......      --       100.0          --          --        45.1          --
Hancot, Inc.                           United States......      --       100.0          --          --        45.1          --
Jan Van Gent S.P.R.L.                  Belgium............      --       100.0          --          --       100.0          --
Kash n' Karry Food Stores, Inc.        United States......      --       100.0          --       100.0        45.1        50.8
Martin's Food of South Burlington,
  Inc.                                 United States......      --       100.0          --          --        45.1          --
Mega Doi                               Romania............      --        86.0          --          --        51.0          --
Mega Dolphin                           Romania............      --        59.3          --          --        51.0          --
Mega Image                             Romania............      --        51.0          --          --        51.0          --
Plain Street Properties, Inc.          United States......      --       100.0          --          --        45.1          --
Points Plus Punten S.A.                Belgium............   100.0          --       100.0          --       100.0       100.0
Progressive Distributors, Inc.         United States......      --       100.0          --          --        45.1          --
P.T. Lion Super Indo                   Indonesia..........      --        51.0          --        51.0        51.0        51.0
Redelcover S.A.                        Luxembourg.........      --       100.0          --       100.0       100.0       100.0
Serdelco S.A.                          France.............      --       100.0          --       100.0       100.0       100.0
Shop 'N Save -- Mass., Inc.            United States......      --       100.0          --          --        45.1          --
Super Discount Markets, Inc.           United States......      --        60.0          --        60.0        60.0        60.0
Super Dolphin                          Romania............      --        51.0          --          --        51.0          --
Vadis S.P.R.L.                         Belgium............      --       100.0          --       100.0       100.0       100.0
Wambacq & Peeters S.A.                 Belgium............    55.0          --        55.0          --        55.0        55.0
Wintrucks S.A.                         Belgium............    20.0        80.0        20.0        80.0        64.0        64.0

B. PROPORTIONALLY CONSOLIDATED
Communaute Boulonnaise de
  Distribution S.A.                    France.............      --          --          --        49.9          --        50.0
Delstoc S.A.S.                         France.............      --          --          --        50.0          --        50.0
Dhalenne Berguette S.C.I.              France.............      --          --          --        49.0          --        49.0
Du Moulin S.C.I.                       France.............      --          --          --        50.0          --        50.0

                                 DELHAIZE GROUP

                                                              SHARE HELD (IN %)       SHARE HELD (IN %)      OWNERSHIP INTEREST
                                                            ---------------------   ---------------------          (IN %)
                                                            DIRECTLY   INDIRECTLY   DIRECTLY   INDIRECTLY   ---------------------
NAME OF COMPANY                              COUNTRY          2000        2000        1999        1999        2000        1999
---------------                              -------        --------   ----------   --------   ----------   --------   ----------
Maes S.C.I.                            France.............      --          --          --        50.0          --        50.0
Raillendis S.A.                        France.............      --          --          --        50.0          --        50.0
Shop N Save                            Singapore..........      --        49.0          --        49.0        49.0        49.0
Societe d'exploitation Des
  Supermarches P.G. S.A.               France.............      --          --          --        50.0          --        50.0
Vieille Colme S.C.I.                   France.............      --          --          --        50.0          --        50.0

C. ASSOCIATED COMPANIES
Accounted under the equity method of
  accounting Debarry Center            United States......      --        50.0          --        50.0        50.0        50.0
Accounted under the cost method of
  accounting
  HomeRuns.com                         United States......      --         8.0          --          --         3.6          --
  Special Event S.A.                   Belgium............    30.0          --        30.0          --        30.0        30.0


---------------

(1) In 1999, Delhaize Group owned 49% of Bel-Thai Supermarkets. However, Delhaize Group obtained legal control of proxies representing all of the voting rights of Bel-Thai Supermarkets it did not previously control (i.e., the remaining 51%) in January 1999, thus permitting consolidation accounting under Belgian GAAP. In 2000, Delhaize America subsequently acquired the remaining 51% outstanding ownership interests in Bel-Thai Supermarkets. Accordingly, Delhaize Group's overall ownership is approximately 72% in 2000.



(2) Delhaize Group consolidated and controlled the operations of Delhaize America for all periods presented. At December 31, 2000, Delhaize Group owned 37.2% of Delhaize America's non-voting Class A common stock and 56.3% of Delhaize America's voting Class B common stock resulting in an effective ownership interest in Delhaize America of 45.1%. At December 31, 1999, Delhaize Group owned 46.4% of Delhaize America's non-voting Class A common stock and 55.5% of Delhaize America's voting Class B common stock resulting in an effective ownership interest in Delhaize America of 50.8%.


NOTE 20 RECONCILIATION OF BELGIAN GAAP TO US GAAP AND PRESENTATION OF CONDENSED CONSOLIDATED FINANCIAL INFORMATION PREPARED IN ACCORDANCE WITH US GAAP

     The consolidated financial statements have been prepared in accordance with Belgian GAAP, as described in Note 1 to the consolidated financial statements. Those principles differ in certain significant respects from US GAAP. These differences relate mainly to the items that are described below and are summarized in the following tables. Such differences affect both the determination of net income and shareholders' equity, as well as the classification and format of the consolidated financial statements.

  ITEMS AFFECTING NET INCOME AND SHAREHOLDERS' EQUITY

  A. GOODWILL -- STOCK REPURCHASE PROGRAM


          As described in Note 11 to the consolidated financial statements, Delhaize Group's subsidiary, Delhaize America, initiated a stock repurchase program in 1995 that resulted in an aggregate increase in Delhaize Group's ownership interest in Delhaize America. Under Belgian GAAP, for consolidated reporting purposes, Delhaize Group recognized Delhaize America's treasury transactions as capital transactions. Under US GAAP, acquisitions of stock held by minority shareholders of a consolidated subsidiary are accounted for under the purchase method of accounting at Delhaize Group level in accordance with the requirements of Accounting Interpretations No. 26 to Accounting Principles Board Opinion ("APBO") No. 16, Business Combinations ("APBO 16").



  B. GOODWILL -- PURCHASE ACCOUNTING



          As described in Note 2 to the consolidated financial statements, Delhaize America issued fully vested options for its own common stock in exchange for Hannaford options held by employees of

                                 DELHAIZE GROUP

     Hannaford. Under Belgian GAAP, the notional value of stock options is not recognized. Under US GAAP, in accordance with the requirements of Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, in a purchase business combination, vested stock options or awards issued by an acquirer in exchange for outstanding awards held by employees of the acquiree shall be considered to be part of the purchase price paid by the acquirer for the acquiree and accounted for under APBO 16. Accordingly, under US GAAP, the fair value of the new Delhaize America awards has been included as part of the purchase price of Hannaford. Accordingly, goodwill recorded in connection with the Hannaford acquisition will increase by approximately EUR 43 million.



 C. GOODWILL -- ASSET LIVES



          Management believes that goodwill acquired in conjunction with business combinations in countries with mature economies (including United States and France) has an indefinite life. Prior to 1999, management's policy, for Belgian GAAP purposes, was to amortize such goodwill over a twenty-year period in accordance with practices common in Belgium. As described in Note 1 to the consolidated financial statements, beginning in 1999, management changed its Belgian GAAP policy for such goodwill to now amortize goodwill acquired in conjunction with business combinations over its estimated useful life not to exceed forty years. This change in Belgian GAAP policy applies to both existing and new goodwill balances, although amounts previously amortized have not been restated. Under US GAAP, Delhaize Group's policy for goodwill acquired in conjunction with business combinations has always been and remains to be to amortize such goodwill over its estimated useful life, not to exceed forty years.



  D. IMPAIRMENT OF LONG-LIVED ASSETS


          Under Belgian GAAP, Delhaize Group reviews long-lived assets for impairment when an event has occurred that would indicate that a permanent diminution in value exists (e.g., store closing decision). If the net book value of a long-lived asset is greater than its fair value, Delhaize Group will record an impairment reserve to reduce the asset's net book value to fair value in the period the change in the operational or economic circumstances of the asset is observed. If the impairment reserve is no longer justified in future periods, due to recovery in the asset's fair value, the impairment reserve is reversed. Under US GAAP, Delhaize Group reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable; if these events or changes in circumstances indicate that such amounts could not be recoverable, Delhaize Group estimates the future cash flows expected to result from the use of the asset and its eventual disposition; if the sum of undiscounted future cash flows is less than the carrying amount of the asset, Delhaize Group recognizes an impairment loss for the difference between the carrying value of the asset and its fair value. The estimate of fair value considers prices for similar assets and the results of analyses of expected future cash flows using a discount rate commensurate with the risks involved. After an impairment is recognized, the reduced carrying amount of the asset shall be accounted for as its new cost. For a depreciable asset, the new cost shall be depreciated over the asset's remaining useful life. Restoration of previously recognized impairment losses is not recorded.


          In 1996, Delhaize America recorded a non-cash charge (before taxes) of approximately EUR 17.0 million as a result of implementation of SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of ("SFAS 121"). Of that charge, approximately EUR
     7.4 million (before taxes) related to certain operating stores and the remainder, approximately EUR 9.6 million, related to stores that were planned to be closed. Under Belgian GAAP, Delhaize Group only recorded the charge related to stores that were planned to be closed.

                                 DELHAIZE GROUP

          In 2000, Delhaize America recorded a non-cash SFAS 121 impairment charge (before taxes) of approximately EUR 29.3 million. Of that charge, approximately EUR 17.1 million (before taxes) related to certain operating stores. Under Belgian GAAP, Delhaize Group did not record this charge.



          The effect of the difference in accounting policies relating to restoration of previously recognized impairment losses on the results of operations and financial condition of Delhaize Group is immaterial for all periods presented.



  E. PENSIONS



          As described in Note 1 to the consolidated financial statements, Delhaize Group does not account for pension plan obligations for all member companies of Delhaize Group under the provisions of SFAS 87. Under US GAAP, all pension plan obligations are calculated in accordance with the provisions of SFAS 87.



  F. FOREIGN CURRENCY TRANSACTIONS


          Under Belgian GAAP, Delhaize Group has deferred, as an offset to shareholders' equity, foreign currency transaction exchange rate losses incurred on debts contracted to finance non-monetary assets. These losses are recognized based on the principle of matching expenses to the income to which they relate. Under US GAAP, a change in exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is a foreign currency transaction gain or loss that is included in determining net income for the period in which the exchange rate changes.


  G. REVALUATION OF LONG-LIVED ASSETS



          Under Belgian GAAP, assets of certain member companies of Delhaize Group have been revalued according to the applicable laws of each country. The resulting unrealized gains were added to the revaluation reserves, which are classified in Shareholders' equity. The revaluation amounts are depreciated over the lives of the related assets. Upon disposition of the revalued assets, the relevant part of the revaluation reserve is considered realized and included in the determination of net income. Under US GAAP, such revaluations are not permitted.



  H. INCOME TAXES



          As described in Note 1 to the consolidated financial statements, Delhaize Group does not account for deferred income tax assets and liabilities for all member companies of Delhaize Group under the provisions of SFAS 109. Under US GAAP, income taxes are accounted for under the provisions of SFAS 109 for all subsidiaries of Delhaize Group.



  I. LEASE ACCOUNTING


          Under Belgian GAAP, a capital lease is defined as one that transfers substantially all the risks and rewards of ownership of an asset to the lessee. Under US GAAP, SFAS No. 13, Accounting for Leases, defines criteria for companies to evaluate whether, at inception of the lease contract, a lease should be accounted for as a capital lease or an operating lease. Accordingly, Delhaize Group has certain leases that are classified as operating leases under Belgian GAAP that would be classified as capital leases under US GAAP.

                                 DELHAIZE GROUP

  J. NET US GAAP ADJUSTMENTS FOR EQUITY METHOD OF ACCOUNTING INVESTEES



          Under Belgian GAAP, companies over which joint control is exercised should be consolidated proportionately (See Note 19 to the consolidated financial statements). Also, companies over which legal majority ownership control is exercised should be consolidated even though the minority interest holders may have participating rights that restrict the companies' ability to control the entity. Under US GAAP, Delhaize Group accounts for these investments under the equity method.



          These differences in accounting policy have no effect on the net income or shareholders' equity of Delhaize Group; however, the results of operations and financial position of these investees must be recast into US GAAP prior to Delhaize Group's recognition of its share in income of companies accounted for under the equity method. The adjustments to present investees under US GAAP relate primarily to accounting for foreign currency transactions, income taxes and pensions. The differences in accounting policy would also affect sales, operating income and total assets and liabilities as reported under Belgian GAAP.



          Delhaize Group has a 30% investment in Special Event, S.A. ("Special Event"). Under Belgian GAAP and Delhaize Group policy, companies whose results are not significant to Delhaize Group and whose activity is fundamentally different from that of Delhaize Group are excluded from the scope of consolidation. Under US GAAP, as Delhaize Group owns 30% of the voting capital of Special Event and has appointed two of the five members of the Board of Directors, the presumption is that Delhaize Group has the ability to exercise significant influence over the operating and financial policies of Special Event. As such, Delhaize Group should account for Special Event under the equity method of accounting for US GAAP. However, the effect of accounting for Special Event under the equity method of accounting from the cost method of accounting would not materially effect Delhaize Group's investment or reported results of operations during any period presented.



  K. STOCK BASED COMPENSATION



          Under Belgian GAAP, compensation expense related to stock options is not recorded. Under US GAAP, Delhaize Group has elected to follow the accounting provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APBO 25"), for grants of shares, stock options, and other equity instruments. This resulted in the recording of compensation expense relating to Delhaize America's restricted stock plan in 2000. The compensation expense in 1999 and 1998 was de minimis. There was also compensation expense recorded relating to Delhaize Group's stock option plan.



  L. DIVIDENDS ON ORDINARY SHARES


          Under Belgian GAAP, the proposed annual dividend on ordinary shares to be approved at the annual meeting of shareholders, which is held subsequent to year-end, is accrued at year-end. Under US GAAP, such dividends are not considered an obligation until approved.


  M. DIRECTORS REMUNERATION


          The directors of Delhaize Group receive an annual remuneration based on Delhaize Group's financial performance in accordance with provisions of Delhaize Group's articles of association. Under Belgian GAAP, this remuneration is considered a distribution of profits, similar to a dividend to shareholders, and is recorded as a charge to Retained earnings, when proposed by the Board of Directors. Under US GAAP, such remuneration is considered compensation expense.

                                 DELHAIZE GROUP

  N. HIGHLY INFLATIONARY ECONOMIES



          Under Belgian GAAP and Delhaize Group accounting policy, there are no specific accounting consequences for financial statements of a foreign entity in a highly inflationary economy. Under US GAAP, the financial statements of a foreign entity in a highly inflationary economy are remeasured as if the functional currency was the reporting currency. These translation adjustments are included in the determination of net income.



 O. DISPOSAL OF INVESTMENT



          In September 2000, Delhaize Group sold its 50% investment in P.G. of France and realized a gain on the sale of the net assets of EUR 32.4 million on a Belgian GAAP basis. The sale of the investment on a US GAAP basis resulted in a reduction of the gain realized by EUR 1.7 million, principally due to different bases of acquisition goodwill.



 P. OTHER ITEMS



     INTEREST COSTS



          Under Belgian GAAP, certain subsidiaries of Delhaize Group have expensed interest cost incurred as a part of the historical cost of constructing certain assets. Under US GAAP, interest cost incurred as a part of the historical cost of constructing certain assets is capitalized.



     DEVELOPMENT OF INTERNALLY DEVELOPED SOFTWARE



          Under Belgian GAAP, certain subsidiaries of Delhaize Group have expensed costs in the development of internally developed software. Under US GAAP, certain of these costs are required to be capitalized.



 Q. TAX EFFECTS ON US GAAP ADJUSTMENTS



    TAX EFFECTS OF US GAAP ADJUSTMENTS -- NET INCOME RECONCILIATION



          The US GAAP adjustments denoted by footnotes (a), (b), (c), (h), (j),
     (m) and (o) do not have tax consequences. The tax effects relating to the remaining US GAAP adjustments were calculated at the prevailing statutory tax rates of the related entities. The approximate weighted average statutory tax rate on these US GAAP adjustments is 35% for the year ended December 31, 2000, 40% for the year ended December 31, 1999 and 41% for the year ended December 31, 1998.

                                 DELHAIZE GROUP

     TAX EFFECTS OF US GAAP ADJUSTMENTS -- SHAREHOLDERS' EQUITY RECONCILIATION



          The US GAAP adjustments denoted by footnotes (a), (b), (c), (h), (j),
     (l), (m) and (o) do not have tax consequences. The tax effects relating to the remaining US GAAP adjustments were calculated at the prevailing statutory tax rates of the related entities as follows:



                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  2000            1999
                                                              -------------   -------------
                                                              (ALL AMOUNTS ARE EXPRESSED IN
                                                                THOUSANDS OF EUR, EXCEPT
                                                                      PERCENTAGES)
Total amount of US GAAP adjustments denoted by footnotes
  (d), (e), (g), (i), (n) and (p)...........................     (43,906)        (40,292)
Approximate weighted average statutory tax rate relating to
  the above adjustments.....................................          39%             39%
Resulting tax effect........................................      17,139          15,690
Cumulative tax effect at statutory rates of US GAAP
  adjustments denoted by footnotes (f) and (k) that were
  recorded directly to shareholders' equity for Belgian GAAP purposes and recorded to the statement of income for US
  GAAP purposes.............................................       4,569           2,240
                                                                 -------         -------
Total tax effect of US GAAP adjustments on shareholders'
  equity....................................................      21,708          17,930
                                                                 =======         =======

                                 DELHAIZE GROUP

RECONCILIATION TO US GAAP

     Approximate reconciliation to US GAAP of net income and shareholders' equity would be as follows:


                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2000      1999      1998
                                                          -------   -------   -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                               THOUSANDS OF EUR)
NET INCOME IN ACCORDANCE WITH BELGIAN GAAP..............  160,687   169,886   148,954
ITEMS HAVING THE EFFECT OF INCREASING (DECREASING)
  REPORTED NET INCOME:
a.  Goodwill -- Stock repurchase program................   (1,995)   (1,995)     (821)
b.  Goodwill -- Purchase accounting.....................      219        --        --
c.  Goodwill -- Assets lives............................     (294)     (362)    3,433
d.  Impairment of long-lived assets.....................   (7,047)      170       731
e.  Pensions............................................   (2,293)   (1,307)   (1,432)
f.  Foreign currency transactions.......................   (5,079)   (5,575)       --
g.  Revaluation of long-lived assets....................    1,154       637       581
h.  Income taxes........................................      452       345       669
i.  Lease accounting....................................    5,002     3,761     3,489
j.  Net US GAAP adjustments for equity method of
    accounting investees................................      305        13       120
k.  Stock based compensation............................   (1,517)       --        --
m. Directors remuneration...............................     (949)     (926)     (906)
n.  Highly inflationary economies.......................      513        --        --
o.  Disposal of investments.............................   (1,739)       --        --
p.  Other items.........................................        9       467       457
                                                          -------   -------   -------
Total US GAAP adjustments before tax effects............  (13,259)   (4,772)    6,321
q.  Tax effects of US GAAP adjustments..................    3,247       740    (1,568)
                                                          -------   -------   -------
          NET INCOME IN ACCORDANCE WITH US GAAP.........  150,675   165,854   153,707
                                                          =======   =======   =======

                                 DELHAIZE GROUP

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                                (ALL AMOUNTS ARE
                                                                  EXPRESSED IN
                                                                THOUSANDS OF EUR)
SHAREHOLDERS' EQUITY IN ACCORDANCE WITH BELGIAN GAAP........  1,364,691   1,085,565
ITEMS HAVING THE EFFECT OF INCREASING (DECREASING) REPORTED
SHAREHOLDERS' EQUITY:
a.  Goodwill -- Stock repurchase program....................     73,852      75,847
b.  Goodwill -- Purchase accounting.........................     19,128          --
c.  Goodwill -- Assets lives................................     13,713      14,276
d.  Impairment of long-lived assets.........................     (8,132)     (1,724)
e.  Pensions................................................    (19,906)    (17,642)
g.  Revaluation of long-lived assets........................    (17,680)    (16,488)
h.  Income taxes............................................    (22,040)    (22,660)
i.  Lease accounting........................................     (2,050)     (7,052)
j.  Net US GAAP adjustments for equity method of accounting
   investees................................................       (246)       (477)
l.  Dividends on ordinary shares............................    125,038      64,501
n.  Highly inflationary economies...........................      1,267          --
o.  Disposal of investment..................................     (1,739)         --
p.  Other items.............................................      2,595       2,614
                                                              ---------   ---------
Total US GAAP adjustments before tax effects................    163,800      91,195
q.  Tax effects of US GAAP adjustments......................     21,708      17,930
                                                              ---------   ---------
          SHAREHOLDERS' EQUITY IN ACCORDANCE WITH US GAAP...  1,550,199   1,194,690
                                                              =========   =========


EARNINGS PER SHARE

     In accordance with SFAS No. 128, Earnings per Share, basic earnings per share are computed by dividing income available to ordinary shareholders by the weighted average number of ordinary shares outstanding. The computation of diluted earnings per share is a pro forma presentation that reflects the dilution of basic earnings per share that would have occurred if all contingent issuances of ordinary shares that would individually reduce earnings per share had taken place at the beginning of the period (or the date issued, if later).


     The computation of diluted earnings per ordinary share includes securities issued by Delhaize America that enable the holders of those securities to obtain Delhaize America common stock. Those per-share earnings of Delhaize America have been included in Delhaize Group's diluted earnings per ordinary share computation.

                                 DELHAIZE GROUP

     The computation of basic and diluted earnings per share for the years ended December 31, 2000, 1999 and 1998 prepared in accordance with US GAAP is as follows:



                                                            YEAR ENDED DECEMBER 31,
                                                          ----------------------------
                                                           2000      1999       1998
                                                          -------   -------    -------
                                                                (ALL AMOUNTS ARE
                                                                  EXPRESSED IN
                                                            THOUSANDS OF EUR, EXCEPT
                                                                PER SHARE DATA)
Net income in accordance with US GAAP available to
  ordinary shareholders.................................  150,675   165,854    153,707
Dilutive effect on earnings of ownership in subsidiary
  shares................................................   (1,228)       --         --
                                                          -------   -------    -------
Net income for diluted earnings per ordinary share......  149,447   165,854    153,707
                                                          =======   =======    =======
Weighted average number of ordinary shares
  outstanding...........................................   52,023    51,983     51,824
Dilutive effect of employee stock options...............       46       102        119
                                                          -------   -------    -------
Weighted average number of diluted ordinary shares
  outstanding...........................................   52,069    52,085     51,943
                                                          =======   =======    =======
  Basic earnings per ordinary share.....................     2.90      3.19       2.97
  Diluted earnings per ordinary share...................     2.87      3.18       2.96


STATEMENTS OF COMPREHENSIVE INCOME


                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2000      1999      1998
                                                          -------   -------   -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                               THOUSANDS OF EUR)
Net income in accordance with US GAAP...................  150,675   165,854   153,707
Other comprehensive income, net of tax:
  Changes in unrealized foreign exchange gains and
     losses.............................................   50,118   119,693   (42,860)
  Additional pension liability, net.....................     (128)     (117)     (162)
                                                          -------   -------   -------
Other comprehensive income..............................   49,990   119,576   (43,022)
                                                          -------   -------   -------
Comprehensive income in accordance with US GAAP.........  200,665   285,430   110,685
                                                          =======   =======   =======
Accumulated other comprehensive income, end of year:
  Unrealized foreign exchange gains and losses..........  138,879    88,761   (30,932)
  Pension liability, net................................  (28,310)  (28,182)  (28,065)
                                                          -------   -------   -------
Accumulated other comprehensive income, end of year.....  110,569    60,579   (58,997)
                                                          =======   =======   =======


     The following presents Delhaize Group's condensed consolidated statements of income and condensed consolidated balance sheets prepared in accordance with US GAAP considering all the items discussed previously in this note and certain other reclassifications that do not affect net income or shareholders' equity, including transactions considered exceptional or non-operating under Belgian GAAP that are classified as operating under US GAAP.

                                 DELHAIZE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                                  YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                               2000         1999         1998
                                                            ----------   ----------   ----------
                                                                      (ALL AMOUNTS ARE
                                                                        EXPRESSED IN
                                                                     THOUSANDS OF EUR)
Sales and other revenues..................................  17,946,676   14,086,428   12,752,488
Cost of sales.............................................  13,764,324   10,859,830    9,869,189
                                                            ----------   ----------   ----------
Gross profit..............................................   4,182,352    3,226,598    2,883,299
Selling, general, and administrative expenses.............   3,568,742    2,605,771    2,329,312
Other income (expense), net...............................      35,713        2,639        2,589
                                                            ----------   ----------   ----------
Operating income..........................................     649,323      623,466      556,576
Interest expense, net.....................................     272,771      123,412      100,230
Income from companies accounted for under the equity
  method..................................................       3,130        3,346        2,740
                                                            ----------   ----------   ----------
Income before income taxes and minority interests.........     379,682      503,400      459,086
Income taxes..............................................     138,529      186,854      161,659
                                                            ----------   ----------   ----------
Income after taxes and before minority interests..........     241,153      316,546      297,427
Minority interests........................................      90,478      150,692      143,720
                                                            ----------   ----------   ----------
Net income................................................     150,675      165,854      153,707
                                                            ==========   ==========   ==========


     Cost of sales includes shipping and handling costs, bottling costs, advertising costs and promotional allowances. "Cost of sales" under US GAAP differs from "cost of goods sold" under Belgian GAAP, as follows:


                                                               YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------
                                                         2000            1999            1998
                                                     ------------    ------------    ------------
                                                      (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF
                                                                         EUR)
Shipping and handling costs(a).....................     378,866         290,505         268,941
Bottling costs(a)..................................      22,178          22,243          22,194
Equity method investees -- see Note 20(i)..........    (198,465)       (189,992)       (135,377)
Other income, net(b)...............................    (134,248)        (69,722)        (65,781)
                                                       --------        --------        --------
Total..............................................      68,331          53,034          89,977
                                                       ========        ========        ========


---------------

(a) Included as "selling, administrative and other operating expenses," "salaries, social security, and pensions" or "depreciation and amortization," depending on the nature of the cost, in the Belgian GAAP statement of income.


(b) Other income, net, primarily consists of income from in-store promotions and co-operative advertising (presented as "other operating income" in the Belgian GAAP statement of income), offset by advertising costs (presented as "selling, administrative and other operating expenses" in the Belgian GAAP statement of income).


     Selling, general, and administrative expenses include all costs incurred to deliver products from stores to the customers.

     "Other income (expense), net" primarily includes gains and losses on disposals of fixed assets.


     Income from companies accounted for under the equity method primarily represents income from those investees of Delhaize Group that are proportionately consolidated under Belgian GAAP (See Note 19 to the consolidated financial statements). Under US GAAP, these investments would be

                                 DELHAIZE GROUP
accounted for using the equity method of accounting. The following footnote summarizes the investments proportionately consolidated under Belgian GAAP (amounts presented in accordance with Belgian GAAP):


                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
                                                               (ALL AMOUNTS EXPRESSED IN
                                                                   THOUSANDS OF EUR)
Current assets..............................................      8,766         32,438
Current liabilities.........................................     17,777         42,917
Non-current assets..........................................     21,858         42,400
Non-current liabilities.....................................         --          6,120



                                                             YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------
                                                      2000            1999            1998
                                                  -------------   -------------   -------------
                                                   (ALL AMOUNTS EXPRESSED IN THOUSANDS OF EUR)
Net sales.......................................     190,255         206,738         153,581
Gross profit....................................       2,880           4,563           3,014
Net income......................................       1,513           2,550           1,963
Cash flows from operating activities............       8,769           6,721           4,938
Cash flows from investing activities............      (6,226)            258            (915)
Cash flows from financing activities............      (5,253)         (6,902)         (4,954)



     Exceptional items under Belgian GAAP, as disclosed in Note 1 to the consolidated financial statements, do not qualify as extraordinary items under US GAAP. These amounts, under US GAAP, for 2000, 1999 and 1998, have been classified in operating income as "other income/expense, net" and "selling, general and administrative expenses," depending on the nature of the cost.

                                 DELHAIZE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------    ---------
                                                                 (ALL AMOUNTS ARE
                                                                   EXPRESSED IN
                                                                 THOUSANDS OF EUR)
                                       ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................     259,688      352,858
Receivables.................................................     617,878      426,948
Inventories.................................................   1,842,738    1,611,956
Prepaid expenses............................................      89,566       60,420
Deferred tax assets.........................................          --        1,227
                                                              ----------    ---------
          Total current assets..............................   2,809,870    2,453,409
Property, at cost, less accumulated depreciation............   3,756,536    2,713,094
Intangible assets, at cost, less accumulated amortization...   3,800,169      523,304
Investment in companies accounted for under the equity
  method....................................................      10,922       30,896
Deferred tax assets.........................................       4,713        4,234
Other assets................................................      50,978        9,637
                                                              ----------    ---------
          TOTAL ASSETS......................................  10,433,188    5,734,574
                                                              ==========    =========

              LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY
Current liabilities.........................................   5,539,045    2,307,036
Long-term borrowings........................................     688,702      620,831
Capital lease obligations...................................     667,552      499,751
Deferred tax liabilities....................................     203,251       42,996
Other long-term liabilities.................................     258,616      167,070
                                                              ----------    ---------
          Total liabilities.................................   7,357,166    3,637,684
Minority interests..........................................   1,525,823      902,200
Shareholders' equity........................................   1,550,199    1,194,690
                                                              ----------    ---------
          TOTAL LIABILITIES, MINORITY INTERESTS AND
            SHAREHOLDERS' EQUITY............................  10,433,188    5,734,574
                                                              ==========    =========


PRESENTATION OF ADDITIONAL FINANCIAL INFORMATION IN ACCORDANCE WITH US GAAP

STORE CLOSINGS

     Delhaize Group's Belgian GAAP accounting policy related to store closings is described in Note 1, Store Closing Costs, to the consolidated financial statements. Delhaize Group's Belgian GAAP store closing costs recognition and measurement criteria do not differ from its US GAAP accounting policy.

     Under Belgian GAAP, store closing costs related to store closings in the normal course of business (i.e., on a store-by-store basis) are charged to operating income as "selling, administrative and other operating expenses" and store closing costs related to store closings outside of the normal course of business (e.g., a specific market area, Delhaize Group store banner) are charged to "exceptional expenses." Under US GAAP, store closing costs, regardless of their nature, are charged to operating income.


     Delhaize Group's store closings in 2000, 1999 and 1998 primarily relate to Delhaize America store closings.

                                 DELHAIZE GROUP

     The following table is presented to show the number of Delhaize America stores closed and planned to be closed at December 31, 2000, 1999 and 1998 that compose Delhaize America's closed store liabilities at these dates. Additionally, the number of stores committed for closure, the number of stores closed, the number of closed stores acquired and the number of stores sold or for which the lease was terminated in 2000, 1999 and 1998:



                                                                       PLANNED
                                                              CLOSED   CLOSINGS   TOTAL
                                                              ------   --------   -----
Balance, January 1, 1998....................................   179        24       203
Stores added................................................    --        33        33
Stores acquired.............................................     6        --         6
Planned closings completed..................................    28       (28)       --
Stores sold/lease terminated................................   (82)       --       (82)
Stores not closed (Kash n' Karry)...........................    --        (3)       (3)
                                                               ---       ---       ---
Balance, December 31, 1998..................................   131        26       157
Stores added................................................    --        16        16
Stores acquired.............................................    14        --        14
Planned closings completed..................................    35       (35)       --
Stores sold/lease terminated................................   (24)       --       (24)
                                                               ---       ---       ---
Balance, December 31, 1999..................................   156         7       163
Stores added................................................    --        36        36
Stores acquired.............................................    25         1        26
Planned closings completed..................................    30       (30)       --
Stores sold/lease terminated................................   (24)       --       (24)
                                                               ---       ---       ---
Balance, December 31, 2000..................................   187        14       201
                                                               ===       ===       ===

                                 DELHAIZE GROUP

     The following table reflects Delhaize America's closed store liabilities at December 31, 2000, 1999 and 1998 and activity during 2000, 1999 and 1998 including additions to closed store liabilities charged to operations, additions for closed stores acquired in purchase transactions, adjustments to liabilities based on changes in facts and circumstances and payments made.



                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               2000      1999      1998
                                                              -------   -------   -------
                                                              (ALL AMOUNTS ARE EXPRESSED
                                                                  IN MILLIONS OF EUR)
Beginning of year balance, January 1,.......................   106.3      96.9     119.4
Additions charged to earnings:
  Store closings -- lease obligations.......................    36.3      12.9      11.0
  Store closings -- other exit costs........................     5.0       1.6       2.5
  Adjustments to prior year estimates -- lease
     obligations............................................     0.9      (0.9)      1.0
  Adjustments to prior year estimates -- other exit costs...     4.2        --      (0.9)
  Reserves reversed to income...............................      --      (1.7)     (0.7)
                                                               -----     -----     -----
Total charge to earnings, net...............................    46.4      11.9      12.9
Reductions:
  Lease payments made.......................................   (11.9)     (7.7)     (6.5)
  Lease terminations........................................    (3.7)     (9.9)    (14.0)
  Payments for other exit costs.............................    (6.5)     (3.6)     (4.3)
                                                               -----     -----     -----
     Total reductions.......................................   (22.1)    (21.2)    (24.8)
Closed store liabilities associated with purchase
  transactions:
  Lease obligations.........................................    43.2       2.3       2.5
  Other exit costs..........................................    21.6       0.8       0.5
  Adjustments to goodwill...................................    (4.0)       --      (6.5)
                                                               -----     -----     -----
     Total acquired liabilities.............................    60.8       3.1      (3.5)
Translation adjustments.....................................     7.6      15.6      (7.1)
                                                               -----     -----     -----
Ending balance, December 31,................................   199.0     106.3      96.9
                                                               =====     =====     =====



     The balance at December 31, 2000 of EUR 199.0 million consisted of lease obligations and other exit costs of EUR 163.6 million and EUR 35.4 million, respectively. The balance at December 31, 1999 of EUR 106.3 million consisted of lease obligations and other exit costs of EUR 96.5 million and EUR 9.8 million, respectively. The balance at December 31, 1998 of EUR 96.9 million consisted of lease obligations and other exit costs of EUR 87.4 million and EUR 9.5 million, respectively. The opening balance at January 1, 1998 of EUR 119.4 million consisted of lease obligations and other exit costs of EUR 107.0 million and EUR
12.4 million, respectively.


     Delhaize America provided for closed store liabilities in each of the years presented in the above table relating to the estimated post-closing lease obligations and related other exit costs (which include estimated real estate taxes, common area maintenance and other costs contractually required to be paid in connection with the lease obligations) associated with the store closing commitments. Adjustments to closed store liabilities and other exit costs primarily relate to changes in subtenants, changes in actual store closing dates that differ from planned store closing dates and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that current estimates are consistent with amounts recorded in the financial statements.


     Delhaize America uses a discount rate based on the current treasury note rates to calculate the present value of the remaining rent payments on closed stores.

                                 DELHAIZE GROUP

     During fiscal 2000, Delhaize America recorded additions to closed store liabilities of EUR 64.8 million related to 26 store properties acquired, or for which the lease was assumed, in the Hannaford acquisition. All but one of the 26 stores included in the reserve had been closed prior to the acquisition date. The remaining activities associated with exiting these stores are to maintain the store under the leasehold requirements, to dispose of any owned property and equipment and to settle the remaining lease obligations. The acquired Hannaford liabilities for closed stores include EUR 43.2 million related to the present value of future unrecoverable lease liabilities with remaining non-cancelable terms ranging from 3 to 22 years. Other exit costs accrued are approximately EUR
21.6 million for activities that are directly related to the remaining lease obligations, that comprised EUR 11.2 million for real estate taxes, EUR 8.6 million for property maintenance and utilities and EUR 1.8 million for property insurance. Accrued other exit costs are paid over the remaining lease term. A non-cash reduction in the amount of approximately EUR 4.0 million was made prior to December 31, 2000, with a corresponding reduction in goodwill, principally related to a lease liability that was canceled.



     During 1999 and 1998, Delhaize America acquired and immediately closed 14 and 6 stores, respectively, in connection with acquisitions from major supermarket chains. The related lease obligations and other exit costs for these acquired closed stores were EUR 3.1 million and EUR 3.0 million for 1999 and 1998, respectively, and were recorded as an addition to goodwill recorded in the related purchase transaction.



     In conjunction with the Kash n' Karry acquisition in late fiscal 1996, Delhaize America identified 23 Kash n' Karry locations for closing based on either unacceptable performance or anticipated relocation of the store. Delhaize America closed 13 of these stores in 1998 and 4 additional stores in 1999. Based on improved operating performance in 1998, a decision was made to not close 3 of the 23 identified Kash n' Karry locations. The original estimated store closing costs of EUR 6.5 million related to these three stores were recognized as a reduction of goodwill in 1998. It has taken Delhaize America an unusually longer than anticipated time to execute its Kash n' Karry store closing plan due to real estate constraints in relocating the stores.



     The revenues and operating results for stores closed are not material to Delhaize Group's total revenues and operating results for any of the years presented above. Future cash obligations for closed store liabilities are tied principally to the remaining non-cancelable lease payments less sublease payments to be received. See Note 16 to the consolidated financial statements for a summary of the gross future cash flows for closed store lease obligations.



  PENSION BENEFIT PLANS



     Delhaize America has a non-contributory retirement plan covering all employees at its operating subsidiaries Food Lion and Kash n' Karry with one or more years of service. Employees' benefits under the plan become vested after five years of consecutive service. Forfeitures of the plan are used to off-set plan expenses. The plan provides benefits to participants upon death, retirement or termination of employment with Delhaize America. Contributions to the retirement plan are determined by Delhaize America's Board of Directors.



     One of Delhaize America's operating subsidiaries, Hannaford, maintains a non-contributory, defined benefit pension plan covering approximately 50% of its employees. The plan provides for payment of retirement benefits on the basis of employees' length of service and earnings. Delhaize America's policy is to fund the plan based upon legal requirements and tax regulations. Plan assets consist of common stocks, cash and cash equivalents and fixed income investments. Hannaford also provides a defined contribution 401(k) plan to substantially all employees. The amount charged to expense for this plan in fiscal 2000 from the acquisition date through December 31, 2000 was approximately EUR 2.5 million.

                                 DELHAIZE GROUP

     Delhaize Belgium has a non-contributory, defined benefit pension plan covering approximately 10% of its employees. The plan provides benefits to participants upon death or retirement and funds the plan based upon legal requirements and tax regulations.



     Delhaize Group's disclosures for defined benefit plans inside and outside the United States, as required by SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits, are as follows:



                                                             2000                       1999
                                              -----------------------------------    ----------
                                                             PLANS
                                                            OUTSIDE
                                               UNITED       OF THE
                                               STATES       UNITED
                                                PLANS       STATES        TOTAL       TOTAL(1)
                                              ---------    ---------    ---------    ----------
                                               (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR)
CHANGE IN BENEFIT OBLIGATION:
BENEFIT OBLIGATION AT BEGINNING OF YEAR.....        --       73,256       73,050        72,394
Benefit obligation at acquisition...........   102,613           --      102,613
Service cost................................     1,903        2,586        4,489         2,886
Interest cost...............................     3,160        4,378        7,538         3,508
Plans' participants' contributions..........        --        1,203        1,203         1,130
Actuarial (losses)/gains....................       (68)          --          (68)       (5,004)
Benefits paid...............................    (6,519)      (3,883)     (10,402)       (1,946)
Foreign currency translation................      (961)          76         (679)          288
                                               -------      -------      -------       -------
BENEFIT OBLIGATION AT END OF YEAR...........   100,128       77,616      177,744        73,256
                                               =======      =======      =======       =======
CHANGE IN PLANS' ASSETS:
FAIR VALUE OF PLANS' ASSETS AT BEGINNING OF
  YEAR......................................        --       44,117       44,117        39,340
Fair value of plans' assets at
  acquisition...............................   115,321           --      115,321
Actual return on plans' assets..............     1,587        2,260        3,847         1,640
Group contributions.........................       403        3,306        3,709         3,953
Plans' participants' contributions..........        --        1,203        1,203         1,130
Benefits paid...............................    (6,519)      (3,883)     (10,402)       (1,946)
Foreign currency translation................    (1,053)          --       (1,053)           --
                                               -------      -------      -------       -------
FAIR VALUE OF PLANS' ASSETS AT END OF
  YEAR......................................   109,739       47,003      156,742        44,117
                                               =======      =======      =======       =======
Funded status of the plans..................     9,611      (30,613)     (21,002)      (29,139)
Unrecognized actuarial loss.................     3,239        5,503        8,742         4,820
Unrecognized net transition obligation......        --        2,681        2,681         4,397
                                               -------      -------      -------       -------
NET AMOUNT RECOGNIZED.......................    12,850      (22,429)      (9,579)      (19,922)
                                               =======      =======      =======       =======


---------------


     (1) In 1999, Delhaize Group's defined benefit plans were all maintained outside of the United States.

                                 DELHAIZE GROUP

                                                             2000                       1999
                                              -----------------------------------    ----------
                                                             PLANS
                                                            OUTSIDE
                                               UNITED       OF THE
                                               STATES       UNITED
                                                PLANS       STATES        TOTAL       TOTAL(1)
                                              ---------    ---------    ---------    ----------
                                               (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR)
AMOUNTS RECOGNIZED IN THE CONDENSED
  CONSOLIDATED BALANCE SHEETS (PRESENTED
  ABOVE):
Prepaid benefit cost........................    12,850           --       12,850            --
Accrued benefit liabilities.................        --      (22,650)     (22,650)      (20,144)
Intangible Assets...........................        --           20           20            36
Shareholders' equity (representing
  accumulated other comprehensive income
  adjustments)..............................        --          201          201           186
                                               -------      -------      -------       -------
NET AMOUNT RECOGNIZED.......................    12,850      (22,429)      (9,579)      (19,922)
                                               =======      =======      =======       =======



     Actuarial assumptions have been determined by actuaries on a country-by-country basis and plan-by-plan. Weighted average actuarial assumptions have been determined as follows:



                                                                2000
                                                 ----------------------------------
                                                 UNITED STATES    PLANS OUTSIDE OF
                                                     PLANS        THE UNITED STATES    1999(1)
                                                 -------------    -----------------    -------
Discount rate..................................       7.5%              5.8%            5.8%
Rate of compensation increase..................       4.5%              4.0%            4.0%
Expected return on plan assets.................      10.5%              6.6%            6.6%



                                                        YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------
                                                           2000                     1999(1)
                                            ----------------------------------      --------
                                                          PLANS
                                                         OUTSIDE
                                            UNITED        OF THE
                                            STATES        UNITED
                                             PLANS        STATES        TOTAL        TOTAL
                                            -------      --------      -------      --------
                                            (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR)
COMPONENTS OF NET PERIODIC BENEFIT COSTS:
Service cost..............................   1,903         3,789        5,692         4,016
Plans' participants' contributions........      --        (1,203)      (1,203)       (1,130)
Expected interest cost....................   3,160         4,378        7,538         3,508
Expected return on plans' assets..........  (4,957)       (2,923)      (7,880)       (2,692)
Amortization of actuarial net loss........      --            --           --           124
Amortization of net transition
  obligation..............................      --         1,685        1,685         1,685
                                            ------        ------       ------        ------
NET PERIODIC BENEFIT COSTS................     106         5,726        5,832         5,511
                                            ======        ======       ======        ======



     The accumulated benefit obligations are in excess of plan assets for pension plans outside of the United States. Delhaize Group's aggregate accumulated benefit obligations outside of the United States were approximately EUR 56.0 million and EUR 52.8 million at December 31, 2000 and 1999, respectively.


---------------


     (1) In 1999, Delhaize Group's defined benefit plans were all maintained outside of the United States.

                                 DELHAIZE GROUP

INCOME TAXES



                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                              THOUSANDS OF EUR)
Income before income taxes and minority interests:
  Belgian companies...................................   52,101     38,212     47,155
  Foreign companies...................................  327,581    465,188    411,931
                                                        -------    -------    -------
          Total income before income taxes and
            minority interests........................  379,682    503,400    459,086
                                                        =======    =======    =======
Income taxes consist of the following:
  Current:
     Belgian companies................................   11,533      8,135     12,260
     Foreign companies................................   91,647    147,392    101,450
                                                        -------    -------    -------
          Total current...............................  103,180    155,527    113,710
  Deferred:
     Belgian companies................................    2,537      2,188      1,498
     Foreign companies................................   32,812     29,139     46,451
                                                        -------    -------    -------
          Total deferred..............................   35,349     31,327     47,949
                                                        -------    -------    -------
          Total income taxes..........................  138,529    186,854    161,659
                                                        =======    =======    =======


     The components of deferred income tax assets and liabilities are as follows:


                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                              THOUSANDS OF EUR)
Deferred tax assets:
  Pension...................................................    8,138     7,351
  Accrued expenses..........................................   47,798    50,823
  Fixed assets..............................................   21,666     9,639
  Provisions for store closing..............................   72,833    67,804
  Provisions not yet deductible.............................    3,547     1,804
  Inventories...............................................    7,247     5,209
  Leases....................................................   54,435    48,397
  Operating loss carryforwards and tax credits..............   55,458    25,790
  Deferred charges..........................................    9,646     6,560
  Others....................................................    7,985     9,672
                                                              -------   -------
          Total deferred tax assets.........................  288,753   233,049
  Less: valuation allowances................................  (41,140)   (7,814)
                                                              -------   -------
          Total deferred tax assets.........................  247,613   225,235
                                                              =======   =======

                                 DELHAIZE GROUP

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                               THOUSANDS OF EUR)
Deferred tax liabilities:
  Fixed assets..............................................  (364,765)  (181,839)
  Inventories...............................................   (59,316)   (55,330)
  Other.....................................................   (26,627)   (25,601)
                                                              --------   --------
          Total deferred tax liabilities....................  (450,708)  (262,770)
                                                              ========   ========


     Net deferred income tax assets and liabilities are classified in the accompanying consolidated balance sheets prepared and presented in accordance with US GAAP as follows:


                                                                 DECEMBER 31,
                                                              ------------------
                                                                2000      1999
                                                              --------   -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                              THOUSANDS OF EUR)
Current deferred tax assets.................................        --     1,227
Non-current deferred tax assets.............................     4,713     4,234
Current deferred tax liabilities............................    (4,557)       --
Non-current deferred tax liabilities........................  (203,251)  (42,996)
                                                              --------   -------
          Net deferred tax liabilities......................  (203,095)  (37,535)
                                                              ========   =======



     The increase of the net deferred tax liability of approximately EUR 166 million does not equal the deferred tax provision in 2000 of approximately EUR 35 million primarily due to a net deferred tax liability of approximately EUR 134 million recorded in the acquisition of Hannaford and the translation of deferred income tax items from Delhaize Group's United States subsidiaries.



     At December 31, 2000, Delhaize Group had net operating loss ("NOL") and tax credit carryforwards, for tax purposes, of approximately EUR 774 million, which will expire at various dates between 2001 and 2016. Approximately EUR 654 million of this amount is due to state tax losses assumed in the acquisition of Hannaford.



     The NOL and tax credit carryforwards may not be used to offset income taxes in other jurisdictions. Delhaize Group has established a valuation allowance to reduce the tax benefit of certain net operating losses to an amount that is more likely than not realizable.

                                 DELHAIZE GROUP

     The following is a reconciliation of Delhaize Group's Belgian statutory income tax rate with Delhaize Group's effective income tax rate:


                                                                 DECEMBER 31,
                                                              ------------------
                                                              2000   1999   1998
                                                              ----   ----   ----
Belgian statutory income tax rate...........................  40.2%  40.2%  40.2%
Items affecting the Belgian statutory income tax rate:
  Taxation in jurisdictions outside Belgium: (primarily due
     to United States federal and state income tax rates
     applied to the income of Delhaize America)(1)..........   0.4   (2.0)  (3.4)
  Amortization of Non-deductible goodwill at non-US
     subsidiaries...........................................   0.9    0.4     --
  Tax charges on dividend income............................   0.8    0.2    0.2
  Non-taxable income........................................  (3.9)  (1.9)  (1.8)
  Non-taxable capital gain..................................  (3.4)    --     --
  Other.....................................................   1.5    0.2     --
                                                              ----   ----   ----
          Effective tax rate................................  36.5%  37.1%  35.2%
                                                              ====   ====   ====



           (1) In 2000, approximately 75% of Delhaize Group's consolidated income before income taxes and minority interests was attributable to Delhaize America, which had an effective income tax rate of 41%.


               In 1999, approximately 92% of Delhaize Group's consolidated income before income taxes and minority interests was attributable to Delhaize America, which had an effective income tax rate of 38%.

               In 1998, approximately 87% of Delhaize Group's consolidated income before income taxes and minority interests was attributable to Delhaize America, which had an effective tax rate of 36.3%.


     Delhaize Group has not recognized income taxes on undistributed earnings of certain subsidiaries as management has asserted that it has specific plans to permanently reinvest the undistributed earnings of these subsidiaries. The cumulative amount of undistributed earnings on which Delhaize Group has not recognized income taxes is approximately EUR 1.5 billion at December 31, 2000.


STOCK BASED COMPENSATION


     Under US GAAP, Delhaize Group has elected to follow the accounting provisions of APBO 25, for grants of shares, share options and other equity instruments and to adopt the disclosure-only provisions of SFAS 123.


  Delhaize Group Convertible Bonds with Warrants

     In June 1996, Delhaize Group granted certain employees the right to purchase up to 10,400 debenture bonds with detachable warrants. At the date of grant, the market value of Delhaize Group's ordinary shares was EUR 37.93 per share. In total, 9,943 bonds were issued representing an aggregate loan to Delhaize Group of approximately EUR 246,000. There were 50 warrants attached to each bond which gave the holders of each warrant the right to obtain one ordinary share of Delhaize Group for EUR 44.62 per share during various periods through June 2001. The maturity date of the debenture loan is June 30,

                                 DELHAIZE GROUP

2001. The following table summarizes information about the warrants outstanding at December 31, 2000, 1999 and 1998:



                                                                DECEMBER 31,
                                                       ------------------------------
                                                         2000       1999       1998
                                                       --------   --------   --------
Outstanding at beginning of year.....................   197,250    251,550    497,150
Granted..............................................        --         --         --
Exercised............................................   (14,800)   (54,300)  (245,600)
Expired/Cancelled....................................        --         --         --
                                                       --------   --------   --------
Outstanding at the end of year.......................   182,450    197,250    251,550
                                                       ========   ========   ========
Exercisable at the end of year.......................   182,450    197,250    251,550



     The fair value of each warrant grant has been determined estimated on the date of grant using a Black-Scholes pricing model for European-type warrants with the following assumptions: risk free rate of 5.5%, expected life of 4.75 years, volatility of 8.0% and a dividend yield of 3.6%.



  Delhaize Group Stock Options



     On June 5, 2000, Delhaize Group commenced a 60-day offering of 130,000 stock options to certain employees. 115,000 stock options were subscribed (i.e., accepted by employees) during the offering period. The holder of each stock option has the right to subscribe to one ordinary share of Delhaize Group for EUR 63.1 per share. The subscription rights may be exercised on the 1st through the 20th of June, September and December in 2004, 2005 and 2006.



     The following table summarizes information about stock options under this plan granted, outstanding and exercisable at December 31, 2000:



                                                                DECEMBER 31,
                                                                    2000
                                                                ------------

OPTIONS OUTSTANDING
Outstanding at beginning of period..........................           --
Granted.....................................................      119,400
Exercised...................................................           --
Forfeited...................................................       (4,400)
                                                                  -------
Outstanding at the end of year..............................      115,000
                                                                  =======

Options exercisable at the end of period....................           --



          The fair value of each option has been estimated on the date of grant using a Black-Scholes pricing model with the following assumptions: risk free rate of 5.6%, expected life of 5 years, volatility of 38.0% and a dividend yield of 2.6%.



          Compensation expense for these options recognized during the year ended December 31, 2000 was approximately EUR 667,000. The weighted average fair value of options granted during the period was approximately EUR 24.99 per option.



  Delhaize America Stock Option Plans



     Delhaize America has a stock option plans under which options to purchase up to 9.4 million shares of Class A common stock may be granted to officers and key employees at prices equal to fair market value on the date of the grant. Additionally, Delhaize America issued stock options to acquire 4.2 million

                                 DELHAIZE GROUP
shares of Class A common stock in connection with its acquisition of Hannaford. Options become exercisable as determined by the Stock Option Committee of the Board of Directors of Delhaize America on the date of grant, provided that no option may be exercised more than ten years after the date of grant.



     A summary of shares reserved for outstanding options for the last three fiscal years, activity during each year and related weighted average exercise price is presented below:



                                                                        WEIGHTED AVERAGE
                                                                         EXERCISE PRICE
                                                             SHARES         (IN USD)
                                                            ---------   ----------------
2000
Outstanding at beginning of year..........................  1,345,595        26.60
Granted...................................................  1,751,094        21.27
Conversion of Hannaford options...........................  4,186,194         8.44
Exercised.................................................   (367,326)        7.22
Forfeited/expired.........................................   (252,246)       22.24
                                                            ---------        -----
Outstanding at end of year................................  6,663,311        13.83
                                                            ---------        -----
Options exercisable at end of year........................  4,085,490         9.58
                                                            ---------        -----
1999
Outstanding at beginning of year..........................    940,046        24.63
Granted...................................................    588,353        29.12
Exercised.................................................    (53,325)       22.50
Forfeited/expired.........................................   (129,479)       25.53
                                                            ---------        -----
Outstanding at end of year................................  1,345,595        26.60
                                                            ---------        -----
Options exercisable at end of year........................     93,165        25.20
                                                            ---------        -----
1998
Outstanding at beginning of year..........................  1,001,863        21.99
Granted...................................................    340,058        30.34
Exercised.................................................   (247,442)       15.89
Forfeited/expired.........................................   (154,433)       20.40
                                                            ---------        -----
Outstanding at end of year................................    940,046        24.63
                                                            ---------        -----
Options exercisable at end of year........................     45,535        26.31
                                                            ---------        -----



     The following table summarizes options outstanding and options exercisable as of December 31, 2000, and the related weighted average remaining contractual life (years) and weighted average exercise price.



                              OPTIONS OUTSTANDING



                                                           WEIGHTED AVERAGE
                                                              REMAINING       WEIGHTED AVERAGE
                                               NUMBER        CONTRACTUAL       EXERCISE PRICE
RANGE OF EXERCISE PRICES                     OUTSTANDING         LIFE             (IN USD)
------------------------                     -----------   ----------------   ----------------
USD  4.31 - USD 10.00......................   2,568,263            5.5              6.81
USD 10.01 - USD 20.00......................   2,914,958            8.3             14.82
USD 20.01 - USD 37.78......................   1,180,090            6.8             26.68
                                              ---------        -------             -----
USD  4.31 - USD 37.78......................   6,663,311            6.9             13.83
                                              =========        =======             =====

                                 DELHAIZE GROUP

                              OPTIONS EXERCISABLE



                                                                          WEIGHTED AVERAGE
                                                              NUMBER       EXERCISE PRICE
RANGE OF EXERCISE PRICES                                    EXERCISABLE       (IN USD)
------------------------                                    -----------   ----------------
USD  4.31 - USD 10.00.....................................   2,568,263          6.81
USD 10.01 - USD 20.00.....................................   1,255,715         12.30
USD 20.01 - USD 37.78.....................................     261,512         23.74
                                                             ---------         -----
USD  4.31 - USD 37.78.....................................   4,085,490          9.58
                                                             =========         =====



     The weighted average fair value at date of grant for options granted during 2000, 1999 and 1998 was USD 6.40, USD 10.57 and USD 7.86 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:



                                                              2000   1999   1998
                                                              ----   ----   ----
Expected dividend yield (%).................................   3.0    1.8    1.5
Expected volatility (%).....................................  37.0   35.0   30.0
Risk-free interest rate (%).................................   6.3    5.4    5.6
Expected term (years).......................................   9.0    7.5    5.0



  Delhaize America Restricted Stock Plan



     Delhaize America has a restricted stock plan for executive employees. These shares of stock will vest over five years from the grant dates. The weighted average grant date fair value for these shares is USD 18.91, USD 27.17 and USD
24.42 for 2000, 1999 and 1998, respectively. Delhaize America recorded compensation expense related to restricted stock of EUR 1.7 million, EUR 0.3 million and EUR 0.2 million in 2000, 1999 and 1998, respectively.



     A summary of shares reserved for outstanding restricted stock grants for 2000, 1999 and 1998 and activity during each year is presented below:



                                                               SHARES
                                                              --------
2000
Outstanding at beginning of year............................   160,048
Granted.....................................................   436,698
Exercised...................................................   (76,686)
Forfeited/expired...........................................    (3,519)
                                                              --------
Outstanding at end of year..................................   516,541
                                                              ========
1999
Outstanding at beginning of year............................   141,059
Granted.....................................................    62,317
Exercised...................................................   (28,168)
Forfeited/expired...........................................   (15,160)
                                                              --------
Outstanding at end of year..................................   160,048
                                                              ========
1998
Outstanding at beginning of year............................   105,734
Granted.....................................................    53,848
Exercised...................................................    (9,603)
Forfeited/expired...........................................    (8,920)
                                                              --------
Outstanding at end of year..................................   141,059
                                                              ========

                                 DELHAIZE GROUP

     As of December 31, 2000, there were 7,243,944 shares of Class A common stock available for future grants.



  Delhaize Group Pro forma Disclosures



     Had compensation cost been determined based on the provisions of SFAS 123, Delhaize Group's pro forma net earnings and earnings per share, on a US GAAP basis, would have been as follows:



                                                             YEAR ENDED DECEMBER 31,
                                                          ------------------------------
                                                            2000       1999       1998
                                                          --------   --------   --------
                                                          (EUR IN THOUSANDS, EXCEPT PER
                                                                   SHARE DATA)
Net income - as reported................................  150,675    165,854    153,707
Net income - pro forma..................................  145,989    165,520    153,530
Basic earnings per share - as reported..................     2.90       3.19       2.97
Basic earnings per share - pro forma....................     2.81       3.18       2.96
Diluted earnings per share - as reported................     2.87       3.18       2.96
Diluted earnings per share - pro forma..................     2.79       3.18       2.94



INVESTMENTS IN EQUITY SECURITIES



     At December 31, 2000, Delhaize Group had long-term investments classified as available-for-sale securities of approximately EUR 0.2 million, which approximated their fair value. At December 31, 1999, Delhaize Group had long-term investments classified as available-for-sale securities of approximately EUR 0.9 million, which approximated their fair value.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the United States Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges permits derivative gains and losses to offset results on the hedged item in the income statement, and requires that companies must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.


     SFAS 133, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS 133, is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively. Delhaize Group has not yet quantified the effect that SFAS 133 would have on the consolidated financial statements as presented under US GAAP. Delhaize Group expects that at January 1, 2001, it will record a loss of EUR 131 million, net of tax, as a transition adjustment to other comprehensive income relating to an unrealized loss associated with the interest rate hedge on Delhaize America's anticipated debt offering. The transition adjustment for all other Delhaize Group derivative instruments would not have a material effect on the financial statements.

                                                                         ANNEX A

                                                                     [CONFORMED]

                      AGREEMENT AND PLAN OF SHARE EXCHANGE

                                 BY AND BETWEEN

              ETABLISSEMENTS DELHAIZE FRERES ET CIE "LE LION" S.A.

                                      AND

                             DELHAIZE AMERICA, INC.

                         DATED AS OF NOVEMBER 16, 2000

                               TABLE OF CONTENTS

AGREEMENT AND PLAN OF SHARE EXCHANGE........................   A-1
ARTICLE I  STOCK DIVIDEND; SHARE EXCHANGE; CLOSING..........   A-2
  1.1  Stock Dividend.......................................   A-2
  1.2  Share Exchange.......................................   A-2
  1.3  Effective Time.......................................   A-2
  1.4  Time and Place of Closing............................   A-2
  1.5  Effect of the Share Exchange.........................   A-2
  1.6  Articles of Incorporation............................   A-2
  1.7  Bylaws...............................................   A-2
  1.8  Directors and Officers...............................   A-3
ARTICLE II  EXCHANGE OF SECURITIES..........................   A-3
  2.1  Exchange of Securities...............................   A-3
  2.2  Stock Options and Restricted Stock...................   A-4
  2.3  Dissenting Shares....................................   A-4
  2.4  Procedure for Election...............................   A-5
  2.5  Exchange of Certificates.............................   A-6
  2.6  No Liability.........................................   A-7
ARTICLE III  REPRESENTATIONS AND WARRANTIES OF COMPANY......   A-8
  3.1  Organization.........................................   A-8
  3.2  Capitalization.......................................   A-8
  3.3  Authorization of Agreement; Recommendation of Share
     Exchange...............................................   A-9
  3.4  Governmental Filings; No Conflicts...................   A-9
  3.5  Disclosure and Financial Statements..................   A-10
  3.6  Absence of Certain Changes...........................   A-10
  3.7  Vote Required........................................   A-10
  3.8  Opinion of Financial Advisor.........................   A-11
  3.9  Finders and Investment Bankers.......................   A-11
  3.10  North Carolina Shareholder Protection Act...........   A-11
  3.11  Takeover Laws.......................................   A-11
ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT........   A-11
  4.1  Organization.........................................   A-11
  4.2  Capitalization.......................................   A-11
  4.3  Authorization of Agreement...........................   A-12
  4.4  Governmental Filings; No Violations..................   A-12
  4.5  Disclosure and Financial Statements..................   A-13
  4.6  Absence of Certain Changes...........................   A-13
  4.7  Vote Required........................................   A-13
  4.8  Compliance with Laws.................................   A-13
  4.9  Litigation...........................................   A-13
  4.10  Finders and Investment Bankers......................   A-14
  4.11  No Foreign Withholding..............................   A-14

ARTICLE V  COVENANTS........................................   A-14
  5.1  Conduct of the Business of the Company...............   A-14
  5.2  Conduct of the Business of Parent....................   A-15
  5.3  Non-Solicitation.....................................   A-16
  5.4  Shareholders' Meetings...............................   A-16
  5.5  SEC Filings; Registration Statement..................   A-17
  5.6  Access to Information; Confidentiality...............   A-18
  5.7  Filings, Other Action................................   A-18
  5.8  Public Announcements.................................   A-19
  5.9  NYSE/Euronext Brussels Listing.......................   A-19
  5.10  Notice of Certain Events............................   A-19
  5.11  Directors' and Officers' Indemnification and
     Insurance..............................................   A-19
  5.12  Affiliates..........................................   A-20
  5.13  Rule 144 Reporting..................................   A-20
  5.14  Transfer Taxes......................................   A-20
  5.15  Shareholder Litigation..............................   A-20
  5.16  Accounting Matters..................................   A-20
  5.17  Shareholders Agreement..............................   A-20
  5.18  Tax Treatment.......................................   A-21
  5.19  Additional Members of the Parent Board of
     Directors..............................................   A-21
  5.20  Employee Benefits...................................   A-21
  5.21  Delhaize America Dividends..........................   A-21
ARTICLE VI  CLOSING CONDITIONS..............................   A-21
  6.1  Conditions to the Obligations of Each Party..........   A-21
  6.2  Conditions to Obligations of Parent..................   A-22
  6.3  Conditions to Obligations of Company.................   A-23
ARTICLE VII  TERMINATION AND ABANDONMENT....................   A-23
  7.1  Termination..........................................   A-23
  7.2  Procedure and Effect of Termination..................   A-24
ARTICLE VIII  MISCELLANEOUS.................................   A-24
  8.1  Amendment and Modification...........................   A-24
  8.2  Waiver of Compliance; Consents.......................   A-24
  8.3  Non-Survival of Representations, Warranties and
     Agreements.............................................   A-25
  8.4  Notices..............................................   A-25
  8.5  Assignment; Parties in Interest......................   A-26
  8.6  Expenses.............................................   A-26
  8.7  Specific Performance.................................   A-26
  8.8  Governing Law........................................   A-26
  8.9  Counterparts.........................................   A-26
  8.10  Interpretation......................................   A-26
  8.11  Entire Agreement....................................   A-27
  8.12  Severability........................................   A-27

                      AGREEMENT AND PLAN OF SHARE EXCHANGE

     This AGREEMENT AND PLAN OF SHARE EXCHANGE (this "Agreement"), dated as of November 16, 2000, by and between Etablissements Delhaize Freres et Cie "Le Lion" S.A., a societe anonyme organized under the laws of the Kingdom of Belgium ("Parent"), and Delhaize America, Inc., a North Carolina corporation (the "Company"),

                                  WITNESSETH:

     WHEREAS, Parent (together with its wholly-owned subsidiary) owns an aggregate of approximately 37% of the issued and outstanding shares of Class A common stock, par value $0.50 per share, of the Company (the "Class A Common Stock"), and approximately 56% of the issued and outstanding shares of Class B common stock, par value $0.50 per share, of the Company (the "Class B Common Stock," and together with the Class A Common Stock, the "Company Common Stock");

     WHEREAS, Parent has proposed to the Board of Directors of the Company that Parent acquire the shares of the Company Common Stock not owned by Parent or its wholly-owned subsidiary (the "Public Shares" and the holders thereof being referred to herein as the "Public Shareholders");

     WHEREAS, the Board of Directors of Parent believes it is in the best interest of Parent and its shareholders, and the Board of Directors of the Company believes it is in the best interest of the Company and the Public Shareholders, to consummate a share exchange whereby Parent would acquire all of the Public Shares held by the Public Shareholders (the "Share Exchange"), upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, a Special Committee of the Board of Directors of the Company (the "Special Committee") has (i) determined that the Share Exchange is fair to and in the best interests of the Public Shareholders and (ii) recommended the approval of this Agreement and the Share Exchange to the Board of Directors of the Company;

     WHEREAS, the Board of Directors of the Company has (i) determined that the Share Exchange is fair to and in the best interests of the Public Shareholders and (ii) recommended the approval of this Agreement and the Share Exchange to the Public Shareholders;

     WHEREAS, the Special Committee has (i) determined that it is in the best interests of the Public Shareholders that the Company adopt a bylaw opting out of the provisions of the North Carolina Shareholder Protection Act, such bylaw to be effective upon the earlier of (a) the day immediately preceding the meeting of Company shareholders to consider this Agreement and the Share Exchange and (b) December 31, 2000, (ii) approved such a bylaw and (iii) recommended approval thereof to the Board of Directors of the Company;

     WHEREAS, the Board of Directors of the Company has approved an amendment to the Bylaws of the Company opting out of the provisions of the North Carolina Shareholder Protection Act, such bylaw to be effective upon the earlier of (a) the day immediately preceding the meeting of Company shareholders to consider this Agreement and the Share Exchange and (b) December 31, 2000;

     WHEREAS, in connection with the Share Exchange, the Special Committee and the Board of Directors of the Company have determined that it is in the best interests of the Public Shareholders that prior to the Share Exchange the Company effect a stock dividend whereby each holder of record of an outstanding share of Class A Common Stock and each holder of record of an outstanding share of Class B Common Stock shall be entitled to receive a stock dividend of 499 shares of Class A Common Stock with respect to each such share (the "Stock Dividend");

     WHEREAS, for U.S. federal income tax purposes, it is intended that the Share Exchange should qualify as a reorganization under the provisions of
Section 368(a)(1)(B) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the Boards of Directors of Parent and the Company have approved this Agreement and the Share Exchange upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                    STOCK DIVIDEND; SHARE EXCHANGE; CLOSING

     1.1 Stock Dividend. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the North Carolina Business Corporation Act (the "North Carolina Corporation Law"), immediately prior to the Effective Time (as defined below), the Company shall effect the Stock Dividend. The Company will not distribute to the Public Shareholders stock certificates representing the shares of Class A Common Stock to be issued in the Stock Dividend and such shares shall be deemed to be represented by the certificates representing the issued and outstanding Public Shares prior to the Stock Dividend, provided that the Company shall issue stock certificates representing the shares of Class A Common Stock to be issued in the Stock Dividend to Parent and its wholly-owned subsidiary which owns shares of Company Common Stock immediately prior to the Stock Dividend.

     1.2 Share Exchange. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Article 11 of the North Carolina Corporation Law, at the Effective Time each Public Share shall be acquired by Parent as set forth in Article II below. After the Effective Time, the Company shall continue as a corporation organized under North Carolina law and Parent, together with its wholly-owned subsidiary, shall own all of the outstanding Company Common Stock.

     1.3 Effective Time. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VI hereof, but in no event later than the Closing (as defined below), the parties hereto shall deliver Articles of Share Exchange (the "Articles of Share Exchange") for filing by the Secretary of State of the State of North Carolina, in such form as is required by, and executed in accordance with the relevant provisions of, the North Carolina Corporation Law and shall do any and all other lawful things necessary to cause the Share Exchange to become effective upon the filing of the Articles of Share Exchange or such later time as the parties hereto may agree and set forth in the Articles of Share Exchange (such date and time being the "Effective Time").

     1.4 Time and Place of Closing. The closing of the Share Exchange (the "Closing") shall take place at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, New York, New York 10022, or such other place as the parties hereto shall agree, as soon as practicable following satisfaction or waiver of the conditions set forth in Article VI hereof. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

     1.5 Effect of the Share Exchange. At the Effective Time, the effect of the Share Exchange shall be as provided in the applicable provisions of the North Carolina Corporation Law.

     1.6 Articles of Incorporation. The Articles of Incorporation of the Company in effect at the Effective Time shall continue to be the Articles of Incorporation of the Company until thereafter amended in accordance with the North Carolina Corporation Law and such Articles of Incorporation, provided that, subject to shareholder approval as contemplated by Section 5.4 hereof, prior to the Stock Dividend the Company shall amend its Articles of Incorporation to increase the number of authorized shares of Class A Common Stock to 100,000,000,000 and to clarify the permissibility of the Stock Dividend (the "Charter Amendment").

     1.7 Bylaws. The Bylaws of the Company in effect at the Effective Time shall continue to be the Bylaws of the Company until thereafter amended or repealed in accordance with the North Carolina Corporation Law, the Articles of Incorporation of the Company and such Bylaws.

     1.8 Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall continue in their respective positions with the Company after the Effective Time, each to hold office, in accordance with and subject to the Articles of Incorporation and Bylaws of the Company, until their respective successors have been duly elected or appointed or their earlier death or resignation.

                                   ARTICLE II

                             EXCHANGE OF SECURITIES

     2.1  Exchange of Securities.

     (a) Each Public Share issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined below)), by virtue of the Share Exchange and without any action on the part of the holder thereof, shall be automatically exchanged as of the Effective Time for the right to receive (i) 0.40 fully paid and non-assessable American depositary shares, with each such American depositary share representing the right to receive one bearer ordinary voting share, without nominal value, of Parent ("Parent Shares"), subject to Parent's ability to change the number of Parent Shares for which each American depositary share is exchangeable, which change shall have the effect referenced in Section 2.5(g) below, provided, however, that the number of American depositary shares representing each Parent Share shall not exceed three, with each such American depositary share being evidenced by one or more receipts (each an "ADR") issued in accordance with the terms of a deposit agreement to be entered into among Parent, The Bank of New York (or such other depositary selected by Parent) and the owners and holders from time to time of ADRs, which agreement shall be reasonably acceptable to the Company (the "ADR Consideration"), or (ii) if a properly completed Election Form (as defined below) shall have been submitted to the Exchange Agent (as defined below) on a timely basis with respect to such Public Share, 0.40 Parent Shares (the "Ordinary Share Consideration" and together with the ADR Consideration, the "Share Exchange Consideration") in each case subject to Section 2.5(h) below (it being understood that the ratios above do not give effect to the Stock Dividend; such ratios as they may be adjusted pursuant to the terms hereof, the "Exchange Ratio"). The Share Exchange Consideration shall be payable to the holder of a Public Share upon surrender of the certificate representing such Public Share.

     (b) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by Parent or any wholly-owned subsidiary of Parent shall not be exchanged in the Share Exchange and shall remain issued and outstanding shares of Company Common Stock.

     (c) Subject to Section 2.3 hereof, at the Effective Time the holders of Public Shares as of the Effective Time shall cease to be shareholders of the Company, and shall be entitled only to receive the applicable Share Exchange Consideration upon the surrender of the certificates (the "Certificates") representing Public Shares in accordance with Section 2.5 hereof or to their rights under Article 13 of the North Carolina Corporation Law, subject, however, to the Company's obligation to pay any dividends with a record date prior to the Effective Time which have been declared by the Company prior to the Effective Time and which remain unpaid at the Effective Time.

     (d) Each Public Share which is automatically exchanged for the right to receive Share Exchange Consideration hereunder (which excludes any Dissenting Shares) shall remain issued and outstanding after the Effective Time and as of the Effective Time, by virtue of the Share Exchange, shall be acquired by Parent as provided in this Article II.

     (e) At or immediately after the Closing, the Exchange Agent (as defined below), as agent of, and for the account of, each of the Public Shareholders (other than any Dissenting Shareholders), shall contribute to the capital of Parent the Public Shares (other than any Dissenting Shares (as defined below)) to be acquired by Parent pursuant to the Share Exchange in exchange for that number of Parent Shares to be issued in connection with the Share Exchange pursuant to the terms of this Agreement, rounded down to the nearest whole share. In order to effectuate the foregoing, at or immediately after the Closing, the Exchange Agent, or such other party as shall be reasonably acceptable to the Company and Parent, shall represent the Public Shareholders before a public notary in Belgium in order to (i) contribute the Public Shares in kind to the capital of Parent, (ii) become the holder, as agent, of the Parent Shares to be issued by Parent in return for such contribution and (iii) execute all documents and minutes and take any other actions which the Exchange Agent or such other party deems necessary or appropriate to effect the issuance of Parent Shares pursuant to the terms of this Agreement. In the event that a Dissenting Shareholder does not comply with the provisions of Article 13 of the North Carolina Corporation Law and thereupon is entitled to receive the applicable Share Exchange Consideration hereunder pursuant to the provisions of Section 2.3 hereof, the Exchange Agent or such other party shall take the foregoing actions in order to effectuate the issuance of the Share Exchange Consideration to such shareholder.

     2.2  Stock Options and Restricted Stock.

     (a) At the Effective Time, each option to purchase shares of Class A Common Stock pursuant to each stock option and incentive plan of or sponsored by the Company (the "Company Option Plans"), that is then outstanding, whether vested or unvested (each a "Company Option"), shall be converted into an option (each an "Adjusted Option") to purchase the number of ADRs (rounded up to the nearest whole share) equal to (i) the number of shares of Class A Common Stock subject to such option multiplied by (ii) the Exchange Ratio, at an exercise price per ADR (rounded down to the nearest whole cent) equal to the exercise price for a share of Class A Common Stock subject to such Company Option divided by the Exchange Ratio; provided, however, that in the case of a Company Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as set forth above, the Adjusted Options shall be subject to substantially the same terms and conditions as were applicable to the Company Options immediately prior to the Effective Time, provided that in no event shall the terms and conditions regarding the vesting or exercisability of such options be modified.

     (b) Parent and the Company shall take such actions as are necessary for the conversion and exercise of Company Options pursuant to this Section 2.2. Parent shall prepare and file with the SEC (as defined below) a registration statement on Form S-8 or other appropriate form with respect to ADRs subject to Adjusted Options, and shall use commercially reasonable efforts to have such registration statement declared effective immediately after the Effective Time and to maintain the effectiveness of such registration statement covering such Adjusted Options for so long as the Adjusted Options remaining outstanding.

     (c) Notwithstanding any other provision of this Agreement to the contrary, any shares of restricted Company Common Stock ("Restricted Stock") issued pursuant to the Company Option Plans or other agreements and outstanding as of the Effective Time shall pursuant to this Article II be automatically exchanged for restricted ADRs in the Share Exchange and such restricted ADRs shall be subject to substantially the same terms and provisions of the applicable Company Option Plans and the related agreements pursuant to which such shares of Restricted Stock were issued, provided that in no event shall the terms and conditions regarding the vesting of such Restricted Stock be modified. The Company shall take all necessary action to cause the Restricted Stock acquired by Parent pursuant to the Share Exchange to be free of restrictions as of and after the Effective Time.

     (d) The Company shall not permit any Company Option or share of Restricted Stock to become vested or exercisable (or to otherwise accelerate) as a result of this Agreement or the consummation of the Share Exchange.

     (e) Parent hereby agrees that upon the proper exercise of an Adjusted Option after the Closing that no Belgian income, stamp or withholding tax will be payable by the optionee with respect to such exercise, provided that such optionee is not a Belgian resident at such time.

     2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by shareholders of the Company who shall be entitled to dissent and appraisal rights under Article 13 of the North Carolina Corporation Law ("Dissenting Shareholders"), who shall give notice of their intent to demand payment for their shares in accordance with Article 13 of the North Carolina Corporation Law if the Share Exchange is effectuated, and who shall have preserved such shareholder's right to receive payment for such shares by taking those actions required by such Article 13 within the time periods stipulated therein (collectively, the "Dissenting Shares"), shall not be exchanged for or represent the right to receive the Share Exchange Consideration, but instead shall be cancelled as of the Effective Time and the Dissenting Shareholders shall be entitled to receive the amounts determined in accordance with the provisions of such Article 13. The Company shall pay any cash amounts required to be paid under Article 13 with respect to Dissenting Shares solely with cash out of funds of the Company. No funds shall be supplied for that purpose, directly or indirectly, by Parent, and Parent shall not directly or indirectly reimburse the Company for any payments to dissenters. In the event that at the Effective Time Dissenting Shareholders shall have complied with the provisions of Section 55-13-21 of the North Carolina Corporation Law but shall not have demanded payment for and deposited their Dissenting Shares in accordance with Section 55-13-23 of the North Carolina Corporation Law (but the time period for doing so shall not have lapsed), then at the Effective Time such shares shall remain issued and outstanding shares of the Company and will be held in escrow by the Company for the benefit of the Company or Parent, as the case may be. In the event that a Dissenting Shareholder complies with all applicable provisions of
Article 13 after the Effective Time, the Dissenting Shares formerly held by such shareholder shall automatically be cancelled and payment therefor shall be made by the Company as provided in Article 13. In the event that a Dissenting Shareholder does not comply with the provisions of Article 13, the Dissenting Shares formerly held by such shareholder will be released from escrow and thereupon transferred to Parent in accordance with Section 2.1(e) above, and the former holder thereof shall have the right to receive the Share Exchange Consideration in accordance with the terms hereof. The Company shall give Parent prompt notice of any notice, demand for payment or other document or instrument received by the Company relating to the exercise of dissenters' rights under the North Carolina Corporation Law with respect to the Share Exchange, and the Parent shall have the right, for itself and the Company, to direct all negotiations, actions and proceedings with respect to the exercise of such dissenters' rights. The Company shall not, except with the prior written consent of Parent, make any payment in respect of any demand for payment for Dissenting Shares or settle or offer to settle any such demand for payment.

     2.4  Procedure for Election.

     (a) At such time as shall be sufficient to permit the holders of Public Shares to exercise their right to make an election pursuant to this Section 2.4, Parent will make available to all record holders of Public Shares a letter of transmittal and election form and other appropriate material (collectively, the "Election Form") providing for such holder to elect to receive the ADR Consideration or the Ordinary Share Consideration with respect to all of such holder's Public Shares (an "Election"). As of the Election Date (as defined below), any Public Share with respect to which there shall not have been effected such election by submission to the Exchange Agent of a properly completed Election Form shall be automatically exchanged in the Share Exchange for the right to receive the ADR Consideration.

     (b) Any election to receive the ADR Consideration or the Ordinary Share Consideration shall have been validly made only if the Exchange Agent shall have received by 5:00 p.m., New York City time, on or prior to the Election Date, an Election Form properly completed and executed by such holder of Public Shares. As used herein, "Election Date" means a date announced by Parent, in a news release, as the last day on which an Election Form will be accepted; provided, however, that such date shall be:

          (1) for any record holder other than the Depository Trust Company ("DTC"), a business day no earlier than a date that is 20 business days after the date on which the Effective Time occurs and shall be at least five, and not more than 20, business days following the date of such news release; provided further, that subsequent to such announcement, Parent shall have the right to change such Election Date to a later date so long as such later is at least five business days following the date of the news release announcing such change.

          (2) for holders of record holding shares through DTC, a business day at least ten business days prior to the date on which the Effective Time occurs; provided further, that subsequent to such announcement, Parent shall have the right to change such Election Date to a date so long such later date is at least five business days prior to the date of the news release announcing such change.

     Parent shall have the right to make reasonable determinations and to establish reasonable procedures (not inconsistent with the terms of this Agreement) in guiding the Exchange Agent in its determination as to the validity of Election Forms and of any revision, revocation or withdrawal thereof.

     (c) Record holders of Public Shares who are nominees only may submit a separate Election Form for each beneficial owner for whom such record holder is a nominee; provided, however, that at the request of Parent or the Exchange Agent, such record holder shall certify to the reasonable satisfaction of Parent or the Exchange Agent that such record holder holds such shares as nominee for the beneficial owner thereof.

     (d) Any holder of the Public Shares may at any time prior to 5:00 p.m. New York City time on the Election Date revoke such holder's election by written notice to the Exchange Agent received at any time prior to 5:00 p.m. New York City time on the Election Date.

     2.5  Exchange of Certificates.

     (a) Parent shall designate The Bank of New York (or such other person or persons as is reasonably acceptable to the Company) to act as exchange agent (the "Exchange Agent") in effecting the exchange of Certificates that, immediately prior to the Effective Time, represented Public Shares (other than Dissenting Shares) for the Share Exchange Consideration pursuant to Section 2.1(a) hereof. Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Public Shares entitled to receive the Share Exchange Consideration pursuant to
Section 2.1(a), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent shall reasonably specify) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon the surrender of each such Certificate, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the Exchange Agent shall deliver to the holder of such Certificate the applicable Share Exchange Consideration determined in accordance with Section 2.1(a) above, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Dissenting Shares) shall represent solely the right to receive the applicable Share Exchange Consideration. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in customary form and amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Share Exchange Consideration otherwise deliverable upon due surrender of any such Certificate pursuant to this Agreement.

     (b) As of or promptly after the Effective Time, the Company shall issue to Parent stock certificates representing the shares of Class A Common Stock and Class B Common Stock acquired by Parent under this Agreement.

     (c) As of or promptly after the Effective Time, or at such other appropriate time with respect to Dissenting Shareholders who do not comply with
Article 13 of the North Carolina Corporation Law after the Effective Time, Parent shall deposit the Share Exchange Consideration in trust with the Exchange Agent, for the benefit of the holders of Public Shares, for exchange in accordance with this Article II.

     (d) Promptly following the date which is six months after the Effective Time, the Exchange Agent shall deliver to Parent all Share Exchange Consideration, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to Parent and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) receive in exchange therefor the applicable Share Exchange Consideration.

     (e) No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to Section 2.5(d) above, following surrender of any such Certificate, there shall be delivered to the record holder thereof (i) the applicable Share Exchange Consideration in exchange for such Certificate pursuant to Section 2.1(a), including cash in lieu of any fractional shares in accordance with
Section 2.5(h) below and (ii) payments of the amount of dividends or other distributions with a record date after the Effective Time then payable with respect to the Parent Shares or ADRs, as the case may be, constituting the Share Exchange Consideration.

     (f) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of Public Shares except for the transfer of such shares to Parent under this Agreement and the cancellation of Dissenting Shares pursuant to Section 2.3 hereof. If, after the Effective Time, Certificates formerly representing Public Shares are presented to the Company or the Exchange Agent, such Certificates shall be cancelled and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) exchanged for the applicable Share Exchange Consideration, as provided in this Article II.

     (g) The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend, reorganization, recapitalization or other like change with respect to Parent Shares (including any dividend or distribution of securities convertible into Parent Shares or ADRs) or Company Common Stock (including any dividend or distribution of securities convertible into Company Common Stock), or the ratio at which American depositary shares are exchangeable for Parent Shares, occurring after the date hereof and having a record or effective date prior to the Effective Time, including the Stock Dividend. For illustration purposes only, if no such adjustment other than as a result of the Stock Dividend occurred prior to the Effective Time, after the completion of the Stock Dividend the Exchange Ratio hereunder would be .0008.

     (h) Notwithstanding anything to the contrary in this Agreement, no fraction of an ADR or Parent Share will be issued by virtue of the Share Exchange. In lieu thereof, each record holder of Public Shares at the Effective Time who but for the provisions of this Section 2.5(h) would be entitled to receive a fractional ADR or Parent Share by virtue of the Share Exchange, shall be paid cash, without any interest thereon, as provided below. Parent shall direct the Exchange Agent to determine the whole number of ADRs or Parent Shares and fractional ADRs or Parent Shares allocable to each holder of Public Shares at the Effective Time, to aggregate all such fractional ADRs and Parent Shares into whole ADRs and Parent Shares, to sell the whole ADRs and Parent Shares obtained thereby in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional ADRs or Parent Shares, and to distribute to each such holder such holder's ratable share of the total proceeds of such sale, after making appropriate deductions of the amount, if any, required for federal income tax withholding purposes and after deducting any applicable transfer taxes. All brokers' fees and commissions incurred in connection with such sales shall be paid by Parent. In the event that after the Effective Time a Dissenting Shareholder becomes entitled to receive Share Exchange Consideration pursuant to the terms of Section 2.3 above and in connection therewith would otherwise be entitled to receive a fractional ADR or Parent Share, such shareholder shall receive in lieu thereof an amount of cash, without any interest thereon, equal to the product of (i) such fraction and (ii) the closing sale price of an ADR or Parent Share, as applicable, for the trading day immediately preceding the date upon which such Dissenting Shareholder becomes entitled to receive Share Exchange Consideration.

     2.6 No Liability. Neither Parent nor the Company shall be liable to any Public Shareholder for any Share Exchange Consideration in respect of Public Shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     The Company hereby represents and warrants to Parent as follows:

     3.1 Organization. Each of the Company and its subsidiaries (each such subsidiary being hereinafter referred to as a "Company Subsidiary") that is a Significant Subsidiary (as defined in Section 3.2(a) below) is a corporation, partnership or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and to conduct its business as currently conducted. Each of the Company and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, have, or reasonably be expected to have, a Company Material Adverse Effect. The term "Company Material Adverse Effect" shall mean any change or effect that individually or in the aggregate is materially adverse to the financial condition, business or results of operations of the Company and the Company Subsidiaries taken as a whole; provided, however, that such term shall not include (a) changes or effects which are attributable to the United States economy or the financial markets or to conditions generally affecting the industry in which the Company or the Company Subsidiaries participates or (b) changes or effects resulting from any matter, which matter was approved by the Company's Board of Directors on or following the date hereof, including without limitation the transactions contemplated by this Agreement, unless, with respect to such matter, all directors of the Company who are also executive officers of Parent voted against such matter (such matter and related contemplated transactions, an "Approved Matter").

     3.2  Capitalization.

     (a) Prior to the effectiveness of the Charter Amendment, the authorized capital stock of the Company consists of (i) 3,000,000,000 shares of Company Common Stock divided into two classes of 1,500,000,000 shares of Class A Common Stock and 1,500,000,000 shares of Class B Common Stock, of which, on November 4, 2000 there were 105,840,566 shares of Class A Common Stock issued and outstanding and 75,290,542 shares of Class B Common Stock issued and outstanding and (ii) 500,000,000 shares of preferred stock, par value $.50 per share, of which on the date hereof there were no shares outstanding. Except as set forth above, there are no shares of capital stock of the Company authorized or, as of November 4, 2000, issued or outstanding. Since November 4, 2000 no shares of Company Common Stock have been issued except in connection with the exercise of Company Options. After the effectiveness of the Charter Amendment the authorized capital stock of the Company will consist of 101,500,000,000 shares of Company Common Stock divided into 100,000,000,000 shares of Class A Common Stock and 1,500,000,000 shares of Class B Common Stock and 500,000,000 shares of preferred stock. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on
Section 3.2(a) of the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), each Company Subsidiary that is a "Significant Subsidiary" within the meaning of Rule 12b-2 under the Exchange Act (as defined in Section 3.4 below) is listed in the Company's Annual Report on Form 10-K for the fiscal year ending January 1, 2000 (the "2000 Form 10-K"), and except as and to the extent set forth in the 2000 Form 10-K, the Company owns directly or indirectly all of the issued and outstanding capital stock of each of its Significant Subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Except for options to purchase 6,727,603 shares of Class A Common Stock and 639,256 shares of restricted Class A Common Stock issued pursuant to the Company Option Plans as of the date hereof, there are no existing options, warrants, calls, subscriptions, preemptive rights or other agreements or commitments whatsoever obligating the Company or any Company Subsidiary to issue, transfer, deliver or sell or cause to be issued, transferred, delivered or sold any additional shares of capital stock of the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such agreement or commitment.

     (b) Except for (i) the 2000 Shareholders' Agreement (the "Shareholders Agreement") among the Company, Parent and Delhaize The Lion America, Inc., a Delaware corporation that is a wholly-owned subsidiary of Parent ("Detla"), (ii) the Shareholders' Agreement, dated as of June 14, 1999, among Delhaize "The Lion" Nederland, B.V., Pierre-Olivier Beckers, Jean-Claude Coppieters 't Wallant, Bill McCanless, Lester C. Nail, Laura C. Kendall and Keith M. Gehl, and
(iii) the Shareholders Agreement among Hannaford Bros. Co., HomeRuns.com, Inc., Cypress Merchant Banking Patinas II, L.P., Cypress Merchant Banking II, C.V. and 55th Street Partners II, L.P., there are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any Company Subsidiary.

     3.3  Authorization of Agreement; Recommendation of Share Exchange.

     (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Company's Board of Directors (including pursuant to Article 4, Section 6 of the Company's Bylaws) and, except for the approval of this Agreement, the Share Exchange, the Stock Dividend and the Charter Amendment by the shareholders of the Company as described in Section 3.7 below, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception").

     (b) The Board of Directors of the Company (based on the recommendation of the Special Committee) has, by the unanimous vote of all directors, determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Public Shareholders and has resolved to recommend the Share Exchange, this Agreement, the Stock Dividend and the Charter Amendment to the Public Shareholders.

     (c) At a meeting duly noticed, called and held, the Special Committee unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Public Shareholders, and has recommended the approval of this Agreement and the transactions contemplated hereby to the Board of Directors of the Company.

     3.4  Governmental Filings; No Conflicts.

     (a) Except for (i) filings required by the applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act of 1933, as amended (the "Securities Act"), (ii) the filing and recordation of appropriate Share Exchange documents, including Articles of Share Exchange, as required by the North Carolina Corporation Law and, if applicable, the laws of other states in which the Company is qualified to do business, (iii) filing of Articles of Amendment with the Secretary of State of the State of North Carolina with respect to the Charter Amendment, (iv) filings under securities or blue sky laws or takeover statutes of the various states, (v) filings required to be made with the New York Stock Exchange ("NYSE") and (vi) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, the failure to make or obtain which would, individually or in the aggregate, have a Company Material Adverse Effect or materially adversely affect the ability of the Company to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) Except as set forth on Section 3.4(b) of the Company Disclosure Letter and assuming compliance with the matters referred to in Section 3.4(a) above and receipt of shareholder approval referred to in Section 3.7 below, none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or compliance by the Company with any of the provisions hereof, will (i) conflict with or result in any violation of any provision of the Articles of Incorporation or Bylaws of the Company, (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any or their properties or assets is bound or (iii) violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which the Company or any Company Subsidiary or any of their respective assets or properties is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches, rights or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect or materially adversely affect the Company's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     3.5  Disclosure and Financial Statements.

     (a) The Company has timely filed all forms, reports and documents with the Securities and Exchange Commission (the "SEC") since September 30, 1999, required to be filed by it pursuant to the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (collectively, the "Company Disclosure Statements"), all of which have complied, as of their respective filing dates, in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder. None of such Company Disclosure Statements, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows (including the notes and schedules thereto) of the Company and its consolidated subsidiaries contained or incorporated by reference in the Company Disclosure Statements have been prepared from, and are in accordance with, the books and records of the Company and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis, except as otherwise noted therein, and subject in the case of quarterly financial statements to normal year-end audit adjustments, and except that the quarterly financial statements do not contain all of the footnote disclosures required by GAAP.

     3.6 Absence of Certain Changes. Except as listed on Schedule 3.6 in the Company's Disclosure Letter, contemplated by this Agreement or disclosed in the Company Disclosure Statements filed prior to the date hereof, since September 30, 2000, the Company and each of its Significant Subsidiaries has conducted their businesses in the ordinary course of business consistent with past practice, has not incurred any liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, outside of the ordinary course of business and there has not been any event or occurrence which, individually or in the aggregate, has had a Company Material Adverse Effect.

     3.7 Vote Required. (i) The affirmative vote of the holders of a majority of the outstanding Class A Common Stock and the Class B Common Stock, each voting as a separate class, is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the Share Exchange, (ii) the affirmative vote of the holders of the majority of the outstanding Class A Common Stock, voting as a separate class, is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Stock Dividend and (iii) the affirmative vote of a majority of each of the Class A Common Stock and the Class B Common Stock voting on the Charter Amendment, each voting as a separate class, is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Charter Amendment, in each case under the North Carolina Corporation Law and the Bylaws of the Company.

     3.8 Opinion of Financial Advisor. The Special Committee has received the opinion of Credit Suisse First Boston Corporation ("CSFB") dated November 16, 2000 that, as of the date of such opinion, the Exchange Ratio is fair to the Public Shareholders from a financial point of view.

     3.9 Finders and Investment Bankers. No broker, investment banker or other person is entitled to any broker's or finder's fee or similar compensation in connection with this Agreement or the Share Exchange based upon arrangements made by the Company, except for CSFB whose fees shall be paid by the Company.

     3.10 North Carolina Shareholder Protection Act. The Board of Directors of the Company has taken all necessary action, including the approval of an amendment to the Company's Bylaws, such that Article 9 of the North Carolina Corporation Law is not applicable to the Company or to the transactions contemplated by this Agreement, including the Share Exchange. The bylaw described in the preceding sentence will become effective upon the earlier of
(i) the day immediately preceding the meeting of Company shareholders to consider this Agreement and the Share Exchange and (ii) December 31, 2000. The Special Committee has recommended approval of such amendment to the Company's Bylaws to the Board of Directors of the Company.

     3.11 Takeover Laws. This Agreement and the transactions contemplated hereby are exempt from the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of the State of North Carolina, including, without limitation, Article 9A of the North Carolina Corporation Law.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT

     Parent hereby represents and warrants to the Company as follows:

     4.1 Organization. Each of Parent and its subsidiaries that is a Significant Subsidiary (other than the Company) is a societe anonyme or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and its Significant Subsidiaries (other than the Company) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed would not, individually or in the aggregate, have, or reasonably be expected to have, a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" shall mean any change or effect that individually or in the aggregate is materially adverse to the financial condition, business or results of operations of Parent and its subsidiaries taken as a whole; provided, however, that such term shall not include (i) changes or effects which are attributable to the national economy in which Parent or its subsidiaries operate or financial markets or to conditions generally affecting the industry in which Parent or its subsidiaries participate and (ii) any Company Material Adverse Effect. Parent has heretofore delivered to the Company a true and complete (free) translated copy of Parent's Articles of Association as currently in effect.

     4.2  Capitalization.

     (a) The subscribed capital of Parent is 1,015,470,000 Belgian Francs. As of November 15, 2000, there were 52,031,725 ordinary voting shares, without nominal value, issued and outstanding and no other capital stock was issued or outstanding. All such issued and outstanding Parent Shares are duly authorized, validly issued, fully paid, nonassessable and were issued in compliance with any preemptive rights applicable to such shares. Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter. Except as disclosed in the Parent Disclosure Statements (as defined below) filed or disclosed prior to the date hereof, Parent owns directly or indirectly all of the issued and outstanding capital stock of each of its Significant Subsidiaries, free and clear of all liens, pledges, security interests, claims or other encumbrances. Except for this Agreement and warrants to purchase 297,450 Parent Shares issued to directors, officers and employees of Parent and its subsidiaries, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Parent or any subsidiary of Parent (other than the Company) to issue, transfer, deliver or sell any shares of capital stock of Parent or any subsidiary of Parent (other than the Company), or obligating Parent or any subsidiary of Parent (other than the Company) to grant, extend or enter into any such agreement or commitment.

     (b) There are no voting trusts or other agreements or understandings to which Parent is a party with respect to the voting of the capital stock of Parent.

     4.3  Authorization of Agreement.

     (a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors of Parent, and except for the shareholder approvals as described in Section 4.7 below, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except for the Enforceability Exception.

     (b) At meetings duly noticed, called and held, the Board of Directors of Parent has unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the shareholders of Parent and has resolved to submit to the shareholders of Parent a proposal to authorize the Board of Directors of Parent to increase the capital of Parent in an amount sufficient to consummate the Share Exchange.

     4.4  Governmental Filings; No Violations.

     (a) Except for (i) filings required by the applicable requirements of the Exchange Act and the Securities Act, (ii) the filing and recordation of appropriate Share Exchange documents, including Articles of Share Exchange, as required by the North Carolina Corporation Law, (iii) filings under securities or blue sky laws or takeover statutes of the various states, (iv) filings required by the Belgian Banking and Finance Commission (the "CBF") or the Brussels Stock Exchange (or Euronext Brussels), (v) listing applications with the NYSE or the National Association of Securities Dealers, as the case may be, and (vi) filings in connection with any applicable transfer or other taxes in any applicable jurisdiction, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Parent of the transactions contemplated by this Agreement, the failure to make or obtain which would, individually or in the aggregate, have a Parent Material Adverse Effect or materially adversely affect the ability of Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) Assuming compliance with the matters referred to in Section 4.4(a) above and the receipt of shareholder approval referred to in Section 4.7 below, none of the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Parent with any of the provisions hereof will (i) conflict with or result in any violation of any provision of the Articles of Association of Parent or other governing document of Parent, (ii) result in a violation or breach of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Parent or any of its subsidiaries (other than the Company) is a party, or by which any of them or any of their respective properties or assets is bound, or (iii) violate any statute, rule, regulation, order, injunction, writ or decree of any public body or authority by which Parent or any of its subsidiaries (other than the Company), or any of their respective properties or assets is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches, rights or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect or materially adversely affect Parent's ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     4.5  Disclosure and Financial Statements.

     (a) Since September 30, 1999, Parent has timely (i) filed all reports, statements and accounts with the CBF, the Brussels Stock Exchange (or Euronext Brussels), and the National Bank of Belgium required to be filed by it and (ii) publicly disclosed all statements and information required to be publicly disclosed (the documents and information referred to in clauses (i) and (ii) above are collectively hereinafter referred to as the "Parent Disclosure Statements"), all of which have complied, as of their respective filing date, in all material respects with all applicable requirements. None of such Parent Disclosure Statements, at the time filed or disclosed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated balance sheets, the related statements of consolidated profit and loss account and the statements of consolidated cash flows (including the notes and schedules thereto) of Parent and its consolidated subsidiaries contained in the Parent Disclosure Statements have been prepared from, and are in accordance with, the books and records of Parent and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements, and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of their respective dates, and the consolidated results of their operations and their cash flows for the periods presented therein, in conformity with Belgian generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

     4.6 Absence of Certain Changes. Except as set forth on Section 4.6 of the disclosure letter delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter"), contemplated by this Agreement or disclosed in the Parent Disclosure Statements filed or disclosed prior to the date hereof, since September 30, 2000, Parent and each of its Significant Subsidiaries (other than the Company) have conducted their businesses in the ordinary course of business consistent with past practice, have not incurred any liability of obligation of any nature, whether accrued, absolute, contingent or otherwise, outside of the ordinary course of business and there has not been any event or occurrence which, individually or in the aggregate, has had a Parent Material Adverse Effect.

     4.7 Vote Required. (i) The affirmative vote of the holders of seventy-five percent of the Parent Shares represented at a properly convened shareholders meeting of Parent to increase the capital of Parent or to authorize the Board of Directors of Parent to issue Parent Shares and (ii) the affirmative vote of the holders of eighty percent of the Parent Shares represented at a properly convened shareholders meeting of Parent to approve the item referred to in clause (ii) of Section 5.4(b) hereof, are the only votes of the holders of Parent Shares necessary for Parent to consummate the Share Exchange and the transactions contemplated hereby.

     4.8 Compliance with Laws. Neither Parent nor any of its Significant Subsidiaries (other than the Company) is in violation of any statute, law, ordinance, regulation, rule, judgment, decree, order, injunction or other authorization or approval of any governmental authority applicable to its business or operations, except for violations that would not, individually or in the aggregate, result in a Parent Material Adverse Effect.

     4.9 Litigation. Except as set forth on Section 4.9 of the Parent Disclosure Letter or disclosed in the Parent Disclosure Statements filed or disclosed prior to the date hereof, there is no action, suit, investigation or proceeding pending against or, to the knowledge of Parent, threatened against or affecting Parent or any of its Significant Subsidiaries (other than the Company) or any of their respective properties that, individually or in the aggregate, would have a Parent Material Adverse Effect.

     4.10 Finders and Investment Bankers. No broker, investment banker or other person is entitled to any broker's or finder's fee or similar compensation in connection with this Agreement or the Share Exchange based upon arrangements made by Parent, except for Salomon Smith Barney Inc. whose fees shall be paid by Parent.

     4.11 No Foreign Withholding. There is no law, rule or regulation of any taxing authority or other governmental entity within Belgium that would require Parent, the Company or the Exchange Agent to deduct from or withhold any portion of the Share Exchange Consideration.

                                   ARTICLE V

                                   COVENANTS

     5.1 Conduct of the Business of the Company. Prior to the Effective Time, except as set forth on Section 5.1 of the Company Disclosure Letter, unless Parent shall otherwise consent in writing, the Company shall, and shall cause each Company Subsidiary to, carry on their respective businesses only in the ordinary course and consistent with past practice and, to the extent consistent therewith and with the specific terms of this Agreement, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current employees and preserve their relationships with customers, suppliers and others having business dealings with them. From the date hereof until the Effective Time, the Company shall operate in accordance with the terms of the Shareholders Agreement and the Bylaws of the Company and not take any action in violation of the Shareholders Agreement or the Bylaws without obtaining the requisite approval set forth therein. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of Parent (which consent shall be deemed to have been given with respect to any Approved Matter), the Company shall not:

     (a) issue or sell any stock or other securities of the Company or any Company Subsidiary, or options or warrants for or obligations convertible into such stock or securities except for (i) the issuance of Class A Common Stock pursuant to (x) the exercise of Company Options outstanding as of the date hereof and (y) the Stock Dividend and (ii) the issuance in the ordinary course of business of options to acquire up to two million seven hundred thousand shares of Class A Common Stock under the terms of the Company Option Plans, provided that such option grants have been approved by the Stock Option Committee of the Company Board of Directors;

     (b) sell or otherwise dispose of a substantial part of the Company's assets other than in the ordinary course of business;

     (c) and shall not permit a Company Subsidiary to, merge or consolidate with or into any other corporation or reorganize, recapitalize or liquidate;

     (d) and shall not permit any Company Subsidiary to, adopt or propose any change to its articles of incorporation or bylaws (or similar organizational documents) other than the Charter Amendment;

     (e) and shall not permit any Company Subsidiary to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company or the applicable Company Subsidiary other than (x) cash dividends on the Company Common Stock pursuant to Section 5.21 below, and (y) the Stock Dividend or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

     (f) settle any material audit, make or change any material tax election or file any material amended tax return;

     (g) incur any indebtedness except for (i) trade debt in the ordinary course of business or pursuant to existing credit facilities or arrangements, (ii) indebtedness necessary to consummate the transactions contemplated by this Agreement, including pursuant to Section 2.3 above and (iii) the refinancing of any outstanding indebtedness of the Company, fail to make any required contribution to any benefit plan maintained by the Company, increase compensation, bonus or other benefits payable to any executive officer or former employee except for increases approved by the Compensation Committee of the Company Board of Directors or enter into any settlement or consent with respect to any pending litigation outside of the ordinary course of business;

     (h) change any method of accounting or accounting practice by the Company or any of the Company Subsidiaries, except for any such change required by U.S. GAAP;

     (i) take any action that would give rise to a claim under the Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act") or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act);

     (j) and no Company Subsidiary shall (A) adopt, amend (other than amendments that reduce the amounts payable by the Company or any Company Subsidiary, or amendments required by law to preserve the qualified status of any benefit plan maintained by the Company) or assume an obligation to contribute to any employee benefit plan or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any person (including, without limitation, contracts with management of the Company or any Company Subsidiaries that might require that payments be made upon consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, (B) engage in any transaction in connection with which the Company or any Company Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (C) terminate any benefit plan maintained by the Company in a manner, or take any other action with respect to any benefit plan maintained by the Company, that could result in the liability of the Company or any Company Subsidiary to any person, (D) take any action that could adversely affect the qualification of any Company benefit plan or its compliance with the applicable requirements of ERISA, (E) fail to make full payment when due of all amounts which, under the provisions of any Company benefit plan, any agreement relating thereto or applicable law, the Company or any Company Subsidiary are required to pay as contributions thereto or (F) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Company benefit plan;

     (k) and will not permit any Company Subsidiary to, (i) take, or agree or commit to take, any action that would make any representation or warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

     (l) and shall not permit any Company Subsidiary to agree or commit to do any of the foregoing.

     5.2 Conduct of the Business of Parent. Prior to the Effective Time, except as set forth on Section 5.2 of the Parent Disclosure Letter, unless the Company shall otherwise consent in writing (such consent to be effective only if recommended by the Special Committee), Parent shall, and shall cause each subsidiary (other than the Company and its subsidiaries) to, carry on their respective businesses only in the ordinary course and consistent with past practice and, to the extent consistent therewith and with the specific terms of this Agreement, use all commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current employees and preserve their relationships with customers, suppliers and others having business dealings with them. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the written consent of the Company, Parent shall not:

     (a) issue or sell any stock or other securities of Parent or any Significant Subsidiary of Parent, or options or warrants for or obligations convertible into such stock or securities except for (i) the issuance of Parent Shares pursuant to the exercise of options and warrants outstanding as of the date hereof, (ii) capital increases of wholly-owned Significant Subsidiaries of Parent which are subscribed for by Parent and (iii) the issuance of options or warrants to acquire Parent Shares granted to directors, officers and employees of Parent and its subsidiaries in the ordinary course of business in an amount not to exceed 300,000 Parent Shares;

     (b) sell or otherwise dispose of a substantial part of Parent's assets other than in the ordinary course of business;

     (c) and shall not permit any of its Significant Subsidiaries to, merge or consolidate with or into any other corporation or reorganize, recapitalize or liquidate;

     (d) and shall not permit any Significant Subsidiary to, adopt or propose any change to its Articles of Association (or similar organizational documents) other than in connection with transactions permitted by Section 5.2(a)(ii)above;

     (e) declare, set aside or pay any dividend or other distribution with respect to any Parent Shares other than cash dividends on Parent Shares in an amount not greater than EUR 2.00 per share per calendar year;

     (f) settle any material audit, make or change any material tax election or file any material amended tax return;

     (g) change any method of accounting or accounting practice by Parent, except for any such change required by Belgian GAAP;

     (h) incur any indebtedness outside of the ordinary course of business except for (i) any indebtedness necessary to consummate the Share Exchange and the other transactions contemplated by this Agreement, including the Parent Repurchase Program (as defined in Section 5.4(b) below) and (ii) the refinancing of any outstanding indebtedness of Parent;

     (i) and will not permit any subsidiary to, (i) take, or agree or commit to take, any action that would make any representation or warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time or (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time; and

     (j) and shall not permit any of its Significant Subsidiaries to agree or commit to do any of the foregoing.

     5.3 Non-Solicitation. From the date of this Agreement until the termination hereof, the Company and each Company Subsidiary shall not, and shall cause their respective officers, directors, employees or other agents not to, directly or indirectly, (i) take any action to solicit, initiate or encourage any Company Acquisition Proposal (as defined below) or (ii) engage in negotiations with, or disclose any nonpublic information relating to the Company or any Company Subsidiary, respectively, or afford access to their respective properties, books or records to any person that may be considering making, or has made, a Company Acquisition Proposal. Nothing contained in this Section 5.3 shall prohibit the Company and its Board of Directors from taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated by the SEC under the Exchange Act. The term "Company Acquisition Proposal" as used herein means any offer or proposal for, or any indication of interest in, a merger, share exchange, consolidation or other business combination directly or indirectly involving the Company or any Company Subsidiary or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, any such party, other than the transactions contemplated by this Agreement.

     5.4  Shareholders' Meetings.

     (a) The Company shall take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders as promptly as practicable to consider and vote upon the approval of this Agreement, the Share Exchange, the Stock Dividend and the Charter Amendment. The Company shall take all reasonable action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined below). In the Proxy Statement/ Prospectus, subject to their duties under applicable law, the Board of Directors of the Company shall recommend approval of this Agreement, the Share Exchange, the Stock Dividend and the Charter Amendment to the Public Shareholders. At such meeting, Parent shall cause all shares of Company Common Stock then owned by it and its subsidiary owning Company Common Stock to be voted in favor of the approval of this Agreement, the Share Exchange, the Stock Dividend and the Charter Amendment.

     (b) To the extent not already taken, Parent shall take all action necessary in accordance with applicable law and its Articles of Association to convene a meeting of its shareholders as promptly as practicable to consider and vote upon proposals to (i) increase the capital of Parent in an amount sufficient to consummate the Share Exchange or to authorize the Board of Directors of Parent to issue a sufficient number of Parent Shares to consummate the Share Exchange and (ii) grant to the Board of Directors of Parent the authorization to repurchase outstanding Parent Shares up to the maximum amount permitted by Belgian law (the "Parent Repurchase Program"). Parent shall take all lawful action to solicit such approval from its shareholders.

     5.5  SEC Filings; Registration Statement.

     (a) To the extent required, Parent and the Company shall timely file with the SEC a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") with respect to the Share Exchange and disseminate to the Public Shareholders such information as is required by Rule 13e-3 under the Exchange Act.

     (b) Parent and the Company shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form F-4 (the "Registration Statement") under the Securities Act, with respect to Parent Shares represented by the ADRs, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the shareholders of the Company in connection with the consideration of the Share Exchange, the Charter Amendment and the Stock Dividend and the prospectus with respect to such Registration Statement (the "Proxy Statement/Prospectus").

     (c) Parent shall promptly prepare and cause the depositary to file with the SEC a registration statement on Form F-6 with respect to the registration of ADRs under the Securities Act and use commercially reasonable efforts to have such Form F-6 declared effective as promptly as practicable.

     (d) The respective parties hereto shall cause the Schedule 13E-3 (to the extent required), the Proxy Statement/Prospectus and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use commercially reasonable efforts, and the Company shall cooperate with Parent, to have the Registration Statement declared effective by the SEC as promptly as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Share Exchange. Parent and the Company shall, as promptly as practicable, provide copies to each other of any written comments received from the SEC with respect to the Schedule 13E-3 (to the extent required) and the Registration Statement and advise each other of any verbal comments with respect to the Schedule 13E-3 (to the extent required) and the Registration Statement received from the SEC. Parent shall use commercially reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement and shall pay all expenses incident thereto. Parent agrees that the Proxy Statement/ Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the meeting of shareholders of the Company, and the Schedule 13E-3 (to the extent required) and each amendment or supplement thereto, at the time it is filed and the Registration Statement, at the time it becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statements of a material fact or omission to state a material fact was made by Parent in reliance upon and in conformity with written information concerning the Company furnished to Parent by the Company specifically for inclusion in the Proxy Statement/Prospectus,
Schedule 13E-3 (to the extent required) or Registration Statement. The Company agrees that the written information concerning the Company provided by it specifically for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of shareholders of the Company, and the written information concerning the Company provided by the Company specifically for inclusion in the Schedule 13E-3 (to the extent required) and each amendment or supplement thereto, at the time it is filed, and the written information concerning the Company provided by it specifically for inclusion in the Registration Statement, at the time it becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Registration Statement shall be made by Parent or the Company without the approval of the other party, which approval shall not be unreasonably withheld. Parent shall advise the Company, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective.

     (e) Parent shall promptly prepare and file with the applicable Belgian regulatory authorities any proxy statement or other materials required, if any, in connection with the Parent shareholders meeting contemplated by Section 5.4(b) above and shall comply with all legal requirements applicable to such meeting.

     5.6 Access to Information; Confidentiality. To the extent permitted by applicable law, from the date hereof until the Effective Time, the Company and Parent each agrees as to itself and its Significant Subsidiaries that it shall afford (a) to the counsel, financial advisors, auditors, and other authorized representatives of the other reasonable access during normal business hours to its and its Significant Subsidiaries' offices, properties, books and records and shall furnish to the other and the other's counsel, financial advisors, auditors and other authorized representatives (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal and state securities laws or comparable foreign laws and (ii) copies of such financial and operating data and other information as such persons may reasonably request and shall instruct its employees, auditors, counsel and financial advisors to cooperate with the other in its investigation of the business of the other, and (b) access to the independent auditors of the other. Notwithstanding the foregoing, no investigation pursuant to this Section 5.6 shall affect any representation or warranty made hereunder. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party shall deliver to the other all documents, work papers and other materials (including copies) obtained as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

     5.7  Filings, Other Action.

     (a) Upon the terms and subject to the conditions of this Agreement, each of Parent and the Company agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the transactions contemplated hereby as promptly as practicable including, but not limited to, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or governmental authority, (ii) the satisfaction of the conditions to the consummation of the Share Exchange, the Charter Amendment and the Stock Dividend, (iii) contesting any legal proceeding challenging the Share Exchange, the Charter Amendment or the Stock Dividend and (iv) the execution of any additional instruments, including the Articles of Share Exchange and Articles of Amendment to the Articles of Incorporation of the Company, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and the applicable provisions of the North Carolina Corporation Law, each party hereto agrees to use commercially reasonable efforts to cause the Effective Time to occur as soon as practicable after the shareholder meetings of the Company and Parent with respect to the matters described in Section 5.4 above. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use commercially reasonable efforts to take all such necessary action.

     (b) Each party hereto shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of all filings made by such party with any governmental authority or any other information supplied by such party with any governmental authority in connection with this Agreement and the transactions contemplated hereby. Each party hereto shall promptly inform the other of any communication from any governmental authority regarding any of the transactions contemplated hereby. If either party hereto or any affiliate thereof receives a request for additional information or documentary material from any governmental authority with respect to the transactions contemplated hereby, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

     5.8 Public Announcements. Parent and the Company shall (i) consult with each other before issuing any press release, making any filing with the SEC or CBF or otherwise making any public statements with respect to the Share Exchange, this Agreement and the transactions contemplated hereby and (ii) not issue any such press release, make any SEC or CBF filing or make any such public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

     5.9  NYSE/Euronext Brussels Listing.

     (a) Parent shall use commercially reasonable efforts to cause the ADRs to be issued in the Share Exchange to be approved for listing, subject to official notice of issuance, on the New York Stock Exchange ("NYSE") on or prior to the day immediately preceding the Closing Date. To the extent the ADRs cannot be listed on the NYSE, Parent shall use commercially reasonable efforts to cause them to be quoted on the Nasdaq National Market ("NASDAQ")on or prior to the day immediately preceding the Closing Date.

     (b) Parent shall use commercially reasonable efforts to cause the Parent Shares to be issued in the Share Exchange to be approved for listing, subject to official notice of issuance, on Euronext Brussels on or prior to the day immediately preceding the Closing Date.

     5.10 Notice of Certain Events. The Company and Parent shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied in any material respect and (ii) any failure of the Company or Parent to comply or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party hereto or the conditions to the obligations of any party hereunder. Each of the Company and Parent shall promptly notify each other of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement or any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement.

     5.11  Directors' and Officers' Indemnification and Insurance.

     (a) Parent and the Company agree that all rights to exculpation and indemnification currently provided in favor of the directors and officers of the Company and the Company Subsidiaries under the Articles of Incorporation and Bylaws of the Company with respect to acts or omissions of such persons on or prior to the Effective Time shall survive the Effective Time and continue in full force and effect and no action shall be taken by Parent or the Company after the Effective Time that would adversely affect such exculpation and indemnification rights. Following the Effective Time, the Company shall indemnify and hold harmless individuals who on or prior to the Effective Time were officers or directors of the Company or Company Subsidiaries to the extent set forth in the preceding sentence.

     (b) Parent shall cause the Company to maintain in effect for six years from the Effective Time the current directors' and officers' liability insurance policies maintained by the Company, or policies of at least the same coverage containing terms and conditions which are not materially less favorable, with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Company be required to expend pursuant to this
Section 5.11 more than an amount per year equal to 150% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Company would be required to expend more than 150% of current annual premiums, the Company shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 150% of current annual premiums.

     5.12 Affiliates. Prior to the Closing Date, the Company shall cause to be delivered to Parent a letter identifying, to the best of the Company's knowledge, all persons who are, at the time of the Company shareholder meeting relating to the approval of the Share Exchange, deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act (the "Company Affiliates"). The Company shall use its reasonable best efforts to cause each person who is so identified as a Company Affiliate to deliver to Parent on or prior to the Closing Date a letter agreement substantially in the form of
Exhibit 5.11.

     5.13 Rule 144 Reporting. From and after the Effective Time, unless and until each Company Affiliate has disposed of all ADRs or Parent Shares received by it as Share Exchange Consideration, such ADRs or Parent Shares are permitted to be resold pursuant to Rule 145(d)(3) under the Securities Act or such ADRs or Parent Shares are covered by an effective registration statement under Section 5 of the Securities Act, Parent shall make and keep "available adequate current public information" (as those terms are used in Rule 144 under the Securities
Act) with respect to Parent and, upon any reasonable request by such Company Affiliate, provide a statement as to such availability.

     5.14 Transfer Taxes. The Company shall pay any transfer taxes payable in connection with the Share Exchange and shall be responsible for the preparation and filing of any required tax returns, declarations, reports, schedules and information returns with respect to such taxes. At and following the Effective Time, the Company and Parent shall be jointly and severally liable for all stamp duties, stamp duty reserve tax and other similar taxes imposed on the Company and/or Parent in connection with the issuance of ADRs and the Parent Shares to be issued in the Share Exchange. Notwithstanding the foregoing, Parent shall not be liable for the payment of any amounts which would cause the Share Exchange to not qualify as a reorganization under Section 368(a)(1)(B) of the Code.

     5.15 Shareholder Litigation. The Company shall give Parent reasonable opportunity to participate in the defense of any shareholder litigation against the Company and/or its officers and directors relating to the transactions contemplated hereby.

     5.16  Accounting Matters.

     (a) The Company shall use commercially reasonable efforts to cause to be delivered to Parent a letter of PricewaterhouseCoopers LLP, dated a date within two business days before the effective date of the Registration Statement, and addressed to Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement.

     (b) Parent shall use commercially reasonable efforts to cause to be delivered to the Company a letter of Deloitte & Touche Reviseurs d'Entreprises SCRL, dated a date within two business days before the effective date of the Registration Statement, and addressed to the Company, in form and substance satisfactory to the Company and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement.

     5.17 Shareholders Agreement. At the Effective Time, the Company and Parent shall, and Parent shall cause Detla to, terminate the Shareholders Agreement.

     5.18 Tax Treatment. The Company and Parent shall use commercially reasonable efforts to cause the Share Exchange to qualify, and shall not take, and shall use commercially reasonable efforts to prevent any subsidiary of such party from taking (except for the Company in the case of Parent), any actions which could prevent the Share Exchange from qualifying, as a reorganization under the provisions of Section 368(a)(1)(B) of the Code, provided that Parent shall have no obligation to sell any of its shares of Company Common Stock under this Section 5.18. Parent hereby agrees that it shall not purchase any Parent Shares under the Parent Repurchase Program until after the Effective Time.

     5.19 Additional Members of the Parent Board of Directors. Parent will cause the Board of Directors of Parent to use commercially reasonable efforts, including without limitation convening a shareholders meeting, to cause R. William McCanless, Hugh G. Farrington and three Independent Directors (as defined below) who are reasonably acceptable to the Special Committee, to be members of the Parent Board of Directors prior to, as of or immediately after the Closing, for a term of two years. For purposes of this Section 5.19, "Independent Director" shall mean an individual who is not a director, executive officer or employee of Parent or an executive officer or employee of the Company or a relative of any such person. In the event such Independent Directors are not identified by Parent and are reasonably acceptable to the Special Committee or are not otherwise approved to serve as Parent directors in advance of the time that such persons may be elected or appointed to Parent's Board of Directors on or prior to Closing, it is agreed that one or more of the members of the Special Committee selected by Parent who has agreed to serve shall be nominated to serve on the Parent Board of Directors on a temporary basis. In the event any member of the Special Committee becomes a member of the Parent Board of Directors pursuant to this Section 5.19, if requested such person shall resign as a director of Parent effective upon the election or appointment of a replacement Independent Director reasonably acceptable to the Special Committee. The parties hereto agree that from and after the Effective Time, the Special Committee shall have no authority under this Agreement except with respect to consideration of the three directors proposed by Parent as provided above in this Section 5.19 and that in connection with the Special Committee's consideration thereof it shall respond to Parent within a reasonable period of time.

     5.20 Employee Benefits. Parent and the Company hereby acknowledge that it is their intent that following the Effective Time the Company will provide its employees with benefits, including with respect to stock options or similar equity incentives, which, in the aggregate, are competitive with those generally offered in the United States retail industry at such time.

     5.21 Delhaize America Dividends. Subject to applicable law, the Company shall pay regular quarterly cash dividends on the Company Common Stock in accordance with past practice, including any internal corporate policies with respect to the timing and amount of any such dividends, from the date hereof until the Effective Time. Notwithstanding the foregoing, the parties hereby agree that the fourth quarter 2000 dividend of the Company on the Class A Common Stock and Class B Common Stock shall be $.1443 and $.1426 respectively, subject to applicable law.

                                   ARTICLE VI

                               CLOSING CONDITIONS

     6.1 Conditions to the Obligations of Each Party. The respective obligations of each party hereto to effect the Share Exchange shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

     (a) each of this Agreement, the Share Exchange, the Stock Dividend and the Charter Amendment shall have been approved by the shareholder votes set forth in
Section 3.7 above, in each case in accordance with the Articles of Incorporation and Bylaws of the Company and the North Carolina Corporation Law;

     (b) the increase in the capital of Parent or the authorization of the Board of Directors of Parent to issue Parent Shares, in each case in an amount sufficient to consummate the Share Exchange shall have been approved by the requisite vote of the Parent shareholders in accordance with the Articles of Association of Parent and Belgian law;

     (c) no statute, rule, regulation, temporary, preliminary or permanent order or injunction shall have been promulgated, enacted, entered, enforced or deemed applicable to the Share Exchange, the Charter Amendment or the Stock Dividend or performance under this Agreement, by any state, federal or foreign government or governmental authority or court or governmental agency of competent jurisdiction and remain in effect that prohibits the consummation of the Share Exchange, the Charter Amendment or the Stock Dividend;

     (d) the Registration Statement shall have become effective and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing;

     (e) each of the Company and Parent shall have obtained such governmental permits, authorizations, consents or approvals required to consummate the transactions contemplated hereby other than those which would not result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively;

     (f) the ADRs issuable to the Public Shareholders pursuant to this Agreement shall have been approved for listing or quotation on either the NYSE or NASDAQ, subject to official notice of issuance;

     (g) the Parent Shares issued pursuant to this Agreement shall have been approved for listing on Euronext Brussels, subject to official notice of issuance and the CBF shall have approved the prospectus for the admission of the same on Euronext Brussels;

     (h) Parent and the Board of Directors of the Company shall have received from Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to Parent, on the Closing Date, a written opinion reasonably satisfactory to Parent and the Special Committee to the effect that for federal income tax purposes (i) the Share Exchange should constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Code and (ii) no gain or loss should be recognized by a shareholder of the Company that exchanges its Company Common Stock for ADRs and/or Parent Shares, except with respect to cash received in lieu of fractional ADRs or Parent Shares. In rendering such opinion, counsel to Parent shall be entitled to rely upon information, representations and assumptions provided by Parent and the Company which shall be reasonably acceptable to counsel for the Special Committee;

     (i) Parent and the Company shall have received from the Internal Revenue Service a private letter ruling addressing certain issues under Section 367(a)(i) of the Code, reasonably satisfactory to Parent and the Special Committee and sufficient to enable Akin, Gump, Strauss, Hauer & Feld, L.L.P. to render the opinion described in Section 6.1(h) above; and

     (j) a Registration Statement on Form F-6 under the Securities Act with respect to the ADRs shall be effective, and no stop order suspending effectiveness of such Registration Statement shall have been issued.

     6.2 Conditions to Obligations of Parent. The obligations of Parent under this Agreement to consummate the Share Exchange are also subject to the satisfaction or waiver, at or prior to the Effective Time, of the following additional conditions:

     (a) the representations and warranties of the Company contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made as of Closing, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of such date, or (ii) as expressly contemplated by this Agreement, and Parent shall have received from the Company's Chief Executive Officer and Chief Financial Officer an officer's certificate to this effect;

     (b) each and all of the covenants and agreements of the Company to be performed and complied with pursuant to this Agreement prior to the Closing shall have been duly performed and complied with in all material respects, and Parent shall have received from the Company's Chief Executive Officer and Chief Financial Officer an officer's certificate to this effect;

     (c) effective demands for payment under Article 13 of the North Carolina Corporation Law shall not have been received by the Company with respect to more than fourteen percent (14%) of the outstanding Public Shares;

     (d) the Charter Amendment shall have been filed with the Secretary of State of the State of North Carolina and shall have become effective and the Stock Dividend shall have been effected, all in accordance with the North Carolina Corporation Law;

     (e) the Parent Repurchase Program shall have been approved by the requisite vote of the Parent shareholders in accordance with the Articles of Association of Parent and Belgian law;

     (f) Parent shall have received from Akin, Gump, Strauss, Hauer & Feld, L.L.P. and Deloitte & Touche, LLP written opinions reasonably satisfactory to Parent regarding the tax treatment of the Share Exchange and the Stock Dividend under Section 897 of the Code; and

     (g) Parent shall have received the letter referred to in Section 5.16(a)above.

     6.3 Conditions to Obligations of Company. The obligation of the Company under this Agreement to consummate the Share Exchange is also subject to the satisfaction or waiver, at or prior to the Effective Time, of the following additional conditions:

     (a) the representations and warranties of Parent contained herein shall be true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) as of the date of this Agreement and as of the Closing with the same effect as though all such representations and warranties had been made as of Closing, except (i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, or (ii) as expressly contemplated by this Agreement, and the Company shall have received from Parent an officer's certificate to this effect;

     (b) each and all of the covenants and agreements of Parent to be performed and complied with pursuant to this Agreement prior to the Closing shall have been duly performed and complied with in all material respects, and the Company shall have received from Parent an officer's certificate to this effect;

     (c) the Company shall have received the letter referred to in Section 5.16(b) above; and

     (d) three Independent Directors consisting of persons who are reasonably acceptable to the Special Committee and/or members of the Special Committee shall have been elected or appointed to the Parent Board of Directors pursuant to Section 5.19 above.

                                  ARTICLE VII

                          TERMINATION AND ABANDONMENT

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company and Parent contemplated herein:

     (a) by mutual written consent of Parent and the Company;

     (b) by either Parent or the Special Committee on behalf of the Company if the Effective Time shall not have occurred on or before September 30, 2001 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

     (c) by either Parent or the Company if any court of competent jurisdiction in the United States or Belgium or other governmental agency or authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Share Exchange, and such order, decree, ruling or other action shall have become final and non-appealable;

     (d) by the Company, at any time, if any of the conditions set forth in
Section 6.3(a) or (b) is not satisfied at such time and (i) such condition is incapable of being satisfied prior to the Termination Date or (ii) Parent is not using commercially reasonable efforts to cure the breach resulting in such condition not being satisfied in as timely a manner as practicable;

     (e) by Parent, at any time, if any of the conditions set forth in Section 6.2(a) or (b) is not satisfied at such time and (i) such condition is incapable of being satisfied prior to the Termination Date or (ii) the Special Committee or the Company is not using commercially reasonable efforts to cure the breach resulting in such condition not being satisfied in as timely a manner as practicable;

     (f) by either the Company or Parent, if the shareholder approvals referred to in Section 5.4 have not been obtained by reason of the failure to obtain the requisite vote upon a vote at a duly held meeting of shareholders or at any adjournment or postponement thereof; or

     (g) by Parent if the Board of Directors of the Company, acting on the recommendation of the Special Committee, (i) shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement, the Share Exchange, the Stock Dividend or the Charter Agreement, (ii) shall have approved or recommended another offer or an agreement to effect a proposal made by a third party (other than an affiliate of Parent) to effect a Company Acquisition Proposal or (iii) shall have resolved to effect any of the foregoing.

     7.2 Procedure and Effect of Termination. Any termination of this Agreement by the Company shall be authorized only if the Company's Board of Directors acts on the recommendation of the Special Committee. In the event of termination of this Agreement by either Parent or the Company pursuant to
Section 7.1, written notice thereof shall forthwith be given to the other party hereto, and this Agreement shall terminate and the Share Exchange shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except as set forth in Section 8.6. Nothing herein shall relieve any party hereto from liability for any breach hereof.

                                  ARTICLE VIII

                                 MISCELLANEOUS

     8.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that (i) after the receipt of the approval of the Company and/or Parent shareholders, as the case may be, pursuant to Section 5.4, no such amendment or modification shall be made that alters the amount or changes the form of the Share Exchange Consideration or otherwise materially and adversely affects the rights of the Public Shareholders hereunder, without the further approval of the holders of at least a majority of the outstanding Class A Common Stock and Class B Common Stock, each voting as a separate class and (ii) the approval of the Special Committee shall be required for any amendment, modification or supplementing of this Agreement, any extension by the Company of the time for the performance of any obligations or other acts of Parent and any waiver of any of the Company's rights under this Agreement.

     8.2 Waiver of Compliance; Consents. Any failure of Parent on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (subject to the approval of the Special Committee as set forth in Section 8.1(ii) above) or Parent, respectively, only by a written instrument, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any determination by the Company as to the existence of any such failure on the part of Parent shall be made by the Special Committee on behalf of the Company. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Section 8.1(ii) above and this Section 8.2.

     8.3 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section
7.1 hereof, as the case may be, except that (i) the agreements set forth in Articles II and VIII and the agreements contained in Article V that contemplate action to be taken following the Effective Time shall survive the Effective Time indefinitely and (ii) the agreements set forth in Section 5.6, Article VIII and
Section 7.2 hereof shall survive the termination of this Agreement indefinitely.

     8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if (i) delivered personally or by overnight courier, (ii) mailed by registered or certified mail, return receipt requested, postage prepaid, or (iii) transmitted by telecopy and the appropriate telecopy confirmation is received, and in each case, addressed to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

     (a) if to Parent:

         Etablissements Delhaize Freres et Cie
         "Le Lion" S.A.
         rue Osseghem 53
         1080 Brussels, Belgium
         Telecopy: 011-32-2-412-2118
         Attention: Chief Executive Officer

         with a required copy to:

         Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         1700 Pacific Avenue, Suite 4100
         Dallas, Texas 75201
         Telecopy: 214-969-4343
         Attention: Michael E. Dillard, P.C.

     (b) if to the Company:

         Delhaize America, Inc.
         2110 Executive Drive
         Salisbury, North Carolina 28145
         Telecopy: 704-637-8803
         Attention: Chief Executive Officer
         with required copies to:

         Special Committee of the Board of Directors of Delhaize America, Inc.
         c/o Wachtell, Lipton, Rosen & Katz
         51 West 52nd Street
         New York, New York 10019
         Telecopy: (212) 403-2000
         Attention: Edward D. Herlihy

         and

         Robinson, Bradshaw & Hinson, P.A.
         101 North Tryon Street
         Suite 1900
         Charlotte, North Carolina 28248
         Telecopy: (704) 378-4000
         Attention: Russell M. Robinson, II

Any notice so addressed shall be deemed to be given (x) three business days after being mailed by first-class, registered or certified mail, return receipt requested, postage prepaid and (y) upon delivery, if transmitted by hand delivery, overnight courier or telecopy.

     8.5 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Except for Sections 2.2 and 5.11 hereof, which are intended to be for the benefit of the holders of Company Options and Restricted Stock, and the indemnified parties identified in such section, respectively, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

     8.6 Expenses. Except as provided in Section 5.14 above, whether or not the Share Exchange is consummated, all costs and expenses incurred in connection with the Share Exchange, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that the allocable share of each of Parent and the Company for all expenses related to printing, filing and mailing the Proxy Statement/Prospectus and all SEC and other regulatory filing fees incurred in connection with the Schedule 13E-3 (to the extent required) and the Registration Statement shall be one-half.

     8.7 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or equity.

     8.8 Governing Law. This Agreement shall be governed by the laws of the State of North Carolina (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     8.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.10 Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof; (ii) the terms "affiliate" and "associate" shall have the meanings set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act; and (iii) the term "subsidiary" of any specified corporation or other entity shall mean any corporation or other entity of which the outstanding securities having ordinary voting power to elect a majority of the board of directors or other governing body are directly or indirectly owned by such specified corporation or other entity.

     8.11 Entire Agreement. This Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and the other schedules and exhibits hereto, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

     8.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     IN WITNESS WHEREOF, Parent and the Company have caused this Agreement to be signed, by their respective duly authorized officers, as of the date first above written.

                                            ETABLISSEMENTS DELHAIZE FRERES
                                            ET CIE "LE LION" S.A.

                                            By: /s/ Pierre-Olivier Beckers
                                              ----------------------------------
                                            Name: Pierre-Olivier Beckers
                                            Title: Chief Executive Officer

                                            By:    /s/ Gui de Vaucleroy
                                              ----------------------------------
                                            Name: Gui de Vaucleroy
                                            Title: Chairman of the Board

                                            DELHAIZE AMERICA, INC.

                                            By:  /s/ R. William McCanless
                                              ----------------------------------
                                            Name: R. William McCanless
                                            Title: President and Chief Executive
                                            Officer

                                                                         ANNEX B

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

November 16, 2000

Special Committee of the
Board of Directors
Delhaize America, Inc.
2110 Executive Drive
Salisbury, NC 28145
Members of the Special Committee of the Board of Directors:

     You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of Public Shares (as defined below) of the Exchange Ratio (as defined below) set forth in the Agreement and Plan of Share Exchange, dated as of November 16, 2000 (the "Agreement"), by and between Etablissements Delhaize Freres et Cie "Le Lion" S.A. ("Parent") and Delhaize America, Inc. (the "Company"). The Agreement provides for, among other things, a share exchange (the "Share Exchange") whereby Parent will acquire all of the outstanding shares of Class A common stock, par value $0.50 per share ("Class A Common Stock"), and Class B common stock, par value $0.50 per share ("Class B Common Stock," and together with the Class A Common Stock, the "Company Common Stock"), of the Company not owned by Parent or its wholly owned subsidiaries (the "Public Shares"), the Company will become a wholly owned subsidiary of Parent and, at the election of the holder thereof, each Public Share will be exchanged for: (i) 0.40 (the "ADR Exchange Ratio") of an American depositary share ("ADS") evidenced by one or more receipts (each an "ADR") and with each ADS representing the right to receive one bearer ordinary voting share, without nominal value, of Parent ("Parent Shares"); or (ii) 0.40 (the "Ordinary Share Exchange Ratio" and, together with the ADR Exchange Ratio, the "Exchange Ratio") of a Parent Share, in each case, subject to adjustment as set forth in the Agreement. The Agreement further contemplates that, prior to the consummation of the Share Exchange, the Company will effect a stock dividend (the "Stock Dividend") whereby the Company will distribute 499 shares of Class A Common Stock in respect of each outstanding share of Company Common Stock and thereupon the Exchange Ratio will be adjusted in accordance with the terms of the Agreement. We are not expressing any opinion or view as to the Stock Dividend.

     In arriving at our opinion, we have reviewed the Agreement, as well as certain publicly available business and financial information relating to the Company and Parent. We also have reviewed certain other information relating to the Company and Parent, including financial forecasts, provided to or discussed with us by the Company and Parent, and have discussed with the managements of the Company and Parent the businesses and prospects of the Company and Parent. We also have considered certain financial and stock market data of the Company and Parent, and we have compared those data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and Parent, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and Parent as to the future financial performance of the Company and Parent and the cost savings and other potential synergies (including the amount, timing and achievability thereof) anticipated to result from the Share Exchange. We also have assumed, with your consent, that the Share Exchange will be treated as a tax-free reorganization for U.S. federal income tax purposes. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or

Special Committee of the
Board of Directors
Delhaize America, Inc.
November 16, 2000

liabilities (contingent or otherwise) of the Company or Parent, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of ADRs or Parent Shares actually will be when issued pursuant to the Share Exchange or the prices at which ADRs or Parent Shares will trade subsequent to the Share Exchange. In connection with our engagement, we were not requested to, and did not, solicit third party indications of interest in the possible acquisition of all or any part of the Company.

     We have acted as financial advisor to the Special Committee of the Board of Directors in connection with the Share Exchange and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Share Exchange. We also will receive a fee for rendering this opinion. In the ordinary course of business, we and our affiliates may actively trade securities of the Company and Parent for our own and such affiliates' accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the information of the Special Committee of the Board of Directors of the Company in connection with its evaluation of the Share Exchange and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Share Exchange including whether or not such stockholder should elect to receive ADRs or Parent Shares.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Public Shares.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                         ANNEX C

                                    PROPOSED
                                   AMENDMENTS
                                     TO THE
                           ARTICLES OF INCORPORATION
                                       OF
                             DELHAIZE AMERICA, INC.

     Article V of the Articles of Incorporation of the Company shall be amended in the following respects:

          (i) The first sentence of the first paragraph of Article V hereby is deleted and the following sentence substituted in its place:

             "The number of shares which the corporation shall have authority to issue is (i) 100,000,000,000 shares of Class A common stock, par value $.50 per share ("Class A common stock"), (ii) 1,500,000,000 shares of Class B common stock, par value $.50 per share ("Class B common stock"), and (iii) 500,000,000 shares of preferred stock, par value $.50 per share ("Preferred Stock")."

          (ii) The last sentence of the first paragraph under the section entitled "Dividends" in Article V of the Articles of Incorporation of the Company shall be amended and restated in its entirety as follows:

             "This requirement with respect to the Superior Dividend shall not apply in the event of a dividend payable in shares of the Corporation."

                                                                         ANNEX D

              CHAPTER 55. NORTH CAROLINA BUSINESS CORPORATION ACT
                         ARTICLE 13. DISSENTERS' RIGHTS

            PART 1. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

SEC. 55-13-01. DEFINITIONS.

     In this Article:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

SEC. 55-13-02. RIGHT TO DISSENT.

     (a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

          (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1),
(2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

          (1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise;

          (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

             a. Cash;

             b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

             c. A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision.

SEC. 55-13-03. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     (b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

          (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2) He does so with respect to all shares of which he is the beneficial shareholder.

             PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

SEC. 55-13-20. NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.

     (b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22.

     (c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action.

SEC. 55-13-21. NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1) Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (2) Must not vote his shares in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article.

SEC. 55-13-22. DISSENTERS' NOTICE.

     (a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is authorized at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

     (b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:

          (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3) Supply a form for demanding payment;

          (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

          (5) Be accompanied by a copy of this Article.

SEC. 55-13-23. DUTY TO DEMAND PAYMENT.

     (a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

     (b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

     (c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article.

SEC. 55-13-24. SHARE RESTRICTIONS.

     (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

     (b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

SEC. 55-13-25. PAYMENT.

     (a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

     (b) The payment shall be accompanied by:

          (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

          (2) An explanation of how the corporation estimated the fair value of the shares;

          (3) An explanation of how the interest was calculated;

          (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and

          (5) A copy of this Article.

SEC. 55-13-26. FAILURE TO TAKE ACTION.

     (a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure.

SEC. 55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S PAYMENT OR FAILURE TO PERFORM.

     (a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

          (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

          (2) The corporation fails to make payment under G.S. 55-13-25; or

          (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

     (b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment.

                     PART 3. JUDICIAL APPRAISAL OF SHARES.

SEC. 55-13-30. COURT ACTION.

     (a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

     (b) [Reserved for future codification purposes.]

     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SEC. 55-13-31. COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

     (b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

          (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

     (c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                         ANNEX E

          FORM OF OPINION OF AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                           , 2001

Etablissements Delhaize Freres et Cie "Le Lion" S.A.
Rue Osseghem 53
1080 Brussels
Belgium

  -AND-

Delhaize America, Inc.
P.O. Box 1330
2110 Executive Drive
Salisbury, North Carolina 28145-1330

     Re: United States Federal Income Tax Consequences of Share-for-Share
Exchange

Ladies and Gentlemen:


     You have requested our opinion as to the likely United States federal income tax consequences of the share-for-share exchange (the "Exchange") between Etablissements Delhaize Freres et Cie "Le Lion" S.A. ("DG"), a Belgian corporation, and the shareholders of Delhaize America, Inc. ("DZA"), a North Carolina corporation, that is the subject of the Agreement and Plan of Share Exchange by and between DG and DZA, dated as of November 16, 2000, as amended (the "Agreement").


I. GENERAL STATEMENTS REGARDING THIS OPINION

     In preparing our opinion, we have examined such documents related to the Exchange as we deemed necessary, including, but not limited to, the Agreement, the SEC Registration Statement on Form F-4 (the "Registration Statement"), and the Amended 2000 Shareholders' Agreement, dated as of September 14, 2000, between DG and DZA, and have assumed that they represent the true, accurate and entire agreement of the parties with respect to the matters described therein; that they have been and will be respected by the parties as such; and that the parties will act in accordance with the form of such documents. Further, we have relied upon your representation that you have reviewed the factual matters and assumptions set forth herein and that such factual matters and assumptions are correct as of the Effective Time (defined below) for purposes of rendering this opinion. In the event that the factual matters and assumptions so relied upon are incorrect, our opinion could change. In rendering the opinion expressed below, we have also relied upon the accuracy and completeness of the documents that we have reviewed. Our opinion is conditioned, among other things, upon the accuracy and completeness of these documents.

     We have assumed that (i) all parties to the Agreement, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Agreement and with the terms of any other such documents, (ii) all facts, information, statements and representations qualified by the knowledge and/or belief of DG and/or DZA will be complete and accurate as of the date and time of the effectiveness of the Exchange (such date and time being the "Effective Time") as though not so qualified, (iii) the Exchange will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Agreement without the waiver or modification of any such terms and conditions except as set forth on Schedule I, and (iv) the Exchange is authorized by and will be effected pursuant to applicable state law. We have also assumed that each DZA shareholder holds the shares of DZA common stock ("DZA Common Stock") to be exchanged in the Exchange as a capital asset.

     We have also considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), regulations promulgated thereunder by the Treasury Department, as amended (the

Etablissements Delhaize Freres et Cie "Le Lion" S.A.
            , 2001
Page  2

"Regulations" or "Reg."), pertinent judicial authorities, rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant. The Code, the Regulations, judicial decisions, administrative interpretations and other authorities are subject to change at any time and, in some circumstances, with retroactive effect; and any such change could affect the opinion stated herein. Our opinion with respect to such tax consequences represents our best judgment as to the likely outcome of the issues discussed if presented to a court of law. Our opinion is not binding on the IRS or a court, thus, no assurance can be given that a court would agree with such opinion.(1)

     This opinion does not address the specific tax consequences that may be relevant to a particular shareholder receiving special treatment under some U.S. federal income tax laws, including: (i) banks; (ii) tax-exempt organizations;
(iii) insurance companies; (iv) dealers in securities or foreign currencies; (v) traders in securities that elect to apply a mark-to-market method of accounting;
(vi) DZA shareholders, if any, who received their DZA Common Stock through the exercise of employee stock options or otherwise as compensation; (vii) DZA shareholders who are not U.S. persons; (viii) DZA shareholders who hold DZA Common Stock as part of a hedge, straddle, constructive sale or conversion transaction; and (ix) persons who own (actually or constructively) 5% or more of either the total voting power or total value of all capital stock of DG or DZA before or immediately after the Exchange. Further, our opinion does not address any consequences arising under the laws of any state, local, or foreign jurisdiction.

II. FACTS AND REPRESENTATIONS(2)

     Our opinion is predicated on the accuracy of the following representations provided to us by DG and DZA. The representations relating to information regarding DG were provided exclusively by DG, and the representations relating to information regarding DZA were provided exclusively by DZA.

     1. Pursuant to the Exchange, all of the DZA Common Stock held by all shareholders other than DG or any person related to DG (as defined in Treasury Regulation section 1.368-1(e)) will be exchanged at the Effective Time solely for voting stock of DG ("DG Voting Stock"),(3) except with respect to any dissenting shareholders of DZA and with respect to shareholders receiving cash in lieu of fractional shares of DG Voting Stock.

     2. The fair market value of the DG Voting Stock received by each DZA shareholder will be approximately equal to the fair market value of its DZA Common Stock, as determined by arm's-length negotiations between DG and DZA.

     3. Except for changes resulting from the stock dividend of 499 shares of Class A DZA Common Stock with respect to each outstanding share of Class A DZA Common Stock and each outstanding share of Class B DZA Common Stock that will occur immediately prior to the Effective Time (the "Stock Dividend"), DZA Common Stock will continue to be outstanding in a form substantially identical to the form of such stock immediately prior to the Exchange.

     4. Except for incidental purchases in the open market of DG Voting Stock from former DZA shareholders as a result of the Repurchase Plan (defined below), or any subsequent repurchase plan,

---------------

1Except with respect to certain issues related to Section 367(a) of the Code, no ruling from the IRS regarding the U.S. federal income tax consequences of the Exchange has been or will be sought from the IRS.

2The representations contained herein are subject to further review and may be revised.

3References to DG Voting Stock contained herein include DG ADRs to the extent applicable.

Etablissements Delhaize Freres et Cie "Le Lion" S.A.
            , 2001
Page  3

neither DG nor any person related to DG (as defined in Treasury Regulation section 1.368-1(e)) will redeem, repurchase or otherwise reacquire any of the DG Voting Stock issued in the Exchange.

     5. On September 7, 2000, DG announced that its board of directors (the "DG Board") would request shareholder approval of a proposal that would authorize the DG Board to buy back shares of DG Voting Stock up to the legal maximum amount to prevent dilution of DG Voting Stock and to support the trading price of DG Voting Stock (the "Repurchase Plan"). Although the intention to repurchase shares of DG Voting Stock under the Repurchase Plan was announced prior to the Exchange, the terms of the Repurchase Plan did not result from negotiations between the DZA shareholders and DG or between DZA and DG.

     6. Pursuant to the Repurchase Plan, and consistent with past practices, DG will repurchase shares of DG Voting Stock only in the public market, through a broker, at the prevailing market prices. DG is not obligated to repurchase any DG Voting Stock, and has no obligation to repurchase any DG Voting Stock issued in the Exchange. Further, DG has no plan or intention to repurchase through the Repurchase Plan any DG Voting Stock issued in the Exchange.

     7. There is no understanding between any or all of the DZA shareholders and DG that their ownership of DG Voting Stock will be transitory. To the best knowledge of DG, the Repurchase Plan does not represent an inducement to any DZA shareholders to approve the consummation of the Exchange. To the best knowledge of DG, there is no plan or intention on the part of the DZA shareholders to effect the redemption of any DG Voting Stock issued in the Exchange.

     8. Except for various open market cash purchases between April 8, 1999 and June 15, 2000 (the "Cash Purchases"), DG has not acquired any DZA Common Stock since 1980.

     9. Each of the Cash Purchases was made pursuant to one of several stock purchase programs authorized by the DG Board, and the authorization of each such stock purchase program by the DG Board was motivated solely by substantial business purposes that were totally independent, separate and unrelated to any potential acquisition of DZA Common Stock that would increase DG's ownership interest in DZA to greater than 60 percent of the DZA Common Stock by vote or value on a fully diluted basis (a "Significant Stock Acquisition Transaction").

     10. DG did not intend or reasonably expect that any or all of the Cash Purchases would facilitate, prelude, condition the public markets for, or otherwise effect or influence in any way, a Significant Stock Acquisition Transaction. Further, DG did not believe at the time of any or all of the Cash Purchases that DG would engage ultimately in any Significant Stock Acquisition Transaction.

     11. DG did not conduct a formal study of the feasibility of any Significant Stock Acquisition Transaction on or before June 15, 2000.

     12. On June 23, 2000, for substantial business reasons, the DG Board authorized a formal study of the feasibility of a Significant Stock Acquisition Transaction with respect to DZA, and following the completion of a formal comprehensive study, the DG Board authorized DG to effect a Significant Stock Acquisition Transaction with respect to DZA on September 6, 2000.

     13. DG was at no time prior to November 16, 2000 under any binding commitment or legal agreement to effect any Significant Stock Acquisition Transaction.

     14. Each and every representation in the "Officers' Certificate" provided to us by DG and DZA in connection with the Exchange is true, correct, and complete in all material respects and will be true, correct and complete in all material respects at the Effective Time.

Etablissements Delhaize Freres et Cie "Le Lion" S.A.
            , 2001
Page  4

     15. Neither DG nor any person related to DG (as defined in Treasury Regulation section 1.368-1(e)) had a plan or intention to purchase DZA Common Stock prior to the Effective Time. Except for the Stock Dividend, DG is not aware of any extraordinary distribution with respect to DZA Common Stock that has occurred or is intended to occur in connection with the Exchange, and DG will not cause an extraordinary distribution with respect to DZA Common Stock to occur in connection with the Exchange.

     16. Following the Exchange, DG or a member of its qualified group of corporations (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)), will continue the historic business of DZA or use a significant portion (at least
33 1/3 percent) of DZA's historic business assets in a business. For purposes of this determination, DG and any member of its qualified group of corporations (as defined in Treasury Regulation Section 1.368-1(d)(4)(ii)): (i) shall be deemed to own that portion of the assets of a partnership reflecting their interest therein, and (ii) shall be treated as conducting the business of a partnership of which they are members, provided that they own in the aggregate significant (at least 33 1/3 percent) interests in such partnership.

     17. DG will bear its own expenses, if any, incurred in connection with the Exchange and will not, directly or indirectly, bear the expenses, if any, incurred in connection with the Exchange with respect to DZA or any shareholder of DZA or any other amount that would cause the Exchange to not qualify as a reorganization under Section 368(a)(1)(B).

     18. DZA has no plan or intention to issue, nor does DG have any plan or intention to cause DZA to issue, any additional shares that will cause DG to lose "control" of DZA within the meaning of Section 368(c).

     19. Except for transfers described in Section 368(a)(2)(C) and Treasury Regulation Section 1.368-2(k)(1), DG has no plan or intention to: (i) liquidate DZA; (ii) merge DZA with and into another corporation, including DG; (iii) sell, distribute or otherwise dispose of the DZA Common Stock acquired in the Exchange; or (iv) cause DZA to sell or otherwise dispose of any of its assets, except for dispositions in the ordinary course of business or for payment of expenses incurred by DZA pursuant to the Exchange.

     20. There is no inter-corporate indebtedness existing between DG (or any DG subsidiary) and DZA (or any DZA subsidiary). None of the DZA Common Stock transferred to DG will be subject to any liabilities.

     21. Any debt, liability or other obligation of DZA arising as a result of the Exchange shall be satisfied from assets of DZA available to satisfy such debt, liability or other obligation of DZA at the Effective Time.

     22. Although DZA may incur borrowings from DG or a person related to DG (as defined in Treasury Regulation section 1.368-1(e)) following the Exchange, the proceeds of such borrowing will not be used to satisfy any debts, liability or other obligation arising as a result of the Exchange. Neither DG (or any DG subsidiary) nor DZA (or any DZA subsidiary) have current plans for such a borrowing and, in any event, will not enter into such a borrowing for a six month period following the Exchange.

     23. The liabilities of DZA (or any DZA subsidiary) were not incurred by DZA in anticipation of the Exchange, except for liabilities (i) the proceeds of which are used to refinance indebtedness of DZA that was not incurred in anticipation of the Exchange and that existed immediately prior to the Exchange and (ii) the aggregate amount of which does not exceed the aggregate amount of such existing indebtedness.

     24. Except with respect to (i) payments of cash to DZA shareholders in lieu of fractional shares of DG Voting Stock, and (ii) payments of cash to any dissenting shareholder of DZA Common Stock, the only consideration that will be received by DZA shareholders is DG Voting Stock.

Etablissements Delhaize Freres et Cie "Le Lion" S.A.
            , 2001
Page  5

     25. Immediately following the Exchange, DZA will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could have any right to acquire stock in DZA.

     26. Neither DG nor DZA is an "investment company" as defined in Section 368(a)(2)(F)(iii) and (iv).

     27. The payment of cash, if any, in lieu of fractional shares of DG Voting Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to DG of issuing fractional shares, and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the transaction to DZA shareholders in lieu of the issuance of fractional shares of DG Voting Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to DZA shareholders in exchange for their shares of DZA Common Stock. The fractional share interests of each DZA shareholder will be aggregated, and no DZA shareholder will receive cash in an amount greater than the fair market value of one full share of DG Voting Stock.

     28. Cash paid to dissenting shareholders of DZA Common Stock will represent not more than 14 percent of the aggregate fair market value of the outstanding DZA Common Stock held by shareholders other than DG or any person related to DG (as defined in Treasury Regulation section 1.368-1(e)) immediately prior to the Exchange.

     29. In no case will DG or any person related to DG (as defined in Treasury Regulation section 1.368-1(e)) make any contributions to DZA to replenish funds used to pay dissenting shareholders of DZA Common Stock, or otherwise reimburse DZA for any payments made to such dissenting shareholders of DZA Common Stock.

     30. DG will not make any cash payment, directly or indirectly, to any of the dissenting shareholders of DZA.

     31. DG has not and will not guarantee, directly or indirectly, any loans obtained by DZA for the purpose of redeeming its dissenting shareholders. Furthermore, DG will not guarantee any indebtedness of DZA until the later of the date six months following the Exchange and the date payment has been made to dissenting Shareholders.

     32. At the Effective Time, the fair market value of the assets of DZA will exceed the sum of its liabilities and the liabilities, if any, to which the assets are subject.

     33. None of the compensation received by any shareholder-employees of DZA will be separate consideration for, or allocable to, any of their shares of DZA Common Stock. None of the DG Voting Stock received as consideration for the Exchange by any shareholder-employees of DZA will be separate consideration for, or allocable to, any employment agreement. The compensation paid to any shareholder-employees of DZA will be for services actually rendered by such shareholder-employees and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

     34. The DG Voting Stock received in the Exchange by the DZA shareholders in exchange for their DZA Common Stock will represent not more than 50 percent of the total voting power or total value of all shares of DG Voting Stock outstanding immediately after the Exchange.

     35. No more than 50 percent of the total voting power and no more than 50 percent of the total value of all shares of DG outstanding immediately after the Exchange will be owned, in the aggregate and taking into account the rules set forth in Treasury Regulation Section 1.367(a)-3(c)(4), by U.S. persons that are either officers or directors of DZA or that are five-percent shareholders of DZA (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(iii)).

Etablissements Delhaize Freres et Cie "Le Lion" S.A.
            , 2001
Page  6

     36. No warrants, options or similar interest in DG were issued or, to the knowledge of DG, acquired with the principal purpose of avoiding the general rule contained in Section 367(a)(1) of the Code.

     37. DG will cause DZA to comply with the reporting requirements set forth in Treasury Regulation Section 1.367(a)-3(c)(6).

     38. DG or one or more of its qualified subsidiaries or qualified partnerships (as defined in Treasury Regulations Sections 1.367(a)-3(c)(5)(vii) or (viii)), has been engaged in the active conduct of a trade or business (within the meaning of Treasury Regulation Section 1.367(a)-3(c)(3)) outside the United States (the "DG Business") throughout the 36-month period ending at the Effective Time. DG has no plan or intention to substantially dispose of or discontinue (including by way of disposal) the active conduct of the DG Business after the Exchange.

     39. On November 9, 2000, DG and DZA submitted an official request for a ruling from the IRS that, under Treasury Regulation section 1.367(a)-3(c)(9), there will be substantial compliance with the active trade or business test notwithstanding that DG's fair market value may not be equal to or greater than the fair market value of DZA at the Effective Time (the "Ruling Request").

     40. All of the facts and representations made in the Ruling Request are true, correct, and complete in all material respects and will be true, correct and complete in all material respects at the Effective Time.

     41. On February 27, 2001, in response to the Ruling Request, the IRS issued a private letter ruling to DG and DZA that, under Treasury Regulation section 1.367(a)-3(c)(9), the Exchange will be in substantial compliance with the active trade or business test as set forth in Treasury Regulation section 1.367(a)-3(c)(3).

     42. The Exchange is being undertaken for purposes of enhancing the business of DG and for other good and valid substantial business purposes of DG.

     43. The Agreement, the Registration Statement and the other documents described in the Registration Statement represent the entire understanding of DG with respect to the Exchange.

III. THRESHOLD OPINION

     Based upon and subject to the foregoing, we are of the opinion that the Exchange should qualify as a "reorganization" within the meaning of section 368(a)(1)(B) of the Code.

     In general, two statutory requirements and several common law standards must be satisfied in order for the Exchange to qualify as a tax-free reorganization under section 368(a)(1)(B) of the Code (a "B Reorganization"). Except for the "solely for voting stock requirement" (defined below), all other requirements of a B Reorganization will clearly be satisfied in the Exchange. The Cash Purchases create some doubt as to whether the shareholders of DZA will receive solely voting stock of DG in exchange for their shares of DZA Common Stock (the "Solely For Voting Stock Requirement"). In that regard, the IRS could assert that the Cash Purchases should be integrated with the subsequent Exchange when evaluating whether the Exchange satisfies the Solely For Voting Stock Requirement. In the event that such transactions are found to be integrated, the Exchange generally would not qualify as a valid B Reorganization, since the Solely For Voting Stock Requirement would not be satisfied.

     Based on our view of current law, the common law step transaction doctrine (the "Step Transaction Doctrine") should govern whether the Cash Purchases and the Exchange should be integrated for purposes of the Solely For Voting Stock Requirement. The analysis of the Cash Purchases and the Exchange under the Step Transaction Doctrine indicates that DG's Cash Purchases should not be integrated with the Exchange. Under the Step Transaction Doctrine, courts generally apply one or more of three tests to determine whether two or more distinct transactions should be integrated for tax purposes. In the instant

Etablissements Delhaize Freres et Cie "Le Lion" S.A.
            , 2001
Page  7

case, the analysis of the Cash Purchases and the Exchange under each of the three Step Transaction Doctrine tests reveals that the Cash Purchases should not be integrated with the subsequent Exchange.(4)

     Under the "Binding Commitment Test," transactions will be integrated if they are effected pursuant to a legally binding commitment or pre-existing understanding between the parties. In that regard, you have represented to us, and we have assumed, that DG was at no time prior to November 16, 2000 under any binding commitment or legal agreement to effect any Significant Stock Acquisition Transaction. Based upon that particular representation, as well as the rest of the series of representations concerning the history of the Cash Purchases and the plan for the Exchange, the Cash Purchases and the Exchange should not be integrated under the Binding Commitment Test.

     Under the "Interdependence Test," transactions will be integrated if they are so interdependent that one step would be fruitless to a party without the completion of the subsequent step. In that regard, you have represented to us, and we have assumed, that DG did not intend or reasonably expect that any or all of the Cash Purchases would facilitate, prelude, condition the public markets for, or otherwise effect or influence in any way a Significant Stock Acquisition Transaction. Further, you have represented to us, and we have assumed, that DG did not believe at the time of any or all of the Cash Purchases that DG would engage ultimately in any Significant Stock Acquisition Transaction. Based upon those particular representations, as well as the rest of the series of representations Concerning the history of the Cash Purchases and the plan for the Exchange, the Cash Purchases and the Exchange should not be integrated under the Interdependence Test.

     Under the "End Result Test," transactions will be integrated if they are prearranged parts of a single transaction intended to reach a particular result. Based on the series of representations you have provided to us concerning the history of the Cash Purchases and the plan for the Exchange, the Cash Purchases and the Exchange should not be integrated under the End Result Test.

     Based on the above analysis regarding the application of the Step Transaction Doctrine to the Cash Purchases and the Exchange, we believe that the Exchange should satisfy the Solely For Voting Stock Requirement. We also believe that all other requirements necessary for the Exchange to qualify as a B Reorganization will be satisfied. Accordingly, the Exchange should qualify as a B Reorganization.

IV. FURTHER OPINIONS

     Based upon and subject to the foregoing, and assuming that the Exchange qualifies as a "reorganization" within the meaning of Section 368(a)(1)(B) of the Code, we are of the opinion that:

     1. No gain or loss will be recognized by the shareholders of DZA who exchange their DZA Common Stock solely for DG Voting Stock (except with respect to cash received instead of a fractional share of DG Voting Stock);

     2. The tax basis of the DG Voting Stock received by a DZA shareholder who exchanges all of its DZA Common Stock for DG Voting Stock in the Exchange will be equal to the tax basis of the DZA

---------------

4Although precise legal standards do not exist in this area, some indication exists that the IRS may take the position (presumably based on an expanded interpretation of the traditional step transaction doctrine or an entirely new legal theory of integration) that cash purchases of stock within a 12 month period (and perhaps beyond) of a purported B Reorganization are not separable from a purported B Reorganization (i.e., they should be integrated) regardless of the intent of the acquiror, and the legal relationship or interdependence among the relevant transactions. We do not believe that there is any existing law to support such a position. However, it is possible that a court could choose to expand existing integration doctrines (or create a new integration standard) in ruling on the facts in the instant case.

Etablissements Delhaize Freres et Cie "Le Lion" S.A.
            , 2001
Page  8

Common Stock surrendered in the Exchange (reduced by any amount of basis allocable to a fractional share of DG Voting Stock for which cash is received);

     3. The holding period of the DG Voting Stock received by a former shareholder of DZA will include the holding period of shares of DZA Common Stock surrendered in the Exchange; and

     4. A holder of DZA Common Stock who receives a cash payment instead of a fractional share of DG Voting Stock generally will recognize capital gain or loss. Any such capital gain or loss will be equal to the difference between the cash amount received and the portion of the holder's adjusted basis in shares of DZA Common Stock allocable to the fractional share, and such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the DZA Common Stock is more than one year at the Effective Time.

     The foregoing opinions represent our best legal judgment on the issues discussed and are subject to the limitations discussed herein, including changes in law or inaccuracy of any factual matter relied on herein. This opinion is directed solely to DG and DZA and may not be relied upon by any other party.

                                        Very truly yours,

                                        AKIN, GUMP, STRAUSS, HAUER & FELD,
                                        L.L.P.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under Belgian law, the directors of a company may be liable for damages to the company in case of improper performance of their duties. The directors may be liable to Delhaize Group and to third parties for infringement of the articles of association or Belgian company law. Under certain circumstances, directors may be criminally liable. Delhaize Group maintains liability insurance for the benefit of its directors and executive officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          *2.1           -- Agreement and Plan of Share Exchange dated as of November
                            16, 2000 by and between Delhaize Group and Delhaize
                            America, as amended (attached as Annex A to the proxy
                            statement/prospectus included in this registration
                            statement)
          *3.1           -- Articles of Association of Delhaize Group (English
                            translation)
          *4.1           -- Form of Deposit Agreement among Delhaize Group, The Bank of New York and all holders from time to time of Delhaize
                            Group ADRs
          *5.1           -- Opinion of Stibbe regarding validity of the Delhaize
                            Group ordinary shares being issued
          *5.2           -- Opinion of Schell Bray Aycock Abel & Livingston P.L.L.C.
                            regarding validity of exchange agency appointment
          *8.1           -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            regarding tax matters (attached as Annex E to the proxy
                            statement/prospectus included in this registration
                            statement)
        **10.1           -- 2000 Shareholders Agreement dated as of March 27, 2000
                            among Delhaize Group, Delhaize America and Delhaize The
                            Lion America, Inc.
         *10.2           -- Fiscal Agency Agreement dated May 18, 1999 between
                            Delhaize Group, as issuer, Banque Bruxelles Lambert S.A.,
                            as fiscal agent, and Banque Bruxelles Lambert S.A. and
                            Banque Generale du Luxembourg S.A., as paying agents
         *10.3           -- Credit Agreement dated October 25, 1999 among Delhaize
                            Group, Delhaize Le Lion Coordination Center and Generale
                            de Banque
         *10.4           -- Revolving Credit Agreement dated November 4, 1999 among
                            Delhaize Group, Delhaize Le Lion Coordination Center and
                            Fortis Banque
         *10.5           -- Fiscal Agency Agreement dated February 13, 2001 between
                            Delhaize "The Lion" Nederland B.V., as issuer, Delhaize
                            Group, as guarantor, Fortis Bank nv-sa, as fiscal agent,
                            and Banque Generale du Luxembourg S.A. and Fortis Bank
                            nv-sa, as paying agents
         *10.6           -- Amendment No. 1 to the 2000 Shareholders Agreement dated as of September 14, 2000 among Delhaize Group, Delhaize
                            America and Delhaize The Lion America, Inc.
         *21.1           -- Subsidiaries of Delhaize Group
          23.1           -- Consent of Deloitte & Touche Reviseurs d'Entreprises SC
                            sfd SCRL
          23.2           -- Consent of PricewaterhouseCoopers LLP
         *23.3           -- Consent of Stibbe (included in Exhibit 5.1)

        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
         *23.4           -- Consent of Schell Bray Aycock Abel & Livingston P.L.L.C.
                            (included in Exhibit 5.2)
         *23.5           -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (included in Exhibit 8.1)
         *99.1           -- Consent of Credit Suisse First Boston Corporation
         *99.2           -- Consent of Hugh G. Farrington
         *99.3           -- Consent of William G. Ferguson
         *99.4           -- Consent of Richard Goblet d'Alviella
         *99.5           -- Consent of Robert J. Murray


---------------


 *Incorporated by reference herein to the Delhaize Group registration statement on Form F-4 (File No. 333-13302) filed with the SEC on March 23, 2001.



**Incorporated by reference herein to Exhibit 10.A of Delhaize America's
  Quarterly Report on Form 10-Q filed with the SEC on August 1, 2000.


ITEM 22. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (17 C.F.R. sec. 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F(17
C.F.R. sec. 249.220f) at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by
Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form
F-3(17 C.F.R. sec. 239.33), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or 17 C.F.R. sec. 210.3-19 if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3;

     (5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (6) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (7) That every prospectus: (i) that is filed pursuant to paragraph (6) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (8) (i) To respond to requests for information that is incorporated by reference into this Joint Proxy Statement/Prospectus pursuant to items 4, 10(b), 11 or 13 of Form F-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide a facility in the U.S. for the purpose of responding to such requests. In responding to requests under paragraph 8(i), the registrant will include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

     (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-4 and has duly caused this amendment no. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brussels, Kingdom of Belgium, on April 13, 2001.


                                            ETABLISSEMENTS DELHAIZE FRERES ET
                                            CIE "LE LION" S.A.


                                            By: /s/ PIERRE-OLIVIER BECKERS

                                              ----------------------------------
                                                    Pierre-Olivier Beckers
                                                President and Chief Executive
                                                            Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment no. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 13, 2001.



                      SIGNATURE                                              TITLE
                      ---------                                              -----

                          *                              Chairman of the Board
-----------------------------------------------------
                  Gui de Vaucleroy

             /s/ PIERRE-OLIVIER BECKERS                  President and Chief Executive Officer,
-----------------------------------------------------      Director (Principal Executive Officer)
               Pierre-Olivier Beckers

                          *                              Chief Financial Officer (Principal Financial
-----------------------------------------------------      and Accounting Officer)
          Jean-Claude Coppieters 't Wallant

                          *                              (Authorized Representative in the United
-----------------------------------------------------      States)
                R. William McCanless

                          *                              Director
-----------------------------------------------------
                     Roger Boin

                          *                              Director
-----------------------------------------------------
                  Raymond-Max Boon

                          *                              Director
-----------------------------------------------------
           Baron de Cooman d'Herlinckhove

                          *                              Director
-----------------------------------------------------
                   Marcel Degroof

                          *                              Director
-----------------------------------------------------
                  Jacques Le Clercq

                      SIGNATURE                                              TITLE
                      ---------                                              -----

                          *                              Director
-----------------------------------------------------
                    Didier Smits

                          *                              Director
-----------------------------------------------------
                 Philippe Stroobant

                          *                              Director
-----------------------------------------------------
                     Frans Vreys

*By:        /s/ PIERRE-OLIVIER BECKERS
   -----------------------------------------------
               Pierre-Olivier Beckers
                  Attorney-in-fact

                                 EXHIBIT INDEX


        EXHIBIT
          NO.                                    DESCRIPTION
        -------                                  -----------
          *2.1           -- Agreement and Plan of Share Exchange dated as of November
                            16, 2000 by and between Delhaize Group and Delhaize
                            America, as amended (attached as Annex A to the proxy
                            statement/prospectus included in this registration
                            statement)
          *3.1           -- Articles of Association of Delhaize Group (English
                            translation)
          *4.1           -- Form of Deposit Agreement among Delhaize Group, The Bank of New York and all holders from time to time of Delhaize
                            Group ADRs
          *5.1           -- Opinion of Stibbe regarding validity of the Delhaize
                            Group ordinary shares being issued
          *5.2           -- Opinion of Schell Bray Aycock Abel & Livingston P.L.L.C.
                            regarding validity of exchange agency appointment
          *8.1           -- Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            regarding tax matters (attached as Annex E to the proxy
                            statement/prospectus included in this registration
                            statement)
        **10.1           -- 2000 Shareholders Agreement dated as of March 27, 2000
                            among Delhaize Group, Delhaize America and Delhaize The
                            Lion America, Inc.
         *10.2           -- Fiscal Agency Agreement dated May 18, 1999 between
                            Delhaize Group, as issuer, Banque Bruxelles Lambert S.A.,
                            as fiscal agent, and Banque Bruxelles Lambert S.A. and
                            Banque Generale du Luxembourg S.A., as paying agents
         *10.3           -- Credit Agreement dated October 25, 1999 among Delhaize
                            Group, Delhaize Le Lion Coordination Center and Generale
                            de Banque
         *10.4           -- Revolving Credit Agreement dated November 4, 1999 among
                            Delhaize Group, Delhaize Le Lion Coordination Center and
                            Fortis Banque
         *10.5           -- Fiscal Agency Agreement dated February 13, 2001 between
                            Delhaize "The Lion" Nederland B.V., as issuer, Delhaize
                            Group, as guarantor, Fortis Bank nv-sa, as fiscal agent,
                            and Banque Generale du Luxembourg S.A. and Fortis Bank
                            nv-sa, as paying agents
         *10.6           -- Amendment No. 1 to the 2000 Shareholders Agreement dated as of September 14, 2000 among Delhaize Group, Delhaize
                            America and Delhaize The Lion America, Inc.
         *21.1           -- Subsidiaries of Delhaize Group
          23.1           -- Consent of Deloitte & Touche Reviseurs d'Entreprises SC
                            sfd SCRL
          23.2           -- Consent of PricewaterhouseCoopers LLP
         *23.3           -- Consent of Stibbe (included in Exhibit 5.1)
         *23.4           -- Consent of Schell Bray Aycock Abel & Livingston P.L.L.C.
                            regarding validity of exchange agency appointment
                            (included in Exhibit 5.2)
         *23.5           -- Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            (included in Exhibit 8.1)
         *99.1           -- Consent of Credit Suisse First Boston Corporation
         *99.2           -- Consent of Hugh G. Farrington
         *99.3           -- Consent of William G. Ferguson
         *99.4           -- Consent of Richard Goblet d'Alviella
         *99.5           -- Consent of Robert J. Murray

---------------


 *Incorporated by reference herein to the Delhaize Group registration statement on Form F-4 (File No. 333-13302) filed with the SEC on March 23, 2001.



**Incorporated by reference herein to Exhibit 10.A of Delhaize America's
  Quarterly Report on Form 10-Q filed with the SEC on August 1, 2000.